Exhibit 10.2

CONFORMED COMPOSITE VERSION

$495,000,000 Prepetition Credit Facility
$80,000,000 Senior Secured Superpriority Debtor-In-Possession Credit Facility
$80,000,000 Senior Secured Superpriority Roll-Up Credit Facility

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
(as Amended by Amendment No. 1 and as further amended by Amendment No.  2 to the Second Amended and Restated Credit Agreement)

Dated as of May 12, 2009
among
HLI Operating Company, Inc.
as U.S. Borrower under the Prepetition Facilities
and
U.S. Borrower under the DIP Facilities
Hayes Lemmerz Finance LLC - Luxembourg S.C.A.
as Luxembourg Borrower under the Prepetition Facilities
 and
Luxembourg Borrower under the DIP Facilities
and
Hayes Lemmerz International, Inc.
as Holdings
and
The Domestic Subsidiaries of Holdings Party Hereto
as Debtors
and
The Lenders and Issuers Party Hereto
and
Citicorp North America, Inc.
as Prepetition Administrative Agent
and
Deutsche Bank AG New York Branch
as DIP Administrative Agent and

Deutsche Bank Securities inc.
as Prepetition Syndication Agent
and
Citicorp North America, inc.
as Prepetition Documentation Agent
and
Citigroup Global Markets Inc.                            Deutsche Bank Securities Inc.
as Joint Book-Running Lead Managers and Joint Lead Arrangers for the Prepetition Facilities

CONFORMED COMPOSITE VERSION

and
Deutsche Bank Securities Inc. and General Electric Capital Corporation
as Joint Book-Running Lead Managers, Joint Lead Arrangers and Syndication Agents for the DIP Facilities

CONFORMED COMPOSITE VERSION

i

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(Continued)

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(Continued)

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(Continued)

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(Continued)

v

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(Continued)

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(Continued)

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Schedules

Schedule I	-	Commitments
PART A: Prepetition Loans
PART B: DIP Loans
PART C: Roll-Up Entitlements
Schedule II	-	Applicable Lending Offices and Addresses for Notices
PART A: Prepetition Lenders
PART B: DIP Lenders
Schedule III	-	Mandatory Costs
Schedule IV	-	Specified Asset Sales
Schedule V	-	Dormant Subsidiaries
Schedule 2.4	-	Existing Letters of Credit
Schedule 3.1(a)(vii)	-	Local Counsel – Prepetition Loans
Schedule 3.1(a)(x)	-	Foreign Constituent Documents – Prepetition Loans
Schedule 3.1(j)	-	Intercompany Loan Parties – Prepetition Loans
Schedule 4.2	-	Consents
Schedule 4.2A	-	Consents – DIP Effective Date
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.3A	-	Ownership of Subsidiaries – DIP Effective Date
Schedule 4.7	-	Litigation
Schedule 4.7A	-	Litigation – DIP Effective Date
Schedule 4.8	-	Taxes
Schedule 4.8A	-	Taxes – DIP Effective Date
Schedule 4.15	-	Labor Matters
Schedule 4.15A	-	Labor Matters – DIP Effective Date
Schedule 4.16(a)	-	List of Plans
Schedule 4.16A(a)	-	List of Plans – DIP Effective Date
Schedule 4.17		Environmental Matters
Schedule 7.13(a)	-	Post-Closing Covenants – Short Term
Schedule 7.13(b)	-	Post-Closing Covenants – Long Term
Schedule 7.13(c)	-	Post-Closing Covenants – Amendment No. 1
Schedule 8.1	-	Existing Indebtedness
Schedule 8.1A	-	Existing Indebtedness – DIP Effective Date
Schedule 8.1A(l)	-	Existing Hedging – DIP Effective Date
Schedule 8.2	-	Existing Liens
Schedule 8.2A	-	Existing Liens – DIP Effective Date
Schedule 8.3(a)	-	Existing Investments
Schedule 8.3A(a)	-	Existing Investments – DIP Effective Date
Schedule 8.3(f)	-	Conditions Precedent to Intercompany Loans
Schedule 8.3A(f)	-	Conditions Precedent to Intercompany Loans – DIP Effective Date
Schedule 8.4A(k)	-	Permitted Post-Petition Non-Wheel Business Sales
Schedule 8.4.A(l)	-	Permitted Post-Petition Asset Sales
Schedule 8.10	-	Negative Pledges

CONFORMED COMPOSITE VERSION
Schedules (Continued)

Schedule 8.10A	-	Negative Pledges – DIP Effective Date

CONFORMED COMPOSITE VERSION

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Loan Note
Exhibit B-3	-	Form of New Money DIP Term Loan Note
Exhibit B-4	-	Form of Roll-Up Loan Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit C-2	-	Form of New Money Term Loan Borrowing Notice
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
PART A: Prepetition Loans
PART B: DIP Loans
Exhibit H-1	-	Form of Guaranty
Exhibit H-2	-	Form of DIP Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit J	-	Form of Responsible Officer’s Certificate
Exhibit K	-	2007 Corporate Restructuring
Exhibit L	-	Form of 13-Week Budget
Exhibit M	-	Plan Term Sheet
Exhibit N	-	Form of DIP Depositary Agreement

x

CONFORMED COMPOSITE VERSION

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 30, 2007, among HLI Operating Company, Inc., a Delaware corporation (“U.S. Borrower”), Hayes Lemmerz Finance Llc - Luxembourg S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg Borrower”), Hayes Lemmerz International, Inc., a Delaware corporation (“Holdings”), the Lenders and Issuers (in each case as defined therein) party thereto, Citicorp North America, Inc. (“CNAI”), as administrative agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties under the other Prepetition Loan Documents, the “Prepetition Administrative Agent”), Deutsche Bank Securities Inc., as Syndication Agent for the Prepetition Facilities (“Prepetition Syndication Agent”), CNAI, as Documentation Agent for the Prepetition Facilities (“Prepetition Documentation Agent”), and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Book-Running Lead Managers and Joint Lead Arrangers for the Prepetition Facilities (“Original Credit Agreement”), as amended by Amendment No. 1, dated as of January 30, 2009, among the Borrowers, Holdings and the Prepetition Administrative Agent on behalf of each Lender executing a Lender Consent (as defined therein) (“Amendment No. 1”, and the Original Credit Agreement as amended by Amendment No. 1, the “Existing Credit Agreement” ), as further amended by Amendment No. 2, dated as of May 12, 2009, among the Borrowers, Holdings, each Lender (as defined in the Existing Credit Agreement referred to therein) party thereto, each DIP Lender (as defined therein), Deutsche Bank AG New York Branch, as administrative agent for the DIP Lenders (“DIP Administrative Agent”) and Deutsche Bank Securities Inc. and General Electric Capital Corporation, as Joint Book-Running Lead Managers, Joint Lead Arrangers and Syndication Agents with respect to the DIP Facility referred to therein (“DIP Lead Arrangers”) and Deutsche Bank Securities Inc., as Documentation Agent with respect to the DIP Facility referred to therein (“DIP Documentation Agent”) (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

W i t n e s s e t h:

Whereas, on May 11, 2009 (the “Petition Date”), Holdings, the Parent, the Borrowers and each other Domestic Subsidiary (together, the “Initial Debtors”) each filed a voluntary petition for relief (collectively, the “Initial Cases”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

Whereas, the Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code; and

Whereas, the Borrowers, Holdings, the Prepetition Lenders (as defined below) and Issuers (as defined below) party thereto from time to time, the Prepetition Administrative Agent, the Prepetition Syndication Agent, the Prepetition Documentation Agent, and the Prepetition Lead Arrangers are parties to Existing Credit Agreement; and

CONFORMED COMPOSITE VERSION

Whereas, the Existing Credit Agreement made available to the Borrowers (a) a revolving credit facility in Euros and Dollars in the aggregate principal amount of up to the Dollar Equivalent of $125,000,000, (b) a term loan facility made available to the Luxembourg Borrower in Euros, in an aggregate principal amount of up to €260,000,000 and (c) a synthetic letter of credit facility made available to the Borrowers in an amount of up to €15,000,000; and

Whereas, as of the date hereof, (i) amounts have been made available to Borrowers under the Existing Credit Agreement and €254,800,000 of  Term Loans and $125,000,000 of Revolving Loans are outstanding, (ii) the entire aggregate amount of the Synthetic L/C Commitments have been funded in full, and (iii) an Event of Default has occurred and is continuing under Section 9.1(f) of the Existing Credit Agreement and, as a result, all Prepetition Loans have automatically become due and payable pursuant to Section 9.2 of the Existing Credit Agreement; and

Whereas, the Borrowers desire, among other things, to amend the Existing Credit Agreement to establish (a) a senior secured debtor-in-possession new money term loan facility in an aggregate principal amount of up to the Dollar Equivalent of $80,000,000 and (b) a senior secured debtor-in-possession roll-up loan facility in an aggregate principal amount of up to the Dollar Equivalent of $80,000,000, subject to a superpriority claim and lien of the DIP Administrative Agent for the benefit of itself and the DIP Lenders against the Borrowers and the other Debtors; and

Whereas, on the date hereof the Borrowers, Holdings, each Lender (as defined in the Existing Credit Agreement referred to therein) party thereto, each DIP Lender (as defined therein), the DIP Administrative Agent, the DIP Lead Arrangers and the DIP Documentation Agent have entered into Amendment No. 2;

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions, Interpretation And Accounting Terms

Section 1.1       Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Budget” has the meaning specified in Section 6.1A(k).

“Administrative Agent” means each of the Prepetition Administrative Agent and the DIP Administrative Agent.

“Affected DIP Lender” has the meaning specified in Section 2.18.A (Substitution of DIP Lenders).

CONFORMED COMPOSITE VERSION

“Affected Lender” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Affiliate” means, (a) with respect to any Loan Party, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Loan Party, each officer, director or general partner of such Loan Party and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Loan Party and (b) with respect to any Person other than a Loan Party, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director or general partner of such Person and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person.  For the purposes of this definition, (x) “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (y) with respect to any Roll-Up Lender for the purposes of determining such Roll-Up Lender’s Prepetition Loans under Section 2.1A(b) and with respect to any Consenting Prepetition Lender for the purposes of Section 2.13A, “Affiliate” shall include Approved Funds.

“Agent” means each of the Administrative Agents, the DIP Depositary, the Prepetition Syndication Agent and the Prepetition Documentation Agent.

“Agreed Security Principles” means any grant of a Lien or provision of a guarantee by any Person that could:

(a)           result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims and similar laws or regulations (or analogous restrictions) of the jurisdiction of organization of such Person;

(b)           result in any risk to the officers of such Person of contravention of their fiduciary duties and/or of a reasonable likelihood of criminal or substantial civil liability;

(c)           result in costs (tax, administrative or otherwise) that in the reasonable determination of any Administrative Agent (in the case of the DIP Administrative Agent, acting on the instruction of the Requisite DIP Lenders) is materially disproportionate to the benefit obtained by the beneficiaries of such Lien and/or guarantee; or

(d)           result in a breach or default of an agreement binding on such Person (other than (i) an agreement constituting Indebtedness or (ii) an agreement entered into for the purpose of avoiding the obligation to enter into a Guaranty, DIP Guaranty or DIP Foreign Guaranty) that may not be amended or otherwise modified using commercially reasonable efforts to avoid such breach or default.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable into Dollars.

“Amendment No. 1” has the meaning specified in the preamble to this Agreement.

CONFORMED COMPOSITE VERSION

“Amendment No. 1 Effective Date” means January 30, 2009.

“Amendment No. 2” has the meaning specified in the preamble to this Agreement.

“Amendment No. 2 Effective Date” means the date on which Amendment No. 2 becomes effective in accordance with its terms.

“Applicable Lending Office” means, with respect to each Lender, (a) its Domestic Lending Office in the case of a Base Rate Loan and (b) its Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan denominated in Dollars or Euros.

“Applicable Margin” means:

(a)           with respect to the Revolving Loans maintained as (i) Eurocurrency Rate Loans, a rate equal to 6.00% per annum and (ii) Base Rate Loans, a rate equal to 5.25% per annum;

(b)           with respect to Term Loans maintained as Eurocurrency Rate Loans, a rate equal to 6.00% per annum.

“Applicable Unused Commitment Fee Rate” means, (a) 0.625% per annum, and (b) upon Holdings being rated “BB-” or higher by S&P and “Ba3” or higher by Moody’s and for so long as such ratings are maintained, 0.50% per annum.

“Approved Deposit Account” has the meaning specified in the Pledge and Security Agreement.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the applicable Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty or DIP Guaranty, any joinder to the Pledge and Security Agreement or any Foreign Collateral Document, and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein, (b) any Financial Statement, financial and other report, notice, request, certificate and other information material and (c) any other Intercompany Loan Document; provided, however, that, “Approved Electronic Communications” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, New Money DIP Term Loan Borrowing Notice, DIP Collateral Account Withdrawal Notice and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing or DIP Borrower, (ii) any notice pursuant to Section 2.9 (Optional Prepayments), Section 2.9A, Section 2.10 (Mandatory Prepayments) and Section 2.10A and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit), Section 2.4(a) (Letters of Credit), or Section 2.5

CONFORMED COMPOSITE VERSION

(Synthetic Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., in their capacities as joint book-running lead managers and joint lead arrangers under the Existing Credit Agreement.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets) or Section 8.4A, as applicable.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the applicable Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Credit” means, at any time, the sum of the U.S. Revolving Available Credit and the Euro Revolving Available Credit.

“Bankruptcy Code” means title 11, United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning specified in the Preamble.

“Bankruptcy Law” means each of the Bankruptcy Code, insolvency laws of the Netherlands, the insolvency laws of Germany, the insolvency laws of Spain, the insolvency laws of Luxembourg and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement (voorlopige), surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief laws of the United States, The Netherlands, Germany, Luxembourg, Spain, Brazil or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Base Rate” means, (i) in the case of the Prepetition Loans, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)           the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by

CONFORMED COMPOSITE VERSION

dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)           0.5% per annum plus the Federal Funds Rate; and

(ii) in the case of the DIP Loans, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)           the rate of interest announced publicly by Deutsche in New York, New York, from time to time, as Deutsche’s base rate;

(b)           the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Deutsche on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Deutsche from three New York certificate of deposit dealers of recognized standing selected by Deutsche, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Deutsche in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Deutsche for determining the then current annual assessment payable by

CONFORMED COMPOSITE VERSION

Deutsche to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States;

(c)           0.5% per annum plus the Federal Funds Rate; and

(d)           (i) prior to the Roll-Up Loan Elevation Date, 7.0% per annum, and (ii) on and after the Roll-Up Loan Elevation Date, 3.0% per annum.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

 “Blockage Notice” has the meaning specified in each Deposit Account Control Agreement.

“Bond Tender Offer” means, the application of the net proceeds of the Rights Offering to repurchase the Existing Senior Notes.

“Bond Tender Offer Documents” each document and instrument executed with respect of the Bond Tender Offer.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowers’ Financial Advisor” means Lazard, Freres & Co, LLC, or any such replacement financial advisor approved in accordance with Section 7.16A(b).

“Borrowing” means a borrowing consisting of Revolving Credit Loans or Term Loans made on the same day by the Lenders ratably according to their respective Commitments under the Existing Credit Agreement.  A Borrowing may be a Revolving Credit Borrowing or a Term Loan Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and in Luxembourg are authorized or required by law to remain closed and (a) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurocurrency Rate for any Eurocurrency Rate Loan denominated in Dollars or the LIBOR Rate in connection with the Synthetic L/C Facility, a day on which banks are open for general business in London and (b) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with EURIBOR or any Eurocurrency Rate Loan denominated in Euro, any day (i) on which banks are open for general business in London and (ii) which is a TARGET Day.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be

CONFORMED COMPOSITE VERSION

accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Captive Insurance Subsidiary” means any Wholly-Owned Subsidiary of the U.S. Borrower created solely for the purpose of, and engaged solely in the business of, purchasing or providing insurance to, or otherwise directly facilitating the provision of insurance for, Holdings and its Subsidiaries; provided, however, that any such Wholly-Owned Subsidiary shall be funded by the U.S. Borrower and its Subsidiaries in the ordinary course of business solely with such amounts as are reasonably necessary to purchase, provide or facilitate insurance consistent with the past practice of Holdings and its Subsidiaries.

“Carve-Out” has the meaning given in the Interim Order or the Final Order, as the case may be.

“Carve-Out Trigger Notice” has the meaning given in the Interim Order or the Final Order, as the case may be.

“Cases” means the Initial Cases and the Subsequent Cases.

“Cash Collateral Account” has the meaning specified in the Pledge and Security Agreement.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days and (e) in the case of any Foreign Subsidiary: (i) direct obligations of the sovereign nation (or agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (d) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type and maturity described in clauses (a) through (d) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (ii) above, but which are, in the reasonable

CONFORMED COMPOSITE VERSION

judgment of the Borrowers, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors); provided, however, that the aggregate amount of investments pursuant to this clause (iii) shall not exceed $5,000,000 at any time.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automatic clearing house and other cash management arrangements) provided after the Original Closing Date (regardless of whether these or similar services were provided prior to the Original Closing Date by the Prepetition Administrative Agent, any Lender or any Affiliate or any of them) by any Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding Voting Stock of Holdings, (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) Holdings shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Parent, (d) the Parent shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Stock of the U.S. Borrower, (e) the U.S. Borrower shall cease to own or control all of the economic and voting rights associated with all of the outstanding Stock of the Luxembourg Borrower or (f) a “change of control” shall occur under any of the Related Documents.

“Citibank” means Citibank, N.A., a national banking association.

“Claim” has the meaning given to such term in section 101(5) of the Bankruptcy Code.

CONFORMED COMPOSITE VERSION

“Class I Jurisdiction” means, each of Spain and Mexico and such other jurisdiction designated as a Class I Jurisdiction by (i) in relation to the Prepetition Obligations, the Prepetition Administrative Agent pursuant to Section 7.14 (Classification of Jurisdictions) and (ii) in relation to the DIP Obligations, the DIP Administrative Agent pursuant to Section 7.14A.

“Class II Jurisdiction” means, each of Italy, Netherlands, Belgium, Brazil, and the Czech Republic and such other jurisdiction designated as a Class II Jurisdiction by (i) in relation to the Prepetition Obligations, the Prepetition Administrative Agent pursuant to Section 7.14 (Classification of Jurisdictions) and (ii) in relation to the DIP Obligations, the DIP Administrative Agent pursuant to Section 7.14A.

“Class III Jurisdiction” means, each of Germany and Hungary and such other jurisdiction designated as a Class III Jurisdiction by (i) in relation to the Prepetition Obligations, the Prepetition Administrative Agent pursuant to Section 7.14 (Classification of Jurisdictions) and (ii) in relation to the DIP Obligations, the DIP Administrative Agent pursuant to Section 7.14A.

“Class IV Foreign Subsidiary” means, with respect to any Foreign Subsidiary, a direct or indirect Foreign Subsidiary that is incorporated under the laws of and has its principal place of business in a Class IV Jurisdiction.

“Class IV Jurisdiction” means, each of Bahrain, Russia, South Africa, Thailand, Barbados, Japan, Turkey and India and such other jurisdiction designated as a Class IV Jurisdiction by (i) in relation to the Prepetition Obligations, the Prepetition Administrative Agent pursuant to Section 7.14 (Classification of Jurisdictions) and (ii) in relation to the DIP Obligations, the DIP Administrative Agent pursuant to Section 7.14A.

“CNAI” has the meaning specified in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the Domestic Collateral and the Foreign Collateral.

“Collateral Documents” means, collectively, the Domestic Collateral Documents and the Foreign Collateral Documents.

“Collateral Sharing Agreement” means the Collateral Sharing and Debt Allocation Agreement, dated as of the Effective Date among the Prepetition Agents (it being understood that no Loan Party is a party to such agreement), as the same may be amended or supplemented from time to time.

“Commitment Shortfall” has the meaning set forth in Section 2.03A(b)(iii) (Incremental New Money DIP Term Loans and Commitments).

“Committee” means any statutory committee appointed in any of the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

CONFORMED COMPOSITE VERSION

“Compliance Certificate” has the meaning specified in (i) in respect of the Prepetition Obligations, Section 6.1(c)(Financial Statements) and (ii) in respect of the DIP Obligations, Section 6.1A(c)(Financial Statements).

“Consenting Prepetition Lenders” means (a) each Prepetition Lender that has executed Amendment No. 2 that is not a New Money DIP Lender or an Affiliate of a New Money DIP Lender and (b) if applicable, any Affiliate of such Prepetition Lender that is a counterparty to a Hedging Contract that constitutes a Prepetition Secured Obligation on the Petition Date.

“Consent Fee Entitlement” means, with respect to each Consenting Prepetition Lender, the amount of Prepetition Loans (or the Dollar Equivalent thereof as of the DIP Effective Date) (or, in the case of a Consenting Prepetition Lender that is a counterparty to Hedging Contract that constitutes a Prepetition Secured Obligation on the Petition Date, the deemed termination value that would be have been owing to such Consenting Prepetition Lender under such Hedging Contract had such Hedging Contract been terminated on the Petition Date (as determined by such Consenting Prepetition Lender on a reasonable basis and in good faith in accordance with the terms of such Hedging Contract and which is reasonably acceptable to the DIP Administrative Agent)).

“Consent Fee” has the meaning specified in Section 2.13.A(d).

“Consent Fee Entitlement Share” means, with respect to each Consenting Prepetition Lender a fraction (expressed as a percentage) the numerator of which is such Consenting Prepetition Lender’s Consent Fee Entitlement and the denominator of which is the aggregate amount of the Consent Fee Entitlements of all Consenting Prepetition Lenders.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, the sum of (a) the principal amount of any current portion of long-term Financial Covenant Debt and (b) (without duplication of clause (a) above) the then outstanding principal amount of the Loans.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent

CONFORMED COMPOSITE VERSION

of such restriction or limitation, (c) extraordinary gains and losses and any increase or decrease to net income, to the extent resulting from the cumulative effect of a change in accounting principles required by GAAP, shall be excluded and (d) any non-cash income or expense related to changes in the book value of capital stock of Holdings and its Subsidiaries, shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” has the meaning specified in the Pledge and Security Agreement.

“Control Account Agreement” has the meaning specified in the Pledge and Security Agreement.

“Credit-Linked Deposit” means, with respect to each Synthetic L/C Lender, the initial amount of the cash deposit, if any, made by such Lender pursuant to Section 2.5(a) (Synthetic Letters of Credit), as the same may be (a) reduced from time to time pursuant to Section 2.9 (Optional Prepayments) and (b) reduced or increased from time to time pursuant to assignments by or to such Synthetic L/C Lender pursuant to Section 11.2 (Assignments and Participations).

“Credit-Linked Deposit Account” means, collectively, one or more operating and/or investment accounts of, and established by, the Prepetition Administrative Agent under its sole and exclusive control and maintained by the Prepetition Administrative Agent or any of its Affiliates, in any such case that shall be used for the purposes set forth in this Agreement.

“Credit-Linked Deposit Bank” means Citibank or any of its Affiliates or such other financial institution where the Credit-Linked Deposit Account is maintained by the Prepetition Administrative Agent in its sole discretion.

“Credit-Linked Deposit Account Interest” has the meaning specified in Section 2.5(c)(i) (Synthetic Letters of Credit).

CONFORMED COMPOSITE VERSION

“Credit-Linked Deposit Account Interest Payment Date” means (i) each of the dates referred to in Section 2.13(d) (Fees), commencing on the first such date to occur after the Effective Date, and (ii) the Term Loan Maturity Date.

“CRO” means the chief restructuring officer, initially appointed in accordance with Section 7.16.A(c), or any replacement chief restructuring officer approved in accordance with Section 7.16.A(c).

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)           Liens with respect to the payment of taxes, assessments or governmental charges, in each case, that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)           Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)           deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d)           encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)           encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)           financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than pursuant to a Capital Lease; and

(g)           licenses of intellectual property of such Person in the ordinary course of business.

“Debtors” means the Initial Debtors and the Subsequent Debtors (if any).

CONFORMED COMPOSITE VERSION

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Delaware LuxCo” means Hayes Lemmerz Finance LLC.

“Deposit Account” has the meaning specified in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the applicable Administrative Agent and with respect to which such Domestic Loan Party has delivered to the applicable Administrative Agent an executed Deposit Account Control Agreement.

“Deposit Account Control Agreement” means in the case of a Deposit Account relating to the Prepetition Facilities, a letter agreement, substantially in the form of Annex 1 (Form of Deposit Account Control Agreement) (with such changes as may be agreed to by the Prepetition Administrative Agent) attached to the Pledge and Security Agreement, executed by the applicable Domestic Loan Party, the Prepetition Administrative Agent and the relevant Deposit Account Bank, or otherwise in form and substance reasonably satisfactory to the Prepetition Administrative Agent.

“Deutsche” means Deutsche Bank AG New York Branch.

“DIP Administrative Agent” has the meaning specified in the preamble to this Agreement.”

“DIP Agents” means, collectively the DIP Administrative Agent, the DIP Depositary and the DIP Documentation Agent.

“DIP Applicable Margin” means (a) prior to the Roll-Up Loan Elevation Date, with respect to the DIP Loans maintained as (i) Eurocurrency Rate Loans, a rate equal to 14.00% per annum and (ii) Base Rate Loans, a rate equal to 13.00% per annum and (b) on and after the Roll-Up Loan Elevation Date, with respect to the DIP Loans maintained as (i) Eurocurrency Rate Loans, a rate equal to 7.00% per annum and (ii) Base Rate Loans, a rate equal to 7.00% per annum.

“DIP Borrowing Date” means the DIP Effective Date, the DIP Final Effective Date and each Incremental DIP Loan Borrowing Date.

“DIP Commitment” means, with respect to any DIP Lender, such Lenders’ New Money DIP Term Loan Commitment, including any Incremental New Money DIP Term Loan Commitment of such DIP Lender.

“DIP Collateral Documents” means, collectively, the Domestic DIP Collateral Documents and the Foreign DIP Collateral Documents.

“DIP Collateral Accounts” has the meaning given to the term “Collateral Accounts” in the DIP Depositary Agreement.

CONFORMED COMPOSITE VERSION

“DIP Collateral Document” means each Domestic DIP Collateral Document and each Foreign DIP Collateral Document.

“DIP Depositary” means Deutsche Bank Trust Company Americas, in its capacity as Depositary and Securities Intermediary and Securities Intermediary under the DIP Depositary Agreement.

“DIP Depositary Agreement” means the Depositary Agreement, dated as the date hereof amongst the Borrowers, the DIP Administrative Agent and the DIP Depositary substantially in the form of Exhibit N (Form of DIP Depositary Agreement).

“DIP Effective Date” has the meaning set forth in Section 3.4 (Conditions Precedent to New Money DIP Term Loans).

“DIP Facilities” means the DIP Loans.

“DIP Fee Letters” means each of (a)  the letter, dated on or about May 12, 2009, between the DIP Administrative Agent, the DIP Depositary and the Borrowers with respect to certain fees to be paid to the DIP Administrative Agent and the DIP Depositary in connection with this Agreement and (b) the letter, dated on or about May 12, 2009, between the DIP Documentation Agent and the Borrowers with respect to certain fees to be paid to the DIP Documentation Agent in connection with this Agreement.

“DIP Final Effective Date” has the meaning set forth in Section 3.6.

“DIP Foreign Guaranty” means each guaranty, in form and substance reasonably satisfactory to the DIP Administrative Agent, executed and delivered by a DIP Foreign Subsidiary Guarantor in favor of the DIP Administrative Agent.

“DIP Foreign Subsidiary Guarantor” means each Foreign Subsidiary of Holdings that becomes a party to a DIP Foreign Guaranty as required pursuant to Section 7.16A.

“DIP Guarantor” means in the case of the DIP Guaranty, Holdings, the Parent and each Domestic Subsidiary Guarantor.

“DIP Guaranty” means the DIP Guaranty, in substantially the form of Exhibit H-2 (Form of DIP Guaranty), executed by the DIP Guarantors pursuant to which the DIP Guarantors shall guarantee the DIP Obligations.

“DIP Intercompany Loan Limits” means (i) in the case of Intercompany Loans from the U.S. Borrower to the Luxembourg Borrower, the Dollar Equivalent of $15,000,000 and (ii) in the case of Intercompany Loans between the Luxembourg Borrower and Foreign Subsidiaries and among the Foreign Subsidiaries, such Dollar Equivalent limits as (x) after the appointment of the CRO, are approved by the CRO prior to the first such Intercompany  Loan, as such limits are revised by the CRO on the first (1st) Business Day of each calendar month and (y) prior to the appointment of the CRO, limits in keeping with disbursements by such Foreign Subsidiary as set forth in the then-applicable 13-Week Budget; provided that, in any case of

CONFORMED COMPOSITE VERSION

clause (ii), such Intercompany Loans may not exceed the Dollar Equivalent of $50,000,000 in aggregate.

“DIP Lead Arranger” has the meaning specified in the preamble to this Agreement.

“DIP Lender” means, collectively, each New Money DIP Lender (including any Incremental New Money DIP Lender) and, after the Roll-Up Loan Elevation Date, each Roll-Up Lender.

“DIP Lender Advisors” means Milbank, Tweed, Hadley & McCloy LLP as counsel to the initial DIP Lenders on the DIP Effective Date and the DIP Administrative Agent, all required local counsel for the DIP Lenders and DIP Administrative Agent, and Houlihan, Lokey, Howard & Zukin, Inc. as financial advisor to the initial DIP Lenders on the DIP Effective Date and the DIP Administrative Agent.

“DIP Loan” means, collectively, the New Money DIP Term Loans (including any Incremental New Money DIP Term Loans) and, after the Roll-Up Loan Elevation Date, the Roll-Up Loans.

“DIP Loan Documents” means the Domestic DIP Loan Documents and the Foreign DIP Loan Documents.

“DIP Loan Maturity Date” means the earliest of (a) the Stated Maturity Date, (b) the date on which the DIP Obligations are accelerated and become due and payable and/or the DIP Commitments are terminated, including, following an Event of Default under Article IX.A, (c) the effective date of a plan under chapter 11 of the Bankruptcy Code for any Debtor, and (d) the date that is forty (40) days after the Interim Order Date if the Final Order Date shall not have occurred by such date (or such longer period as may be agreed by the Requisite DIP Lenders in their sole discretion).

“DIP Loan Party” means each of the Borrowers, each Debtor, each DIP Guarantor, each DIP Foreign Subsidiary Guarantor and each other Subsidiary of the Borrowers that executes and delivers a DIP Loan Document.

“DIP Note” means New Money DIP Term Loan Notes and Roll-Up Loan Notes.

“DIP Obligations” means, collectively, the Domestic DIP Obligations and the Foreign DIP Obligations.

“DIP Subsidiary Consent” means the Consent and Agreement, in the form attached as Exhibit B to Amendment No 2, executed by each of the DIP Guarantors.

“DIP Supplemental Applicable Margin” means with respect to the DIP Loans maintained as (i) Eurocurrency Rate Loans, (A) prior to the Roll-Up Loan Elevation Date, a rate equal to 6.00% per annum and (B) on and after the Roll-Up Loan Elevation Date a rate equal to 3.00% per annum and (ii) Base Rate Loans, (A) prior to the Roll-Up Loan Elevation Date, a rate

CONFORMED COMPOSITE VERSION

equal to 6.00% per annum and (B) on and after the Roll-Up Loan Elevation Date a rate equal to 3.00% per annum.

“DIP Warranty Date” has the meaning given in Article IV.A.

“DIP Withdrawal Certificate” has the meaning given to the term “Withdrawal Certificate” in the DIP Depositary Agreement.

“Disclosure Documents” means, collectively, Form 10-K, Form 10-Q and Form 8-K filed by Holdings with the Securities and Exchange Commission and comparable disclosure documents filed by any other Loan Party with securities exchanges or Governmental Authorities in jurisdictions other than the United States.

“Disclosure Statement” means a disclosure statement prepared in accordance with section 1125 of the Bankruptcy Code with respect to the chapter 11 plans contemplated by the Plan Term Sheet.

“Disclosure Statement Hearing” means the hearing scheduled by the Bankruptcy Court to determine the adequacy of the Disclosure Statement under section 1125 of the Bankruptcy Code, which hearing date shall be acceptable to the Requisite DIP Lenders, and as may be adjourned or rescheduled with the consent of the Requisite DIP Lenders.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the U.S. Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by (i) in the case of Prepetition Loans, Citibank and (ii) in the case of DIP Loans, Deutsche, in each case in New York, New York at 12:00 p.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the applicable Administrative Agent using any method of determination it deems appropriate.

“Dollar Revolving Loan” has the meaning specified in Section 2.1 (The Prepetition Commitments).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Domestic Loan Party in or upon which a Lien is granted under any Domestic Collateral Document.

CONFORMED COMPOSITE VERSION

“Domestic Collateral Documents” means the Pledge and Security Agreement, the Mortgages for real property located in the United States, the Deposit Account Control Agreements and any other document executed and delivered by a Domestic Loan Party granting a Lien on any of its property to secure payment of the Domestic Obligations.

“Domestic DIP Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Domestic Loan Party in or upon which a Lien is granted under any Domestic DIP Collateral Document.

“Domestic DIP Collateral Documents” means the DIP Depositary Agreement and any other document executed and delivered by a Domestic Loan Party granting a Lien on any of its property to secure payment of the Domestic DIP Obligations.

“Domestic DIP Loan Documents” means, collectively, this Agreement, the Notes (if any), the DIP Guaranty, the DIP Subsidiary Consents, the DIP Fee Letters, each Cash Management Document, the Domestic DIP Collateral Documents, the Domestic Prepetition Collateral Documents (to the extent such documents are amended to grant security interests for the benefit of the Secured DIP Lenders) and each certificate, agreement or document, in each case executed by a Domestic Loan Party and delivered to any Agent or any DIP Lender in connection with or pursuant to any of the foregoing.

“Domestic DIP Obligations” means the DIP Loans and all other amounts, obligations, covenants and duties owing by the Holdings, the U.S. Borrower or any other Domestic Subsidiary to the DIP Agents, any DIP Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, in each case arising under this Agreement or any other Domestic DIP Loan Document in connection with the DIP Loans (including Cash Management Documents that are Domestic DIP Loan Documents) or any Order of the Bankruptcy Court, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to Holdings, the U.S. Borrower or any other Domestic Subsidiary under this Agreement or any other Domestic DIP Loan Document in connection with the DIP Loans (including Cash Management Documents that are Domestic DIP Loan Documents).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the applicable Administrative Agent.

“Domestic Loan Documents” means, collectively, the Domestic Prepetition Loan Documents and the Domestic DIP Loan Documents.

CONFORMED COMPOSITE VERSION

“Domestic Loan Party” means (i) in relation the Prepetition Obligations, each of the U.S. Borrower, each Domestic Subsidiary Guarantor and each other Domestic Subsidiary of the U.S. Borrower that executes and delivers a Domestic Prepetition Loan Document and (ii) in relation to the DIP Obligations, each of the U.S. Borrower, each Domestic Subsidiary Guarantor, each Debtor that is a Domestic Subsidiary of the U.S. Borrower and each other Domestic Subsidiary of the U.S. Borrower that executes and delivers a Domestic DIP Loan Document.

“Domestic Obligations” means, collectively, the Domestic Prepetition Obligations and the Domestic DIP Obligations.

“Domestic Prepetition Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letters, the Collateral Sharing Agreement, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Domestic Loan Party and any Prepetition Lender or any Affiliate of any Prepetition Lender entered into after the Original Closing Date in connection herewith, each Cash Management Document, the Domestic Collateral Documents and each certificate, agreement or document, in each case executed by a Domestic Loan Party and delivered to any Agent or any Prepetition Lender in connection with or pursuant to any of the foregoing.

“Domestic Prepetition Obligations” means the Prepetition Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the U.S. Borrower to the Prepetition Agents, any Prepetition Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, in each case arising under this Agreement or any other Domestic Loan Document (including Cash Management Documents and Hedging Contracts that are Domestic Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the U.S. Borrower under this Agreement or any other Domestic Loan Document (including Cash Management Documents and Hedging Contracts that are Domestic Loan Documents) and all obligations of the U.S. Borrower under any Domestic Loan Document to provide cash collateral for Revolving Letter of Credit Obligations.

“Domestic Receivables Purchase Program” means, with respect to any Domestic Subsidiary, an agreement or other arrangement or program providing for the sale on a non-recourse basis (other than Guaranty Obligations permitted under Section 8.1(c)(ii) (Indebtedness)) of Receivables Assets in exchange for the advance of funds to such Domestic Subsidiary and/or one or more of its Subsidiaries pursuant to documentation (including customary performance guaranties) reasonably acceptable to the DIP Administrative Agent (including, without limitation, an intercreditor agreement), including the United States Department of the Treasury Auto Supplier Support Program or similar government sponsored programs.

CONFORMED COMPOSITE VERSION

“Domestic Secured DIP Obligations” means, in the case of the U.S. Borrower, the Domestic DIP Obligations, and, in the case of any other Domestic Loan Party, the obligations of such Domestic Loan Party in relation to the Domestic DIP Obligations under the DIP Guaranty and the other DIP Loan Documents to which it is a party.

“Domestic Secured Obligations” means the Domestic Secured Prepetition Obligations and the Domestic Secured DIP Obligations.

“Domestic Secured Prepetition Obligations” means, in the case of the U.S. Borrower, the Domestic Prepetition Obligation, and, in the case of any other Domestic Loan Party, the obligations of such Domestic Loan Party in relation to the Domestic Prepetition Obligations under the Guaranty and the other Prepetition Loan Documents to which it is a party.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower organized under the laws of any state or territory of the United States of America or the District of Columbia.

“Domestic Subsidiary Guarantor” means (i) in the case of the Guaranty, each Domestic Subsidiary of the U.S. Borrower (other than a Dormant Subsidiary, U.S. LLC and any Subsidiary that is a Securitization SPV) and each other Domestic Subsidiary of Holdings or U.S. Borrower that becomes a party to the Guaranty and (ii) in the case of the DIP Guaranty, each Domestic Subsidiary of Holdings party thereto (other than a Dormant Subsidiary, U.S. LLC and any Subsidiary that is a Securitization SPV) and each other Domestic Subsidiary of Holdings or U.S. Borrower that becomes a party to the Guaranty.

“Dormant Subsidiaries” means the Subsidiaries of the U.S. Borrower listed on Schedule V hereto.

“Dutch Bankruptcy Code” means the Dutch Bankruptcy Act (Faillissementswet).

“Dutch FinCo” means HLI Netherlands B.V.

“EBITDA” means, (A) in respect of the Prepetition Obligations, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case, to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents of such Person to employees, officers, directors or consultants, but excluding any such non-cash charge or loss to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period, (vi) the following adjustments made pursuant to fresh-start accounting: (A) all such adjustments made prior to the Effective Date and (B) any expense arising after the Effective Date that is included in cost of goods sold arising from adjustments to inventory that are made in connection with fresh-start accounting, (vii) (A) non-recurring cash charges since the Effective Date of up to $30,000,000 in the aggregate in respect of facility closures and other restructuring activities, (B) all professional fees, financing costs and other costs, expenses and items directly related to the Cases as reflected in the consolidated statement of operations, including any

CONFORMED COMPOSITE VERSION

administrative expense reflecting such costs, expenses or other items, (C) all charges to earnings with respect to employee severance and (D) the non-cash effect attributable to minority interest income or expense, (viii) costs under employee retention programs approved by the Bankruptcy Court in any of the Cases, (ix) cash charges of up to $5,000,000 per annum incurred pursuant to Holdings’ Long Term Incentive Plan (as defined in the Disclosure Documents) and  (x) any aggregate net loss from the sale, exchange or other disposition of capital assets of such Person or its consolidated Subsidiaries minus (c) the sum of, in each case, to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person or its consolidated Subsidiaries and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent of such Person, but excluding any such non-cash gain or other item to the extent that it represents a change of an accrual of, or reserve for, cash expenditures in any future period; and

(B) in respect of the DIP Obligations with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case, to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents of such Person to employees, officers, directors or consultants, but excluding any such non-cash charge or loss to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period, (vi) (A) non-recurring cash charges in respect of facility closures and other restructuring activities, (B) all professional fees, financing costs and other costs, expenses and items directly related to the Cases as reflected in the consolidated statement of operations, including any administrative expense reflecting such costs, expenses or other items, (C) all charges to earnings with respect to employee severance and (D)  the non-cash effect attributable to minority interest income or expense and (vii) any aggregate net loss from the sale, exchange or other disposition of capital assets of such Person or its consolidated Subsidiaries minus (c) the sum of, in each case, to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person or its consolidated Subsidiaries and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent of such Person, but excluding any such non-cash gain or other item to the extent that it represents a change of an accrual of, or reserve for, cash expenditures in any future period.

“Effective Date” means May 30, 2007.

“Eligible Assignee” means (i) in relation to the Prepetition Obligations (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case, reasonably acceptable to the Prepetition Administrative

CONFORMED COMPOSITE VERSION

Agent (and in the case of an assignee of Revolving Credit Lender, reasonably acceptable to the Issuer) and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Prepetition Administrative Agent and the applicable Borrower (and in the case of an assignee of Revolving Credit Lender, reasonably acceptable to the Issuer) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000 and (ii) in relation to the DIP Obligations (a) a Lender or any Affiliate or Approved Fund of such Lender or (b)  a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” as defined in Regulation D of the Securities Act) (but excluding natural persons), but in any event excluding Holdings and its Affiliates and Subsidiaries.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case, relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Issuance” means a public or private offering of common stock of Holdings other than common stock registered on Form S-8 or issued to any Subsidiary of Holdings.

CONFORMED COMPOSITE VERSION

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the U.S. Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“EURIBOR” means, in relation to any Loan in Euro, the greater of (i) (a) in the case of the Prepetition Loans, 3.50% per annum and (b) in the case of the DIP Loans, (A) prior to the Roll-Up Loan Elevation Date, 6.00% per annum and (B) on and after the Roll-Up Loan Elevation Date, 3.00% per annum and (ii) (a) the applicable Screen Rate or (b) if no Screen Rate is available for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the applicable Administrative Agent at its request quoted by three major banks selected by the applicable Administrative Agent to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the second full Business Day next preceding the first day of the relevant Interest Period in relation to which such rate is calculated.

“Euro” and the sign “€” each mean the lawful money of the member states of the European Union participating in the third stage of the European monetary union.

“Euro Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amounts of all Euro Revolving Letters of Credit outstanding at such time.

“Euro Revolving Available Credit” means, at any time, (a) the then effective Euro Revolving Credit Commitments minus (b) the aggregate Euro Revolving Credit Outstandings at such time.

CONFORMED COMPOSITE VERSION

“Euro Revolving Credit Commitment” means with respect to each Euro Revolving Credit Lender, the commitment of such Euro Revolving Credit Lender to make Euro Revolving Loans and acquire interests in other Euro Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Euro Revolving Credit Lender’s name on Part A of Schedule I (Commitments) under the caption “Euro Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Euro Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“Euro Revolving Credit Lender” means a Lender with a Euro Revolving Credit Commitment, in its capacity as such.

“Euro Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Dollar Equivalent of the principal amount of Euro Revolving Loans outstanding at such time and (b) the Dollar Equivalent of the Euro Revolving Letter of Credit Obligations outstanding at such time.

“Euro Revolving Letter of Credit” means any letter of credit issued or deemed issued under the Euro Revolving Credit Facility pursuant to Section 2.4 (Letters of Credit).

“Euro Revolving Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Euro Revolving Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Euro Revolving Letter of Credit Reimbursement Obligations at such time and (b) the Euro Revolving Letter of Credit Undrawn Amounts at such time.

“Euro Revolving Letter of Credit Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Euro Revolving Letters of Credit.

“Euro Revolving Loan” has the meaning specified in Section 2.1(b) (The Commitments).

“Euro Revolving Loan Sublimit” means the Dollar Equivalent of $50,000,000.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notice) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the applicable Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate” means, (a) in relation to any Loan denominated in Dollars for any Interest Period, the rate obtained by dividing (i) the applicable LIBOR Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities

CONFORMED COMPOSITE VERSION

(including any marginal, emergency, special or supplemental reserves), and (b) in relation to any Loan denominated in Euro, the rate obtained by dividing (i) the applicable EURIBOR for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities. “Eurocurrency Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurocurrency Rate.

“Event of Default” has (i) in relation to the Prepetition Obligations, the meaning specified in Section 9.1 (Events of Default) and (ii) in relation to the DIP Obligations, the meaning specified in Section 9.1A (Events of Default).

“Excess Cash Flow” means, for Holdings for any period, (a) EBITDA of Holdings for such period plus (b) the excess, if any, of the Working Capital of Holdings at the beginning of such period over the Working Capital of Holdings at the end of such period minus (c) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only, in the case of payments of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) cash principal payments made by Holdings or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) payments made by Holdings or any of its Subsidiaries on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (iv) Capital Expenditures made by Holdings or any of its Subsidiaries during such period to the extent permitted by this Agreement, (v) cash payments of scheduled interest payments during such period and cash payments of taxes during such period, (vi) cash contributions made by Holdings or its Subsidiaries to employee benefit plans during such period, and (vii) the excess, if any, of the Working Capital of Holdings at the end of such period over the Working Capital of Holdings at the beginning of such period.

“Exchange” means the deemed exchange of the DIP Lenders’ interests provided for in Section 2.14.A(h).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the date on which an acceleration of the maturity of the DIP Loans (and the termination of the DIP Commitments) pursuant to Section 9.2A shall occur.

“Exchange Percentage” means, as to each DIP Lender at any time, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Exchange Rates) of the DIP Obligations owed to such DIP Lender at such time and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the DIP Obligations owed to all the DIP Lenders at such time.  For purposes of computing each DIP Lender’s Exchange Percentage, all DIP Obligations which are denominated in Euro shall be translated into Dollars at the Spot Exchange Rate at the time of any payment or distributions under Section 2.14.A(h)(ii)).

CONFORMED COMPOSITE VERSION

“Existing Credit Agreement” has the meaning specified in the preamble to this Agreement.

“Existing Indenture” means the Indenture, dated as of June 3, 2003, between the U.S. Borrower and U.S. Bank National Association, as Trustee.

“Existing Liens” has the meaning specified (i) in relation to the Prepetition Obligations, in Section 8.2.(b) (Liens, Etc.) and (ii) in relation to the DIP Obligations, in Section 8.2.A(b) (Liens, Etc.).

“Existing Senior Notes” means the 10-1/2% senior notes due 2010 issued by the U.S. Borrower pursuant to the Existing Indenture.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the U.S. Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the applicable Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the applicable Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means each of (a) the letter, dated as of April 20, 2007, addressed to Holdings from each of the Prepetition Arrangers and accepted by Holdings on April 20, 2007, with respect to certain fees to be paid from time to time to the Prepetition Arrangers and (b) the letter, dated April 20, 2007, between the Prepetition Administrative Agent and Holdings with respect to certain fees to be paid to the Prepetition Administrative Agent in connection with the Existing Credit Agreement.

CONFORMED COMPOSITE VERSION

“Final New Money DIP Term Loans” means the New Money DIP Term Loans made on the DIP Final Effective Date.

“Final Order” means an order of the Bankruptcy Court pursuant to, inter alia, section 363 and 364 of the Bankruptcy Code, approving, among other things, on a final basis, this Agreement and the other DIP Loan Documents and the transactions contemplated hereby and thereby and authorizing the incurrence by the Loan Parties of post-petition secured and super-priority Indebtedness in accordance with this Agreement, which is in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion.

“Final Order Date” means date on which the Final Order is issued by the Bankruptcy Court.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f) and (h) of the definition of “Indebtedness”.

“Financial Statements” means (i) in respect of the Prepetition Obligations, the financial statements of Holdings and its Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements) and 6.1 (Financial Statements) and (ii) in respect of the DIP Obligations, the financial statements of Holdings and its Subsidiaries delivered in accordance with Sections 4.4A (Financial Statements) and 6.1A (Financial Statements).

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date or within five Business Days of the Petition Date, in form and substance satisfactory to the Requisite DIP Lenders.

“Fiscal Quarter” means each of the three month periods ending on April 30, July 31, October 31 and January 31.

“Fiscal Year” means the twelve month period ending on January 31.

“Foreign Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Foreign Loan Party in or upon which a Lien is granted under any Foreign Collateral Document.

“Foreign Collateral Documents” means the Foreign Security Agreements, the Foreign Guaranties, the Mortgages for real property located outside of the United States, the Intercompany Loan Documents and any other document executed and delivered by a Foreign Loan Party granting a Lien on any of its property to secure payment of the Foreign Obligations.

“Foreign DIP Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Foreign Loan Party in or upon which a Lien is granted under any Foreign DIP Collateral Document.

“Foreign DIP Collateral Documents” means any security document (or any amendment to any security document) executed and delivered by a Foreign Loan Party (i) granting (or extending) a Lien on any of its property to secure payment of the Foreign DIP

CONFORMED COMPOSITE VERSION

Obligations or (ii) releasing, amending or otherwise modifying an existing Lien on any of its property in order to enable it to grant a Lien to secure payment of the Foreign DIP Obligations.

“Foreign DIP Loan Documents” means, collectively, this Agreement, the Foreign Pledged Notes (if any), the DIP Fee Letters,  each Cash Management Document, the Foreign DIP Collateral Documents and each certificate, agreement or document executed by a Foreign Loan Party and delivered to any DIP Agent or any DIP Lender in connection with or pursuant to any of the foregoing.

“Foreign DIP Obligations” means the DIP Loans and all other amounts, obligations, covenants and duties owing by the Luxembourg Borrower to the DIP Agents, any DIP Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, in each case arising under this Agreement or any other Foreign DIP Loan Document in connection with the DIP Loans (including Cash Management Documents that are Foreign DIP Loan Documents) or any Order of the Bankruptcy Court, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Luxembourg Borrower under this Agreement or any other Foreign DIP Loan Document in connection with the DIP Loans (including Cash Management Documents that are Foreign DIP Loan Documents).

“Foreign Guaranty” means each guaranty, in form and substance reasonably satisfactory to the Prepetition Administrative Agent, executed and delivered by a Foreign Subsidiary Guarantor in favor of the Prepetition Administrative Agent.

“Foreign Loan Documents” means, collectively, the Foreign Prepetition Loan Documents and the Foreign DIP Loan Documents.

“Foreign Loan Party” means each of the Luxembourg Borrower, each Foreign Subsidiary Guarantor and each other Foreign Subsidiary that executes and delivers a Foreign Loan Document.

“Foreign Prepetition Loan Documents” means, collectively, this Agreement, the Foreign Security Agreements, the Foreign Pledged Notes (if any), the Foreign Guaranties, the Fee Letters, the Collateral Sharing Agreement, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Foreign Loan Party and any Prepetition Lender or any Affiliate of any Prepetition Lender entered into after the Original Closing Date and before the DIP Effective Date in connection herewith, each Cash Management Document, the Foreign Collateral Documents and each certificate, agreement or document executed by a Foreign Loan Party and delivered to any Agent or any Prepetition Lender in connection with or pursuant to any of the foregoing.

CONFORMED COMPOSITE VERSION

“Foreign Obligations” means, collectively, the Foreign Prepetition Obligations and the Foreign DIP Obligations.

“Foreign Prepetition Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Luxembourg Borrower to the Agents, any Prepetition Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, in each case arising under this Agreement or any other Foreign Prepetition Loan Document (including Cash Management Documents and Hedging Contracts that are Foreign Prepetition Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Luxembourg Borrower under this Agreement or any other Foreign Loan Prepetition Document (including Cash Management Documents and Hedging Contracts that are Foreign Loan Documents) and all obligations of the Luxembourg Borrower under any Foreign Prepetition Loan Document to provide cash collateral for Revolving Letter of Credit Obligations.

“Foreign Pledged Notes” means each promissory note or other document, evidencing each Intercompany Loan, issued by an Intercompany Borrower in favor of the Intercompany Lender, in form and substance reasonably satisfactory to (i) in the case of an Intercompany Loan entered into prior to the DIP Effective Date, the Prepetition Administrative Agent and (ii) in the case of an Intercompany Loan entered into (or amended) on or after the DIP Effective Date, the DIP Administrative Agent.

“Foreign Receivables Purchase Program” means, with respect to any Foreign Subsidiary, an agreement or other arrangement or program providing for the sale on a non-recourse basis (other than Guaranty Obligations permitted under Section 8.1(c)(ii) (Indebtedness)) of Receivables Assets in exchange for the advance of funds to such Foreign Subsidiary and/or one or more of its Subsidiaries pursuant to documentation (including customary performance guaranties) reasonably acceptable to (i) in respect of the Prepetition Obligations, the Prepetition Administrative Agent and (ii) in respect of the DIP Obligations, the DIP Administrative Agent (including, without limitation, an intercreditor agreement); provided, however, that, with respect to the German Foreign Receivables Purchase Program, recourse by MHB Financial Services GmbH & Co. KG, Eschborn to Hayes Lemmerz Werke GmbH shall be permitted in an aggregate amount not to exceed 5% of the amount of Receivables Assets sold pursuant to the German Foreign Receivables Purchase Program.

“Foreign Secured DIP Obligations” means, in the case of the Luxembourg Borrower, the Foreign DIP Obligations, and, in the case of any other Foreign Loan Party, the obligations of such Foreign Loan Party in relation to the DIP Obligations under any DIP Foreign Guaranty and the other Foreign DIP Loan Documents to which it is a party.

CONFORMED COMPOSITE VERSION

“Foreign Secured Obligations” means, collectively, Foreign Secured Prepetition Obligations and Foreign Secured DIP Obligations.

“Foreign Secured Prepetition Obligations” means, in the case of the Luxembourg Borrower, the Foreign Obligations, and, in the case of any other Foreign Loan Party, the obligations of such Foreign Loan Party in relation to the Prepetition Obligations under the Foreign Guaranty and the other Foreign Loan Documents to which it is a party.

“Foreign Security Agreements” means each pledge and/or security agreement, in form and substance reasonably satisfactory to the applicable Administrative Agent(s), executed and delivered by a Foreign Subsidiary Guarantor in favor of the Prepetition Administrative Agent and/or the DIP Administrative Agent, as applicable.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantor” means each Foreign Subsidiary (other than a Dormant Subsidiary and any Subsidiary that is a Securitization SPV) and each other Foreign Subsidiary of Holdings or the Luxembourg Borrower that becomes a party to a Foreign Guaranty as required pursuant to Section 3.1(a)and Section 7.11, as applicable.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“German Foreign Receivables Purchase Program” means the revolving Foreign Receivables Purchase Program, pursuant to which Hayes Lemmerz Werke GmbH shall sell and assign certain Receivables Assets to MHB Financial Services GmbH & Co. KG, Eschborn.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantor” means Holdings, the Parent and each Domestic Subsidiary Guarantor.

“Guaranty” means the Second Amended and Restated Guaranty, in substantially the form of Exhibit H-1 (Form of Second Amended and Restated Guaranty), executed by the Guarantors pursuant to which the Guarantors shall guarantee both the Domestic Obligations and Foreign Obligations and the U.S. Borrower shall guarantee the Foreign Obligations.

CONFORMED COMPOSITE VERSION

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person (or, with regard to trade payables not constituting Indebtedness, of a Foreign Subsidiary of such Person that is not a Foreign Subsidiary Guarantor), if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness (or such trade payables) that such Indebtedness (or such trade payables) will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness (or such trade payables) will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person (or such trade payables) and (b) any liability of such Person for Indebtedness of another Person (or such trade payables) through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness (or such trade payables) or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness (or such trade payables) or to assure the holder of such Indebtedness (or such trade payables) against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person (or such trade payables) will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness (or such trade payables) will be protected (in whole or in part) against loss in respect thereof.  The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness (or such trade payables) so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Holdings’ Accountants” means KPMG, LLP or other independent nationally-recognized public accountants reasonably acceptable to (i) in the case of the Prepetition Obligations, the Prepetition Administrative Agent and (ii) in the case of the DIP Obligations, the Requisite DIP Lenders.

“Incremental DIP Loan Borrowing Date” has the meaning set forth in Section 2.03A(a) (Incremental New Money DIP Term Loans and Commitments).

CONFORMED COMPOSITE VERSION

“Incremental New Money DIP Term Lender” has the meaning set forth in Section 2.03A(c)(i) (Incremental New Money DIP Term Loans and Commitments).

“Incremental New Money DIP Term Loan Commitments” has the meaning set forth in Section 2.03A(b)(ii) (Incremental New Money DIP Term Loans and Commitments).

“Incremental New Money DIP Term Loan Request” has the meaning set forth in Section 2.03A(a) (Incremental New Money DIP Term Loans and Commitments).

“Incremental New Money DIP Term Loans” has the meaning set forth in Section 2.03A(a) (Incremental New Money DIP Term Loans and Commitments).

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money (other than pursuant to a Securitization Program, a Domestic Receivables Purchase Program or a Foreign Receivables Purchase Program), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest (other than pursuant to a Securitization Program, a Domestic Receivables Purchase Program or a Foreign Receivables Purchase Program), (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than unsecured trade payables incurred in the ordinary course of business that are (i) not more than 90 days overdue or (ii) being contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of such Person in accordance with GAAP, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) all aggregate outstanding amounts invested in Receivables Assets (or interests therein), whether denominated as “capital,” “net investment,” “loan” or other “financing,” “payment of purchase price” or other similar term, that are sold, leased, subleased, transferred or conveyed in accordance with any Securitization Program, a Domestic Receivables Purchase Program or a Foreign Receivables Purchase Program, and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.5 (Indemnities) or Section 11.5.A (Indemnities), as applicable.

CONFORMED COMPOSITE VERSION

“Indemnitee” has the meaning specified in Section 11.5 (Indemnities) or Section 11.5.A (Indemnities), as applicable.

“Indenture” means the Indenture, dated as of May 30, 2007, between the Luxembourg Borrower and U.S. Bank National Association, as Trustee.

“Initial Cases” has the meaning specified in the recitals to this Agreement.

“Initial Debtors” has the meaning specified in the Preamble

“Initial New Money DIP Term Loans” means the New Money DIP Term Loans made on the DIP Effective Date.

“Initial New Money DIP Term Loan Commitment” means with respect to each New Money DIP Lender, that sub-limit of the New Money DIP Term Loan Commitment of such New Money DIP Lender, as set forth opposite such New Money DIP Lender’s name on Part B of Schedule I (Commitments) under the caption “Initial New Money DIP Term Loan Commitment” (as amended to reflect each Assignment and Acceptance executed by such New Money DIP Lender), as such amount may be reduced pursuant to this Agreement or by order of the Bankruptcy Court.

“Intercompany Borrower” means each borrower of any Intercompany Loan.

“Intercompany Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Intercompany Loan Party in or upon which a Lien is granted under any Intercompany Collateral Document.

“Intercompany Collateral Documents” means the Intercompany Pledge and Security Agreements, the Intercompany Mortgages and any other document executed and delivered by any Intercompany Loan Party granting a Lien on any of its property to secure the payment of the Intercompany Obligations.

“Intercompany Guaranty” means each guaranty, executed and delivered by an Intercompany Guarantor in favor of any Intercompany Lender, in form and substance reasonably satisfactory to (i) in the case of an Intercompany Guaranty entered into prior to the DIP Effective Date, the Prepetition Administrative Agent and (ii) in the case of an Intercompany Guaranty entered into (or amended after) on or after the DIP Effective Date, the DIP Administrative Agent.

“Intercompany Guarantor” means each Foreign Subsidiary that executes and delivers an Intercompany Guaranty.

“Intercompany Lender” means each lender of any Intercompany Loan.

“Intercompany Loan” means any Indebtedness owed by any Foreign Subsidiary to any Borrower, U.S. LLC (until the Triggering Date) or another Foreign Subsidiary.

CONFORMED COMPOSITE VERSION

“Intercompany Loan Documents” means, collectively, the Intercompany Notes, the Intercompany Guaranties, the Intercompany Collateral Documents and each certificate, agreement or document executed by an Intercompany Loan Party in connection with any Intercompany Loan.

“Intercompany Loan Party” means each Intercompany Borrower, each Intercompany Guarantor and each Foreign Subsidiary that executes and delivers an Intercompany Loan Document.

“Intercompany Mortgage” means each mortgage, deed of trust or other real estate security document, executed and delivered by an Intercompany Loan Party in favor of any Intercompany Lender, in form and substance reasonably satisfactory to (i) in the case of an Intercompany Mortgage entered into prior to the DIP Effective Date, the Prepetition Administrative Agent and (ii) in the case of an Intercompany Mortgage entered into (or amended after) on or after the DIP Effective Date, the DIP Administrative Agent.

“Intercompany Note” means each promissory note or other document, evidencing each Intercompany Loan, issued by an Intercompany Borrower in favor of any Intercompany Lender, in form and substance reasonably satisfactory to (i) in the case of an Intercompany Note entered into prior to the DIP Effective Date, the Prepetition Administrative Agent and (ii) in the case of an Intercompany Note entered into on or after (or amended after) the DIP Effective Date, the DIP Administrative Agent.

“Intercompany Obligations” means, in the case of any Intercompany Borrower, the Intercompany Loans to such Intercompany Borrower and all other amounts, obligations, covenants and duties owing by such Intercompany Borrower to any Intercompany Lender of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and, in the case of any other Intercompany Loan Party, the obligations of such Intercompany Loan Party under its Intercompany Guaranty and the other Intercompany Loan Documents to which it is a party.

“Intercompany Pledge and Security Agreement” means each pledge and/or other security agreement, executed and delivered by an Intercompany Borrower in favor of any Intercompany Lender, in form and substance reasonably satisfactory to (i) in the case of an Intercompany Pledge and Security Agreement entered into prior to the DIP Effective Date, the Prepetition Administrative Agent and (ii) in the case of an Intercompany Pledge and Security Agreement entered into on or after (or amended after) the DIP Effective Date, the DIP Administrative Agent.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b)  Interest Expense in Cash of such Person for such period (excluding, in relation to the DIP Obligations, any Interest Expense in Cash in relation to Intercompany Loans)

CONFORMED COMPOSITE VERSION

“Interest Coverage Ratio (Foreign Subsidiaries)” means, with respect to any Person for any period, the ratio of (a) aggregated EBITDA of such Person for such period to (b)  Interest Expense (Foreign Subsidiaries) in Cash of such Person for such period (excluding, in relation to the DIP Obligations, any Interest Expense (Foreign Subsidiaries) in Cash in relation to Intercompany Loans).

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Expense (Foreign Subsidiaries)” means, for any Person for any period, (a)  total interest expense of such Person for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b)  net gains of such Personunder Interest Rate Contracts for such period and minus (c) any interest income of such Person and its Subsidiaries for such period.

“Interest Period” means, in the case of any Eurocurrency Rate Loan, (i) in the case of Prepetition Loans (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Rate Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Prepetition Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.12 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.12 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Prepetition Borrower in its Notice of Conversion or Continuation given to the Prepetition Administrative Agent pursuant to Section 2.12 (Conversion/Continuation Option) and (ii) in the case of DIP Loans (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Rate Loan and ending one, two, or three months thereafter and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.12A (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, or three months thereafter; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurocurrency Rate Loans are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the

CONFORMED COMPOSITE VERSION

calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)           the applicable Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Prepetition Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv)           the applicable Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than the applicable Minimum Currency Threshold;

(v)           there shall be outstanding at any one time (i) in the case of Interest Periods in respect of the Prepetition Loans, no more than 20 Interest Periods in the aggregate and (ii) in the case of Interest Periods in respect of the DIP Loans, no more than five (5) Interest Periods; and

(vi)           in the case of Interest Periods in respect of the DIP Loans, all Interest Periods shall be for one, two, or three months, unless otherwise consented to by the Requisite DIP Lenders.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interim Order” means that certain order approving, among other things, this Agreement on an interim basis issued by the Bankruptcy Court approving this Agreement and the other DIP Loan Documents and the transactions contemplated hereby and thereby and authorizing the incurrence by the Loan Parties of post-petition secured and super-priority Indebtedness in accordance with this Agreement, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion.

“Interim Order Date” means the date on which the Interim Order is entered into by the Bankruptcy Court.

“Inventory” has the meaning specified in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or substantially all of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and

CONFORMED COMPOSITE VERSION

(d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person; provided, however, that in the case of the Loan Parties, “Investments” shall not include any Tax Planning Transactions.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit or Synthetic Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit or Synthetic Letter of Credit.  The terms “Issued”, “Issuing” and “Issuance” shall have a corresponding meaning.

“Issuer” means (i) each Prepetition Lender or Affiliate of a Prepetition Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Prepetition Administrative Agent and the Borrowers by agreeing pursuant to an agreement with and in form and substance satisfactory to the Prepetition Administrative Agent and the Borrowers to be bound by the terms hereof applicable to Issuers; provided, however, that with respect to any Synthetic Letter of Credit, the term “Issuer” shall mean Citibank, N.A.

“Lenders” means, collectively, the Prepetition Lenders and the DIP Lenders and “Lender” means either one of them as the context shall require.

“Letter of Credit” means any Revolving Letter of Credit or any Synthetic Letter of Credit.

“Letter of Credit Obligations” means, with respect to each Borrower, at any time, the aggregate of all liabilities at such time of such Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Dollar Equivalents of the Reimbursement Obligations at such time (b) the Dollar Equivalent of the Revolving Letter of Credit Undrawn Amounts at such time and (c) the Dollar Equivalent of the Synthetic L/C Undrawn Amounts.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, with respect to each Borrower, the sum such U.S. Letter of Credit Undrawn Amounts and such Euro Letter of Credit Undrawn Amounts.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Financial Covenant Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date; provided, however, that the aggregate amount of any cash and Cash

CONFORMED COMPOSITE VERSION

Equivalents that is not required to be designated as “restricted” on the balance sheet of such Person in accordance with GAAP of Holdings and any of its Subsidiaries as of such date that are free and clear of any liens (other than Liens in favor of any Agent and any customary banker’s liens, set-offs and counterclaims) shall be subtracted from the sum of “Financial Covenant Debt”.

“LIBOR Rate” means, with respect to any Interest Period, the greater of (i) (A) in the case of the Prepetition Loans, 2.50% per annum and (B) in the case of the DIP Loans, (x) prior to the Roll-Up Loan Elevation Date, 6.00% per annum and (y) on and after the Roll-Up Loan Elevation Date, 3.00% per annum and (ii) the rate per annum determined by the applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period) by reference to the applicable Screen Rate for deposits in Dollars (as set forth by any service selected by the applicable Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the applicable Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Liquidity”  on any date of determination, the sum, without duplication, of (i) the cash and Cash Equivalents which are not subject to any Liens (other than Liens in favor of the DIP Administrative Agent, for the benefit of the Secured DIP Parties and Liens in favor of the Prepetition Administrative Agent, for the benefit of the Secured Prepetition Parties) on such date plus (ii) the unfunded portion of the New Money DIP Term Loan Commitments on such date plus (iii) the aggregate availability under any loan agreements or other lines of credit of the Holdings and its Subsidiaries on such date; provided that, for the purposes of determining Liquidity, any amounts under (i) or (iii) above held  by or available to any Subsidiary that is a joint venture with another Person shall not be included in such determination.

 “Loan” means any loan made by any Lender pursuant to this Agreement.

CONFORMED COMPOSITE VERSION

“Loan Documents” means the Domestic Loan Documents and the Foreign Loan Documents.

“Loan Party” means each Prepetition Loan Party and each DIP Loan Party.

“Local Time” means, with respect to (a) a Dollar Revolving Loan, New York time and (b) a Euro Revolving Loan, London time.

“Luxembourg Borrower” has the meaning given in the Preamble.

“Lux Subsidiary” means HLI Luxembourg S.a.r.L.

“Mandatory Costs” means, with respect to a Loan or other unpaid sum, the rate per annum notified by any Lender to the applicable Administrative Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank and which shall be determined in accordance with Schedule III (Mandatory Costs).

“Material Adverse Change” means, (x) with respect to the Prepetition Obligations, a material adverse change in any of (a) the condition (financial or otherwise), business or operations of (i) Holdings and its Subsidiaries, taken as a whole, or (ii) the Borrowers and their respective Subsidiaries, taken as a whole, in each case, since January 31, 2007, (b) the legality, validity or enforceability of the Loan Documents, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrowers to repay their respective Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the ability of the Agents, the Lenders or the Issuers to enforce the Loan Documents and (y) with respect to the DIP Obligations, material adverse change in any of (a) the condition (financial or otherwise), business or operations of (i) Holdings and its Subsidiaries, taken as a whole (other than the commencement of the Cases), or (ii) the Borrowers and their respective Subsidiaries (other than the commencement of the Cases), taken as a whole, in each case, since April 6, 2009, (b) the legality, validity or enforceability of the DIP Loan Documents, (c) the perfection or priority of the Liens granted pursuant to the DIP Collateral Documents, (d) the ability of the Borrowers to repay their respective DIP Obligations or of the other Loan Parties to perform their respective obligations under the DIP Loan Documents or (e) the ability of the Agents or the DIP Lenders to enforce the DIP Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means, as of the date of determination, each of Holdings’ Subsidiaries that as of such time meets the definition of a “significant subsidiary” contained as of such date in Regulation S-X of the Securities and Exchange Commission, provided that, notwithstanding the foregoing, each Subsidiary Guarantor shall be deemed to be a “Material Subsidiary”.

“Minimum Currency Threshold” means, in the case of Revolving Credit Borrowings of (i) Base Rate Loan in Dollars, an aggregate amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) Eurocurrency Rate Loans, an

CONFORMED COMPOSITE VERSION

aggregate amount of not less than $3,000,000 (for Loans denominated in Dollars) or €3,000,000 (for Loans denominated in Euro) or an integral multiple of $1,000,000 (or €1,000,000) in excess thereof.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrowers or any other Loan Party.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Flow After Restructuring Expenses” means (A) for Holdings for any period, (a) Consolidated Net Income of Holdings for such period plus (b) the excess, if any, of (i) the Working Capital of Holdings at the beginning of such period over (ii) the Working Capital of Holdings at the end of such period plus (c) non-cash charges and non-cash losses for such period plus (d) cash flow from investing during such period  plus (e) cash flow from financing activities during such period minus (f) all costs and expenses paid or accrued by the Obligors during such period in connection with the Cases or restructuring of the Obligors and (B) for the Luxembourg Borrower together with the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico) for any period, (a) aggregated Net Income of the Luxembourg Borrower and the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico) for such period plus (b) the excess, if any, of (i) the Working Capital of the Luxembourg Borrower and the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico) at the beginning of such period over (ii) the Working Capital of the Luxembourg Borrower and the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico) at the end of such period plus (c) non-cash charges and non-cash losses for such period plus (d) cash flow from investing during such period  plus (e) cash flow from financing activities during such period minus (f) all costs and expenses paid or accrued by the Luxembourg Borrower and the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico) during such period in connection with the Cases or restructuring of the Obligors.

“Net Cash Proceeds” means (A) in respect of the Prepetition Obligations, proceeds received by any Loan Party or any of its Subsidiaries after the Effective Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under Section 8.4(a), (b), (c), (e), (f), (g), (h) or (i) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale and (iv) in the case of an Asset Sale permitted under Section 8.4(j) of assets that were used in terminated operations, the reasonable cash costs incurred to terminate such operations, including severance and other employee termination or transfer costs, equipment decommissioning and refurbishing costs and costs for post-termination taxes, maintenance and services related to such assets; provided, however, that evidence of each of (i), (ii), (iii) and (iv) above is provided to the Prepetition Administrative Agent in form and substance reasonably satisfactory to the Prepetition Administrative Agent or (b) Property Loss Event (other than a Property Loss Event arising solely from any loss of or

CONFORMED COMPOSITE VERSION

damage to property owned by a Securitization SPV), in each case, net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction and (B) in respect of the DIP Obligations proceeds received by any Loan Party or any of its Subsidiaries after the DIP Effective Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under Section 8.4A(a), (b), (c), (e), (f), (g), (h) or (i) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the DIP Obligations) secured by the assets subject to such Asset Sale and (iv) in the case of an Asset Sale permitted under Section 8.4A(j) of assets that were used in terminated operations, the reasonable cash costs incurred to terminate such operations, including severance and other employee termination or transfer costs, equipment decommissioning and refurbishing costs and costs for post-termination taxes, maintenance and services related to such assets; provided, however, that evidence of each of (i), (ii), (iii) and (iv) above is provided to the DIP Administrative Agent in form and substance reasonably satisfactory to the DIP Administrative Agent or (b) Property Loss Event (other than a Property Loss Event arising solely from any loss of or damage to property owned by a Securitization SPV), in each case, net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction.

 “New Money DIP Lender” means each New Money Dollar DIP Lender and each New Money Euro DIP Lender.

“New Money DIP Term Loan” means each New Money Dollar DIP Term Loan and each New Money Euro DIP Term Loan.

“New Money DIP Term Loan Borrowing” means New Money DIP Term Loans made on the same day by the New Money DIP Lenders ratably according to their respective New Money DIP Term Loan Commitments.

“New Money DIP Term Loan Borrowing Notice” means a notice of borrowing for New Money DIP Term Loans substantially in the form of Exhibit C-2 (Form of New Money Term Loan Borrowing Notice).

“New Money DIP Term Loan Commitment” means each New Money Dollar DIP Term Loan Commitment and each New Money Euro DIP Term Loan Commitment.“New Money DIP Term Loan Facility” means the New Money DIP Term Loan Commitment and the provisions herein related to the New Money DIP Term Loans.

“New Money DIP Term Loan Note” means a promissory note of the applicable Borrower, substantially in the form of Exhibit B-3 (Form of New Money DIP Term Loan Note), payable to the order of any New Money DIP Lender in a principal amount equal to the amount of such Lender’s New Money DIP Term Loan Commitment evidencing the Indebtedness of the applicable Borrower to such Lender resulting from the New Money DIP Term Loan owing by the applicable Borrower to such Lender.

“New Money Dollar DIP Lender” means each DIP Lender that has a New Money Dollar DIP Term Loan Commitment or that holds a New Money Dollar DIP Term Loan (including each DIP Lender that has an Incremental New Money DIP Term Loan Commitment

CONFORMED COMPOSITE VERSION

that is denominated in Dollars or that holds an Incremental New Money DIP Term Loan that is denominated in Dollars).

“New Money Dollar DIP Term Loan” has the meaning specified in Section 2.1.A(a)(i) (The DIP Facilities).

“New Money Dollar DIP Term Loan Commitment” means with respect to each New Money Dollar DIP Lender, the commitment of such New Money Dollar DIP Lender to make New Money Dollar DIP Term Loans to the Borrowers on the DIP Borrowing Dates in the aggregate principal amount outstanding not to exceed the amount set forth opposite such New Money Dollar DIP Lender’s name on Part B of Schedule I (Commitments) under the caption “New Money Dollar DIP Term Loan Commitment” (as amended to reflect each Assignment and Acceptance executed by such New Money DIP Lender), as such amount may be increased pursuant to Section 2.03A of this Agreement, and as such amount may be reduced pursuant to this Agreement.

“New Money Euro DIP Lender” means each DIP Lender that has a New Money Euro DIP Term Loan Commitment or that holds a New Money Euro DIP Term Loan (including each DIP Lender that has an Incremental New Money DIP Term Loan Commitment that is denominated in Euros or that holds an Incremental New Money DIP Term Loan that is denominated in Euros).

“New Money Euro DIP Term Loan” has the meaning specified in Section 2.1.A(a)(ii) (The DIP Facilities).

“New Money Euro DIP Term Loan Commitment” means with respect to each New Money Euro DIP Lender, the commitment of such New Money Euro DIP Lender to make New Money Euro DIP Term Loans to the Borrowers on the DIP Borrowing Dates in the aggregate principal amount outstanding not to exceed the amount set forth opposite such New Money Euro DIP Lender’s name on Part B of Schedule I (Commitments) under the caption “New Money DIP Term Loan Commitment” (as amended to reflect each Assignment and Acceptance executed by such New Money Euro DIP Lender), as such amount may be increased pursuant to Section 2.03A of this Agreement, and as such amount may be reduced pursuant to this Agreement.

“New Second Lien Notes” has the meaning specified in Section 8.6(b) (Prepayment and Cancellation of Indebtedness).

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

CONFORMED COMPOSITE VERSION

 “Non-Funding New Money DIP Lender” has the meaning specified in Section 2.2A(d).

“Non-Funding Prepetition Lender” has the meaning specified in Section 2.2(e) (Borrowing Procedures).

“Non-U.S. DIP Lender” means (a) each DIP Lender and DIP Administrative Agent that is a foreign person as defined in Treasury Regulations Section 1.1441-1(c)(2) or (b) each DIP Lender and DIP Administrative Agent that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations Section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations Section 1.1441-1(c)(2).

“Non-U.S. Prepetition Lender” means (a) each Prepetition Lender, Issuer and Agent that is a foreign person as defined in Treasury Regulations Section 1.1441-1(c)(2) or (b) each Prepetition Lender, Issuer and Agent that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations Section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations Section 1.1441-1(c)(2).

“Non-Wheel Businesses” means, each of the following, (i) HLI Powertrain Holding Company, Inc., (ii)  Hayes Lemmerz Industrias Fronterizas HLI, S.A. de C.V., (iii) Hayes Lemmerz International – Laredo, Inc. and (iv) HLI Realty, Inc.

“Note” means any Revolving Credit Note, Term Loan Note or DIP Loan Note.

“Note Guaranty” has the meaning specified in the Indenture.

“Notice of Borrowing” has the meaning specified in Section 2.2 (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.12 (Conversion/Continuation Option) or Section 2.12A (Conversion/Continuation Option), as applicable.

 “Obligations” means, collectively, the Domestic Obligations and the Foreign Obligations.

“Obligors” means, collectively, the Debtors, the Guarantors, the DIP Guarantor and the DIP Foreign Subsidiary Guarantors.

“Operating Forecast” has the meaning specified in Section 6.1.A(i) (Financial Statements and Additional Bankruptcy-related Reporting).

“Orders” means the Interim Order or the Final Order, as applicable.

“Original Closing Date” means June 3, 2003.

CONFORMED COMPOSITE VERSION

“Parent” means HLI Parent Company, Inc.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by either of the Borrowers or any of their Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division thereof (the “Target”), or the merger of the Target with or into either of the Borrowers or any Subsidiary of such Borrower (with such Borrower, in the case of a merger with either of the Borrowers, being the surviving organization) subject to the satisfaction of each of the following conditions:

(a)           the Prepetition Administrative Agent shall receive at least 10 Business Days’ prior written notice of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

(b)           such acquisition shall only involve assets comprising a business, or those assets of a business, of the type permitted under Section 8.8 (Change in Nature of Business);

(c)           such acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(d)           no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the U.S. Borrower and Target after giving effect to such acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness of the Target permitted under Section 8.1 (Indebtedness);

(e)           the sum of all amounts payable in connection with such acquisition and all other Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the U.S. Borrower and Target (excluding any consideration consisting of common stock of Holdings) shall not exceed $50,000,000; provided, however, that, if the Leverage Ratio of the U.S. Borrower as of the date of such acquisition on a pro forma basis, after giving effect to such acquisition, is less than 2.25 to 1.0, then such amount shall be $75,000,000;

(f)           at or prior to the closing of such acquisition, the applicable Borrower (or the Subsidiary making such acquisition) and the Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties);

(g)           concurrently with delivery of the notice referred to in clause (a) above, the applicable Borrower shall have delivered to the Prepetition Administrative Agent such

CONFORMED COMPOSITE VERSION

other financial information, financial analysis, documentation or other information relating to such acquisition as the Prepetition Administrative Agent or any Prepetition Lender shall reasonably request;

(h)           on or prior to the date of such acquisition, the Prepetition Administrative Agent shall have received, copies of the acquisition agreement, related Contractual Obligations and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Prepetition Administrative Agent; and

(i)           at the time of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Petition Date” has the meaning specified in the recitals to this Agreement.

“Plan” has the meaning specified in the Plan Term Sheet.

“Plan Term Sheet” means the term sheet attached as Exhibit M hereto.

“Plan Term Sheet Fiduciary Event” has the meaning specified in Section 7.17.A(c).

“Pledge and Security Agreement” means the Second Amended and Restated Pledge and Security Agreement, in substantially the form of Exhibit I (Form of Second Amended and Restated Pledge and Security Agreement), executed by the U.S. Borrower and each Domestic Subsidiary Guarantor.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prepetition Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Prepetition Agent” shall mean the Prepetition Administrative Agent, the Prepetition Syndication Agent and the Prepetition Documentation Agent.

“Prepetition Arrangers” means Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

“Prepetition Commitment” means, with respect to any Prepetition Lender, such Prepetition Lender’s Revolving Credit Commitment, if any, Term Loan Commitment, if any, Synthetic L/C Commitment, if any, and “Commitments” means the aggregate Revolving Credit

CONFORMED COMPOSITE VERSION

Commitments, Term Loan Commitments and Synthetic L/C Commitments of all Prepetition Lenders.

“Prepetition Documentation Agent” has the meaning specified in the preamble to this Agreement.

“Prepetition Domestic Secured Obligations” means, in the case of the U.S. Borrower, the Domestic Prepetition Obligations, and, in the case of any other Domestic Loan Party, the obligations of such Domestic Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Prepetition Facilities” means (a) the Term Loan Facility, (b) the Revolving Credit Facility and (c) the Synthetic L/C Facility.

“Prepetition Lead Arrangers” has the meaning specified in the Preamble.

“Prepetition Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” under the Existing Credit Agreement or (b) from time to time becomes a party hereto in respect of Prepetition Loans by execution of an Assignment and Acceptance.

“Prepetition Loan Documents” means the Domestic Prepetition Loan Documents and the Foreign Prepetition Loan Documents.

“Prepetition Loan Party” means each of the Borrowers, each Guarantor and each other Subsidiary of the Borrowers that executes and delivers a Prepetition Loan Document.

“Prepetition Loans” means any loan made by a Prepetition Lender pursuant to this Agreement prior to the DIP Effective Date.

“Prepetition Obligations” means, collectively, the Domestic Prepetition Obligations and the Foreign Prepetition Obligations.

“Prepetition Secured Obligations” means, collectively the Prepetition Domestic Secured Obligations and the Foreign Secured Prepetition Obligations.

“Prepetition Syndication Agent” has the meaning specified in the preamble to this Agreement.

“Priming Liens” means pursuant to section 364(d)(1) of the Bankruptcy Code, fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, priming security interest in and liens, senior in all respects to the interests in such property of the Prepetition Lenders, upon all Domestic Collateral securing the Prepetition Obligations under the Existing Credit Agreement subject to the Interim Order or the Final Order.

“Priority Liens” means, collectively, Existing Liens and Customary Permitted Liens solely to the extent such liens are senior to the Liens of the Prepetition Lenders as of the Petition Date.

CONFORMED COMPOSITE VERSION

“Projections” means those financial projections dated April 16, 2007, covering the fiscal years ending in 2007 through 2011 inclusive, delivered to the Prepetition Lenders by the U.S. Borrower prior to the Effective Date.

“Property Loss Event” means (i) in the case of the Prepetition Obligations, (a) any loss of or damage to property of the U.S. Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $1,000,000 (individually or in the aggregate) or (b) any taking of property of the U.S. Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of $1,000,000 (individually or in the aggregate) and (ii) in the case of the DIP Obligations, (a) any loss of or damage to property of Holdings or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $10,000,000 (individually or in the aggregate) or (b) any taking of property of Holdings or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of $10,000,000 (individually or in the aggregate)..

“Proposed Change” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Proposed DIP Change” has the meaning specified in Section 11.1A(c) (Amendments, Waivers, Etc).

“Protective Advances” means all expenses, disbursements and advances incurred by any Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the applicable Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or the DIP Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 11.8 (Sharing of Payments, Etc.).

“Ratable Portion” or “ratably” means, (x) with respect to any Prepetition Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Prepetition Lender by (ii) the aggregate Revolving Credit Commitments of all Prepetition Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Prepetition Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Prepetition Lenders), (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Prepetition Lender by (ii) the aggregate Term Loan Commitments of all Term Loan Lenders (or, at any time after the Effective Date, the percentage obtained by dividing the aggregate outstanding principal balance of such Prepetition Lender’s Term Loan by the aggregate outstanding principal balance of the Term Loans), (c) with respect to the Credit-Linked Deposits or Synthetic L/C Commitments of any Prepetition Lender, the percentage obtained by dividing (i) the Synthetic L/C Exposure of that Prepetition Lender by (ii) the aggregate Synthetic L/C Exposure of all Prepetition Lenders, (d) with respect to the Prepetition

CONFORMED COMPOSITE VERSION

Facilities as a whole, the percentage obtained by dividing (i) the Prepetition Commitments of such Prepetition Lender by (ii) the aggregate Prepetition Commitments of all Prepetition Lenders (or, at any time after the Effective Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Prepetition Loans owing to such Lender by the aggregate outstanding principal balance of all Loans owing to all Lenders) and (y) with respect to any DIP Lender, (a) with respect to the New Money DIP Term Loans, the percentage obtained by dividing (i) the New Money DIP Term Loan Commitment of such DIP Lender by (ii) the aggregate New Money DIP Term Loan Commitments of all New Money DIP Lenders (or, at any time after the DIP Effective Date, the percentage obtained by dividing the aggregate outstanding principal balance of such New Money DIP Lender’s New Money DIP Term Loan by the aggregate outstanding principal balance of the New Money DIP Term Loans), and [(b) with respect to the Senior Roll-Up Loans, the percentage obtained by dividing (i) the Senior Roll-Up Entitlement of such DIP Lender by (ii) the aggregate Senior Roll-Up Entitlements of all Senior Roll-Up Lenders (or, at any time after the DIP Effective Date, the percentage obtained by dividing the aggregate outstanding principal balance of such Senior Roll-Up Lender’s outstanding Senior Roll-Up Entitlements and Senior Roll-Up Loans by the aggregate outstanding principal balance of the Senior Roll-Up Entitlements and Senior Roll-Up Loans).

“Receivables Assets” means all of the following property and following interests in property, including any undivided interest in any pool of any such property or interests, whether now existing or existing in the future or hereafter arising or acquired: (i) accounts, (ii) accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper, in each case, solely to the extent created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance, and including all rights to payment thereunder, (iii) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom, (iv) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods), (v) all reserves and credit balances with respect to any such accounts receivable or account debtors, (vi) all letters of credit, security or Guaranty Obligations with respect to any of the foregoing, (vii) all insurance policies proceeds, premium refunds or reports relating to any of the foregoing, (viii) all collection or deposit accounts relating to any of the foregoing, (ix) all books and records relating to any of the foregoing, (x) all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing, (xi) rights against a seller or other transferor in respect of the repurchase of accounts receivable arising as a result of a breach of a representation or warranty and (xii) all proceeds of any of the foregoing.

“Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, collectively, the Revolving Letter of Credit Reimbursement Obligations and the Synthetic L/C Reimbursement Obligations.

CONFORMED COMPOSITE VERSION

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not initially applied to prepay the Prepetition Loans pursuant to Section 2.10 (Mandatory Prepayments) as a result of the delivery of a Reinvestment Notice no later than five Business Days following such Property Loss Event.

“Reinvestment Event” means any Property Loss Event in respect of which the U.S. Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the U.S. Borrower stating that no Default or Event of Default has occurred and is continuing and that the U.S. Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Property Loss Event to acquire assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date to acquire assets useful in any Borrower’s business or to effect repairs.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the U.S. Borrower shall have notified the applicable Administrative Agent of the U.S. Borrower’s determination not to acquire replacement assets useful in the U.S. Borrower’s or a Subsidiary’s business (or not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Business” means any business that is substantially similar to, or related extensions of, the business of the U.S. Borrower and/or its Subsidiaries as conducted on the Effective Date occurring in the ordinary course.

“Related Documents” means the Indenture, the Senior Notes, the Note Guaranties and each other document and instrument executed with respect thereto.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

CONFORMED COMPOSITE VERSION

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite DIP Lenders” means, collectively, DIP Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of New Money DIP Term Loan Commitments and (b) the aggregate principal amount of the DIP Loans then outstanding.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the aggregate Revolving Credit Outstandings, (b) the aggregate outstanding amount of the Term Loan Commitments or, after the Effective Date, the aggregate principal amount of the Term Loans then outstanding and (c) the aggregate outstanding amount of the Synthetic L/C Commitments.  A Non-Funding Prepetition Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” shall mean Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, fifty percent (50%) of the aggregate Revolving Credit Outstandings.  A Non-Funding Prepetition Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Supermajority DIP Lenders” means, collectively, DIP Lenders having more than sixty percent (60%) of the sum of (a) the aggregate outstanding amount of New Money DIP Term Loan Commitments and (b) the aggregate principal amount of the DIP Loans then outstanding.

“Requisite Synthetic L/C Lenders” means Synthetic L/C Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Synthetic L/C Commitments.

“Requisite Term Loan Lenders” means Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Effective Date, fifty percent (50%) of the principal amount of the Term Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Parent, the U.S. Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent, the U.S. Borrower or any of its Subsidiaries now or hereafter outstanding.

CONFORMED COMPOSITE VERSION

“Revolving Credit Borrowing” means, with respect to a Borrower, Revolving Loans made to such Borrower on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means the U.S. Revolving Credit Commitments and the Euro Revolving Credit Commitments.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Prepetition Lender having a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note any Borrower, substantially in the form of Exhibit B-1 (Form of Revolving Credit Note), payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing by such Borrower to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, with respect to a Borrower, at any particular time, the sum of such Borrower’s (a) U.S. Revolving Credit Outstandings and (b) Euro Revolving Credit Outstandings.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.6 and (c) the date on which the Prepetition Obligations become due and payable pursuant to Section 9.2(ii) (Remedies).

“Revolving Letter of Credit” means any U.S. Revolving Letter of Credit or Euro Revolving Letter of Credit.

“Revolving Letter of Credit Obligations” means, with respect to a Borrower, the sum of such Borrower’s Euro Revolving Letter of Credit Obligations and such Borrower’s Dollar Revolving Letter of Credit Obligations.

“Revolving Letter of Credit Reimbursement Obligations” means, with respect to a Borrower, at any time, the sum of such Borrower’s U.S. Revolving Letter of Credit Reimbursement Obligations and such Borrower’s Euro Revolving Letter of Credit Reimbursement Obligations.

“Revolving Letter of Credit Sublimit” means, with respect to Revolving Letters of Credit under the Revolving Credit Facility, $35,000,000 (or the Dollar Equivalent).

“Revolving Letter of Credit Undrawn Amounts” means, with respect to a Borrower, at any time, the sum of such Borrower’s U.S. Revolving Letter of Credit Undrawn Amounts and such Borrower’s Euro Revolving Letter of Credit Undrawn Amounts.

CONFORMED COMPOSITE VERSION

“Revolving Loan” means any Dollar Revolving Loan or Euro Revolving Loan.  To avoid any doubt, no Swing Loan shall be a Revolving Loan.

“Rights Offering” means a rights offering to Holdings’ stockholders at a subscription price of $3.25 per share.

“Rights Offering Documents” means the Registration Rights Agreement, dated as of March 16, 2007, by and among Holdings, Deutsche Bank Securities Inc., SPCP Group, LLC and any additional parties identified on the signature pages of any Additional Investor Agreement (as defined therein), as amended, and each other document and instrument executed with respect thereto.

“Roll-Up Loan” means the Senior Roll-Up Loans.

“Roll-Up Lender” means the Senior Roll-Up Lenders.

“Roll-Up Loan Elevation Date” shall mean  that date that is the earlier of (i) the date so elected by the Requisite DIP Lenders in their sole discretion by notice to the Borrowers, (ii) the date that the DIP Facilities are accelerated or the unutilized New Money DIP Term Loan Commitments are terminated, including, without limitation, as a result of the occurrence of an Event of Default, or (iii) the DIP Loan Maturity Date.

“Roll-Up Loan Note” means a promissory note of the applicable Borrower, substantially in the form of Exhibit B-4 (Form of Roll-Up Loan Note), payable to the order of any Roll-Up Lender in a principal amount equal to the amount of such Lender’s Roll-Up Loans evidencing the Indebtedness of the applicable Borrower to such Lender resulting from the Roll-Up Loans owing by the applicable Borrower to such Lender.

“S&P” means Standard & Poor’s Rating Services.

“Sale Assets” has the meaning specified in Section 7.17A(b).

“Sale Transaction” has the meaning specified in Section 7.17A(a).

“Sales Offer” has the meaning specified in Section 7.17A(d).

“Sales Transaction Fiduciary Event” has the meaning specified in Section 7.17.A(c).

“Screen Rate” means (i) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Telerate screen and (ii) in relation to the LIBOR Rate for any Eurocurrency Rate Loan in Euro, the British Bankers’ Association Settlement Rate for the relevant currency and period and (iii) in relation to the LIBOR Rate for any Eurocurrency Rate Loan in Dollars, the Reuters Screen LIBOR01 Page as of 11:00 a.m, London time, on the second full Business Day next preceding the first day of each Interest Period.  If the agreed page is replaced or service ceases to be available, the applicable Administrative Agent may specify

CONFORMED COMPOSITE VERSION

another page or service as determined in the reasonable exercise of its judgment displaying the appropriate rate after consultation with the U.S. Borrower.

“Secured DIP Obligations” means, collectively the Domestic Secured DIP Obligations and the Foreign Secured DIP Obligations.

“Secured DIP Parties” means the DIP Lenders, the DIP Administrative Agent, the DIP Depositary and any other holder or agent for the holder of any Secured DIP Obligation.

“Secured Obligations” means, collectively the Secured Prepetition Obligations and the Secured DIP Obligations.

“Secured Parties” means the Secured DIP Parties and/or the Secured Prepetition Parties.

“Secured Prepetition Obligations” means the Domestic Secured Prepetition Obligations and the Foreign Secured Prepetition Obligations.

“Secured Prepetition Parties” means the Prepetition Lenders, the Issuers, the Prepetition Administrative Agent and any other holder of any Secured Prepetition Obligation.

“Securitization Program” means, with respect to any Person, an agreement or other arrangement or program providing for the sale, transfer or conveyance to a Securitization SPV of Receivables Assets in exchange for the advance of funds to such Person and/or one or more of its Subsidiaries pursuant to documentation (including customary performance guaranties) reasonably acceptable to (i) in respect of the Prepetition Obligations, the Prepetition Administrative Agent and (ii) in respect of the DIP Obligations, the DIP Administrative Agent (including, without limitation, an intercreditor agreement).

“Securitization SPV” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary (or, if not a Subsidiary, the common equity of which is wholly owned, directly or indirectly, by the U.S. Borrower) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor under a Securitization Program or as an intermediate transferee and transferor under a Securitization Program (and, in connection therewith, in either case, owning Receivables Assets and pledging or transferring any interests therein).

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.8(a) (Sharing of Payments, Etc.).

“Senior Notes” means the 8.25% senior notes due 2015 issued pursuant to the Indenture.

CONFORMED COMPOSITE VERSION

“Senior Roll-Up Entitlement” means with respect to each Senior Roll-Up Lender, the entitlement of such Senior Roll-Up Lender to designate Prepetition Loans of such Senior Roll-Up Lender as Senior Roll-Up Loans on the Roll-Up Loan Elevation Date and each subsequent DIP Borrowing Date in an aggregate principal amount not to exceed the amount set forth opposite such Senior Roll-Up Lender’s name on Part C of Schedule I (Commitments), as the same may be increased in accordance with Section 2.3A(c).

“Senior Roll-Up Lender” means a Lender or other Person who is a holder of a Senior Roll-Up Loan or a Senior Roll-Up Entitlement.

“Senior Roll-Up Loans” has the meaning specified in Section 2.1A(b)(i) (DIP Loans).

“Series A Preferred Stock” means the 100,000 shares of preferred stock of the U.S. Borrower, par value $1.00 per share.

“Shortfall Lender” has the meaning set forth in Section 2.03A(b)(iii) (Incremental New Money DIP Term Loans and Commitments).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spanish Holdings” means HLI European Holdings ETVE, S.L.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to each Administrative Agent.

“Specified Asset Sale” means an Asset Sale with respect to the assets listed on Schedule IV.

“Spot Exchange Rate” means the rate of exchange quoted by Deutsche in New York, New York at 12:00 p.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with Euros.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stated Maturity Date” means the date that is six (6) months after the DIP Effective Date, or such other date as may have been extended pursuant to Section 2.22A.

CONFORMED COMPOSITE VERSION

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

 “Subsequent Cases” means each voluntary petition for relief filed by a Subsequent Debtor under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

“Subsequent Debtors” means each other Subsidiary of Holding apart from the Initial Debtors that files a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court after the Petition Date, in each case with the consent of the Requisite DIP Lenders in their sole discretion.

“Subsequent Petition Date” means any date on which a Subsequent Debtor files a Subsequent Case.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Domestic Subsidiary Guarantor and each Foreign Subsidiary Guarantor.

“Substitute Institution” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means CNAI or any other Revolving Credit Lender that becomes the Prepetition Administrative Agent or agrees, with the approval of the Prepetition Administrative Agent and the U.S. Borrower, to act as the Swing Loan Lender hereunder, in each case, in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swiss Branch” means a branch office of U.S. LLC, established under the laws of Switzerland for the purpose of facilitating financing and other transactions among the Luxembourg Borrower and its Subsidiaries.

CONFORMED COMPOSITE VERSION

“Synthetic L/C Availability Period” means the period from the Effective Date to but excluding the Term Loan Maturity Date.

“Synthetic L/C Commitment” means the commitment of a Prepetition Lender to make or otherwise fund a Credit-Linked Deposit and “Synthetic L/C Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Prepetition Lender’s Synthetic L/C Commitment, if any, is set forth opposite such Prepetition Lender’s name on Part A of Schedule I (Commitments) or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Synthetic L/C Commitments as of the Effective Date is €15,000,000.

“Synthetic L/C Disbursement” means a payment or disbursement made by the Issuer pursuant to a Synthetic Letter of Credit.

“Synthetic L/C Exposure” means, with respect to any Synthetic L/C Lender, as of any date of determination, the outstanding principal amount of the Credit-Linked Deposit of such Lender and, without duplication, its participation hereunder in any Synthetic Letter of Credit; provided, at any time prior to the making of the Credit-Linked Deposit, the Synthetic L/C Exposure of any Lender shall be equal to such Lender’s Synthetic L/C Commitment.

“Synthetic L/C Facility” means Synthetic Letters of Credit and the provisions herein related to the Synthetic Letters of Credit.

“Synthetic L/C Lender” means each Lender having a Synthetic L/C Commitment or which has an interest in a Credit-Linked Deposit.

“Synthetic L/C Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Luxembourg Borrower to the Issuers with respect to amounts drawn under Synthetic Letters of Credit.

“Synthetic L/C Undrawn Amount” means, as at any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Synthetic Letters of Credit at such date and (b) the aggregate amount of all Synthetic L/C Disbursements that have not yet been reimbursed at such date (or deemed to have not yet been reimbursed at such date pursuant to Section 2.4(h).

“Synthetic Letter of Credit” means a standby letter of credit issued or to be issued by the Issuer pursuant to Section 2.4 (Letters of Credit) and 2.5 (Synthetic Letters of Credit).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

CONFORMED COMPOSITE VERSION

“Tax Planning Transactions” means certain restructuring transactions among Holdings and its Subsidiaries to be entered into in connection with Holdings’ global tax planning as consented to by the Prepetition Administrative Agent pursuant to Section 2 of Amendment No. 1.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.17(a) (Taxes).

“Term Loan” has the meaning specified in Section 2.1(c) (The Commitments).

“Term Loan Borrowing” means Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.

“Term Loan Commitment” means with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Luxembourg Borrower on the Effective Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Part A of Schedule I (Commitments) under the caption “Term Loan Commitment” (as amended to reflect each Assignment and Acceptance executed by such Lender), as such amount may be reduced pursuant to this Agreement.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Prepetition Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means May 30, 2014.

“Term Loan Note” means a promissory note of the Luxembourg Borrower, substantially in the form of Exhibit B-2 (Form of Term Loan Note), payable to the order of any Term Loan Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment evidencing the Indebtedness of the Luxembourg Borrower to such Lender resulting from the Term Loan owing by the Luxembourg Borrower to such Lender.

 “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which Holdings, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

 “Total Credit-Linked Deposit” means, as at any time of determination, the sum of all Credit-Linked Deposits at such date.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Date” means, the date on which (i) all of the conditions set forth in Schedule 7.13 have been satisfied and (ii) the transactions set forth in the 2007 Corporate

CONFORMED COMPOSITE VERSION

Restructuring have been completed, in each case to the reasonable satisfaction of the Borrowers and the Prepetition Administrative Agent.

“UCC” has the meaning specified in the Pledge and Security Agreement.

 “Unused Commitment Fee” has the meaning specified in Section 2.13(a) (Fees).

“U.S. Borrower” has the meaning specified in the Preamble.

“U.S. Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amounts of all U.S. Revolving Letters of Credit outstanding at such time.

“U.S. LLC” means HLI Swiss Holdings, LLC.

“U.S Revolving Available Credit” means, at any time, (a) the then effective U.S. Revolving Credit Commitments minus (b) the aggregate U.S. Revolving Credit Outstandings at such time.

“U.S. Revolving Credit Commitment” means with respect to each U.S. Revolving Credit Lender, the commitment of such U.S. Revolving Credit Lender to make Dollar Revolving Loans and acquire interests in other U.S. Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such U.S. Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “U.S. Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such U.S. Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“U.S. Revolving Credit Lender” means a Prepetition Lender with a U.S. Revolving Credit Commitment, in its capacity as such.

“U.S. Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Dollar Revolving Loans outstanding at such time, (b) the U.S. Revolving Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“U.S. Revolving Letter of Credit” means any letter of credit issued or deemed issued under the U.S. Revolving Credit Facility pursuant to Section 2.4 (Letters of Credit).

“U.S. Revolving Letter of Credit Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under U.S. Revolving Letters of Credit.

“U.S. Revolving Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to U.S. Revolving Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the U.S. Revolving Letter of Credit Reimbursement Obligations at such time and (b) the U.S. Revolving Letter of Credit Undrawn Amounts at such time.

CONFORMED COMPOSITE VERSION

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weekly DIP Budget Performance Report” has the meaning specified in Section 6.1A(l).

 “Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law, and other de minimis amounts of shares required to be issued to third parties pursuant to the Requirements of Law of the jurisdiction in which such Person is organized) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the U.S. Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

“2007 Corporate Restructuring” means the transactions more fully described on Exhibit K (2007 Corporate Restructuring) hereto, with such changes approved by the Prepetition Administrative Agent that are not adverse to the interests of the Lenders.

Section 1.2             Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3            Accounting Terms and Principles

(a)           Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)           If any change in the accounting principles used in the preparation of the most recent Financial Statements delivered under Section 6.1 (Financial Statements) and Section 6.1A (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the U.S. Borrower with the agreement of the Holdings’ Accountants and results in a change in

CONFORMED COMPOSITE VERSION

any of the calculations required by Section 2.10(b) (Excess Cash Flow), Section 2.10A(b) (Excess Cash Flow), Article V (Financial Covenants with respect to Prepetition Facilities), Article V.A (Financial Covenants with respect to DIP Facilities), Article VIII (Negative Covenants with respect to Prepetition Facilities) or Article VIII.A (Negative Covenants with respect to DIP Facilities) had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrowers shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants), Article V.A (Financial Covenants with respect to DIP Facilities), Article VIII (Negative Covenants) or Article VIII.A (Negative Covenants with respect to DIP Facilities) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)           Except as expressly set forth herein to the contrary, all references to amounts denominated in Euro shall mean and be a reference to such amount in the Dollar Equivalent of such currency.

Section 1.4             Certain Terms

(a)           The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)           Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)           Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto.  Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)           References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case, as in effect at the time any such reference is operative.

(e)           The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)           References to any Person shall be deemed to include the successors and permitted assigns of such Person.

(g)           Upon (i) the appointment of any successor Prepetition Administrative Agent pursuant to Section 10.7(a) (Successor Administrative Agent), references to CNAI in

CONFORMED COMPOSITE VERSION

Section 10.4 (The Agents Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, Eurocurrency Rate shall be deemed to refer to the financial institution then acting as the Prepetition Administrative Agent or one of its Affiliates if it so designates and (ii) the appointment of any successor DIP Administrative Agent pursuant to Section 10.7(b) (Successor Administrative Agent), references to Deutsche in Section 10.4A (The Agents Individually) and to Deutsche in the definitions of Base Rate, Dollar Equivalent, Eurocurrency Rate shall be deemed to refer to the financial institution then acting as the DIP Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

The Prepetition Facilities

Section 2.1            The Prepetition Commitments

(a)           U.S. Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each U.S. Revolving Credit Lender severally agreed to make loans denominated in Dollars to the U.S. Borrower or the Luxembourg Borrower (each a “Dollar Revolving Loan”) from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such U.S. Revolving Credit Lender not to exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; provided that at no time shall any U.S. Revolving Credit Lender be obligated to make a Dollar Revolving Loan in excess of such U.S. Revolving Credit Lender’s Ratable Portion of the U.S. Revolving Available Credit.  Within the limits of the U.S. Revolving Credit Commitment of each U.S. Revolving Credit Lender, amounts of Dollar Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)           Euro Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each Euro Revolving Credit Lender severally agreed to make loans denominated in Euro to the Luxembourg Borrower (each a “Euro Revolving Loan”) during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Euro Revolving Credit Lender not to exceed such Euro Revolving Credit Lender’s Euro Revolving Credit Commitment; provided that at no time shall any Euro Revolving Credit Lender be obligated to make a Euro Revolving Loan (i) in excess of such Euro Revolving Credit Lender’s Ratable Portion of the Euro Revolving Available Credit and (ii) if after making such Euro Revolving Loan, the aggregate principal amount of all Euro Revolving Loans would exceed the Euro Revolving Loan Sublimit.  Within the limits of the Euro Revolving Credit Commitment of each Euro Revolving Credit Lender, amounts of Euro Revolving Loans repaid may be reborrowed under this Section 2.1.

(c)           Term Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each a “Term Loan”) in Euros to the Luxembourg Borrower on the Effective Date, in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts of Term Loan prepaid may not be reborrowed.

CONFORMED COMPOSITE VERSION

Section 2.2             Borrowing Procedures

(a)           Each Revolving Credit Borrowing (including the Euro Revolving Loans) shall be made on notice given by the applicable Borrower to the Prepetition Administrative Agent not later than 12:00 p.m. (Local Time) (i) one Business Day, in the case of a Revolving Credit Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Revolving Credit Borrowing of Eurocurrency Rate Loans, prior to the date of the proposed Revolving Credit Borrowing.  Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing and the currency denomination thereof, (C) in the case of a proposed Revolving Credit Borrowing denominated in Dollars, whether any portion of the proposed Revolving Credit Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, (D) the initial Interest Period or Periods for any such Eurocurrency Rate Loans and (E) the applicable Available Credit (after giving effect to the proposed Revolving Credit Borrowing).  The Dollar Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans.  Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing given by the U.S. Borrower requests a Revolving Credit Borrowing of Base Rate Loans denominated in Dollars, the Prepetition Administrative Agent may make a Swing Loan available to such Borrower in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Each Revolving Credit Borrowing shall be in an aggregate amount that is not less than the applicable Minimum Currency Threshold for such currency.  The Borrowers may not request more than ten Revolving Credit Borrowings per month.

(b)           The Term Loan Borrowing shall be made upon receipt of a Notice of Borrowing given by the Luxembourg Borrower to the Prepetition Administrative Agent not later than 12:00 p.m. (New York City time) three Business Days prior to the Effective Date.  The Notice of Borrowing shall specify (A) the Effective Date, (B) the aggregate amount of such proposed Term Loan Borrowing and (C) the initial Interest Period therefor.  The Term Loan shall be made as a Eurocurrency Rate Loan unless (subject to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans)) the Notice of Borrowing specifies that all or a portion thereof shall be Base Rate Loans.

(c)           The Prepetition Administrative Agent shall give to each applicable Lender prompt notice of the receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.15(a) (Determination of Interest Rate).  Each applicable Lender shall, before 12:00 p.m. (Local Time) on the date of the proposed Borrowing, make available to the Prepetition Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Effective Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Prepetition Loans and Letters of Credit) and (ii) at any time (including the Effective

CONFORMED COMPOSITE VERSION

Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit), and after the Prepetition Administrative Agent’s receipt of such funds, the Prepetition Administrative Agent shall make such funds available to the applicable Borrower.

(d)           Unless the Prepetition Administrative Agent shall have received notice from an applicable Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Prepetition Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Prepetition Administrative Agent may assume that such Lender has made such Ratable Portion available to the Prepetition Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Prepetition Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Ratable Portion available to the Prepetition Administrative Agent, such Lender and such Borrower severally agree to repay to the Prepetition Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Prepetition Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender shall repay to the Prepetition Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the applicable Borrower shall repay to the Prepetition Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(e)           The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Prepetition Lender”), including any payment in respect of its participation in Swing Loans and Revolving Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Prepetition Lender to make a Loan or payment required under this Agreement.

Section 2.3             Swing Loans

(a)           On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make loans denominated in Dollars to the U.S. Borrower (each a “Swing Loan”), otherwise available to the U.S. Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or Swing Loan Lender) not to exceed $10,000,000; provided, however, that the Swing Loan Lender shall not make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the then effective aggregate Revolving Credit Commitments.  Each Swing Loan shall be a Base Rate Loan and must be repaid in full within five days after its making or, if sooner, upon any Revolving Credit Borrowing by the U.S. Borrower hereunder and

CONFORMED COMPOSITE VERSION

shall in any event mature no later than the Revolving Credit Termination Date.  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)           In order to request a Swing Loan, the U.S. Borrower shall telecopy (or forward by electronic mail or similar means) to the Prepetition Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount in Dollars and date of such Swing Loan (each a “Swing Loan Request”), to be received by the Prepetition Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing.  The Prepetition Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan.  Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Prepetition Administrative Agent and, in turn, the Prepetition Administrative Agent shall make such amounts available to the U.S. Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Prepetition Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied.  The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c)           The Swing Loan Lender shall notify the Prepetition Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d)           The Swing Loan Lender may demand at any time that each U.S. Revolving Credit Lender pay to the Prepetition Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such U.S. Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Prepetition Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e)           The Prepetition Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each U.S. Revolving Credit Lender on the day such notice or such demand is received by the Prepetition Administrative Agent (except that any such notice or demand received by the Prepetition Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the U.S. Revolving Credit Lenders by the Prepetition Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Prepetition Administrative Agent specifying the amount of each U.S. Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) shall

CONFORMED COMPOSITE VERSION

have been satisfied (which conditions precedent the U.S. Revolving Credit Lenders hereby irrevocably waive), each U.S. Revolving Credit Lender shall, before 12:00 p.m. (New York time) on the Business Day next succeeding the date of such U.S. Revolving Credit Lender’s receipt of such notice of demand, make available to the Prepetition Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement.  Upon such payment by a U.S. Revolving Credit Lender, such U.S. Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the U.S. Borrower.  The Prepetition Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.  To the extent that any U.S. Revolving Credit Lender fails to make such payment available to the Prepetition Administrative Agent for the account of the Swing Loan Lender, the U.S. Borrower shall repay such Swing Loan on demand.

(f)           Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each U.S. Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such U.S. Revolving Credit Lender pursuant to clause (e) above which participation shall be in a principal amount equal to such U.S. Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such U.S. Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such U.S. Revolving Credit Lender’s Ratable Portion of such Swing Loan.  If all or part of such amount is not in fact made available by such U.S. Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such U.S. Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)           From and after the date on which any U.S. Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such U.S. Revolving Credit Lender such U.S. Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a U.S. Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4             Letters of Credit

(a)           On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the applicable Borrower and for the account of the applicable Borrower one or more Revolving Letters of Credit or Synthetic Letters of Credit from time to time on any Business Day during the period commencing on the Effective Date and ending on (A) the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date in respect of any Revolving Letter of Credit and (B) 30 days prior to the Term Loan Maturity Date in respect of any Synthetic Letter of Credit; provided, however, that no Issuer shall be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following:

CONFORMED COMPOSITE VERSION

(i)           any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Effective Date and that such Issuer in good faith deems material to it;

(ii)           such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)           after giving effect to the Issuance of any Revolving Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate of the applicable Revolving Credit Commitments in effect at such time;

(iv)           (A) after giving effect to the Issuance of any Revolving Letter of Credit, the sum of (i) the Dollar Equivalents of the Revolving Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Revolving Letter of Credit Reimbursement Obligations at such time exceeds the Revolving Letter of Credit Sublimit, or (B) after giving effect to the issuance of any Synthetic Letter of Credit, the Synthetic L/C Undrawn Amount would exceed the Total Credit-Linked Deposit in effect at such time;

(v)           any fees due in connection with a requested Issuance have not been paid;

(vi)           such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer;

(vii)           any Letter of Credit under the Synthetic L/C Facility is requested to be denominated in any currency other than Dollar or Euro; or

(viii)          any Revolving Letter of Credit is requested to be denominated in any currency other than Dollars or Euro and the Issuer receives written notice from the Prepetition Administrative Agent at or before 12:00 p.m. (New York time) on the date of the proposed Issuance of such Revolving Letter of Credit that, immediately after giving effect to the Issuance of such Revolving Letter of Credit, the aggregate Revolving Letter of Credit Obligations at such time in respect of each Revolving Letter of Credit denominated in currencies other than Dollars or Euro would exceed the applicable Revolving Letter of Credit Sublimit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Revolving Letter of Credit and none of the Term Loan Lenders (other

CONFORMED COMPOSITE VERSION

than the Issuers in their capacity as such) shall have any obligation to Issue any Synthetic Letter of Credit.

(b)           In no event shall the expiration date of any Letter of Credit be more than one year after the date of issuance thereof or (i) be less than thirty days prior to the Scheduled Termination Date with respect to any Revolving Letters of Credit and (ii) be less than thirty days prior to the Term Loan Maturity Date with respect to any Synthetic Letter of Credit; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clauses (i) and (ii) above, as applicable).

(c)           In connection with the Issuance of each Letter of Credit, the applicable Borrower shall give the relevant Issuer and the Prepetition Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”).  Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested (provided that no more than ten Letters of Credit at any time outstanding shall have a face amount (or the Dollar Equivalent thereof) of less than $500,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued.  Such notice, to be effective, must be received by the relevant Issuer and the Prepetition Administrative Agent not later than 12:00 p.m. (Local Time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)           Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices.  No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) shall not on such date be satisfied or duly waived and ending when such conditions are satisfied or duly waived.  The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e)           If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each applicable Lender in the Letter of Credit Obligations arising with respect thereto, the applicable Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof.  In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

CONFORMED COMPOSITE VERSION

(f)           Each Issuer shall comply with the following:

(i)           give the Prepetition Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it and the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation owing by such Borrower when due (which notice the Prepetition Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender or Synthetic L/C Lender, as applicable);

(ii)           upon the request of any Revolving Credit Lender or Synthetic L/C Lender, furnish to such Revolving Credit Lender or Synthetic L/C Lender, as applicable, copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender or Synthetic L/C Lender; and

(iii)           no later than 10 Business Days following the last day of each calendar month, provide to the Prepetition Administrative Agent (and the Prepetition Administrative Agent shall provide a copy to each Revolving Credit Lender or Synthetic L/C Lender requesting the same, as applicable) and the Borrowers separate schedules for Documentary and Standby Letters of Credit issued by it under each of the Prepetition Facilities, in form and substance reasonably satisfactory to the Prepetition Administrative Agent, setting forth the aggregate Reimbursement Obligations, as applicable, outstanding at the end of each month and any information requested by the Borrowers or the Prepetition Administrative Agent relating thereto.

(g)           Immediately upon the issuance by an Issuer of a Revolving Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each applicable Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Revolving Letter of Credit and the obligations of the Borrowers with respect thereto (including all Revolving Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)           Each Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing by such Borrower to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other Person.  In the event that any Issuer makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by such Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) with

CONFORMED COMPOSITE VERSION

respect to Revolving Letters of Credit, from the date on which such Revolving Letter of Credit Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans (in the case of U.S. Revolving Letters of Credit) or Eurocurrency Rate Loans (in the case of Euro Revolving Letters of Credit) and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due (A) with respect to U.S. Revolving Letters of Credit, Revolving Loans that are Base Rate Loans, (B) with respect to Euro Revolving Letters of Credit, Revolving Loans that are Eurocurrency Rate Loans and (C) with respect to Synthetic Letters of Credit, the rate per annum applicable to Term Loans that are LIBOR Rate Loans with notional successive Interest Periods of one month commencing on the date of Synthetic L/C Disbursement, and such Issuer shall promptly notify the Prepetition Administrative Agent, and the Prepetition Administrative Agent shall promptly notify each Revolving Credit Lender and Synthetic L/C Lender, as applicable, of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Prepetition Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in Dollars (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) and in immediately available funds.  If the Prepetition Administrative Agent so notifies such Revolving Credit Lender prior to 12:00 p.m. (Local Time) on any Business Day, such Revolving Credit Lender shall make available to the Prepetition Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds.  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the relevant Borrower in the principal amount of such payment.  Whenever any Issuer receives from any Borrower a payment of a Revolving Letter of Credit Reimbursement Obligation owing by such Borrower as to which the Prepetition Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay to the Prepetition Administrative Agent and the Prepetition Administrative Agent shall promptly pay to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Revolving Letter of Credit Reimbursement Obligation.

(i)           If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Prepetition Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Prepetition Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter until such amount is repaid to the Prepetition Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Facility.

(j)           Each Borrower’s obligation to pay each Reimbursement Obligation owing by such Borrower and the obligations of the Revolving Credit Lenders to make payments to the

CONFORMED COMPOSITE VERSION

Prepetition Administrative Agent for the account of the Issuers with respect to Revolving Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)           any lack of validity or enforceability of any Letter of Credit or any Prepetition Loan Document, or any term or provision therein;

(ii)           any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Prepetition Loan Document;

(iii)           the existence of any claim, set off, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Prepetition Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Prepetition Loan Document or any other related or unrelated agreement or transaction;

(iv)           any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)           any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Prepetition Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Borrower or any Lender.  In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect

CONFORMED COMPOSITE VERSION

whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k)           Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Effective Date by an Issuer for the account of the U.S. Borrower.  On the Effective Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Revolving Letters of Credit or Synthetic Letters of Credit (each such Existing Letter of Credit to be specified by the Borrowers in Schedule 2.4) issued pursuant to this Section 2.4 for the account of the applicable Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.13 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Effective Date, (ii) each of the issuers of such Letters of Credit shall be deemed to be an “Issuer” hereunder solely for the purpose of maintaining such letters of credit, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the U.S. Borrower with respect to such letters of credit shall constitute Prepetition Obligations.

Section 2.5             Synthetic Letters of Credit

(a)           On the Effective Date, without any further action on the part of the Prepetition Administrative Agent or the Lenders, the Issuer hereby grants to each Synthetic L/C Lender with a Credit-Linked Deposit, and each such Lender with a Credit-Linked Deposit hereby acquires from the Issuer, a participation in each Synthetic Letter of Credit equal to such Lender’s Ratable Portion of the aggregate amount available to be drawn under such Synthetic Letter of Credit.  The aggregate purchase price for the participations of each Synthetic L/C Lender in Synthetic Letters of Credit shall equal the amount of the Credit-Linked Deposit of such Lender.  Each Synthetic L/C Lender, severally and not jointly, agrees to pay to the Prepetition Administrative Agent its Credit-Linked Deposit in Euro in full on the Effective Date.  If the Issuer shall not have received from the applicable Borrower the payment required to be made by clause (c) below within the time specified in this Section 2.5, the Issuer will promptly notify each Synthetic L/C Lender of such Synthetic L/C Disbursement and its Ratable Portion thereof.  Each Synthetic L/C Lender hereby absolutely and unconditionally agrees that if the Issuer makes a Synthetic L/C Disbursement which is not reimbursed by the applicable Borrower on the date due pursuant to clause (c) below, or is required to refund any reimbursement payment in respect of any Synthetic L/C Disbursement to the applicable Borrower for any reason, the Prepetition Administrative Agent shall reimburse the Issuer in Euros for the amount of such Synthetic L/C Disbursement, ratably as among the applicable Lenders in accordance with their Ratable Portion of the Total Credit-Linked Deposit, from such Lender’s Credit-Linked Deposit.  Any such payment made from the Credit-Linked Deposit Account pursuant to the preceding sentence to reimburse the Issuer for any Synthetic L/C Disbursement shall not constitute a Loan and shall not release the applicable Borrower from its obligation to pay over to the Prepetition Administrative Agent in reimbursement thereof an amount equal to the amount paid from the Credit-Linked Deposit Account with respect to such Synthetic L/C Disbursement, and such payment shall be deposited by the Prepetition Administrative Agent in the Credit-Linked Deposit Account to be added to the Credit-Linked Deposits of the Synthetic L/C Lenders in accordance

CONFORMED COMPOSITE VERSION

with their Ratable Portion.  Each Synthetic L/C Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Synthetic Letters of Credit pursuant to this clause (a) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the return of the Credit Linked Deposits, and that such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Without limiting the foregoing, each Synthetic L/C Lender irrevocably authorizes the Prepetition Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this clause (a).  Without incurring any additional obligations hereunder, each Synthetic L/C Lender grants to the Prepetition Administrative Agent for the benefit of the Issuer a security interest in and Lien on such Lender’s Ratable Portion of the Total Credit-Linked Deposit, together with all proceeds thereof, as security for such Lender’s obligation to reimburse the Issuer in accordance with the terms hereof.  Each Agent and each Lender agrees that (i) the Prepetition Administrative Agent, as holder of the Credit-Linked Deposit, is appointed and shall act as collateral agent for Issuer in connection with the security interest granted to the Issuer pursuant to this clause (a), (ii) the Issuer will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Ratable Portion of the Total Credit-Linked Deposit to discharge such Lender’s obligations in accordance with this Section 2.5 and (iii) all rights of banker’s lien, set-off or counterclaim of each Agent and Lender with respect the monies in the Credit-Linked Deposit Account are expressly subordinated to the reimbursement rights of the Prepetition Administrative Agent under this clause (a).

(b)           The Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Synthetic Letter of Credit.  The Issuer shall as promptly as possible give written notice (or in such other written or electronic form as is acceptable to the Issuer), to the applicable Borrower of such demand for payment and whether the Issuer has made or will make a Synthetic L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuer and the applicable Lenders in the manner set forth in Section 2.4(h) with respect to any such Synthetic L/C Disbursement.  The Prepetition Administrative Agent shall promptly give each Lender notice thereof.

(c)           The Credit-Linked Deposits shall be held by the Prepetition Administrative Agent in the Credit-Linked Deposit Account.  The Credit-Linked Deposit Account shall be a Deposit Account at the Credit-Linked Deposit Bank in the name of the Prepetition Administrative Agent and under the sole dominion and control of the Prepetition Administrative Agent and no party other than the Prepetition Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth herein.  Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Synthetic L/C Lender in respect of its participation in Synthetic Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Effective Date, subject in each case to Section 11.14.

(i)           Each of the Borrowers, the Prepetition Administrative Agent, the Issuer, the Credit-Linked Deposit Bank and each Lender having a Credit-Linked Deposit hereby acknowledges and agrees that each Lender is funding its Credit-Linked Deposit to

CONFORMED COMPOSITE VERSION

the Prepetition Administrative Agent for application in the manner contemplated by this Section 2.5 and that the Prepetition Administrative Agent shall invest the Credit-Linked Deposits so as to use its reasonable efforts to earn a rate of return on the principal outstanding amount of the Total Credit-Linked Deposits (except during periods when such Credit-Linked Deposits, or funds advanced by the Prepetition Administrative Agent against such Credit-Linked Deposits, are used to cover unreimbursed Synthetic L/C Disbursements) equal to such rate for one month EURIBOR deposits (the “Benchmark EURIBOR Rate”) and (without limiting the express obligations of each party hereto) at its sole risk.  Any such interest so accrued on Credit-Linked Deposits (the “Credit-Linked Deposit Account Interest”) will be paid to the Synthetic L/C Lenders by the Prepetition Administrative Agent on each Credit-Linked Deposit Account Interest Payment Date.

(ii)           The Borrowers shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the Synthetic L/C Reimbursement Obligations provided in this Section 2.5), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Lenders, the provisions of this clause (c) and the application of the Credit-Linked Deposits in the manner contemplated by this Section 2.5 constitute agreements among the Prepetition Administrative Agent, the Issuer, the Credit-Linked Deposit Bank and each Synthetic L/C Lender with respect to the funding obligations of each Synthetic Loan Commitment Lender in respect of its participation in Synthetic Letters of Credit and do not constitute any loan or extension of credit to such Borrower.  The Credit-Linked Deposits shall not be the property of any Loan Party or constitute “Collateral” under any Prepetition Loan Document or otherwise be available in any manner to satisfy any Prepetition Obligation of any Loan Party.

(iii)           Subject to the applicable Borrower’s compliance with the cash-collateralization requirements set forth herein, the Prepetition Administrative Agent shall return any remaining Credit-Linked Deposits to the Lenders following the occurrence of the Term Loan Maturity Date or, to the extent there are no Synthetic Letters of Credit outstanding, upon a reduction of the Synthetic L/C Facility pursuant to Section 2.09 and 2.10.

Section 2.6             Reduction and Termination of the Revolving Credit Commitments

(a)           The Borrowers may, upon at least three Business Days’ prior notice to the Prepetition Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount not less than the applicable Minimum Currency Threshold.

(b)           The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to Section 2.10(a) or (b) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect, in each case, in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit

CONFORMED COMPOSITE VERSION

Commitment of each Lender shall be reduced by its Ratable Portion of such amount), except for any such prepayment made pursuant to Section 2.10(c)(ii) (Mandatory Prepayments).

Section 2.7             Repayment of Loans

Subject to Section 2.19 (Impact of the Case and the DIP Facilities on the Prepetition Facilities):

(a)           Each Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans owing by such Borrower on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

(b)           The Luxembourg Borrower promises to repay the Term Loan at the dates and in the amounts set forth below:

Date	Amount
July 31, 2007	€650,000
October 31, 2007	€650,000
January 31, 2008	€650,000
April 30, 2008	€650,000
July 31, 2008	€650,000
October 31, 2008	€650,000
January 31, 2009	€650,000
April 30, 2009	€650,000
July 31, 2009	€650,000
October 31, 2009	€650,000
January 31, 2010	€650,000
April 30, 2010	€650,000
July 31, 2010	€650,000
October 31, 2010	€650,000
January 31, 2011	€650,000
April 30, 2011	€650,000
July 31, 2011	€650,000
October 31, 2011	€650,000
January 31, 2012	€650,000
April 30, 2012	€650,000
July 31, 2012	€650,000
October 31, 2012	€650,000
January 31, 2013	€650,000
April 30, 2013	€650,000
July 31, 2013	€650,000
October 31, 2013	€650,000
January 31, 2014	€650,000
April 30, 2014	€650,000
Term Loan Maturity Date	€241,800,000

CONFORMED COMPOSITE VERSION

provided, however, that the Luxembourg Borrower shall repay the entire unpaid principal amount of the Term Loan on the Term Loan Maturity Date.

Section 2.8            Evidence of Debt

(a)           Each Prepetition Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Prepetition Lender resulting from each Prepetition Loan of such Prepetition Lender from time to time, including the amounts of principal and interest payable and paid to such Prepetition Lender from time to time under this Agreement.

(b)           In the case of the Revolving Credit Facility, the Term Loan Facility and the Synthetic L/C Facility, the Prepetition Administrative Agent shall establish and maintain a Register pursuant to Section 11.2(c) (Assignments and Participations) and accounts therein in accordance with its usual practice in which it shall record (A) the amount of each applicable Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable and paid by any Borrower to each applicable Prepetition Lender hereunder and (C) the amount of any sum received by the Prepetition Administrative Agent hereunder from any Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Prepetition Loan Documents and each Prepetition Lender’s share thereof, if applicable.

(c)           The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Prepetition Lender or the Prepetition Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Prepetition Loans owing by such Borrower in accordance with their terms.

(d)           Notwithstanding any other provision of the Agreement, in the event that any Prepetition Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Prepetition Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Prepetition Lender evidencing any Term Loans and Revolving Loans (and, if such Lender is also the Swing Loan Lender, Swing Loans), as the case may be, of such Prepetition Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Loan Note), respectively.

Section 2.9             Optional Prepayments

Subject to Section 2.19 (Impact of the Case and the DIP Facilities on the Prepetition Facilities):

(a)           Revolving Loans.  Subject to Section 8.6(b)(i) (Prepayment and Cancellation of Indebtedness), each Borrower may, (a) in the case of Base Rate Loans, upon at least one Business Days’ and (b) in the case of Eurocurrency Rate Loans, upon at least three Business Days’ prior notice to the Prepetition Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans and Swing Loans owing by such Borrower in whole or in part in the

CONFORMED COMPOSITE VERSION

currencies in which such Prepetition Loans are denominated; provided, however, if any prepayment of any Eurocurrency Rate Loan is made by such Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing by it pursuant to Section 2.15(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than the Dollar Equivalent of $5,000,000 or integral multiples of the Dollar Equivalent of $1,000,000 in excess thereof.  Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b)           Term Loans.  The Luxembourg Borrower may, upon at least three Business Days’ prior notice to the Prepetition Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) if any prepayment of any Eurocurrency Rate Loan is made by the Luxembourg Borrower other than on the last day of an Interest Period for such Loan, the Luxembourg Borrower shall also pay any amounts owing by it pursuant to Section 2.15(e) (Breakage Costs), and (ii) except for any prepayment of the Term Loans on the Effective Date pursuant to Section 3.1(b) (Conditions Precedent to Initial Prepetition Loans and Letters of Credit), each partial prepayment shall be in an aggregate amount not less than €5,000,000 or integral multiples of €1,000,000 in excess thereof.  Any such partial prepayment shall be applied in the order  specified by the Luxembourg Borrower.  Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.  Any prepayment of the Term Loans upon the refinancing, in whole or in part, thereof shall be deemed to be an optional prepayment.

(c)           The Borrowers shall have no right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.9.

Section 2.10           Mandatory Prepayments

Subject to Section 2.19 (Impact of the Case and the DIP Facilities on the Prepetition Facilities):

(a)           Upon receipt by Holdings, the Parent, the U.S. Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale or Property Loss Event, the U.S. Borrower shall immediately prepay or cause to be prepaid the Prepetition Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds.  Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b)           The U.S. Borrower shall prepay or cause to be prepaid the Prepetition Loans within 90 days after the last day of each Fiscal Year commencing with the Fiscal Year ending on January 31, 2008, in an amount equal to 75% of Excess Cash Flow for such Fiscal Year; provided, however, that, if the Leverage Ratio for any Fiscal Year is (x) less than 2.50 to 1.0, then such percentage shall be reduced to 50% and (y) less than 1.50 to 1.0, then such percentage shall be reduced to 0%.  Any such mandatory prepayment shall be applied in accordance with clause (c) below.

CONFORMED COMPOSITE VERSION

(c)           Subject to the provisions of Section 2.14(f) and Section 2.14(g) (Payments and Computations):

(i)           Except as otherwise provided in clause (ii) below with respect to prepayments from Net Cash Proceeds of a Reinvestment Event, any prepayments made by any Borrower and required to be applied in accordance with this clause (c) shall be applied in the following order: first, to the outstanding principal amount of the Term Loans in the order specified by the Borrowers until the Term Loans shall have been prepaid in full; second, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; third, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and fourth, to provide, cash collateral for any Revolving Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Revolving Letter of Credit Obligations have been fully cash collateralized by an amount equal to 105% of such Revolving Letter of Credit Obligations.

(ii)           Subject to clause (iii) below, any prepayments from Net Cash Proceeds of a Reinvestment Event made by any Borrower and required to be applied in accordance with this clause (c) shall be applied in the following order: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and then, to provide, pending application as set forth in any Reinvestment Notice or repayment of the Prepetition Loans as set forth in clause (iii) below, cash collateral for any Revolving Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Revolving Letter of Credit Obligations have been fully cash collateralized by an amount equal to 105% of such Revolving Letter of Credit Obligations.

(iii)           Upon the earlier of (A) the date of demand by the requisite lenders after the occurrence and continuance of any Event of Default for a period of at least ten Business Days, (B) the Reinvestment Prepayment Date corresponding to any Reinvestment Event, the Borrowers shall immediately prepay the Prepetition Loans in an amount equal to the Reinvestment Prepayment Amount, which shall be applied in the order set forth in clause (i) above.

(iv)           All repayments of the Term Loans made pursuant to this clause (c) shall be applied to reduce the outstanding principal amount of the Term Loan in the order specified by the Luxembourg Borrower.  All repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) (other than pursuant to clause (ii) above) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.6(b) (Reduction and Termination of the Revolving Credit Commitments).

(d)           If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Available Credit at such time, each Borrower shall forthwith prepay on a pro rata basis the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess; provided, however, that, to the extent such excess results solely by

CONFORMED COMPOSITE VERSION

reason of a change in exchange rates, no Borrower shall be required to make such prepayment unless any such excess remains on the fifth day immediately following such change, subject to Section 7.12.  If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the applicable Borrower shall provide cash collateral for the Revolving Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Revolving Letters of Credit) in an amount equal to 105% of such excess.

Section 2.11           Interest

(a)           Rate of Interest.

(i)           All Revolving Loans shall be made as Base Rate Loans or Eurocurrency Loans; provided, however, that all Dollar Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans.  Euro Revolving Loans shall be made as Eurocurrency Rate Loans and shall not be available as Base Rate Loans.

(ii)           All Prepetition Loans and the outstanding amount of all other Prepetition Obligations (other than pursuant to Hedging Contracts that are Prepetition Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Prepetition Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Prepetition Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(A)           if a Base Rate Loan or such other Prepetition Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(B)           if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period, (B) the Applicable Margin in effect from time to time during such Interest Period and (C) in the case of any Prepetition Loan made by a Prepetition Lender located in the United Kingdom, Mandatory Costs.

(b)           Interest Payments.  (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar quarter, (iii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Prepetition Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not

CONFORMED COMPOSITE VERSION

previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iv) interest accrued on the amount of all other Prepetition Obligations shall be payable on demand from and after the time such Prepetition Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default under Sections 9.1(a), (b) or (f) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Prepetition Loans and the amount of all other Prepetition Obligations then due and payable shall bear interest at a rate that is two percent (2%) per annum in excess of the rate of interest applicable to such Prepetition Loans or other Prepetition Obligations from time to time.

Section 2.12            Conversion/Continuation Option

(a)           Any Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurocurrency Rate Loans and (ii) at the end of any applicable Interest Period, to convert Dollar Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Loans for each Interest Period must be in the amount that is not less than the applicable Minimum Currency Threshold.  Each conversion or continuation shall be allocated among the Prepetition Loans of each Prepetition Lender in accordance with such Prepetition Lender’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Prepetition Administrative Agent at least three (or, in the case of conversion of Dollar Eurocurrency Rate Loans to Base Rate Loans, one) Business Days’ prior written notice specifying (A) the amount and type of Prepetition Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b)           The Prepetition Administrative Agent shall promptly notify each applicable Prepetition Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans and no continuation in whole or in part of Dollar Eurocurrency Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.15 (Special Provisions Governing Eurocurrency Rate Loan).  If, within the time period required under the terms of this Section 2.12, the Prepetition Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such Prepetition Loans, then, upon the expiration of the applicable Interest Period, such Prepetition Loans, if denominated in Dollars, shall be automatically converted to Base Rate Loans and such Prepetition Loans, if denominated in Euro, shall be automatically continued as Eurocurrency Loans with an interest period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

CONFORMED COMPOSITE VERSION

Section 2.13           Fees

(a)           Unused Commitment Fee.  The U.S. Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Prepetition Lender exceeds such Lender’s Ratable Portion of the sum of (i) the outstanding principal amount of the Dollar Equivalent of Revolving Loans and (ii) the outstanding amount of the Revolving Letter of Credit Obligations (the “Unused Commitment Fee”) from the Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date.

(b)           Revolving Letter of Credit Fees.  Each Borrower agrees to pay the following amounts with respect to Revolving Letters of Credit issued by any Issuer for the account of such Borrower:

(i)           to the Prepetition Administrative Agent for the account of each Issuer of a Revolving Letter of Credit, with respect to each Revolving Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the Dollar Equivalent of the maximum undrawn face amount of such Revolving Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Revolving Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)           to the Prepetition Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Revolving Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans on the Dollar Equivalent of the maximum undrawn face amount of such Revolving Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Revolving Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default under Sections 9.1(a), (b) or (f), such fee shall be increased by two percent (2%) per annum and shall be payable on demand; and

(iii)           to the Issuer of any Revolving Letter of Credit, with respect to the issuance, amendment or transfer of each Revolving Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)           Synthetic Letter of Credit Fees.  The applicable Borrower agrees to pay directly to the Issuer, for its own account, the following fees:

(i)           a fronting fee equal to 0.125%, per annum (or such rate as may be agreed between the Luxembourg Borrower and the Issuer), times the average aggregate daily maximum amount available to be drawn under all Synthetic Letters of Credit

CONFORMED COMPOSITE VERSION
(determined as of the close of business on any date of determination), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Synthetic Letter of Credit and (B) on the Term Loan Maturity Date; and

(ii)           to the Issuer of any Synthetic Letter of Credit, with respect to the issuance, amendment or transfer of each Synthetic Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(d)           Synthetic Letter of Credit Participation Fee.  The applicable Borrower agrees to pay to Synthetic L/C Lenders having Synthetic L/C Exposure, letter of credit fees (the “Synthetic L/C Fee”) equal to (A) the rate of interest otherwise payable hereunder with respect to Term Loans that are EURIBOR Rate Loans plus the Applicable Margin with notional successive Interest Periods of one month commencing from the Effective Date, times (B) the average daily Total Credit-Linked Deposit; provided, that the Synthetic L/C Fee shall be reduced by the amount of any Credit-Linked Deposit Account Interest accrued during such period.  All fees referred to in this clause (d) shall be paid to the Prepetition Administrative Agent and upon receipt, the Prepetition Administrative Agent shall promptly distribute to each Synthetic L/C Lender its Ratable Portion thereof and shall accrue and be payable in full whether or not any Synthetic Letter of Credit is outstanding at such time.

(e)           Synthetic Letter of Credit Hedging Contract Fee.  The applicable Borrower also agrees to reimburse the Prepetition Administrative Agent for the costs of any hedging contracts, including any termination fee and mark-to-market cost (if any) incurred in connection with such hedging contracts, in order to protect the Prepetition Administrative Agent from currency exposure with respect to Synthetic Letters of Credit denominated in currency other than Euro.

(f)           Additional Fees.  The U.S. Borrower has agreed to pay to the Agents and/or Prepetition Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letters.

Section 2.14           Payments and Computations

(a)           Except as provided in this Section 2.14 (Payments and Computations), each Borrower shall make each payment required to be made by it hereunder (including fees and expenses) not later than 12:00 p.m. (Local Time) on the day when due, in the currency specified herein (or, if no currency is specified, in Dollars), to the Prepetition Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.) in immediately available funds without set-off or counterclaim.  The Prepetition Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Prepetition Lenders, in accordance with the application of payments set forth in Section 2.10(c) (Mandatory Prepayments) and in clauses (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.16 (Capital Adequacy), 2.17 (Taxes) or Section 2.15(c) (Increased

CONFORMED COMPOSITE VERSION

Costs) or (d) (Illegality) shall be paid only to the affected Prepetition Lender or Prepetition Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender.  Payments received by the Prepetition Administrative Agent after 12:00 p.m. (Local Time) shall be deemed to be received on the next Business Day.

(b)           All computations of interest and of fees shall be made by the Prepetition Administrative Agent on the basis of a year of (i) 365 days for Base Rate Loans and (ii) 360 days for Eurocurrency Loans, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination by the Prepetition Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Except for Eurocurrency Loans which have been converted to Base Rate Loans denominated in Dollars hereunder, each payment by the Borrowers in respect of any Prepetition Loan or Reimbursement Obligation (including interest or fees in respect thereof other than the Unused Commitment Fee) shall be made in the currency in which such Prepetition Loan was made or such Letter of Credit was issued.

(d)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments made in Dollars of any Prepetition Loans shall be applied as follows: first, to repay such Prepetition Loans outstanding as Base Rate Loans and then, to repay such Prepetition Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)           Unless the Prepetition Administrative Agent shall have received notice from a Borrower to the Prepetition Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Prepetition Administrative Agent may assume that such Borrower has made such payment in full to the Prepetition Administrative Agent on such date and the Prepetition Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Prepetition Lender on such due date an amount equal to the amount then due such Prepetition Lender.  If and to the extent that the such Borrower shall not have made such payment in full to the Prepetition Administrative Agent, each applicable Prepetition Lender shall repay to the Prepetition Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Prepetition Lender until the date such Prepetition Lender repays such amount to the Prepetition Administrative Agent.

(f)           All payments in respect of Swing Loans received by the Prepetition Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of the Dollar Revolving Loans received by the Prepetition Administrative Agent shall be distributed to each Revolving Credit Lender on a pro rata basis in accordance with the amount of the such

CONFORMED COMPOSITE VERSION

Revolving Loans held by it in respect of the aggregate outstanding Revolving Credit Loans denominated in Dollars; payments in respect of Euro Revolving Loans received by the Prepetition Administrative Agent shall be distributed to each Revolving Credit Lender on a pro rata basis in accordance with the amount of the Euro Revolving Loans held by it in respect of the aggregate outstanding Euro Revolving Loans; payments in respect of the Term Loans received by the Prepetition Administrative Agent shall be distributed to each applicable Term Loan Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Prepetition Lenders and Issuers as are entitled thereto and, for such payments allocated to the Prepetition Lenders, in proportion to their respective Ratable Portions.  Except for payments and other amounts applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.10(c) (Mandatory Prepayments)), all payments and any other amounts made to or received by any Agent, Prepetition Lender or Issuer from, or for the benefit of, each Borrower shall be applied as follows, solely for the account of such Borrower:

(i)           to pay interest on and then principal of any portion of the Prepetition Loans that any Agent may have advanced on behalf of any Lender for which such Agent has not then been reimbursed by such Prepetition Lender or such Borrower;

(ii)           to pay interest on and then principal of any Swing Loan;

(iii)           to pay Prepetition Obligations owed by such Borrower in respect of any expense reimbursements or indemnities then due to the Agents;

(iv)           to pay Prepetition Obligations owed by such Borrower in respect of any expense reimbursements or indemnities then due to the Prepetition Lenders and the Issuers;

(v)           to pay Prepetition Obligations owed by such Borrower in respect of any fees then due to the Agents, the Prepetition Lenders and the Issuers;

(vi)           to pay interest then due and payable in respect of the Prepetition Loans and  Reimbursement Obligations, in each case, owed by such Borrower;

(vii)           to pay or prepay principal amounts on the Prepetition Loans, Reimbursement Obligations, Cash Management Obligations and Prepetition Obligations with respect to Hedging Contracts, in each case, owed by such Borrower, and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts and Synthetic L/C Undrawn Amounts in the manner described in Section 9.3Actions in Respect of Revolving Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Revolving Letter of Credit Undrawn Amounts, Cash Management Obligations and Prepetition Obligations owing by such Borrower with respect to Hedging Contracts; and

(viii)          to the ratable payment of all other Prepetition Obligations owed by such Borrower;

CONFORMED COMPOSITE VERSION

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Prepetition Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above, the available funds being applied with respect to any such Prepetition Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Prepetition Obligations ratably, based on the proportion of each Agent’s, Prepetition Lender’s or Issuer’s interest in the aggregate outstanding Prepetition Obligations described in such clause.  The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders in accordance with the terms hereof without necessity of notice to or consent of or approval by the applicable Borrower or by any Person that is not a Prepetition Lender; provided, however, that (i) the order of priority set forth in clauses (i), (ii), (iii), (iv) and (v) above may be changed only with the prior written consent of the affected Agents in addition to that of the Requisite Lenders and (ii) the order of priority set forth in clause (ii) above, may be changed only with the prior written consent of the Swing Loan Lender in addition to that of the Prepetition Lenders required by the terms hereof and the Prepetition Administrative Agent.

(g)           The Borrowers hereby (i) irrevocably waive the right to direct the application of any and all payments in respect of the Prepetition Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and (ii) agree that, notwithstanding the provisions of Section 2.10(c) (Mandatory Prepayments) and clause (f) above, (A) the Prepetition Administrative Agent may, and, upon either (1) the written direction of the Requisite Lenders or (2) the acceleration of the Prepetition Obligations pursuant to Section 9.2 (Remedies), shall, deliver a Blockage Notice to each Deposit Account Bank and (B) all payments made to or received by any Secured Party constituting proceeds of Foreign Collateral shall be applied solely to pay the Foreign Secured Prepetition Obligations in the order of priority set forth in clauses (i) through (viii) in Section 2.14(f) and all payments made to or received by any Secured Party constituting proceeds of Domestic Prepetition Collateral shall be applied as follows:

(i)            to pay interest on and then principal of any portion of the Revolving Loans borrowed by the U.S. Borrower that any Agent may have advanced on behalf of any Prepetition Lender for which such Agent has not then been reimbursed by such Prepetition Lender or the U.S. Borrower;

(ii)            to pay interest on and then principal of any Swing Loan;

(iii)           to pay Prepetition Domestic Secured Obligations in respect of any expense reimbursements or indemnities then due to the Agents;

(iv)           to pay Prepetition Domestic Secured Obligations in respect of any expense reimbursements or indemnities then due to the applicable Prepetition Lenders and the Issuers;

(v)           to pay Domestic Secured Prepetition Obligations in respect of any fees then due to the Agents, the Prepetition Lenders and the Issuers;

CONFORMED COMPOSITE VERSION

(vi)           to pay interest then due and payable in respect of the Revolving Loans and Revolving Letter of Credit Reimbursement Obligations and fees then due and payable in respect of Synthetic L/C Reimbursement Obligations, in each case, owed by the U.S. Borrower;

(vii)           to pay or prepay principal amounts on the Revolving Loans,  Revolving Letter of Credit Reimbursement Obligations, Synthetic L/C Reimbursement Obligations, to provide cash collateral for outstanding Revolving Letter of Credit Undrawn Amounts in the manner described in Section 9.3Actions in Respect of Revolving Letters of Credit), Cash Management Obligations and Prepetition Obligations with respect to Hedging Contracts, in each case, owed by the U.S. Borrower, ratably to the aggregate principal amount of such Revolving Loans, Reimbursement Obligations, Synthetic L/C Reimbursement Obligations and Revolving Letter of Credit Undrawn Amounts, Cash Management Obligations and Prepetition Obligations owing with respect to Hedging Contracts, in each case, owed by the U.S. Borrower;

(viii)          to pay interest then due and payable in respect of the Term Loans and Revolving Letter of Credit Reimbursement Obligations, fees then due and payable in respect of the Synthetic L/C Reimbursement Obligations owed by the Luxembourg Borrower;

(ix)           to pay or prepay principal amounts on the Term Loans, Synthetic L/C Reimbursement Obligations owed by the Luxembourg Borrower, Cash Management Obligations and Obligations with respect to Hedging Contracts, ratably to the aggregate principal amount of such Loans, Synthetic L/C Reimbursement Obligations, Cash Management Obligations and Prepetition Obligations owing with respect to Hedging Contracts; and

(x)           to the ratable payment of all other Prepetition Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Prepetition Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) above, the available funds being applied with respect to any such Prepetition Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Prepetition Obligations ratably, based on the proportion of each Agent’s, Prepetition Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clause.  The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) above may at any time and from time to time be changed by the agreement of the Requisite Lenders in accordance with the terms hereof without necessity of notice to or consent of or approval by the Borrowers or by any Person that is not a Prepetition Lender; provided, however, that (i) the order of priority set forth in clauses (i), (ii), (iii), (iv) and (v) above may be changed only with the prior written consent of the affected Agents in addition to that of the Requisite Lenders and (ii) the order of priority set forth in clause (ii) above, may be changed only with the prior written consent of the Swing Loan Lender in addition to that of the Prepetition Lenders required by the terms hereof and the Prepetition Administrative Agent.

CONFORMED COMPOSITE VERSION

(h)           At the option of the Prepetition Administrative Agent, principal on the Swing Loans, Revolving Letter of Credit Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans for the applicable Borrower.  The applicable Borrower hereby authorizes the Swing Loan Lender to make Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the Swing Loan Lender’s or such Revolving Credit Lender’s discretion, that are in the amounts of any and all principal due and payable by the applicable Borrower with respect to the Swing Loans, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans by the applicable Borrower and any and all sums in respect of the Protective Advances made with respect to the applicable Borrower, and further authorizes the Prepetition Administrative Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts.  The applicable Borrower agrees that all such Swing Loans and Revolving Loans so made for such Borrower shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Prepetition Loan and Letter of Credit), which conditions the Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.15          Special Provisions Governing Eurocurrency Rate Loans

(a)           Determination of Interest Rate

The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans that are Prepetition Loans shall be determined by the Prepetition Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.”  The Prepetition Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b)           Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Prepetition Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Prepetition Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Prepetition Loans for such Interest Period, the Prepetition Administrative Agent shall forthwith so notify the Borrowers and the Prepetition Lenders, whereupon each Eurocurrency Rate Loan shall automatically, on the last day of the current Interest Period for such Prepetition Loan, convert into a Base Rate Loan denominated in Dollars and the obligations of the Prepetition Lenders to make Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended until the Prepetition Administrative Agent shall notify the Borrowers that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)           Increased Costs

CONFORMED COMPOSITE VERSION

If at any time any Prepetition Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than (x) any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate and (y) any change in or in the interpretation of any law, treaty or governmental rule, regulation or order relating to Taxes, Other Taxes or taxes imposed on, or measured by, the net income or net profits of such Lender or franchise taxes imposed on such Lender by the Governmental Authority of the jurisdiction in which such Prepetition Lender has its principal office or in which the Applicable Lending Office for the relevant Eurocurrency Rate Loan is located, or by any other Governmental Authority other than a Governmental Authority of a jurisdiction in which such Prepetition Lender would not be subject to tax but for the execution and performance of this Agreement or any other Prepetition Loan Document) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Prepetition Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, then the Borrowers shall from time to time, upon demand by such Prepetition Lender (with a copy of such demand to the Prepetition Administrative Agent), pay to the Prepetition Administrative Agent for the account of such Prepetition Lender additional amounts sufficient to compensate such Prepetition Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrowers and the Prepetition Administrative Agent by such Prepetition Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Illegality

Notwithstanding any other provision of this Agreement, if any Prepetition Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Prepetition Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such Prepetition Lender to the Borrowers through the Prepetition Administrative Agent, (i) the obligation of such Prepetition Lender to make or to continue Eurocurrency Rate Loans and to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, and each such Prepetition Lender shall make a Base Rate Loan denominated in Dollars as part of any requested Borrowing of Eurocurrency Rate Loans and (ii) if the affected Eurocurrency Rate Loans are then outstanding, the Borrowers shall immediately convert each such Loan into a Base Rate Loan denominated in Dollars.  If, at any time after a Lender gives notice under this Section 2.15(d), such Prepetition Lender determines that it may lawfully make Eurocurrency Rate Loans, such Prepetition Lender shall promptly give notice of that determination to the Borrowers and the Prepetition Administrative Agent, and the Prepetition Administrative Agent shall promptly transmit the notice to each other Prepetition Lender.  The Borrowers’ right to request, and such Prepetition Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.

(e)           Breakage Costs

CONFORMED COMPOSITE VERSION

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11 (Interest), each Borrowers shall compensate each Prepetition Lender that has made a Prepetition Loan to such Borrower, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Prepetition Lender to fund or maintain such Lender’s Eurocurrency Rate Loans to such Borrower but excluding any loss of the Applicable Margin on the relevant Prepetition Loans) that such Prepetition Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12 (Conversion/Continuation Option), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including mandatorily pursuant to Section 2.10 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the applicable Borrower to repay Eurocurrency Rate Loans when required by the terms hereof.  The Prepetition Lender making demand for such compensation shall deliver to such Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Prepetition Lender, absent manifest error.

Section 2.16          Capital Adequacy

If at any time any Prepetition Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Original Closing Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Prepetition Lender’s (or any corporation controlling such Prepetition Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Prepetition Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Prepetition Lender (with a copy of such demand to the Prepetition Administrative Agent), the applicable Borrower shall pay to the Prepetition Administrative Agent for the account of such Prepetition Lender, from time to time as specified by such Prepetition Lender, additional amounts sufficient to compensate such Prepetition Lender for such reduction.  A certificate as to such amounts submitted to the applicable Borrower and the Prepetition Administrative Agent by such Prepetition Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.17          Taxes

(a)           Except as otherwise provided in this Section 2.17, any and all payments by any Loan Party under each Prepetition Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Prepetition

CONFORMED COMPOSITE VERSION

Lender, Issuer and Prepetition Agent, (A) taxes measured by its net income or net profit and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Prepetition Lender, Issuer or Prepetition Agent (as the case may be) is organized or carries on business and (B) except in the case of a Prepetition Lender, Prepetition Agent or Issuer becoming a Prepetition Lender, Prepetition Agent or Issuer (as the case may be) pursuant to the provisions of Section 2.18 (Substitution of Lenders), any withholding taxes payable with respect to payments under the Prepetition Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of (1) an Eligible Assignee, the date of the Assignment and Acceptance, (2) a successor Prepetition Agent, the date of the appointment of such Prepetition Agent and (3) a successor Issuer, the date on which such Issuer becomes an Issuer) applicable to such Prepetition Lender, Issuer or Prepetition Agent, as the case may be, but not excluding any withholding taxes payable as a result of any change in such laws occurring after the Effective Date (or, in the case of (1) an Eligible Assignee, the date of the Assignment and Acceptance, (2) a successor Prepetition Agent, the date of the appointment of such Prepetition Agent and (3) a successor Issuer, the date on which such Issuer becomes an Issuer) and (ii) in the case of each Prepetition Lender and each Issuer, taxes measured by its net income or net profit and franchise taxes imposed on it as a result of a present or former connection (other than a connection arising solely from such Prepetition Lender’s or such Issuer’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) between such Prepetition Lender or such Issuer and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Prepetition Loan Document to any Prepetition Lender, any Issuer or any Prepetition Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Prepetition Lender, such Issuer or such Prepetition Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Prepetition Administrative Agent evidence of such payment.

(b)           Any and all payments made under this Agreement or under any other Prepetition Loan Document which (in whole or in part) constitute consideration for Value Added Tax (“VAT”) purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply.  If VAT is chargeable on any supply made by the Issuer, a Prepetition Agent or a Prepetition Lender (the “Supplier”) to any Borrower in connection with this Agreement or under any other Prepetition Loan Document, such Borrower shall pay to the relevant tax authorities or to the Supplier (as appropriate and in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.  The Supplier shall then promptly provide an appropriate VAT invoice to such party.

(c)           In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable non-United States jurisdiction, and all liabilities with respect thereto, in each case, arising from any payment made under any

CONFORMED COMPOSITE VERSION

Prepetition Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Prepetition Loan Document (collectively, “Other Taxes”).

(d)           Except as otherwise provided in this Section 2.17, each Loan Party shall indemnify each Prepetition Lender, each Issuer and each Prepetition Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Prepetition Lender, such Issuer or such Prepetition Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that such Loan Party shall not have any obligation under this clause (d) to any Prepetition Lender, any Issuer or any Prepetition Agent in respect of penalties, interest and other similar liabilities attributable to such indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are caused by or result from the gross negligence or willful misconduct of the Person seeking indemnification under this clause (d), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  This indemnification shall be made within 30 days after the date such Lender, such Issuer or such Prepetition Agent (as the case may be) makes written demand therefor.  Such written demand shall set forth in reasonable detail the amount of such indemnification and the calculation of such amount, and shall be presumed to be correct in the absence of manifest error.  Where this Agreement or any other Prepetition Loan Document requires any Borrower to reimburse the Issuer, Prepetition Agent or Lender for any costs or expenses, such Borrower shall also at the same time pay and indemnify such Issuer, Prepetition Agent or Lender against all VAT incurred by such Issuer, Prepetition Agent or Prepetition Lender in respect of the costs or expenses to the extent that such Issuer, Prepetition Agent or Lender reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(e)           Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party pursuant to this Section 2.17, the applicable Borrower shall furnish to the Prepetition Administrative Agent, at its address referred to in Section 11.9 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof, or other evidence of such payment reasonably satisfactory to the Prepetition Administrative Agent.

(f)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.17 shall survive the payment in full of the Prepetition Obligations.

(g)           (A) Prior to the Effective Date in the case of each Non-U.S. Lender that is a Prepetition Lender on or prior to such date, and on the date of the Assignment and Acceptance pursuant to which it becomes a Prepetition Lender or on the date a successor Issuer becomes an Issuer or on the date a successor Prepetition Agent becomes a Prepetition Agent and from time to time thereafter if requested by the U.S. Borrower or the Prepetition Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Prepetition Administrative Agent and the U.S. Borrower with two completed originals of each of the following, as applicable: (i) Form W-8ECI (claiming exemption from United States withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, United States

CONFORMED COMPOSITE VERSION

withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from United States withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance reasonably satisfactory to the Prepetition Administrative Agent to the effect that (1) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (2) is not a ten percent (10%) shareholder for purposes of Section 881(c)(3)(B) of the Code and (3) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Prepetition Loan Documents. Each Non-U.S. Lender shall also provide to the U.S. Borrower and the Prepetition Administrative Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (i) through (iv) of the immediately preceding sentence on or before the date that the most recent form, certificate or document previously provided expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments made under any Prepetition Loan Document or to or for such Non-U.S. Lender, unless a change in law (including, without limitation, any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any documentation with respect to it.  Each Prepetition Lender, each Prepetition Agent and each Issuer that is a United States person as defined in Section 7701(a)(30) of the Code and that is not an “exempt recipient” (as defined in Treasury Regulations Section 1.6049-4(c)) with respect to which no withholding is required shall deliver, at the time(s) and in the manner(s) described above with respect to the other forms referenced in clauses (i)-(iv) of this clause (g) above, to the U.S. Borrower and the Prepetition Administrative Agent (as applicable) a properly completed and duly executed Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding tax on payments made hereunder under the Prepetition Loan Documents.  Unless the U.S. Borrower and the Prepetition Administrative Agent have received, prior to making payment under any Prepetition Loan Document to or for a Non-U.S. Lender, forms or other documents satisfactory to them indicating that payments under any Prepetition Loan Document are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the U.S. Borrower or the Prepetition Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(A)           Prior to the Effective Date in the case of each Prepetition Lender that is a Prepetition Lender on or prior to such date, and on the date of the Assignment and Acceptance pursuant to which it becomes a Prepetition Lender or on the date a successor Issuer becomes an Issuer or on the date a successor Prepetition Agent becomes a Prepetition Agent, and from time to time thereafter

CONFORMED COMPOSITE VERSION

if requested by the applicable Borrower or the Prepetition Administrative Agent, any Prepetition Lender, Issuer or Prepetition Agent that is entitled to an exemption from or reduction of any non-United States withholding tax, or that is subject to any such tax at a reduced rate under any applicable tax treaty to which the non-United States jurisdiction imposing such withholding tax is a party with respect to payments under this Agreement or any Prepetition Loan Document shall deliver to the applicable Borrower (with a copy to the Prepetition Administrative Agent), such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate, provided that such Prepetition Lender, Issuer or Prepetition Agent is legally entitled to complete, execute and deliver such documentation and in such Person’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Person.

(h)           Any Prepetition Lender, Issuer or Prepetition Agent claiming any additional amounts or indemnity payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Prepetition Lender, Issuer or Prepetition Agent, be otherwise materially disadvantageous to such Person.

(i)           For any period with respect to which a Prepetition Lender, Issuer or Prepetition Agent has failed to provide the applicable Borrower or the Prepetition Administrative Agent with the appropriate form, certificate or document described in Section 2.17(g), such Person shall not be entitled to indemnification or increased amounts under Section 2.17(a) or Section 2.17(d) for any Taxes or Other Taxes imposed by reason of such failure.

(j)           If any Prepetition Lender, Issuer or Prepetition Agent determines in its sole discretion that it has actually received any refund of tax in connection with any deduction or withholding or payment of any additional amount by any Loan Party pursuant to this Section 2.17, such Person shall reimburse the applicable Loan Party in an amount equal to such refund, after tax, and net of all expenses incurred by the such Person in connection with such refund.  The applicable Loan Party shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax.  Nothing contained in this Section 2.17 shall interfere with the right of each of the Prepetition Lenders, the Issuers and the Prepetition Agents to arrange its tax affairs in whatever manner it thinks fit, nor to disclose any information or any computations relating to its tax affairs or to do anything that would prejudice its ability to benefit from other credits, relief, remissions or repayments to which it may be entitled.

Section 2.18          Substitution of Lenders

(a)           In the event that (i)(A) any Prepetition Lender makes a claim under Section 2.15(c) (Increased Costs) or Section 2.16 (Capital Adequacy), (B) it becomes illegal for any Prepetition Lender to continue to fund or make any Eurocurrency Rate Loan and such Prepetition Lender notifies the applicable Borrower pursuant to Section 2.15(d) (Illegality), (C) a

CONFORMED COMPOSITE VERSION

Loan Party is required to make any payment pursuant to Section 2.17 (Taxes) that is attributable to a particular Prepetition Lender or (D) any Prepetition Lender becomes a Non-Funding Prepetition Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Prepetition Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Prepetition Lenders holding at least 75% of the Revolving Credit Commitments, Lenders holding at least 75% of the Term Loan Commitments, Prepetition Lenders holding at least 75% of the Synthetic L/C Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrowers may substitute any Prepetition Lender and, if reasonably acceptable to the Prepetition Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clauses (i)(A), (B), (C) or (D) above by the Borrowers to the Prepetition Administrative Agent and the Affected Lender that the Borrowers intend to make such substitution; provided, however, that, if more than one Prepetition Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before the Borrowers’ receipt of the other Affected Lenders’ claim) less than all, Prepetition Lenders making such claims.

(b)           If the Substitution Notice was properly issued under this Section 2.18, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Prepetition Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments, Synthetic L/C Commitments and all other prior unperformed obligations of the Affected Lender under the Prepetition Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of a payment in an amount equal to its Ratable Portion of the Revolving Credit Outstandings, the Term Loans and Synthetic L/C Exposure, together with any other Prepetition Obligations owing to it, (ii) the receipt by the Prepetition Administrative Agent of an agreement in form and substance satisfactory to it and the Borrowers whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Prepetition Commitment in the amount of such Affected Lender’s Prepetition Commitment assumed by it and such Prepetition Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Prepetition Loan Documents shall continue in favor of such Affected Lender.

(c)           Each Prepetition Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section

CONFORMED COMPOSITE VERSION

2.18, it shall execute and deliver to the Prepetition Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Prepetition Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.19          Impact of the Cases and the DIP Facilities on the Prepetition Facilities

Notwithstanding any other provision of this Agreement, as provided in the Orders, if the Prepetition Administrative Agent or any Prepetition Lender shall at any time after Petition Date receive any payment or distribution of any kind (whether in cash, property or securities) in respect of the Prepetition Obligations, such payment or distribution shall be held by such Prepetition Administrative Agent or such Prepetition Lender in trust for the benefit of the person(s) entitled to such payment or distribution pursuant to the Orders of the Bankruptcy Court and shall be promptly paid over and delivered to or as instructed by, the DIP Administrative Agent, in the form received but with any necessary endorsements.

ARTICLE II.A.

The DIP Facilities

The obligation of the DIP Lenders to make the DIP Loans shall be as set forth below, unless the DIP Lenders otherwise consent in writing in accordance with the terms of Section 11.1.A (which consent may be given with respect to definitions or portions of definition used in this Article II.A):

Section 2.1.A         DIP Loans

(a)           New Money DIP Term Loans.

(i)           On the terms and subject to the conditions contained in this Agreement, each New Money Dollar DIP Lender set forth on Part B of Schedule I severally agrees to make loans (each a “New Money Dollar DIP Term Loan”) in (A) Dollars to the Luxembourg Borrower or (B) Dollars to the U.S. Borrower as follows: (i) on the DIP Effective Date, in an aggregate amount not to exceed such DIP Lender’s Initial New Money DIP Term Loan Commitment and (ii) on the DIP Final Effective Date, in an aggregate amount not to exceed such DIP Lender’s New Money DIP Term Loan Commitment.  Amounts of any New Money Dollar DIP Term Loan prepaid may not be reborrowed.

(ii)           On the terms and subject to the conditions contained in this Agreement, each New Money Euro DIP Lender set forth on Part B of Schedule I severally agrees to make loans (each a “New Money Euro DIP Term Loan”) in Euros to the Luxembourg Borrower as follows: (i) on the DIP Effective Date, in an aggregate amount not to

CONFORMED COMPOSITE VERSION

exceed such DIP Lender’s Initial New Money DIP Term Loan Commitment and (ii) on the DIP Final Effective Date, in an aggregate amount not to exceed such DIP Lender’s New Money DIP Term Loan Commitment.  Amounts of any New Money Euro DIP Term Loan prepaid may not be reborrowed.

(iii)           After giving effect to (i) the Initial New Money DIP Term Loans on the DIP Effective Date, the aggregate outstanding principal amount of the New Money DIP Term Loans shall not exceed the Dollar Equivalent of $30,000,000 plus any interest that has capitalized pursuant to Section 2.11.A(c) and (ii) the Final New Money DIP Term Loans on the DIP Final Effective Date, aggregate outstanding principal amount of the Final New Money DIP Term Loans shall not exceed the Dollar Equivalent of $80,000,000 minus the amount of Initial New Money DIP Term Loans loaned on the DIP Effective Date plus any interest that has capitalized pursuant to Section 2.11.A(c).

(b)           Roll-Up Loans.  On the terms and subject to the conditions contained in this Agreement and in the Orders, Prepetition Loans held by the Prepetition Lenders shall be substituted and deemed exchanged for (and deemed prepaid by) Roll-Up Loans as follows:

(i)           An aggregate principal amount up to $80,000,000 (or the Dollar Equivalent thereof) of Prepetition Loans (as such aggregate principal amount may be increased pursuant to Section 2.3.A and plus any interest that has capitalized pursuant to Section 2.11.A(c)) made to the Borrowers held by the Senior Roll-Up Lenders (or their respective Affiliates) shall be available for substitution and deemed exchange for (and deemed prepaid by) Roll-Up Loans. These Roll-Up Loans will be calculated such that (x) as of the Roll-Up Loan Elevation Date for each $1 (or the Dollar Equivalent thereof) of New Money DIP Term Loan made by such Senior Roll-Up Lender on and prior to the Roll-Up Loan Elevation Date, $1 (or the Dollar Equivalent thereof) of such Senior Roll-Up Lender’s (or its Affiliates) Prepetition Loans shall be substituted and deemed exchanged for (and deemed prepaid by) and deemed to be DIP Loans with the same Borrower hereunder and (y) on each DIP Borrowing Date after the Roll-Up Loan Elevation Date, for each $1 (or the Dollar Equivalent thereof)of New Money DIP Term Loan made by such Senior Roll-Up Lender on such DIP Borrowing Date, $1 (or the Dollar Equivalent thereof) of such Senior Roll-Up Lender’s (or its Affiliates) Prepetition Loans shall be substituted and deemed exchanged for (and deemed prepaid by) and deemed to be DIP Loans hereunder (the “Senior Roll-Up Loans”) and, in each case, the Borrower under the Prepetition Loan deemed exchanged (and deemed prepaid by) the Senior Roll-Up Loan shall be the Borrower under such Senior Roll-Up Loan.

(ii)           In no event shall any Roll-Up Lender’s amount of Roll-Up Loans as of the DIP Final Effective Date exceed the aggregate principal amount of Prepetition Loans that were beneficially owned by such Roll-Up Lender on the DIP Effective Date.

(iii)           Prior to the Roll-Up Loan Elevation Date, for all purposes (unless expressly set forth to the contrary in the Loan Documents) the Roll-Up Loans of each Roll-Up Lender shall be considered Prepetition Loans and each Roll-Up Lender shall be considered a Prepetition Lender in respect of such Roll-Up Loans. On and after the Roll-Up Loan Elevation Date, for all purposes (unless expressly set forth to the contrary in the Loan Documents) the Roll-Up Loans of each Roll-Up Lender shall be considered DIP

CONFORMED COMPOSITE VERSION
Loans and each Roll-Up Lender shall be considered a DIP Lender in respect of such Roll-Up Loans.

(iv)           For the avoidance of doubt, each Roll-Up Lender shall have the right to designate which of its Prepetition Loans that it wishes to convert into a Roll-Up Loan; provided that Prepetition Loans denominated in Euros shall be converted into Roll-Up Loans denominated in Dollars at the Dollar Equivalent on the Roll-Up Loan Elevation Date and Prepetition Loans denominated in Dollars shall be converted into Roll-Up Loans denominated in Dollars.

Section 2.2.A         Borrowing Procedures for New Money DIP Term Loan Borrowings

(a)           Each New Money DIP Term Loan Borrowing shall be made upon receipt of a Notice of New Money DIP Term Loan Borrowing given by the applicable Borrower to the DIP Administrative Agent not later than 12:00 p.m. (New York City time) (i) in the case of Initial New Money DIP Term Loans, one Business Day prior to the DIP Effective Date, or (ii) in the case of all other New Money DIP Term Loans, three Business Days prior to the DIP Borrowing Date.  The Notice of Borrowing shall specify (A) the DIP Effective Date or the DIP Final Effective Date, (B) the aggregate amount of such proposed New Money DIP Term Loan Borrowing (provided that, the maximum aggregate amount of the proposed New Money DIP Term Loan Borrowing on the DIP Effective Date shall be $30,000,000 or the Dollar Equivalent thereof) (C) whether such proposed New Money DIP Term Loan Borrowing is for New Money Dollar DIP Term Loans or New Money Euro DIP Term Loans (or, if both, the breakdown between them) and (C) the Interest Period therefor.  The New Money DIP Term Loan shall be made as a Eurocurrency Rate Loan unless, subject to Section 2.15.A (Special Provisions Governing Eurocurrency Rate Loans, the Notice of New Money DIP Term Loan Borrowing specifies  that all or a portion thereof shall be Base Rate Loans pursuant to Section 2.1A(a).

(b)           The DIP Administrative Agent shall give to each applicable DIP Lender prompt notice of the receipt of a New Money DIP Term Loan Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such New Money DIP Term Loan Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.15.A(a)(Determination of Interest Rate).  Each applicable DIP Lender shall, before 12:00 p.m. (Local Time) on the date of the proposed New Money DIP Term Loan Borrowing, make available to the DIP Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.), in immediately available funds, such New Money DIP Lender’s Ratable Portion of such proposed New Money DIP Term Loan Borrowing.  Upon fulfillment (or due waiver in accordance with Section 11.1.A (Amendments, Waivers, Etc.)) on the applicable DIP Borrowing Date, of the applicable conditions set forth in Section 3.4 (Conditions Precedent to Initial DIP Loans), Section 3.6 (Conditions Precedent to Final DIP Loans) and Section 3.7 (Conditions Precedent to all DIP Loans), and after the DIP Administrative Agent’s receipt of such funds, the DIP Administrative Agent shall make such funds available to the applicable Borrower.

(c)           Unless the DIP Administrative Agent shall have received notice from an applicable New Money DIP Lender prior to the date of any proposed Borrowing that such Lender will not make available to the DIP Administrative Agent such Lender’s Ratable Portion

CONFORMED COMPOSITE VERSION

of such New Money DIP Term Loan Borrowing (or any portion thereof), the DIP Administrative Agent may assume that such New Money DIP Lender has made such Ratable Portion available to the DIP Administrative Agent on the date of such New Money DIP Term Loan Borrowing in accordance with this Section 2.2.A and the DIP Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such New Money DIP Lender shall not have so made such Ratable Portion available to the DIP Administrative Agent, such New Money DIP Lender and such Borrower severally agree to repay to the DIP Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the DIP Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the New Money DIP Term Loans comprising such Borrowing and (ii) in the case of such New Money DIP Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the New Money DIP Term Loans comprising such Borrowing.  If such Lender shall repay to the DIP Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such New Money DIP Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the applicable Borrower shall repay to the DIP Administrative Agent such corresponding amount, such payment shall not relieve such New Money DIP Lender of any obligation it may have hereunder to such Borrower.

(d)           The failure of any New Money DIP Lender to make the New Money DIP Term Loan or any payment required by it on the date specified (a “Non-Funding New Money DIP Lender”), shall not relieve any other New Money DIP Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding New Money DIP Lender to make a New Money DIP Term Loan or payment required under this Agreement.

Section 2.3.A          Incremental New Money DIP Term Loans and Commitments.

(a)           At any time and from time to time during the period from the DIP Final Effective Date to and including DIP Loan Maturity Date, the Borrowers may request by written notice to the DIP Administrative Agent and the New Money DIP Lenders new money term loans in addition to the Initial New Money DIP Term Loans and the Final New Money DIP Term Loans, that if made shall be New Money DIP Term Loans (each such request an “Incremental New Money DIP Term Loan Request”). Each Incremental New Money DIP Term Loan Request shall set forth: (i) the aggregate principal amount of the new money term loans being requested (such new money term loans, the “Incremental New Money DIP Term Loans”), (ii) the proposed borrowing date of such Incremental New Money DIP Term Loans, which shall be at least ten (10) Business Days thereafter (each such date an “Incremental DIP Loan Borrowing Date”) and (iii) the Borrower’s proposed financial terms for such Incremental New Money DIP Term Loans; provided that the maturity date of any Incremental New Money DIP Term Loans shall be the Stated Maturity Date and all Incremental New Money DIP Term Loans shall not amortize.

(b)           Upon receipt of an Incremental New Money DIP Term Loan Request:

(i)           The Requisite DIP Lenders shall approve or disapprove the Incremental New Money DIP Term Loan Request within three (3) Business Days by

CONFORMED COMPOSITE VERSION

notice to the Borrowers, the DIP Administrative Agent and the New Money DIP Lenders. The Requisite DIP Lenders and the Borrower may negotiate modifications to the Incremental New Money DIP Term Loan Request during such period.

(ii)            If the Requisite DIP Lenders approve the Incremental New Money DIP Term Loan Request, participation in the commitments for the Incremental New Money DIP Term Loans (the “Incremental New Money DIP Term Loan Commitments”) shall be open to all New Money DIP Lenders (or their Affiliates) as of the date of the applicable Incremental New Money DIP Term Loan Request in accordance with each New Money DIP Lender’s Ratable Portion of the then-current New Money DIP Term Loan Commitments.

(iii)           Each New Money DIP Lender shall notify the DIP Administrative Agent by the date that is four (4) Business Days before the proposed Incremental DIP Loan Borrowing Date of (i) whether such New Money DIP Lender will accept an Incremental New Money DIP Term Loan Commitment in the amount of its Ratable Portion of the proposed Incremental New Money DIP Term Loans (and, if not, how much (if any) of its Ratable Portion thereof it is willing to so accept) and (ii) if the total of Incremental New Money DIP Term Loan Commitments accepted by the New Money DIP Lenders is less than the aggregate principal amount requested by the Borrowers in the Incremental New Money DIP Term Loan Request (a “Commitment Shortfall”), whether such New Money DIP Lender may be willing to agree to an Incremental New Money DIP Term Loan Commitment in excess of its Ratable Portion thereof (each New Money DIP Lender so willing, a “Shortfall Lender”). If a New Money DIP Lender does not provide such notice to the DIP Administrative Agent by the date that is four (4) Business Days before the proposed Incremental DIP Loan Borrowing Date, such New Money DIP Lender shall be deemed to have declined to provide an Incremental New Money DIP Term Loan Commitment.

(iv)           If there is a Commitment Shortfall, the DIP Administrative Agent shall immediately notify each Shortfall Lender of such Commitment Shortfall and such Shortfall Lender shall have the opportunity to participate in the Commitment Shortfall ratably in accordance with each such Shortfall Lender’s Ratable Portion of the then-current New Money DIP Term Loan Commitments (for the purposes of determining Ratable Portion solely in this instance, excluding all other New Money DIP Lenders who are not Shortfall Lenders), and each Shortfall Lender shall notify the DIP Administrative Agent by the date that is two (2) Business Days before the proposed Incremental DIP Loan Borrowing Date of whether such Shortfall Lender will accept an additional Incremental New Money DIP Term Loan Commitment in the amount of its Ratable Portion of the Commitment Shortfall (and, if not, how much (if any) of its Ratable Portion thereof it is willing to so accept). If a Shortfall Lender does not provide such notice to the DIP Administrative Agent by the date that is two(2) Business Days before the proposed Incremental DIP Loan Borrowing Date, such Shortfall Lender shall be deemed to have declined to provide an additional Incremental New Money DIP Term Loan Commitment.

CONFORMED COMPOSITE VERSION

(c)           Upon the acceptance of one or more Incremental New Money DIP Term Loan Commitments pursuant to Sections 2.03A(b)(iii) and (iv), the following provisions shall apply:

(i)           On the terms and subject to the conditions contained in this Agreement, each New Money DIP Lender holding an Incremental New Money DIP Term Loan Commitment (an “Incremental New Money DIP Term Lender”) shall make Incremental New Money DIP Term Loans  in (A) Dollars (in the case of Incremental New Money DIP Term Loans that are Eurocurrency Rate Loans, with Interest Periods ending on the dates of any Interest Period of any then outstanding Incremental New Money DIP Term Loans) (at the applicable New Money DIP Lender’s discretion) to the Luxembourg Borrower or (B) Dollars to the U.S. Borrower on each Incremental DIP Loan Borrowing Date, in an aggregate amount not to exceed such Incremental New Money DIP Term Lender’s Incremental New Money DIP Term Loan Commitment.

(ii)           The Incremental New Money DIP Term Loans made pursuant to this Section 2.03A shall be deemed to be New Money DIP Term Loans and each Incremental New Money DIP Term Lender shall be a “New Money DIP Lender” for all purposes of this Agreement.

(iii)           Each New Money DIP Lender’s Incremental New Money DIP Term Loan Commitment shall form part of such New Money DIP Lender’s New Money DIP Term Loan Commitment, and such New Money DIP Lender’s Senior Roll-Up Entitlement shall automatically increase accordingly.

(d)           Anything herein to the contrary notwithstanding, the following conditions and provisions shall be applicable in relation to the Incremental New Money DIP Term Loan Commitments:

(i)           The maximum aggregate amount of the Incremental New Money DIP Term Loan Commitments to be implemented pursuant to this Section 2.03A shall be the Dollar Equivalent of $20,000,000.

(ii)           Immediately after giving effect to each Incremental New Money DIP Term Loan, (A) the aggregate outstanding principal amount of the New Money DIP Term Loans shall not exceed $100,000,000 (or the Dollar Equivalent thereof as of the date such loan was made) plus any interest that has capitalized pursuant to Section 2.11.A(c), and (B) the aggregate amount of the Incremental New Money DIP Term Loans shall not exceed the Dollar Equivalent of $20,000,000 plus any interest that has capitalized pursuant to Section 2.11.A(c).

(iii)           The proceeds of any Incremental New Money DIP Term Loans made on the relevant Incremental DIP Loan Borrowing Date shall be used in accordance with Section 4.13A.

(iv)           If a Borrower, pursuant to an Incremental New Money DIP Term Loan  Request, requests the New Money DIP Lenders to provide the Incremental New Money DIP Term Loans on financial terms that are more favorable than the existing

CONFORMED COMPOSITE VERSION

terms for the New Money DIP Term Loans, and any New Money DIP Lenders agree to provide Incremental New Money DIP Term Loan Commitments in response to such Incremental New Money DIP Term Loan  Request, any New Money DIP Lenders shall be entitled to an adjustment of the existing financial terms for the New Money DIP Term Loans on the same basis. Such adjustment of terms shall be effected by way of an amendment to this Agreement.

(v)           Without the consent of any Lender, the DIP Administrative Agent may effect such non-substantive amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the DIP Administrative Agent to effect the provisions of this Section 2.03A.

(vi)           Immediately after giving effect to the applicable Incremental New Money DIP Term Loan, no Default or Event of Default shall have occurred and be continuing.

(e)           Nothing in this Agreement shall be construed to obligate any New Money DIP Lender to provide any Incremental New Money DIP Term Loan Commitment (except to the extent as shall have been previously agreed by such New Money DIP Lender for the benefit of the Borrowers pursuant to Sections 2.03A(b)(iii) and (iv) above).

Section 2.4.A         DIP Collateral Account

The proceeds of each New Money DIP Term Loans shall be disbursed into the DIP Collateral Accounts and shall be released from the DIP Collateral Accounts to the Borrowers in accordance with the DIP Depositary Agreement.

Section 2.5.A        [Reserved]

Section 2.6.A        [Reserved]

Section 2.7.A         Repayment of the DIP Loans

The Borrowers promise to repay the entire unpaid principal amount of the DIP Loans (including, for the avoidance of doubt, the Roll-Up Loans) on (a) the DIP Loan Maturity Date or earlier, if otherwise required by the terms hereof or (b) upon consummation of each of the transactions, actions, proceedings and cases contemplated by the Plan Term Sheet in accordance with the terms of the Plan Term Sheet.

Section 2.8.A          Evidence of Debt

(a)           Each DIP Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such DIP Lender resulting from each DIP Loan of such DIP Lender from time to time, including the amounts of principal and interest payable and paid to such DIP Lender from time to time under this Agreement.

(b)           In the case of the DIP Loans, the DIP Administrative Agent shall establish and maintain a Register pursuant to Section 11.2(c) (Assignments and Participations) and

CONFORMED COMPOSITE VERSION

accounts therein in accordance with its usual practice in which it shall record (A) the amount of each applicable DIP Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable and paid by any Borrower to each applicable DIP Lender hereunder and (C) the amount of any sum received by the DIP Administrative Agent hereunder from any Borrower, whether such sum constitutes principal or interest (and the type of DIP Loan to which it applies), fees, expenses or other amounts due under the DIP Loan Documents and each DIP Lender’s share thereof, if applicable.

(c)           The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any DIP Lender or the DIP Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the DIP Loans owing by such Borrower in accordance with their terms.

(d)           Notwithstanding any other provision of this Agreement, in the event that any DIP Lender requests that any Borrower execute and deliver a promissory note or notes payable to such DIP Lender in order to evidence the Indebtedness owing to such DIP Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a DIP Note or DIP Notes to such Lender evidencing any New Money DIP Term Loans and Roll-Up Loans, as the case may be, of such DIP Lender, substantially in the forms of Exhibit B-3(Form of New Money DIP Term Loan Note) or Exhibit B-4(Form of Roll-Up Loan Note), as applicable.

Section 2.9.A          Optional Prepayments and Reductions in New Money DIP Term Commitments

(a)           The Borrowers shall have no right to prepay the principal amount of any DIP Loan or reduce the amount of any New Money DIP Term Loan Commitment unless (i) with the prior written consent of the Requisite DIP Lenders, in their sole discretion or (ii) as otherwise allowed in conjunction with a Sale Transaction acceptable to the Requisite DIP Lenders in their sole discretion.

Section 2.10.A        Mandatory Prepayments

Except as otherwise duly waived in accordance with Section 11.1A (Amendments, Waivers, Etc.):

(a)           If any of the Obligors, any trustee, any examiner with expanded powers or any responsible officer subsequently appointed (or in the case of clause (iv) below, the DIP Administrative Agent), shall:

(i)           obtain credit or incur Indebtedness pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of this Agreement or the Final Order or otherwise obtain credit or incur Indebtedness (other than Indebtedness that is permitted under Section 8.1 (Indebtedness));

CONFORMED COMPOSITE VERSION

(ii)           receive Net Cash Proceeds arising from an Asset Sale or Property Loss Event occurring after the Petition Date, except for Asset Sales permitted under Section 8.4A;

(iii)           receive Net Cash Proceeds from the incurrence or issuance of equity after the Petition Date;

(iv)           receive amounts transferred by the DIP Depositary to the DIP Administrative Agent in accordance with Section 3.7(c) of the Depositary Agreement,

the Borrowers shall immediately prepay or cause to be prepaid the DIP Loans in an amount equal to 100% of such credit, Indebtedness or Net Cash Proceeds or amounts.  Any such mandatory prepayment shall be applied in accordance with clause (b) below.

(b)           Subject to the provisions of Section 2.14.A(f) and Section 2.14.A(g) (Payments and Computations) in the case clauses (a)(i)-(iii) above, any prepayments made by any Borrower and required to be applied in accordance with this clause 2.10A shall be applied in the following order: first, to the outstanding principal amount of the New Money DIP Term Loans in the order specified by the Borrowers until the New Money DIP Term Loans shall have been prepaid in full; second, after the Roll-Up Loan Elevation Date, to repay the outstanding principal balance of the Senior Roll-Up Loans until such Senior Roll-Up Loans shall have been repaid in full; third, to the extent the Prepetition Loans have been granted “adequate protection” liens granted by the Bankruptcy Court, to repay the outstanding principal balance of such Prepetition Loans until such Prepetition Loans shall have been paid in full; and fifth, to the extent Prepetition Loans have not been granted “adequate protection” liens by the Bankruptcy Court, to repay the outstanding principal balance of such Prepetition Loans until such Prepetition Loans shall have been paid in full.

Section 2.11.A        Interest

(a)           Rate of Interest.

(i)           All DIP Loans shall be made as Base Rate Loans or Eurocurrency Rate Loans;

(ii)           All DIP Loans and the outstanding amount of all other DIP Obligations shall bear interest, in the case of DIP Loans, on the unpaid principal amount thereof from the date such DIP Loans are made and, in the case of such other DIP Obligations, from the date such other DIP Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (d) below, as follows:

(A)           if a Base Rate Loan or such other DIP Obligation, at a rate per annum equal to the sum of (x) the Base Rate as in effect from time to time, (y) the DIP Applicable Margin and (z) the DIP Supplemental Applicable Margin; and

(B)           if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (w) the Eurocurrency Rate determined for the applicable Interest

CONFORMED COMPOSITE VERSION

Period, (x) the DIP Applicable Margin in effect from time to time, (y) the DIP Supplemental Applicable Margin and (z) in the case of any DIP Loan made by a DIP Lender located in the United Kingdom, Mandatory Costs.

(b)           Interest Payments.  Subject to clause (c) below, for all DIP Loans and other DIP Obligations: (i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such DIP Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iii) interest accrued on the amount of all other DIP Obligations shall be payable on demand from and after the time such DIP Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Capitalization of Interest.  Interest on each DIP Loan owing to each DIP Lender that is attributable to the DIP Supplemental Applicable Margin shall be capitalized on the dates specified in clause (b) above and added to the outstanding principal amount of such DIP Loan from the date of such DIP Loan until such principal amount shall be paid in full.

(d)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all DIP Loans and the amount of all other DIP Obligations then due and payable shall bear interest at a rate that is two percent (2%) per annum in excess of the rate of interest applicable to such DIP Loans or other DIP Obligations from time to time.

Section 2.12.A        Conversion/Continuation Option

(a)           For any DIP Loan, any Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans and (ii) at the end of any applicable Interest Period, to convert Dollar Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans for each Interest Period must be in the amount that is not less than the applicable Minimum Currency Threshold.  Each conversion or continuation shall be allocated among the DIP Loans of each DIP Lender in accordance with such DIP Lender’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the DIP Administrative Agent at least three (or, in the case of conversion of Dollar Eurocurrency Rate Loans to Base Rate Loans, one) Business Days’ prior written notice specifying (A) the amount and type of DIP Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

CONFORMED COMPOSITE VERSION

(b)           The DIP Administrative Agent shall promptly notify each applicable DIP Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans and no continuation in whole or in part of Dollar Eurocurrency Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.2A(g) or Section 2.15.A (Special Provisions Governing Eurocurrency Rate Loan).  If, within the time period required under the terms of this Section 2.12.A the DIP Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such DIP Loans, then, upon the expiration of the applicable Interest Period, such DIP Loans shall be automatically converted to Base Rate Loans and such DIP Loans shall be automatically continued as Eurocurrency Rate Loans with an interest period of one month.  Each Notice of Conversion or Continuation shall be irrevocable

Section 2.13.A        Fees

(a)           Upfront Fees. On (i) the DIP Effective Date, the Borrowers shall pay to each New Money DIP Lender an upfront fee in the amount of 4.00% of such New Money DIP Lender’s New Money DIP Term Loan Commitment and (ii) each Incremental DIP Loan Borrowing Date, the Borrowers shall pay to each Incremental New Money DIP Lender an upfront fee in the amount of 4.00% of such Incremental New Money DIP Lender’s Incremental New Money DIP Term Loan Commitment minus any amounts previously paid to such Incremental New Money DIP Lender under this sub-clause (ii).

(b)           Exit Fee. On any date on which any New Money DIP Term Loans are prepaid or repaid or the New Money DIP Term Commitments are terminated or reduced, the Borrowers shall pay to each DIP Lender a fee in the amount of 3.00% of such prepayment or repayment of  New Money DIP Term Loans or of such termination or permanent reduction of such DIP Lender’s New Money DIP Term Loan Commitment, as the case may be.

(c)           DIP Agent Fees. The Borrowers and Holdings have agreed to pay to the DIP Agents additional fees, the amount and dates of payment of which are embodied in the DIP Fee Letters.

(d)           Consent Fee. The Borrowers agree that each Consenting Prepetition Lender shall be entitled to a consent fee (a “Consent Fee”) equal to the product of (i) 8.50% times (ii) such Consenting Prepetition Lender’s Consent Fee Entitlement Share of the issued common stock of the reorganized Debtors’ ultimate parent company upon consummation of the transactions, actions, proceedings or cases contemplated by the Plan Term Sheet; provided that such Consenting Prepetition Lender shall not be entitled to its Consent Fee in the event that such Consenting Prepetition Lender (directly or indirectly through any of its Affiliates) takes any action that would result in a Default or Event of Default under Section 9.1A.

(e)           All fees paid in connection with the DIP Facilities shall be non-refundable under all circumstances.

CONFORMED COMPOSITE VERSION

Section 2.14.A        Payments and Computations

(a)           Except as provided in this Section 2.14.A (Payments and Computations), each Borrower shall make each payment required to be made by it hereunder (including fees and expenses) not later than 12:00 p.m. (Local Time) on the day when due, in the currency specified herein (or, if no currency is specified, in Dollars), to the DIP Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.) in immediately available funds without set-off or counterclaim.  The DIP Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable DIP Lenders, in accordance with the application of payments set forth in Section 2.10.A(c)(Mandatory Prepayments) and in clauses (f) or (g) above, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.16.A (Capital Adequacy), 2.17.A (Taxes) or Section 2.15A(Increased Costs) or (d) (Illegality) shall be paid only to the affected DIP Lender or DIP Lenders.  Payments received by the DIP Administrative Agent after 12:00 p.m. (Local Time) shall be deemed to be received on the next Business Day.

(b)           All computations of interest and of fees shall be made by the DIP Administrative Agent on the basis of a year of (i) 365 days for Base Rate Loans and (ii) 360 days for Eurocurrency Rate Loans, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination by the DIP Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Except for Eurocurrency Rate Loans which have been converted to Base Rate Loans denominated in Dollars hereunder, each payment by the Borrowers in respect of any DIP Loan shall be made in the currency in which such DIP Loan was made.

(d)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments made in Dollars of any DIP Loans shall be applied as follows: first, to repay such DIP Loans outstanding as Base Rate Loans and then, to repay such DIP Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)           Unless the DIP Administrative Agent shall have received notice from a Borrower to the DIP Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the DIP Administrative Agent may assume that such Borrower has made such payment in full to the DIP Administrative Agent on such date and the DIP Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable DIP Lender on such due date an amount equal to the amount then due such DIP Lender.  If and to the extent that such Borrower shall not have made such payment in full to the DIP Administrative Agent, each applicable DIP Lender shall repay to the DIP Administrative

CONFORMED COMPOSITE VERSION

Agent forthwith on demand such amount distributed to such DIP Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such DIP Lender until the date such DIP Lender repays such amount to the DIP Administrative Agent.

(f)           All payments in respect of the DIP Loans received by the DIP Administrative Agent (including, subject to clause (g)(ii) below, amounts received under and in accordance with the Orders or any other order of the Bankruptcy Court) shall be distributed to each applicable DIP Lender in accordance with such DIP Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other DIP Obligation shall be allocated among such of the DIP Lenders as are entitled thereto and, for such payments allocated to the DIP Lenders, in proportion to their respective Ratable Portions.  Except for payments and other amounts applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.10.A(b) (Mandatory Prepayments)), all payments and any other amounts made to or received by any DIP Agent or DIP Lender from, or for the benefit of, each Borrower (including, subject to clause (g)(ii) below, amounts received under and in accordance with the Orders or any other order of the Bankruptcy Court) shall be applied as follows, solely for the account of such Borrower (provided that any such amounts payable to Roll-Up Lenders shall be so applied only from and after the Roll-Up Elevation Date):

(i)           to pay interest on and then principal of any portion of the DIP Loans that any DIP Agent may have advanced on behalf of any DIP Lender for which such DIP Agent has not then been reimbursed by such DIP Lender or such Borrower;

(ii)           to pay DIP Obligations owed by such Borrower in respect of any expense reimbursements or indemnities then due to any DIP Agent;

(iii)           to pay DIP Obligations owed by such Borrower in respect of any expense reimbursements or indemnities then due to the DIP Lenders;

(iv)           to pay DIP Obligations owed by such Borrower in respect of any fees then due to any DIP Agent and the New Money DIP Lenders;

(v)           to pay interest then due and payable in respect of the DIP Loans owed by such Borrower to the New Money DIP Lenders;

(vi)           to pay or prepay principal amounts on the DIP Loans owed by such Borrower to the New Money DIP Lenders;

(vii)           to the ratable payment of all other DIP Obligations of the New Money DIP Lenders owed by such Borrower;

(viii)          to pay DIP Obligations owed by such Borrower in respect of any fees then due to the Roll-Up Lenders;

(ix)           to pay interest then due and payable in respect of the DIP Loans owed by such Borrower to the Roll-Up Lenders;

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 (x)           to pay or prepay principal amounts on the DIP Loans owed by such Borrower to the Roll-Up Lenders; and

(xi)           to the ratable payment of all other DIP Obligations of the Roll-Up Lenders owed by such Borrower;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any DIP Obligation described in any of clauses (i) through (xi) above, the available funds being applied with respect to any such DIP Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such DIP Obligations ratably, based on the proportion of each DIP Agent’s or DIP Lender’s interest in the aggregate outstanding DIP Obligations described in such clause.  The order of priority set forth above may at any time and from time to time be changed by the agreement of the DIP Lenders in accordance with Section 11.1A without necessity of notice to or consent of or approval by the applicable Borrower or by any Person that is not a DIP Lender; provided, however, that the order of priority set forth in sub-clauses 2.14A(f)(i), (ii) and (iv) above may be changed only with the prior written consent of the affected DIP Agents in addition to that of the DIP Lenders.

(g)           The Borrowers hereby (i) irrevocably waive the right to direct the application of any and all payments in respect of the DIP Obligations, any proceeds of DIP Collateral or any other amounts recovered under and in accordance with the Orders or any other order of the Bankruptcy Court with respect to the Collateral after the occurrence and during the continuance of an Event of Default under Section 9.1.A (Events of Default) and (ii) agree that, notwithstanding the provisions of Section 2.10.A(c) (Mandatory Prepayments) and clause (f) above, all payments made to or received by any Secured Party constituting proceeds of Foreign DIP Collateral or any other amounts recovered under and in accordance with the Orders or any other order of the Bankruptcy Court with respect to Foreign Collateral shall be applied solely to pay the Foreign Secured DIP Obligations in the order of priority set forth in clauses (i) through (xi) in Section 2.14.A(f) and all payments made to or received by any Secured Party constituting proceeds of Domestic DIP Collateral or any other amounts recovered under and in accordance with the Orders or any other order of the Bankruptcy Court with respect to Domestic DIP Collateral shall be applied as follows (provided that any such amounts payable to Roll-Up Lenders shall be so applied only from and after the Roll-Up Elevation Date):

(i)           to pay Secured DIP Obligations in respect of any expense reimbursements or indemnities then due to any DIP Agent;

(ii)           to pay Secured DIP Obligations in respect of any expense reimbursements or indemnities then due to the applicable DIP Lenders;

(iii)           to pay Secured DIP Obligations in respect of any fees then due to any DIP Agent and the New Money DIP Lenders;

(iv)           to pay interest then due and payable in respect of the New Money DIP Loans;

(v)           to pay or prepay principal amounts on the New Money DIP Loans;

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(vi)           to the ratable payment of all other Secured DIP Obligations of the New Money DIP Lenders;

(vii)           to pay Secured DIP Obligations in respect of any fees then due to the Roll-Up Lenders;

(viii)          to pay interest then due and payable in respect of the Roll-Up Loans;

(ix)           to pay or prepay principal amounts on the Roll-Up Loans;

(x)           to the ratable payment of all other Secured DIP Obligations of the Roll-Up Lenders; and

(xi)           to the ratable payment of any other DIP Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any DIP Obligation described in any of clauses (i) through (xi) above, the available funds being applied with respect to any such DIP Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such DIP Obligations ratably, based on the proportion of each DIP Agent’s or DIP Lender’s interest in the aggregate outstanding DIP Obligations described in such clause.  The order of priority set forth in clauses (i) through (xi) above may at any time and from time to time be changed by the agreement of the DIP Lenders in accordance with the terms of Section 11.1.A without necessity of notice to or consent of or approval by the Borrowers or by any Person that is not a DIP Lender; provided, however, that the order of priority set forth in clauses (i) and (iii) above may be changed only with the prior written consent of the affected DIP Agents in addition to that of the DIP Lenders.

(h)           The DIP Lenders hereby agree among themselves as follows:

(i)           Upon and after the Exchange Date, each payment received by the DIP Administrative Agent pursuant to any DIP Loan Document or the Orders in respect of the DIP Obligations, and each distribution made by the DIP Administrative Agent pursuant to any DIP Loan Document in respect of the DIP Obligations, shall be distributed to the DIP Lenders pro rata in accordance with their respective Exchange Percentages.

(ii)           In order to give effect to the allocation of payments and distributions provided for in clause (i) above, on the date of any payment or distribution pursuant to any DIP Loan Document, (A) the DIP Lenders shall automatically and without further act (and without regard to the provisions of Section 11.2) be deemed to have exchanged interests in the DIP Loans such that in lieu of the interest of each DIP Lender in each DIP Loan in which it shall participate immediately prior to such payment or distribution (including such DIP Lender’s interest in the DIP Obligations of each DIP Lender in respect of each such DIP Loan), such DIP Lender shall hold an interest in every one of the DIP Loans (including the DIP Obligations of each DIP Lender in respect of each such DIP Loan), whether or not such DIP Lender shall previously have

CONFORMED COMPOSITE VERSION

participated therein, equal to such DIP Lender’s Exchange Percentage thereof and (B) simultaneously with the deemed exchange of interests pursuant to clause (A) above, the interests in the DIP Loans to be received by such DIP Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such DIP Lender in respect of such DIP Obligations shall accrue and be payable in the currency in which such DIP Loan was made or such  was issued at the rate otherwise applicable hereunder; provided that such Exchange will not affect the DIP Obligations of the Borrowers to any applicable DIP Lender under the DIP Loan Documents.  Each DIP Lender hereby consents and agrees to the Exchange and agrees that the Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any DIP Loan.

(iii)           Any direct payment received by a DIP Lender upon or after the Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to DIP Administrative Agent for distribution to the DIP Lenders in accordance herewith and Section 2.14.A(g).

The provisions of clauses (i) through (iii) above may at any time and from time to time be changed by the agreement of the DIP Lenders in accordance with the terms of Section 11.1.A hereof without necessity of notice to or consent of or approval by the Borrowers or by any Person that is not a DIP Lender.

Section 2.15.A        Special Provisions Governing Eurocurrency Rate Loans

(a)           Determination of Interest Rate

The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans that are DIP Loans shall be determined by the DIP Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.”  The DIP Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b)           Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the DIP Administrative Agent determines that adequate and fair means do not exist for ascertaining for DIP Loans the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite DIP Lenders notify the DIP Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the DIP Lenders of making or maintaining such DIP Loans for such Interest Period, the DIP Administrative Agent shall forthwith so notify the Borrowers and the DIP Lenders, whereupon each Eurocurrency Rate Loan shall automatically, on the last day of the current Interest Period for such DIP Loan, convert into a Base Rate Loan denominated in Dollars and the obligations of the DIP Lenders to make Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended until the DIP Administrative

CONFORMED COMPOSITE VERSION

Agent shall notify the Borrowers that the Requisite DIP Lenders have determined that the circumstances causing such suspension no longer exist.

(c)           Increased Costs

If at any time any DIP Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than (x) any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate and (y) any change in or in the interpretation of any law, treaty or governmental rule, regulation or order relating to Taxes, Other Taxes or taxes imposed on, or measured by, the net income or net profits of such Lender or franchise taxes imposed on such Lender by the Governmental Authority of the jurisdiction in which such DIP Lender has its principal office or in which the Applicable Lending Office for the relevant Eurocurrency Rate Loan is located, or by any other Governmental Authority other than a Governmental Authority of a jurisdiction in which such DIP Lender would not be subject to tax but for the execution and performance of this Agreement or any other DIP Loan Document) or the compliance by such DIP Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such DIP Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, then the Borrowers shall from time to time, upon demand by such DIP Lender (with a copy of such demand to the DIP Administrative Agent), pay to the DIP Administrative Agent for the account of such DIP Lender additional amounts sufficient to compensate such DIP Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrowers and the DIP Administrative Agent by such DIP Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Illegality

Notwithstanding any other provision of this Agreement, if any DIP Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the DIP Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any DIP Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such DIP Lender to the Borrowers through the DIP Administrative Agent, (i) the obligation of such DIP Lender to make or to continue Eurocurrency Rate Loans and to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan denominated in Dollars as part of any requested New Money DIP Term Loan Borrowing of Eurocurrency Rate Loans and (ii) if the affected Eurocurrency Rate Loans are then outstanding, the Borrowers shall immediately convert each such DIP Loan into a Base Rate Loan denominated in Dollars.  If, at any time after a Lender gives notice under this Section 2.15(d), such DIP Lender determines that it may lawfully make Eurocurrency Rate Loans, such DIP Lender shall promptly give notice of that determination to the Borrowers and the DIP Administrative Agent, and the DIP Administrative Agent shall promptly transmit the notice to each other DIP Lender.  The Borrowers’ right to request, and such DIP Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.

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(e)           Breakage Costs

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11.A (Interest), each Borrowers shall compensate each DIP Lender that has made a DIP Loan to such Borrower, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such DIP Lender to fund or maintain such DIP Lender’s Eurocurrency Rate Loans to such Borrower but excluding any loss of the DIP Applicable Margin on the relevant DIP Loans) that such DIP Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a New Money DIP Term Loan Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12.A (Conversion/Continuation Option), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including mandatorily pursuant to Section 2.10.A (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in  Section 2.15(d) above or (iv) as a consequence of any failure by the applicable Borrower to repay Eurocurrency Rate Loans when required by the terms hereof.  The DIP Lender making demand for such compensation shall deliver to such Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such DIP Lender, absent manifest error.

Section 2.16.A        Capital Adequacy

If at any time any DIP Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the DIP Effective Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such DIP Lender’s (or any corporation controlling such DIP Lender’s) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such DIP Lender (with a copy of such demand to the DIP Administrative Agent), the applicable Borrower shall pay to the DIP Administrative Agent for the account of such DIP Lender, from time to time as specified by such DIP Lender, additional amounts sufficient to compensate such DIP Lender for such reduction.  A certificate as to such amounts submitted to the applicable Borrower and the DIP Administrative Agent by such DIP Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.17.A        Taxes

(a)           Except as otherwise provided in this Section 2.17.A, any and all payments by any Loan Party under each DIP Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each DIP Lender

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and DIP Agent, (A) taxes measured by its net income or net profit and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such DIP Lender or DIP Agent (as the case may be) is organized or carries on business and (B) except in the case of a DIP Lender or DIP Agent becoming a DIP Lender or DIP Agent (as the case may be) pursuant to the provisions of Section 2.18.A (Substitution of DIP Lenders), any withholding taxes payable with respect to payments under the DIP Loan Documents under laws (including any statute, treaty or regulation) in effect on the DIP Effective Date (or, in the case of (1) an Eligible Assignee, the date of the Assignment and Acceptance and (2) a successor DIP Agent, the date of the appointment of such DIP Agent applicable to such DIP Lender or DIP Agent, as the case may be, but not excluding any withholding taxes payable as a result of any change in such laws occurring after the DIP Effective Date (or, in the case of (1) an Eligible Assignee, the date of the Assignment and Acceptance and (2) a successor DIP Agent, the date of the appointment of such DIP Agent and (ii) in the case of each DIP Lender, taxes measured by its net income or net profit and franchise taxes imposed on it as a result of a present or former connection (other than a connection arising solely from such DIP Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any DIP Loan Document to any DIP Lender or any DIP Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17.A such DIP Lender or such DIP Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the DIP Administrative Agent evidence of such payment.

(b)           Any and all payments made under this Agreement or under any other DIP Loan Document which (in whole or in part) constitute consideration for Value Added Tax (“VAT”) purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply.  If VAT is chargeable on any supply made by the a DIP Agent or a DIP Lender (the “Supplier”) to any Borrower in connection with this Agreement or under any other DIP Loan Document, such Borrower shall pay to the relevant tax authorities or to the Supplier (as appropriate and in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.  The Supplier shall then promptly provide an appropriate VAT invoice to such party.

(c)           In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable non-United States jurisdiction, and all liabilities with respect thereto, in each case, arising from any payment made under any DIP Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any DIP Loan Document (collectively, “Other Taxes”).

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(d)           Except as otherwise provided in this Section 2.17.A, each Loan Party shall indemnify each DIP Lender and each DIP Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17.A paid by such DIP Lender or such DIP Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that such Loan Party shall not have any obligation under this clause (d) to any DIP Lender or any DIP Agent in respect of penalties, interest and other similar liabilities attributable to such indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are caused by or result from the gross negligence or willful misconduct of the Person seeking indemnification under this clause (d), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  This indemnification shall be made within 30 days after the date such DIP Lender or such DIP Agent (as the case may be) makes written demand therefor.  Such written demand shall set forth in reasonable detail the amount of such indemnification and the calculation of such amount, and shall be presumed to be correct in the absence of manifest error.  Where this Agreement or any other  DIP Loan Document requires any Borrower to reimburse the DIP Agent or DIP Lender for any costs or expenses, such Borrower shall also at the same time pay and indemnify such DIP Agent or DIP Lender against all VAT incurred by such DIP Agent or DIP Lender in respect of the costs or expenses to the extent that such DIP Agent or DIP Lender reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(e)           Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party pursuant to this Section 2.17.A, the applicable Borrower shall furnish to the DIP Administrative Agent, at its address referred to in Section 11.9 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof, or other evidence of such payment reasonably satisfactory to the DIP Administrative Agent.

(f)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the DIP Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.17.A shall survive the payment in full of the DIP Obligations.

(g)           (A) Prior to the DIP Effective Date in the case of each Non-U.S. Lender that is a DIP Lender on or prior to such date, and on the date of the Assignment and Acceptance pursuant to which it becomes a DIP Lender or on the date a successor DIP Agent becomes a DIP Agent and from time to time thereafter if requested by the U.S. Borrower or the DIP Administrative Agent, each Non-U.S. DIP Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the DIP Administrative Agent and the U.S. Borrower with two completed originals of each of the following, as applicable: (i) Form W-8ECI (claiming exemption from United States withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, United States withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. DIP Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from United States withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance reasonably satisfactory to the DIP Administrative Agent to the effect that (1) such

CONFORMED COMPOSITE VERSION

Non-U.S. DIP Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (2) is not a ten percent (10%) shareholder for purposes of Section 881(c)(3)(B) of the Code and (3) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. DIP Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. DIP Lender under the DIP Loan Documents. Each Non-U.S. DIP Lender shall also provide to the U.S. Borrower and the DIP Administrative Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (i) through (iv) of the immediately preceding sentence on or before the date that the most recent form, certificate or document previously provided expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, certifying that such Non-U.S. DIP Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments made under any DIP Loan Document or to or for such Non-U.S. DIP Lender, unless a change in law (including, without limitation, any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. DIP Lender from duly completing and delivering any documentation with respect to it.  Each DIP Lender and each DIP Agent that is a United States person as defined in Section 7701(a)(30) of the Code and that is not an “exempt recipient” (as defined in Treasury Regulations Section 1.6049-4(c)) with respect to which no withholding is required shall deliver, at the time(s) and in the manner(s) described above with respect to the other forms referenced in clauses (i)-(iv) of this clause (g) above, to the U.S. Borrower and the DIP Administrative Agent (as applicable) a properly completed and duly executed Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding tax on payments made hereunder under the DIP Loan Documents.  Unless the U.S. Borrower and the DIP Administrative Agent have received, prior to making payment under any DIP Loan Document to or for a Non-U.S. DIP Lender, forms or other documents satisfactory to them indicating that payments under any DIP Loan Document are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the U.S. Borrower or the DIP Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(A)           Prior to the DIP Effective Date in the case of each DIP Lender that is a DIP Lender on or prior to such date, and on the date of the Assignment and Acceptance pursuant to which it becomes a DIP Lender or on the date a successor DIP Agent becomes an DIP Agent, and from time to time thereafter if requested by the applicable Borrower or the DIP Administrative Agent, any DIP Lender or DIP Agent that is entitled to an exemption from or reduction of any non-United States withholding tax, or that is subject to any such tax at a reduced rate under any applicable tax treaty to which the non-United States jurisdiction imposing such withholding tax is a party with respect to payments under this Agreement or any DIP Loan Document shall deliver to the

CONFORMED COMPOSITE VERSION

applicable Borrower (with a copy to the DIP Administrative Agent), such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate, provided that such DIP Lender or DIP Agent is legally entitled to complete, execute and deliver such documentation and in such Person’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Person.

(h)           Any DIP Lender or DIP Agent claiming any additional amounts or indemnity payable pursuant to this Section 2.17.A shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such DIP Lender, or DIP Agent, be otherwise materially disadvantageous to such Person.

(i)           For any period with respect to which a DIP Lender or DIP Agent has failed to provide the applicable Borrower or the DIP Administrative Agent with the appropriate form, certificate or document described in Section 2.17.A(g), such Person shall not be entitled to indemnification or increased amounts under Section 2.17.A(a) or Section 2.17.A(d) for any Taxes or Other Taxes imposed by reason of such failure.

(j)           If any DIP Lender or DIP Agent determines in its sole discretion that it has actually received any refund of tax in connection with any deduction or withholding or payment of any additional amount by any Loan Party pursuant to this Section 2.17.A, such Person shall reimburse the applicable Loan Party in an amount equal to such refund, after tax, and net of all expenses incurred by such Person in connection with such refund.  The applicable Loan Party shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax.  Nothing contained in this Section 2.17.A shall interfere with the right of each of the DIP Lenders and the DIP Agents to arrange its tax affairs in whatever manner it thinks fit, nor to disclose any information or any computations relating to its tax affairs or to do anything that would prejudice its ability to benefit from other credits, relief, remissions or repayments to which it may be entitled.

Section 2.18.A        Substitution of DIP Lenders

(a)           In the event that (i)(A) any DIP Lender makes a claim under Section 2.15.A(c)  (Increased Costs) or Section 2.16.A (Capital Adequacy), (B) it becomes illegal for any DIP Lender to continue to fund or make any Eurocurrency Rate Loan and such DIP Lender notifies the applicable Borrower pursuant to Section 2.15.A(a) (Illegality), (C) a Loan Party is required to make any payment pursuant to Section 2.17.A (Taxes) that is attributable to a particular DIP Lender or (D) any DIP Lender becomes a Non-Funding New Money DIP Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such DIP Lender under this Agreement with respect to its DIP Loans materially exceeds the effective average annual rate of interest payable to the Requisite DIP Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, DIP Lenders holding at least 75% of the DIP

CONFORMED COMPOSITE VERSION

Commitments are not subject to such increased costs or illegality, payment or proceedings (any such DIP Lender, an “Affected DIP Lender”), the Borrowers may substitute any DIP Lender and, if reasonably acceptable to the DIP Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected DIP Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clauses (i)(A), (B), (C) or (D) above by the Borrowers to the DIP Administrative Agent and the Affected DIP Lender that the Borrowers intend to make such substitution; provided, however, that, if more than one DIP Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected DIP Lenders before the Borrowers’ receipt of the other Affected DIP Lenders’ claim) less than all, DIP Lenders making such claims.

(b)           If the Substitution Notice was properly issued under this Section 2.18.A the Affected DIP Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected DIP Lender under the DIP Loan Documents and the Substitute Institution shall assume, and the Affected DIP Lender shall be relieved of, the Affected DIP Lender’s prior unperformed obligations of the Affected DIP Lender under the DIP Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected DIP Lender of a payment in an amount equal to its Ratable Portion of the DIP Loans, together with any other DIP Obligations owing to it, (ii) the receipt by the DIP Administrative Agent of an agreement in form and substance satisfactory to it and the Borrowers whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected DIP Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “DIP Lender” hereunder for all purposes of this Agreement having a DIP Commitment in the amount of such Affected DIP Lender’s Commitment assumed by it and such DIP Commitment of the Affected DIP Lender shall be terminated; provided, however, that all indemnities under the DIP Loan Documents shall continue in favor of such Affected DIP Lender.

(c)           Each DIP Lender agrees that, if it becomes an Affected DIP Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.18.A, it shall execute and deliver to the DIP Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any DIP Note (if such DIP Loans are evidenced by a DIP Note) evidencing the DIP Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected DIP Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.19.A        Super Priority Nature of DIP Obligations and Liens

The liens and security interests granted to Secured DIP Parties on the Collateral and the priorities accorded to the DIP Obligations shall have the super-priority administrative

CONFORMED COMPOSITE VERSION

expense and senior secured status afforded by section 364 of the Bankruptcy Code to the extent provided and as more fully set forth and/or provided for in the Interim Order and the Final Order, subject to the Carve-Out.  Except as expressly set forth herein or in the Interim Order and the Final Order, no other claim having a priority superior or pari passu to that granted to DIP Administrative Agent and the DIP Lenders by the Interim Order and the Final Order shall be granted or approved while any DIP Obligations under this Agreement remain outstanding.

Section 2.20.A        No Discharge; Survival of Claims

(a)           The DIP Obligations shall survive the entry of an order (i) confirming any chapter 11 plan in the Chapter 11 Case, (ii) converting one or more Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or (iii) dismissing one or more of the Chapter 11 Cases and (b) the super-priority administrative claim granted relating to the DIP Obligations and all Liens granted to the Secured DIP Parties shall continue in full force and effect and maintain their priority as set forth in the Orders until the payment in full of the DIP Obligations.

Section 2.21.A        Extension of Stated Maturity Date

At least ten (10) days prior to the then current Stated Maturity Date, the Borrowers, by written notice to the DIP Administrative Agent, may request an extension of the Stated Maturity Date in effect at such time by thirty (30) days from its then scheduled expiration (each, thirty-day extension, an “Extension”); provided that (a) as a condition to such Extension, the U.S. Borrower shall pay to the DIP Lenders a non-cash fee in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion, (b) no Extension shall occur if there is a Default or an Event of Default under Article IX.A that has occurred and is continuing, (c) no more than three (3) Extensions shall be allowed unless such further Extension Except have been duly consent to by each DIP Lender in accordance with Section 11.1A (Amendments, Waivers, Etc.) and (d) such Extension shall be subject to the written consent of the Requisite DIP Lenders in their sole discretion.

ARTICLE III

Conditions To Loans And Letters Of Credit

Section 3.1              Conditions Precedent to Initial Prepetition Loans and Letters of Credit

This Agreement, including the obligation of each Lender to make the Prepetition Loans requested to be made by it and the obligation of each Issuer to Issue Letters of Credit hereunder, shall not become effective until the date (the “Effective Date”) on which each of the following conditions precedent is satisfied or duly waived in accordance with Section 11.1 (Amendments, Waivers, Etc.):

(a)           Certain Documents.  The Prepetition Administrative Agent shall have received on or prior to the Effective Date each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Prepetition Administrative Agent, in form and substance satisfactory to the Prepetition Administrative Agent:

CONFORMED COMPOSITE VERSION

(i)           this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, a Note or Notes of the Borrowers conforming to the requirements set forth herein;

(ii)           the Collateral Sharing Agreement, duly executed among the Agents;

(iii)           the Guaranty, duly executed by each Domestic Subsidiary Guarantor;

(iv)           the Pledge and Security Agreement, duly executed by the U.S. Borrower, Parent, Holdings and each Domestic Subsidiary Guarantor, together with each of the following to the extent not previously delivered to the Prepetition Administrative Agent pursuant to the Existing Credit Agreement, with such amendments and restatements as may be necessary to reflect the amendment and restatement of the Existing Credit Agreement:

(A)           evidence satisfactory to the Prepetition Administrative Agent that, upon the filing and recording of instruments delivered on or prior to the Effective Date, the Prepetition Administrative Agent shall have a valid and perfected first priority security interest for the benefit of the Secured Prepetition Parties in the Domestic Collateral, including (x) such documents duly executed by each Loan Party as the Prepetition Administrative Agent may request with respect to the perfection of its security interests in the Domestic Collateral (including patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Domestic Collateral except for those that shall be terminated on the Effective Date or are otherwise permitted hereunder;

(B)           share certificates representing all of the certificated Pledged Stock being pledged pursuant to such Pledge and Security Agreement  and stock powers for such share certificates executed in blank;

(C)           all instruments representing Pledged Notes being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Prepetition Administrative Agent or in blank;

(D)           Deposit Account Control Agreements from Deposit Account Banks as required pursuant to the Pledge and Security Agreement in substantially the form delivered under the Existing Credit Agreement; and

(E)           Control Account Agreements as required pursuant to the Pledge and Security Agreement from (1) securities intermediaries with respect to

CONFORMED COMPOSITE VERSION

all securities accounts and securities entitlements of the U.S. Borrower and each such Guarantor and (2) futures commission agents and clearing houses with respect to commodities contracts and commodities accounts held by the U.S. Borrower and each Guarantor;

(v)           Except as set forth on Schedule 7.13(b), Mortgages for all of the real property of the Loan Parties (except as may be agreed to by the Prepetition Administrative Agent), with such amendments and restatements as may be necessary to reflect the amendment and restatement of the Existing Credit Agreement, together with the following to the extent not previously delivered to the Prepetition Administrative Agent under the Existing Credit Agreement, (A) title insurance policies (or marked-up unconditional binders for such insurance or other evidence acceptable to the Prepetition Administrative Agent proving ownership thereof), satisfactory in form and substance to the Prepetition Administrative Agent, in its sole discretion, (B) evidence that the recording of counterparts of such Mortgages in the recording offices specified in such Mortgages will create a valid and enforceable first priority lien on property described therein in favor of the Prepetition Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) and (C) an opinion of counsel in each state or jurisdiction in which any such Mortgage is to be recorded in form and substance and from counsel satisfactory to the Prepetition Administrative Agent;

(vi)           Except as set forth on Schedules 7.13(a) and (b), Foreign Security Agreements, duly executed by the Luxembourg Borrower, as applicable, and each Foreign Subsidiary Guarantor together with evidence reasonably satisfactory to the Prepetition Administrative Agent that, upon the filing and recording of instruments delivered on or prior to the Effective Date, the Prepetition Administrative Agent shall have a valid and perfected first priority security interest for the benefit of the Secured Parties in the Foreign Collateral, including (x) such documents duly executed by each Foreign Loan Party as the Prepetition Administrative Agent may request with respect to the perfection of its security interests in the Foreign Collateral (including applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Foreign Security Agreements);

(vii)           a favorable opinion of (A) Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), (B) counsels to the Loan Parties set forth on Schedule 3.1(a)(vii), in each case, addressed to the Prepetition Administrative Agent and the Lenders and addressing such other matters as any Lender through the Prepetition Administrative Agent may reasonably request and (C) counsel to the Prepetition Administrative Agent as to the enforceability of the Existing Credit Agreement and the other Prepetition Loan Documents to be executed on the Effective Date;

(viii)                      a certificate dated as of a recent date from the Secretary of State of the state of organization of each Domestic Loan Party attesting to the good standing of each such Domestic Loan Party;

CONFORMED COMPOSITE VERSION

(ix)           a certificate of the Secretary or an Assistant Secretary of each Domestic Loan Party certifying (A) for each Domestic Loan Party that each officer of such Domestic Loan Party who has been authorized to execute and deliver the Existing Credit Agreement or, as the case may be, the Guaranty, is authorized to execute this Agreement and each other Domestic Prepetition Loan Document executed in connection herewith, (B) that there have been no changes (other than as may be attached to such certificate of the Secretary or Assistant Secretary) to the certificate of incorporation or by-laws (or, in each case, equivalent Constituent Document) from the certificate of incorporation or by-laws (or, in each case, equivalent Constituent Document) delivered pursuant to the Existing Credit Agreement on the Original Closing Date and (C) that the resolutions of such Domestic Loan Party’s Board of Directors (or equivalent governing body) delivered pursuant to the Existing Credit Agreement on the Original Closing Date approving and authorizing the execution, delivery and performance of the Existing Credit Agreement or the other Domestic Prepetition Loan Documents to which it is a party remain in full force and effect and have not been amended, supplemented or modified in any way and authorize the execution of this Agreement and the Domestic Prepetition Loan Documents executed in accordance herewith;

(x)           certificates and corporate documents of the Luxembourg Borrower and each Foreign Subsidiary Guarantor as set forth on Schedule 3.1(a)(x) attached hereto;

(xi)           a certificate of a Responsible Officer of each of the Borrowers, stating that the Loan Parties, taken as a whole, are Solvent, in each case, after giving effect to the Loans and Letters of Credit requested to be made on the Effective Date, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(xii)           a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Prepetition Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that, if adversely determined, would have a Material Adverse Effect;

(xiii)           evidence that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with endorsements naming the Prepetition Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under material insurance policies to be maintained with respect to the properties of Holdings, the Parent, the U.S. Borrower and their respective Subsidiaries forming part of the Lenders’ Collateral; and

(xiv)           such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Prepetition Administrative Agent may reasonably request.

(b)           Prepayment of Term C Loan.  Concurrently herewith, the Borrowers shall have paid to the Prepetition Administrative Agent, for the account of the Term C Lenders (as

CONFORMED COMPOSITE VERSION

defined in the Existing Credit Agreement), the entire unpaid principal amount of the Term C Loans (as defined in the Existing Credit Agreement), together with all accrued interest, fees and expenses to the Effective Date.

(c)           Fee and Expenses Paid.  There shall have been paid to the Prepetition Administrative Agent, (i) for the account of the Prepetition Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Effective Date (including all such fees described in the Fee Letters) and (ii) for the account of the Prepetition Administrative Agent and the lenders and issuers party to the Existing Credit Agreement, as applicable, all accrued and unpaid interest, fees and expenses (including reasonable fees and expenses of counsel) due and payable under or in connection with the Existing Credit Agreement.

(d)           Consents, Etc.  Each of the Borrowers and their respective Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrowers and their respective Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Prepetition Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Prepetition Loan Documents.

(e)           Related Documents.

(i)           The Prepetition Administrative Agent shall be reasonably satisfied with the terms and conditions of the Related Documents;

(ii)           The Prepetition Administrative Agent shall be reasonably satisfied that the Related Documents have been duly executed and delivered, have been approved by all corporate action of the applicable Borrower and each of the other parties thereto and are in full force and effect and that there shall not have occurred and be continuing any material breach or default thereunder; and

(iii)           All conditions precedent to the consummation of the Related Documents shall have been satisfied or waived with the consent of the Prepetition Administrative Agent, and the Prepetition Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Prepetition Administrative Agent that the Senior Notes in an aggregate principal amount of at least €130,000,000 have been issued by the Luxembourg Borrower.

(f)           Intercompany Loans.  A summary of the outstanding balance of all intercompany Indebtedness (including the Intercompany Loans) as of the Effective Date shall be as set forth on Schedule 8.3(f).

(g)           Rights Offering and Bond Tender Offer.

CONFORMED COMPOSITE VERSION

(i)           The Prepetition Administrative Agent shall be reasonably satisfied that all Rights Offering Documents and Bond Tender Offer Documents have been duly executed and delivered, have been approved by all corporate action of Holdings, Parent and U.S. Borrower and each of the other parties thereto and are in full force and effect and that there shall not have occurred and be continuing any material breach or default thereunder; and

(ii)           All conditions precedent to the consummation of the Rights Offering Document and Bond Tender Offer shall have been satisfied or waived and the Prepetition Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Prepetition Administrative Agent that the net proceeds of the Rights Offering have been applied to repurchase the Existing Senior Notes that have been tendered by the Effective Date; provided, however, that the U.S. Borrower may repurchase such remaining Existing Senior Notes after the Effective Date.

Section 3.2              Conditions Precedent to Each Prepetition Loan and Letter of Credit

The obligation of each Lender on any date (including the Effective Date) to make any Prepetition Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)           Request for Borrowing or Issuance of Letter of Credit.  With respect to any Loan, the Prepetition Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request) and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i)           the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Prepetition Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii)           no Default or Event of Default shall have occurred and be continuing.

(c)           No Legal Impediments.  The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

CONFORMED COMPOSITE VERSION

(d)           Additional Matters.  The Prepetition Administrative Agent shall have received such additional documents, information and materials as the Prepetition Administrative Agent may reasonably request.

Each submission by a Borrower to the Prepetition Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by a Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by such Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3              Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Prepetition Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Prepetition Administrative Agent responsible for the transactions contemplated by the Prepetition Loan Documents shall have received notice from such Lender prior to the initial Borrowing or Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Prepetition Administrative Agent such Lender’s Ratable Portion of such Borrowing.

Conditions To DIP Loans

Section 3.4              Conditions Precedent to Initial DIP Loans

The obligation of each New Money DIP Lender to make the Initial New Money DIP Term Loans requested to be made by it hereunder, shall not become effective until the date (the “DIP Effective Date”) on which each of the following conditions precedent is satisfied or duly waived in accordance with Section 11.1A (Amendments, Waivers, Etc.):

(a)           Bankruptcy Petition.  The Initial Debtors shall have commenced the Initial Cases with the Bankruptcy Court.

(b)           Interim Order.  The Interim Order shall have been entered by the Bankruptcy Court on due and proper notice no later than two (2) Business Days following the Petition Date, which Interim Order shall be in form and substance acceptable to the Requisite DIP Lenders in their sole discretion.

(c)           Compliance with Interim Order.  The Debtors shall be in compliance in all respects with the Interim Order.

(d)           First Day Orders.  All First Day Orders (including those related to cash management and affecting or concerning the Collateral), in form, scope and substance acceptable to the Requisite DIP Lenders, shall have been entered by the Bankruptcy Court, be in full force and effect, and shall not, in whole or in part, have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal or otherwise challenged or being

CONFORMED COMPOSITE VERSION

challenged in whole or in part in any jurisdiction in any part of the world and the Debtors shall be in compliance with such First Day Orders (except for such modifications as may be acceptable to the DIP Administrative Agent and the Requisite DIP Lenders), and the Debtors shall be in compliance in order respects with the First Day Orders.

(e)           13-Week Budget; Financial Statements.  The DIP Administrative Agent and the DIP Lenders shall have received (i) the initial 13-Week Budget of the Debtors, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion, (ii) Holdings’ annual audited financial statements for the year ending January 31, 2009, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion and (iii) financial statements for the then most recently ended fiscal month of the Debtors ending at least thirty (30) days prior to the DIP Effective Date, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion.

(f)           Certain Documents.  The DIP Administrative Agent shall have received on or prior to the DIP Effective Date each of the following, each dated the DIP Effective Date unless otherwise indicated or agreed to by the Requisite DIP Lenders, in form and substance satisfactory to the Requisite DIP Lenders:

(i)           Amendment No. 2 and all DIP Subsidiary Consents, duly executed and delivered as provided therein and, for the account of each DIP Lender requesting the same, a DIP Note or DIP Notes of the Borrowers conforming to the requirements set forth herein;

(ii)           [reserved];

(iii)           the DIP Guaranty, duly executed by each of the DIP Guarantors;

(iv)           the DIP Depositary Agreement for the DIP Collateral Accounts, duly executed by each Borrower;

(v)           a certificate dated as of a recent date from the Secretary of State of the state of organization (or equivalent for Debtors that are not Domestic Subsidiaries) of each Debtor attesting to the good standing of each such Debtor;

(vi)           a certificate of the Secretary or an Assistant Secretary of each Debtor (A) certifying for each Debtor that each officer of such Debtor is authorized to execute and deliver this Agreement and each other DIP Loan Document executed in connection herewith, (B) certifying that there have been no changes (other than as may be attached to such certificate of the Secretary or Assistant Secretary) to the certificate of incorporation or by-laws (or, in each case, equivalent Constituent Document) from the certificate of incorporation or by-laws (or, in each case, equivalent Constituent Document) delivered pursuant to the Existing Credit Agreement and (C) attaching resolutions of such Debtor’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other DIP Loan Documents and certifying that such resolutions remain in full force and effect and have not been amended, supplemented or modified in any way;

CONFORMED COMPOSITE VERSION

(vii)           each engagement letter (or amended engagement letter) for each of the Obligors’ professionals that have been or that will be retained under section 327(a), 327(e), 328 or 363 of the Bankruptcy Code, including those of AlixPartners, the Borrower’s Financial Advisor, and Skadden, Arps, Slate, Meagher & Flom, LLP, has been executed in form and substance acceptable to the Requisite DIP Lenders;

(viii)           All documentation and other information requested by any DIP Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case satisfactory the each DIP Lender in its sole discretion.

(ix)           such other certificates, documents, agreements and information respecting any DIP Loan Party as any DIP Lender through the DIP Administrative Agent may reasonably request.

(g)           Intercompany Loans.  A summary of the outstanding balance of all intercompany Indebtedness (including the Intercompany Loans) as of April 30, 2009.

Section 3.5              Failure to Achieve the DIP Effective Date

If (i) the DIP Effective Date does not occur by the date that is three (3) Business Days after the Interim Order Date or (ii) the Interim Order Date does not occur by the date that is three (3) Business Days after the Petition Date, all New Money DIP Term Loan Commitments shall automatically expire and no New Money DIP Term Loans Commitments (including Incremental New Money DIP Term Loans Commitments) shall be granted thereafter.

Section 3.6              Conditions Precedent to Final DIP Loans

The obligation of each DIP Lender to make the Final New Money DIP Term Loans requested to be made by it hereunder, shall not become effective until the date (the “DIP Final Effective Date”) on which each of the following conditions precedent is satisfied or duly waived in accordance with Section 11.1A (Amendments, Waivers, Etc.):

(a)           Final Order.  In respect of the Final Order: (i) the Final Order shall have been entered by the Bankruptcy Court on due and proper notice and the Final Order Date shall have occurred no later than forty (40) days after the Interim Order Date, (ii) the Final Order shall be form and substance satisfactory to the Requisite DIP Lenders in their sole discretion, and (iii) the Debtors shall be in compliance with the Final Order.

(b)           Insurance. Evidence that the insurance policies required by Section 7.5A (Maintenance of Insurance) are in full force and effect, together with endorsements naming the DIP Administrative Agent, on behalf of the Secured DIP Parties, as an additional insured or loss payee under material insurance policies to be maintained with respect to the properties of Holdings, the Parent, the U.S. Borrower and their respective Subsidiaries forming part of the DIP Lenders’ Collateral.

Section 3.7              Conditions Precedent to all DIP Loans

CONFORMED COMPOSITE VERSION

The obligation of each DIP Lender to make the each Initial New Money DIP Term Loan or Final New Money DIP Term Loan requested to be made by it hereunder, shall not become effective until the date on which each of the following conditions precedent is satisfied or duly waived in accordance with Section 11.1A (Amendments, Waivers, Etc.):

(a)           Borrowing Notice.  The DIP Administrative Agent shall have received a duly executed New Money DIP Term Loan Borrowing Notice from the applicable Borrower(s);

(b)           Commitments.  As a result of the making of such DIP Loan:

(i)           the amount of New Money DIP Term Loans then outstanding shall not exceed (A) prior to the Final Order Date, the sum of the Initial New Money DIP Term Loan Commitments then in effect and (B) after the Final Order Date, the sum of the New Money DIP Term Loan Commitments then in effect; and

(ii)           the amount of DIP Loans then outstanding shall not exceed the amount authorized by the Interim Order or Final Order, as applicable.

(c)           Interim Order or Final Order in effect.  The Interim Order or Final Order (as applicable) and the transactions contemplated by this Agreement and the other DIP Loan Documents shall be in full force and effect, and shall not, in whole or in part, have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any pending or threatened (in writing) challenge or proceeding in any jurisdiction in any part of the world and the Debtors shall be in compliance with the Interim Order or Final Order, as applicable.

(d)           No Material Adverse Effect.  Since April 06, 2009, no Material Adverse Effect shall have occurred.

(e)           Fee and Expenses Paid.  There shall have been paid to the DIP Administrative Agent, for the account of the DIP Administrative Agent, the other DIP Agents and the DIP Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of the DIP Lender Advisors) due and payable on or before the applicable DIP Borrowing Date (including all such fees described in the DIP Fee Letter(s)).

(f)           Reporting Requirements.  The DIP Administrative Agent and the DIP Lenders shall have received the most recent required 13-Week Budget and Weekly DIP Budget Performance Report, and the Obligors shall be in compliance with the applicable 13-Week Budget as required by Section 5.2(f).

(g)           Representations and Warranties; No Defaults.  The following statements shall be true on the date of such DIP Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:

(i)           the representations and warranties set forth in Article IV.A (Representations and Warranties) and in the other DIP Loan Documents shall be true and correct on and as of the DIP Effective Date and shall be true and correct in all material respects on and as of any such date after the DIP Effective Date with the same effect as

CONFORMED COMPOSITE VERSION

though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii)           no Default or Event of Default under Section 9.1A shall have occurred and be continuing.

(h)           No Legal Impediments.  The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(i)           Administrative Claims.  Other than the Carve-Out, no administrative claim that is senior to or pari passu with the super-priority claims of the DIP Administrative Agent and the DIP Lenders shall exist.

Each submission by a Borrower to the DIP Administrative Agent of a New Money DIP Term Loan Borrowing Notice and the acceptance by such Borrower of the proceeds of each DIP Loan requested therein, shall be deemed to constitute a representation and warranty by such Borrower as to the matters specified in clause(g) above on the date of the making of such DIP Loan.

ARTICLE IV

Representations and Warranties With Respect to Prepetition Obligations

To induce the Lenders, the Issuers, the Prepetition Administrative Agent to enter into this Agreement, each of Holdings and the Borrowers represents and warrants each of the following to the Lenders, the Issuers, the Prepetition Administrative Agent, on and as of the Effective Date and the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Prepetition Loan and Letter of Credit):

Section 4.1             Corporate Existence; Compliance with Law

Each of Holdings, the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the

CONFORMED COMPOSITE VERSION

grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2              Corporate Power; Authorization; Enforceable Obligations

(a)           The execution, delivery and performance by each Loan Party of the Prepetition Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)           are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)           do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv)           do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consent) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Prepetition Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Prepetition Loans and Letters of Credit), and each of which on the Effective Date will be in full force and effect and, with respect to the Collateral, filings (if any) required to perfect the Liens created by the Collateral Documents.

(b)           This Agreement has been, and each of the other Prepetition Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and the other Prepetition Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(c)           The execution, delivery and performance by each Intercompany Loan Party of the Intercompany Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

CONFORMED COMPOSITE VERSION

(i)           are within such Intercompany Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof will have been duly authorized, by all necessary action, including the consent of shareholders, partners and members where required;

(iii)           do not and will not (A) contravene such Intercompany Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Intercompany Loan Party, or any order or decree of any Governmental Authority or arbitrator applicable to such Intercompany Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Intercompany Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Intercompany Loan Party or any of its Subsidiaries, other than those in favor of Intercompany Lenders pursuant to the Intercompany Collateral Documents; and

              (iv)       do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on  Schedule 4.2 (-Consents) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Prepetition Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Prepetition Loans and Letters of Credit), and each of which on the Effective Date will be in full force and effect.

(d)           Each of the Intercompany Loan Documents will have been, upon delivery pursuant to the terms of this Agreement, duly executed and delivered by each Intercompany Loan Party party thereto.  The Intercompany Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Intercompany Loan Party party thereto, enforceable against such Intercompany Loan Party in accordance with its terms.

Section 4.3              Ownership; Subsidiaries

(a)           All of the outstanding capital stock of Holdings has been validly issued, is fully paid and non-assessable.  There are no agreements or understandings to which the Parent is a party with respect to the voting, sale or transfer of any shares of Stock of the Parent or any agreement restricting the transfer or hypothecation of any such shares.

(b)           As of the Effective Date, (i) the authorized capital stock of the U.S. Borrower consists of 600,000 shares of common stock, $0.01 par value per share, of which 590,000 shares are issued and outstanding and 100,000 shares of Series A Preferred Stock, $1.00 par value per share, of which 81,118 shares are issued and outstanding, (ii) the subscribed capital stock of the Luxembourg Borrower is set at EURO 31,000 consisting of 31,000 shares, €1.00 par value per share and (iii) the authorized capital stock of the Parent consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding.  All of the outstanding capital stock of the U.S. Borrower has been validly issued, is fully paid and

CONFORMED COMPOSITE VERSION

non-assessable and is owned beneficially and of record by the Parent, all of the outstanding capital stock of the Parent has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Holdings, all of the outstanding capital stock of the Luxembourg Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by the U.S. Borrower and Hayes Lemmerz Finance LLC, in each case, free and clear of all Liens other than the Lien in favor of the Prepetition Administrative Agent for the benefit of the Secured Parties created by the Collateral Documents.  No Stock of the U.S. Borrower is subject to any option, warrant, right of conversion or purchase or any similar right, except (i) as set forth in the Certificate of Designations for the Series A Preferred Stock in effect on the Effective Date and (ii) preferred equity certificates.  There are no agreements or understandings to which the U.S. Borrower, is a party with respect to the voting, sale or transfer of any shares of Stock of the U.S. Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(c)           Set forth on Schedule 4.3 (-   Ownership of Subsidiaries) is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of Holdings and the U.S. Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the U.S. Borrower.  Except for the Series A Preferred Stock of the U.S. Borrower, no Stock of any Subsidiary of Holdings is subject to any outstanding option, warrant, right of conversion or purchase of any similar right.  All of the outstanding Stock of each Subsidiary of the U.S. Borrower owned (directly or indirectly) by the U.S. Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the U.S. Borrower or a Subsidiary of the U.S. Borrower, free and clear of all Liens (other than the Liens in favor of the Prepetition Administrative Agent for the benefit of the Secured Parties created pursuant to the Collateral Documents and, in the case of all other Subsidiaries of the U.S. Borrower, other than the Liens created pursuant to the Intercompany Pledge and Security Agreements), options, warrants, rights of conversion or purchase or any similar rights.  Neither the U.S. Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Prepetition Loan Documents and the Intercompany Loan Documents.  The U.S. Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

(d)           The Dormant Subsidiaries conduct no business and have no material assets.

Section 4.4             Financial Statements

(a)           The Consolidated balance sheet of Holdings and its Subsidiaries as at January 31, 2007, and the related Consolidated statements of income, retained earnings and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, certified by KPMG, LLP, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of Holdings and its Subsidiaries as at such dates and the Consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such dates in conformity with GAAP.

CONFORMED COMPOSITE VERSION

(b)           Neither Holdings, the U.S. Borrower nor any of their respective Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c)           The Projections, a copy of which was delivered to the Prepetition Administrative Agent on the Effective Date, were prepared by the U.S. Borrower in light of the past operations of its business, and reflect projections for the five year period beginning on the Effective Date on a Fiscal Quarter by Fiscal Quarter basis for the first year and on a year by year basis thereafter.  The Projections are based upon estimates and assumptions stated therein, all of which the Borrowers believe to be reasonable and fair in light of conditions and facts known to the Borrowers as of the Effective Date and, as of the Effective Date, reflect the Borrowers’ good faith and reasonable estimates of the future financial performance of the U.S. Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(d)           The unaudited pro forma Consolidated balance sheet of Holdings and its Subsidiaries, a copy of which was delivered to each Lender, (i) was prepared as of January 31, 2007, (ii) reflects as of such date, on a pro forma basis after giving effect to the initial Loans and Letters of Credit under the Existing Credit Agreement, the Consolidated financial condition of Holdings and its Subsidiaries and (iii) the assumptions expressed therein are reasonable based on the information available to Holdings at the time so furnished.

Section 4.5             Material Adverse Change

Since January 31, 2007, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6             Solvency

After giving effect to (a) the Loans, Letter of Credit Obligations and Intercompany Loans to be made or extended on the Effective Date or such other date as Loans and Letter of Credit Obligations requested, and Intercompany Loans permitted, hereunder are made or extended, (b) the disbursement of the proceeds of such Loans or Intercompany Loans pursuant to the instructions of the Borrowers and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.7             Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrowers, threatened actions, investigations or proceedings affecting the U.S. Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect.  The performance of any action by any Loan Party or any other Subsidiary of the Borrowers required or contemplated by any Prepetition Loan Document, any Related Document or any Intercompany Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

CONFORMED COMPOSITE VERSION

Section 4.8             Taxes

(a)           Except as set forth on Schedule 4.8 (Taxes), all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the U.S. Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the U.S. Borrower or such Tax Affiliate in conformity with GAAP.  If any Tax Return of the U.S. Borrower or any of its Tax Affiliates is under audit or examination by any Governmental Authority and one or more material issues has arisen in the course of such audit or examination, an explanation of such issue or issues is provided in Schedule 4.8 (Taxes), as the same may be updated from time to time by written notice to the Prepetition Administrative Agent.  Except as set forth on Schedule 4.8 (Taxes), proper and accurate amounts have been withheld by the U.S. Borrower and each of its Tax Affiliates from their respective employees for all periods in full and material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b)           Except as set forth on Schedule 4.8 (Taxes), none of the U.S. Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Prepetition Administrative Agent have received a copy prior to the Effective Date or (iii) been a member of an affiliated, combined or unitary group other than the group of which the U.S. Borrower (or its Tax Affiliate) is the common parent.

Section 4.9             Full Disclosure

(a)           The information prepared or furnished by or on behalf of the U.S. Borrower or any of its Subsidiaries in connection with any Prepetition Loan Document, the Related Documents, the Rights Offering Documents or the Intercompany Loan Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading taken as a whole in light of the circumstances in which made.

(b)           The U.S. Borrower has delivered to each Lender a true, complete and correct copy of each Disclosure Document.  The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Section 4.10           Margin Regulations

CONFORMED COMPOSITE VERSION

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan or Intercompany Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11           No Burdensome Restrictions; No Defaults

(a)           No Loan Party and none of their respective Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)           Neither the Parent nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrowers, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c)           No Default or Event of Default has occurred and is continuing.

(d)           To the best knowledge of the Borrowers, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12           Investment Company Act

Neither Holdings nor the Parent nor any of their respective Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13           Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrowers solely (a) to pay costs, fees and expenses related to the execution and delivery of this Agreement and the consummation of the transactions contemplated under the Prepetition Loan Documents, the Related Documents and the Rights Offering Documents, (b) to refinance a portion of the existing debt under the Existing Credit Agreement, including certain foreign intercompany loans made in connection with the Existing Credit Agreement, (c) to provide working capital from time to time for the Borrowers and their respective Subsidiaries and (d) for other general corporate purposes.

Section 4.14           Insurance

CONFORMED COMPOSITE VERSION

All policies of insurance of any kind or nature of the U.S. Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15           Labor Matters

(a)           There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b)           There are no unfair labor practices, grievances or complaints pending, or, to the Borrowers’ knowledge, threatened, against or involving the U.S. Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.15 (Labor Matters), as of the Effective Date, there is no collective bargaining agreement covering any employee of the U.S. Borrower or its Subsidiaries.

(d)           Schedule 4.15 (Labor Matters) sets forth as of the Effective Date, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the U.S. Borrower and any of its Subsidiaries.

Section 4.16           ERISA

(a)           Schedule 4.16(a) (List of Plans) separately identifies as of the Effective Date all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the U.S. Borrower or any of its Domestic Subsidiaries has any obligation or liability, contingent or otherwise.

(b)           Each employee benefit plan of the U.S. Borrower or any of its Domestic Subsidiaries intended to qualify under Section 401 of the Code has received a determination letter from the IRS stating that it is so qualified and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, and no event has occurred since the date of such determination that would adversely affect such determination, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c)           Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d)           There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

CONFORMED COMPOSITE VERSION

(e)           Except to the extent set forth on Schedule 4.16(a) (List of Plans), none of the U.S. Borrower, any of the U.S. Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect as a result of a complete withdrawal as of the Effective Date from any Multiemployer Plan.

Section 4.17           Environmental Matters

(a)           The operations of the U.S. Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the U.S. Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(b)           None of the U.S. Borrower or any of its Subsidiaries or any real property currently or, to the knowledge of the Borrowers, previously owned, operated or leased by or for the U.S. Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrowers, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the U.S. Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(c)           None of the U.S. Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)           To the knowledge of the U.S. Borrower and its Subsidiaries, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the U.S. Borrower or of real property owned, operated or leased by the U.S. Borrower or any its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the U.S.  Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(e)           As of the Effective Date, no Environmental Lien has attached to any property of the U.S. Borrower or any of its Subsidiaries and, to the knowledge of the Borrowers, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f)           The U.S. Borrower and each of its Subsidiaries have made available to the Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the U.S. Borrower or any of its Subsidiaries or any real property of any of them that are in the possession, custody or control of the U.S. Borrower or any of its Subsidiaries.

(g)           This Section 4.17 represents the sole and exclusive representations and warranties regarding environmental, health and safety matters.

CONFORMED COMPOSITE VERSION

Section 4.18           Intellectual Property

The U.S. Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, trade secrets and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for or used in the operations of their respective businesses without infringement upon or conflict with the rights of any other Person with respect thereto, except as would not have a Material Adverse Effect.  As of the Effective Date, except as set forth on Schedule 4.7 hereto, there is no claim or litigation pending or threatened in writing and, to the knowledge of the U.S. Borrower, there is no claim or litigation likely to be asserted against the U.S. Borrower or its Subsidiaries regarding any of the foregoing.

Section 4.19           Title; Real Property

(a)           Each of the U.S. Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property and good title to all tangible personal property, in each case, that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the U.S. Borrower, and none of such real or personal properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.).  The U.S. Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the U.S. Borrower’s and its Subsidiaries’ right, title and interest in and to all material property.

(b)           All Permits required to have been issued, used or necessary to enable all real property owned or leased by the U.S. Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)           None of the U.S. Borrower or any of its Subsidiaries has received any written notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the U.S. Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20           Related Documents

(a)           The execution, delivery and performance by each Loan Party of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Loan Party:

(i)           are within such Loan Party’s respective corporate, limited liability company, partnership or other powers;

CONFORMED COMPOSITE VERSION

(ii)           at the Effective Date, were duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii)           do not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries; and

(iv)           do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Effective Date, each of which will be in full force and effect on the Effective Date, none of which will on the Effective Date impose materially adverse conditions upon the exercise of control by Holdings over the U.S. Borrower or by the U.S. Borrower over any of its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b)           Each of the Related Documents has been duly executed and delivered by each Loan Party party thereto and is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(c)           None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except, in each case, to the extent permitted by Section 8.12 (Modification of Related Documents), and each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.

ARTICLE IV.A

Representations and Warranties With Respect To DIP Facilities

To induce the DIP Lenders, and the DIP Administrative Agent to enter into this Agreement, each of Holdings and the Borrowers represents and warrants each of the following to the DIP Lenders, the DIP Administrative Agent, on and as of the DIP Effective Date, each other DIP Borrowing Date, each date of withdrawal of funds from a DIP Collateral Account (as specified in the applicable DIP Withdrawal Certificate) and the date of the making of each other financial accommodation by the DIP Lenders under this Agreement (each such date a “DIP Warranty Date”):

Section 4.1.A          Corporate Existence; Compliance with Law

Each of Holdings, the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each

CONFORMED COMPOSITE VERSION

jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) upon entry of the Interim Order and (when applicable) the Final Order, has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2.A          Corporate Power; Authorization; Enforceable Obligations

(a)           The execution, delivery and performance by each Loan Party of the DIP Loan Documents to which it is a party and the consummation of the transactions contemplated thereby upon entry of the Interim Order and (when applicable) the Final Order:

(i)           are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof pursuant to Section 3.4 will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)           do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority (including the Bankruptcy Court) or arbitrator applicable to such Loan Party, (C) subject (during the pendency of the Cases with respect to such Loan Party) to the entry of the Interim Order or (when applicable) the Final Order, conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv)           do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than the Bankruptcy Court and those listed on Schedule 4.2A (Consents) and that have been or will be, prior to the DIP Effective Date,  obtained or made, copies of which have been or will be delivered to the DIP Administrative Agent pursuant to Section 3.4 (Conditions Precedent to Initial DIP Loans), and each of which on each DIP Warranty Date will be in full force and effect and, with respect to the Collateral, filings (if any) required to perfect the Liens created by the Collateral Documents.

CONFORMED COMPOSITE VERSION

(b)           This Agreement has been, and each of the other DIP Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and the other DIP Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(c)           The execution, delivery and performance by each Intercompany Loan Party of the Intercompany Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)           are within such Intercompany Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof will have been duly authorized, by all necessary action, including the consent of shareholders, partners and members where required;

(iii)           do not and will not (A) contravene such Intercompany Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Intercompany Loan Party, or any order or decree of any Governmental Authority or arbitrator applicable to such Intercompany Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Intercompany Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Intercompany Loan Party or any of its Subsidiaries; and

(iv)           do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2A (Consents – DIP Effective Date).

(d)           Each of the Intercompany Loan Documents will have been, upon delivery pursuant to the terms of this Agreement, duly executed and delivered by each Intercompany Loan Party party thereto.  The Intercompany Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Intercompany Loan Party party thereto, enforceable against such Intercompany Loan Party in accordance with its terms.

Section 4.3.A          Ownership; Subsidiaries

(a)           All of the outstanding capital stock of Holdings has been validly issued, is fully paid and non-assessable.  There are no agreements or understandings to which the Parent is a party with respect to the voting, sale or transfer of any shares of Stock of the Parent or any agreement restricting the transfer or hypothecation of any such shares, except pursuant to the Collateral Documents.

(b)           Set forth on Schedule 4.3A (Ownership of Subsidiaries – DIP Effective Date) is a complete and accurate list showing, as of the DIP Effective Date and each other DIP Warranty Date, all Subsidiaries of Holdings and the U.S. Borrower and, as to each such

CONFORMED COMPOSITE VERSION

Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the DIP Effective Date and each other DIP Warranty Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the U.S. Borrower.  Except for the Series A Preferred Stock of the U.S. Borrower and, except as set for on Schedule 4.3A, no Stock of any Subsidiary of Holdings is subject to any outstanding option, warrant, right of conversion or purchase or any similar right.  All of the outstanding Stock of each Subsidiary of the U.S. Borrower owned (directly or indirectly) by the U.S. Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the U.S. Borrower or a Subsidiary of the U.S. Borrower, free and clear of all Liens (other than the Liens in favor of the Secured Parties created pursuant to the Collateral Documents and, in the case of all other Subsidiaries of the U.S. Borrower, other than the Liens created pursuant to the Intercompany Pledge and Security Agreements), options, warrants, rights of conversion or purchase or any similar rights.  Neither the U.S. Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the DIP Loan Documents, the Intercompany Loan Documents, the Collateral Documents, the DIP Collateral Documents and as set forth in Schedule 8.10A (Negative Pledges – DIP Effective Date).  The U.S. Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3A (Investments).

(c)           The Dormant Subsidiaries conduct no business and have no material assets.

Section 4.4.A          Financial Statements

(a)           The Consolidated balance sheet of Holdings and its Subsidiaries as at January 31, 2009, and the related Consolidated statements of income, retained earnings and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, certified by KPMG, LLP, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of Holdings and its Subsidiaries as at such dates and the Consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such dates in conformity with GAAP.

(b)           Neither Holdings, the U.S. Borrower nor any of their respective Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c)            All 13-Week Budgets were prepared by the Borrowers in light of the past operations of the business of Holdings and its Subsidiaries, and reflect projections for the applicable 13-week period.  Each 13-Week Budget is based upon estimates and assumptions stated therein, all of which the Borrowers believe to be reasonable and fair in light of conditions and facts known to the Borrowers as of the DIP Effective Date and each other DIP Warranty Date and, as of the DIP Effective Date and each other DIP Warranty Date, reflect the Borrowers’ good faith and reasonable estimates of the future financial performance of the Holdings and its Subsidiaries and of the other information projected therein for the periods set forth therein.

CONFORMED COMPOSITE VERSION

Section 4.5.A          Material Adverse Change

Since the Petition Date, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6.A         [Reserved]

Section 4.7.A          Litigation

Other than the Cases and except as set forth on Schedule 4.7.A (-Litigation), there are no pending or, to the knowledge of the Borrowers, threatened actions, investigations or proceedings affecting the U.S. Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect.  The performance of any action by any Loan Party or any other Subsidiary of the Borrowers required or contemplated by any DIP Loan Document, any Related Document or any Intercompany Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8.A          Taxes

(a)           Except as set forth on Schedule 4.8A (Taxes – DIP Effective Date) and except to the extent failure to do so is permitted by the Bankruptcy Code, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the U.S. Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the U.S. Borrower or such Tax Affiliate in conformity with GAAP.  If any Tax Return of the U.S. Borrower or any of its Tax Affiliates is under audit or examination by any Governmental Authority and one or more material issues has arisen in the course of such audit or examination, an explanation of such issue or issues is provided in Schedule 4.8.A (Taxes– DIP Effective Date), as the same may be updated from time to time by written notice to the DIP Administrative Agent.  Except as set forth on Schedule 4.8.A (Taxes– DIP Effective Date s), proper and accurate amounts have been withheld by the U.S. Borrower and each of its Tax Affiliates from their respective employees for all periods in full and material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b)           Except as set forth on Schedule 4.8A (Taxes– DIP Effective Date), none of the U.S. Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the DIP Administrative Agent have received a copy prior to the DIP Effective Date or (iii) been a

CONFORMED COMPOSITE VERSION

member of an affiliated, combined or unitary group other than the group of which the U.S. Borrower (or its Tax Affiliate) is the common parent.

Section 4.9.A         Full Disclosure

(a)           The information prepared or furnished by or on behalf of the U.S. Borrower or any of its Subsidiaries in connection with any DIP Loan Document or the Intercompany Loan Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading taken as a whole in light of the circumstances in which made.

(b)           The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Section 4.10.A        Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan or Intercompany Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11.A        No Burdensome Restrictions; No Defaults

(a)           No Loan Party and none of their respective Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof, or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)           Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it arising after the Petition Date or under executory contracts and unexpired leases that have been assumed with the consent of the Requisite DIP Lenders in the Cases pursuant to section 365 of the Bankruptcy Code (including pursuant to any chapter 11 plan) and, to the knowledge of the Borrowers, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c)           All orders of the Bankruptcy Court relating the Loans and the transactions contemplated by this Agreement, the DIP Loan Documents and the Prepetition Loan Documents continue to be in full force and effect, and have not been amended in any way without the consent of the  Requisite DIP Lenders.

CONFORMED COMPOSITE VERSION

(d)           No Default or Event of Default has occurred and is continuing.

(e)           To the best knowledge of the Borrowers, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12.A        Investment Company Act

Neither Holdings nor the Parent nor any of their respective Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13.A        Use of Proceeds

(a)           The proceeds of the New Money DIP Term Loans are being used (or, in the case of Section 4.13A(A)(ii), deemed used) by the Borrowers solely (i) to pay costs, fees and expenses related to the execution and delivery of this Agreement and the consummation of the transactions contemplated under the DIP Loan Documents, (ii) after the Roll-Up Loan Elevation Date, to pre-pay certain of the Prepetition Loans, as set forth in Section 2.1A, (iii) to provide working capital from time to time for the Borrowers and their respective Subsidiaries, (iv) for other general corporate purposes of the Debtors and, subject to Section 4.13A(b), the non-U.S. Subsidiaries of Holdings and (v) to pay administration costs of the Cases and claims or amounts approved by the Bankruptcy Court; provided that, payments in each of (i) and (ii) shall be made from the proceeds of the New Money DIP Term Loans irrespective of the then-applicable 13-Week Budget.

(b)           Proceeds of the New Money DIP Term Loans that are advanced to Foreign Subsidiaries of Holdings shall be advanced by way of Intercompany Loans, which Intercompany Loans:  (A) shall comply with the principles set forth in Section 7.11A(f)(A) and the DIP Intercompany Loan Limits, (B) will be evidenced by an Intercompany Note delivered as promptly as practicable, in each case, secured as required by Section 7.16A(g) ..

Section 4.14.A         Insurance

All policies of insurance of any kind or nature of the U.S. Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15.A        Labor Matters

(a)           There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

CONFORMED COMPOSITE VERSION

(b)           There are no unfair labor practices, grievances or complaints pending, or, to the Borrowers’ knowledge, threatened, against or involving the U.S. Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.15.A (Labor Matters – DIP Effective Date), as of the DIP Effective Date, there is no collective bargaining agreement covering any employee of the U.S. Borrower or its Subsidiaries.

(d)           Schedule 4.15.A (Labor Matters– DIP Effective Date)) sets forth as of the DIP Effective Date, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the U.S. Borrower and any of its Subsidiaries.

Section 4.16.A        ERISA

(a)           Schedule 4.16A(a) (List of Plans) separately identifies as of the DIP Effective Date all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the U.S. Borrower or any of its Domestic Subsidiaries has any obligation or liability, contingent or otherwise.

(b)           Each employee benefit plan of the U.S. Borrower or any of its Domestic Subsidiaries intended to qualify under Section 401 of the Code has received a determination letter from the IRS stating that it is so qualified and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, and no event has occurred since the date of such determination that would adversely affect such determination, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c)           Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d)           Other than the Cases, there has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e)           Except to the extent set forth on Schedule 4.16A (a) (List of Plans)  none of the U.S. Borrower, any of the U.S. Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect as a result of a complete withdrawal as of the Effective Date from any Multiemployer Plan.

Section 4.17.A        Environmental Matters

(a)           The operations of the U.S. Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in

CONFORMED COMPOSITE VERSION

the aggregate, would not have a reasonable likelihood of the U.S. Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(b)           None of the U.S. Borrower or any of its Subsidiaries or any real property currently or, to the knowledge of the Borrowers, previously owned, operated or leased by or for the U.S. Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrowers, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the U.S. Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(c)           None of the U.S. Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)           To the knowledge of the U.S. Borrower and its Subsidiaries, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the U.S. Borrower or of real property owned, operated or leased by the U.S. Borrower or any its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the U.S. Borrower and its Subsidiaries incurring Environmental Liabilities and Costs that have a Material Adverse Effect.

(e)           As of the DIP Effective Date, no Environmental Lien has attached to any property of the U.S. Borrower or any of its Subsidiaries and, to the knowledge of the Borrowers, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f)           The Obligors have made available to the DIP Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Obligors or any real property of any of them that are in the possession, custody or control of the Obligors.

(g)           This Section 4.17.A represents the sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 4.18.A        Intellectual Property

The U.S. Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, trade secrets and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for or used in the operations of their respective businesses without infringement upon or conflict with the rights of any other Person with respect thereto, except as would not have a Material Adverse Effect.  As of the DIP Effective Date, except as set forth on Schedule 4.7A hereto, there is no claim or litigation pending or threatened

CONFORMED COMPOSITE VERSION

in writing and, to the knowledge of the U.S. Borrower, there is no claim or litigation likely to be asserted against the U.S. Borrower or its Subsidiaries regarding any of the foregoing.

Section 4.19.A        Title; Real Property

(a)           Each of the U.S. Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property and good title to all tangible personal property, in each case, that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the U.S. Borrower, and none of such real or personal properties and assets is subject to any Lien, except Liens permitted under Section 8.2A (Liens, Etc.).  The U.S. Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the U.S. Borrower’s and its Subsidiaries’ right, title and interest in and to all material property.

(b)           All Permits required to have been issued, used or necessary to enable all real property owned or leased by the U.S. Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)           None of the U.S. Borrower or any of its Subsidiaries has received any written notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the U.S. Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20.A        Orders of the Bankruptcy Court

(a)           The Interim Order or, after it has been entered, Final Order (as applicable) and the transactions contemplated by this Agreement and the other DIP Loan Documents are in full force and effect, and have not, in whole or in part, been reversed, modified, amended, stayed (for more than five (5) Business Days), vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any pending or threatened challenge or proceeding in any jurisdiction in any part of the world and the Debtors are in compliance with the Interim Order or Final Order, as applicable.

ARTICLE V

Financial Covenants with respect to Prepetition Obligations

Section 5.1              Financial Covenants With Respect to Prepetition Obligations

As long as any Prepetition Obligation or any Prepetition Commitment remains outstanding under the Revolving Credit Facility, the Term Loan Facility or the Synthetic L/C Facility and except to the extent otherwise permitted or consented in writing by the Requisite Lenders, the Borrowers agree to each of the following covenants:

CONFORMED COMPOSITE VERSION

(a)           Maximum Leverage Ratio.  Holdings shall maintain, as of the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending On or About	Maximum Leverage Ratio
July 31, 2007	4.50 to 1
October 31, 2007	4.50 to 1
January 31, 2008	4.00 to 1
April 30, 2008	4.00 to 1
July 31, 2008	3.75 to 1
October 31, 2008	3.75 to 1
January 31, 2009	5.50 to 1
April 30, 2009	5.75 to 1
July 31, 2009	7.00 to 1
October 31, 2009	7.25 to 1
January 31, 2010	5.50 to 1
April 30, 2010 and thereafter	3.00 to 1

(b)           Minimum Interest Coverage Ratio.  Holdings shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending On or About	Minimum Interest Coverage Ratio
July 31, 2007	2.00 to 1
October 31, 2007	2.00 to 1
January 31, 2008	2.25 to 1
April 30, 2008	2.25 to 1
July 31, 2008	2.50 to 1
October 31, 2008	2.50 to 1
January 31, 2009	2.25 to 1
April 30, 2009	1.75 to 1
July 31, 2009	1.55 to 1
October 31, 2009	1.35 to 1
January 31, 2010	2.15 to 1
April 30, 2010 and thereafter	3.50 to 1

CONFORMED COMPOSITE VERSION

(c)           Capital Expenditures.  Holdings shall not make or incur, or permit to be made or incurred, Capital Expenditures (excluding Capital Expenditures funded with up to 50% of the proceeds of a Specified Asset Sale constituting a Reinvestment Event) during each of the Fiscal Years set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such Fiscal Year:

Fiscal Year Ending On or About	Maximum Capital Expenditures
January 31, 2007	$110,000,000
January 31, 2008	$110,000,000
January 31, 2009	$90,000,000
January 31, 2010	$50,000,000
January 31, 2011	$75,000,000
January 31, 2012	$75,000,000
January 31, 2013	$75,000,000
January 31, 2014	$75,000,000

provided, that the cumulative Capital Expenditures for each Fiscal Quarter in the Fiscal Year ending on or about January 31, 2010 shall not, in the aggregate, exceed the maximum amount set forth below:

Fiscal Quarter Ending On or About	Maximum Cumulative Capital Expenditures
April 30, 2009	$15,000,000
July 31, 2009	$30,000,000
October 31, 2009	$40,000,000
January 31, 2010	$50,000,000

provided, further, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 50% of the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.  Notwithstanding anything in this Section 5.1(c) to the contrary, (i) Capital Expenditures funded with the Net Cash Proceeds of a Property Loss Event, to the extent such Net Cash Proceeds are not required to prepay the loans pursuant to Section 2.10 (Mandatory Prepayments), will not be included in the calculation of Capital Expenditures for purposes of this Section 5.1(c), and (ii) if all or a portion of amounts payable in connection with a Permitted Acquisition is classified as a Capital Expenditure under GAAP, the amount so classified will not be included in the calculation of Capital Expenditures for purposes of this Section 5.1(c).

CONFORMED COMPOSITE VERSION

Section 5.2             Financial Covenants With Respect to DIP Obligations

As long as any DIP Obligation or any DIP Commitment remains outstanding under the DIP Facility and except to the extent otherwise permitted or consented in writing by the Requisite DIP Lenders (which consent may be given with respect to definitions or portions of definition used in this Section 5.2), the Borrowers agree to each of the following covenants:

(a)           Net Cash Flow After Restructuring Expenses.

(i)           Holdings shall maintain Consolidated Net Cash Flow After Restructuring Expenses calculated on a cumulative basis since May 1, 2009 as of the last day of each calendar month of at least the minimum amount set forth below for such calendar month:

Calendar Month Ending	Minimum Cumulative Consolidated Net Cash Flow After Restructuring Expenses since May 1, 2009 (in Millions)
May 2009	(55.8)
June 2009	(81.6)
July 2009	(88.9)
August 2009	(91.9)
September 2009	(102.4)
October 2009	(113.8)
November 2009	(96.2)
December 2009	(80.8)
January 2010	(73.0)

(ii)           The Luxembourg Borrower, together with the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico), shall maintain aggregated Net Cash Flow After Restructuring Expenses calculated on a cumulative basis since May 1, 2009 as of the last day of each calendar month of at least the minimum amount set forth below for such calendar month; provided that, each aggregation shall be determined by the same method each month and consistent with the aggregation method used to prepare the Operating Forecast:

Calendar Month Ending	Minimum Cumulative Aggregated Net Cash Flow After Restructuring Expenses since May 1, 2009 (in Millions)
May 2009	(22.5)

CONFORMED COMPOSITE VERSION

June 2009	(35.1)
July 2009	(31.3)
August 2009	(26.0)
September 2009	(39.6)
October 2009	(42.2)
November 2009	(32.8)
December 2009	(23.1)
January 2010	(15.5)

(b)           Minimum EBITDA.

(i)           Holdings shall maintain Consolidated EBITDA, calculated on a cumulative basis since May 1, 2009 (and resetting on a quarterly basis at the beginning of each Fiscal Quarter thereafter) as of the last day of each calendar month of at least the minimum amount set forth below opposite such calendar month below:

Calendar Month Ending	Minimum Cumulative Monthly Consolidated EBITDA since May 1, 2009 and resetting at the beginning of each Fiscal Quarter (in Millions)
May 2009	(4.3)
June 2009	(4.4)
July 2009	(3.9)
August 2009	4.5
September 2009	14.3
October 2009	26.5
November 2009	9.4
December 2009	12.3
January 2010	23.5

(ii)           The Luxembourg Borrower, together with the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico), shall maintain   aggregated EBITDA, calculated on a cumulative basis since May 1, 2009 (and resetting on a quarterly basis at the beginning of each Fiscal Quarter thereafter) as of the last day of each calendar month of at least the minimum amount set forth below opposite such calendar month below; provided that, each aggregation shall be determined by the same method each month and consistent with the aggregation method used to prepare the Operating Forecast:

CONFORMED COMPOSITE VERSION

Calendar Month Ending	Minimum Cumulative Monthly Aggregated EBITDA since May 1, 2009 and resetting at the beginning of each Fiscal Quarter (in Millions)
May 2009	(3.5)
June 2009	(3.6)
July 2009	(1.8)
August 2009	2.2
September 2009	8.2
October 2009	16.2
November 2009	6.3
December 2009	6.9
January 2010	13.2

(c)           Minimum Interest Coverage Ratio.

(i)           Holdings shall maintain an Interest Coverage Ratio, determined as of the last day of each calendar month, calculated on a cumulative basis since May 1, 2009,  of at least the minimum ratio set forth below opposite such calendar month below:

Calendar Month Ending	Minimum Cumulative Interest Coverage Ratio Since May 1, 2009
May 2009	N/A
June 2009	N/A
July 2009	N/A
August 2009	0.4
September 2009	1.8
October 2009	2.8
November 2009	3.4
December 2009	3.1
January 2010	3.4

(ii)           The Luxembourg Borrower, together with the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico), shall maintain an aggregated Interest Coverage Ratio determined as of the last day of each calendar month, calculated on a cumulative basis since May 1, 2009, of at least the minimum ratio set forth below opposite such calendar month below; provided that, each aggregation shall

CONFORMED COMPOSITE VERSION

be determined by the same method each month and consistent with the aggregation method used to prepare the Operating Forecast:

Calendar Month Ending	Minimum Cumulative Interest Coverage Ratio Since May 1, 2009
May 2009	N/A
June 2009	N/A
July 2009	N/A
August 2009	0.8
September 2009	4.5
October 2009	7.4
November 2009	9.2
December 2009	8.0
January 2010	9.0

(d)           Minimum Liquidity.  Holdings shall maintain Consolidated Liquidity, determined at on the last day of each calendar month set forth below for such calendar month, of at least the minimum Liquidity set forth below opposite such calendar month:

Calendar Month Ending	Minimum Liquidity (in Millions)
May 2009	17.7
June 2009	43.4
July 2009	33.8
August 2009	30.0
September 2009	26.2
October 2009	20.2
November 2009	32.8
December 2009	42.4
January 2010	43.8

(e)           Maximum Capital Expenditures.

(i)           Holdings shall ensure Consolidated Capital Expenditures, as determined as of the last day of each calendar month, calculated on a cumulative basis since May 1, 2009 do not exceed the maximum amount set forth below beside such calendar month:

CONFORMED COMPOSITE VERSION

Calendar Month Ending On or About	Cumulative Capital Expenditures since May 1, 2009 (in Millions)
May 2009	2.2
June 2009	4.0
July 2009	5.7
August 2009	7.7
September 2009	9.2
October 2009	11.2
November 2009	12.3
December 2009	13.5
January 2010	14.6

(ii)           The Luxembourg Borrower, together with the Foreign Subsidiary Guarantors (other than those formed under the laws of Mexico), shall ensure aggregated Capital Expenditures, as determined as of the last day of each calendar month, calculated on a cumulative basis since May 1, 2009 do not exceed the maximum amount set forth below beside such calendar month; provided that, each aggregation shall be determined by the same method each month and consistent with the aggregation method used to prepare the Operating Forecast:

Calendar Month Ending On or About	Cumulative Capital Expenditures since May 1, 2009 (in Millions)
May 2009	1.3
June 2009	1.8
July 2009	2.3
August 2009	3.6
September 2009	4.4
October 2009	5.6
November 2009	6.0
December 2009	6.6
January 2010	7.2

(f)           Compliance with 13-Week Budget.  The Loan Parties shall comply with, and shall ensure the compliance of each of their Subsidiaries with, the then-applicable 13-Week Budget such that, for the amount specified under “Total Disbursements” in the 13-Week Budget, the Loan Parties shall not allow a cumulative adverse deviation of greater than 10% with respect to such then-applicable 13-Week Budget.

CONFORMED COMPOSITE VERSION

ARTICLE VI

Reporting Covenants with respect to Prepetition Facilities

Each of the Borrowers and Holdings agrees with the Prepetition Lenders and the Prepetition Administrative Agent to each of the following, as long as any Prepetition Obligation or any Prepetition Commitment remains outstanding and, in each case, unless the Requisite Lenders, otherwise consent in writing:

Section 6.1             Financial Statements

The U.S. Borrower shall furnish to the Prepetition Administrative Agent (with sufficient copies for each of the Lenders, which the Prepetition Administrative Agent shall provide to the applicable Lenders) each of the following:

(a)           Quarterly Reports.  On or prior to the date on which Holdings is required to file a form 10-Q pursuant to the Exchange Act, financial information regarding Holdings and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (e) below for the current Fiscal Year, in each case, certified by a Responsible Officer of the U.S. Borrower as fairly presenting the Consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)           Annual Reports.  On or prior to the date on which Holdings is required to file a form 10-K pursuant to the Exchange Act, financial information regarding Holdings and its Subsidiaries consisting of Consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such year and related statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to Holdings being a going concern by Holdings’ Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Holdings’ Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by Holdings’ Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of Holdings and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such

CONFORMED COMPOSITE VERSION

accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(c)           Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the U.S. Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the U.S. Borrower proposes to take with respect thereto.

(d)           Corporate Chart and Other Collateral Updates.  Together with the delivery of any financial statement pursuant to clause (a) or (b) above, a corporate organizational chart or other equivalent document, current as of the date of receipt of such chart by the Prepetition Administrative Agent, in form and substance reasonably acceptable to the Prepetition Administrative Agent and certified as true, correct and complete by a Responsible Officer of the U.S. Borrower, setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary or Affiliate of any of them, (A) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (B) the jurisdiction of organization and organizational number (if any) of such Person, (C) the location of such Person’s chief executive office (or sole place of business) and (D) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Loan Party.  The reporting requirements set forth in this clause (d) are in addition to, and do not replace or otherwise modify, any obligation of any Loan Party under any applicable Loan Document (including other notice or reporting requirements).  Compliance with the reporting obligations in this clause (d) shall not operate to update any Schedule hereto or any schedule to any other applicable Loan Document and shall not cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any applicable Loan Document or any other Default or Event of Default.

(e)           Business Plan.  Not later than 45 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections a budget of Holdings for each month in the next succeeding Fiscal Year and, not later than January 15 of each Fiscal Year, forecasts prepared by management of the U.S. Borrower for the current and each of the succeeding Fiscal Years through the Fiscal Year in which the Term Loan Maturity Date is scheduled to occur, including, with respect to the forecasts, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(f)           Management Letters, Etc.  Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including Holdings’ Accountants).

CONFORMED COMPOSITE VERSION

(g)           Intercompany Loan Balances.  Together with each delivery of any financial statement pursuant to clause (b) above, a summary of the outstanding balance of all intercompany Indebtedness (including the Intercompany Loans) as of the last day of the fiscal month covered by such financial statement, certified by a Responsible Officer.

(h)           Cash Flow Forecast.  Commencing on February 13, 2009, and every second Friday thereafter, a 13-week rolling cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks, plus a comparison of the actual cash flows for the two most recently completed weeks to the most recent forecast for such weeks, the form of which shall be reasonably satisfactory to the Prepetition Administrative Agent; provided, that such cash flow forecasts shall not be required after January 31, 2010.

(i)           Monthly Reports.  On or prior to the 30th day following the end of each month, financial information regarding Holdings and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of the preceding month and the related Consolidated unaudited statement of income for such month and that portion of the Fiscal Year ending as of the close of such month, prepared in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(j)           Preliminary Compliance Certificate.  On or prior to June 1, 2009, a preliminary Compliance Certificate showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) using the preliminary financial information (subject to adjustment in connection with the preparation of the final financial statements for the quarter) contained in the April 30, 2009 monthly financial statements delivered pursuant to clause (i) above.

Section 6.2             Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the U.S. Borrower shall give the Prepetition Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.  Upon the request of any Prepetition Lender (which may be a one time request) the Prepetition Administrative Agent shall forward a copy of all such written notices to such Prepetition Lender.

Section 6.3             Litigation

Promptly after the commencement thereof, the U.S. Borrower shall give the Prepetition Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the U.S. Borrower or any of its Subsidiaries that is reasonably likely to be adversely determined and (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrowers, exposes the U.S. Borrower or such Subsidiary to liability in an amount aggregating $500,000 (or its

CONFORMED COMPOSITE VERSION

Dollar Equivalent) or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4            Asset Sales

Prior to any Asset Sale anticipated to generate in excess of $10,000,000 (or its Dollar Equivalent) in Net Cash Proceeds, the U.S. Borrower shall send the Prepetition Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the U.S. Borrower or any of its Subsidiaries.

Section 6.5             Notices under Related Documents

Promptly after the sending or filing thereof, the U.S. Borrower shall send the Prepetition Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document.

Section 6.6             SEC Filings; Press Releases

Promptly after the sending or filing thereof, the U.S. Borrower shall send notices to Prepetition Administrative Agent of (a) all reports that Holdings sends to its security holders generally, (b) all reports and registration statements that Holdings or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor; provided, however, that the U.S. Borrower shall provide copies to the Prepetition Administrative Agent of (i) all documents listed in clauses (a) - (d) above that are not publicly available or (ii) each document listed in clauses (a) – (d) above upon the request of the Prepetition Administrative Agent.

Section 6.7             Labor Relations

Promptly after becoming aware of the same, the U.S. Borrower shall give the Prepetition Administrative Agent written notice of (a) any material labor dispute to which the U.S. Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8             Tax Returns

Upon the request of the Prepetition Administrative Agent, the U.S. Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the U.S. Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

CONFORMED COMPOSITE VERSION

Section 6.9             Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the U.S. Borrower shall furnish the Agents with (a) a report in form and substance satisfactory to the Prepetition Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the U.S. Borrower and its Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Prepetition Administrative Agent, on behalf of the Secured Parties, has been named as loss payee or additional insured, as applicable.

Section 6.10           ERISA Matters

The U.S. Borrower shall furnish the Prepetition Administrative Agent each of the following:

(a)           promptly and in any event within 30 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b)           promptly and in any event within 10 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the U.S. Borrower describing such ERISA Event or waiver request and the action, if any, the U.S. Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)           simultaneously with the date that the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.11           Environmental Matters

The U.S. Borrower shall provide the Prepetition Administrative Agent promptly and in any event within 10 days after the U.S. Borrower or any of its Subsidiaries learns of any of the following, written notice of each of the following.  Upon the request of any Prepetition Lender (which may be a one time request) the Prepetition Administrative Agent shall forward a copy of all such written notices to such Lender.

(a)           a claim that the U.S. Borrower or any of its Subsidiaries is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject the U.S. Borrower or any such Subsidiary to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(b)           the receipt by the U.S. Borrower or any of its Subsidiaries of notification that any real or personal property of the U.S. Borrower or any such Subsidiary is or is reasonably likely to be subject to any Environmental Lien;

CONFORMED COMPOSITE VERSION

(c)           the receipt by the U.S. Borrower or any of its Subsidiaries of any notice of violation of or potential liability under, or knowledge by the U.S. Borrower or any such Subsidiary that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the U.S. Borrower and/or such Subsidiaries collectively to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(d)           the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, if adversely determined, would have a reasonable likelihood of subjecting the U.S. Borrower or any of its Subsidiaries collectively to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(e)           any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by the U.S. Borrower or any of its Subsidiaries other than those the consequences of which, in the aggregate, would not have a reasonable likelihood of subjecting the U.S. Borrower or any of its Subsidiaries collectively to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(f)           any proposed action by the U.S. Borrower or any of its Subsidiaries or any change in Environmental Laws that, has a reasonable likelihood of requiring the U.S. Borrower or any of its Subsidiaries to make additional capital improvements to obtain compliance with Environmental Laws that would cost $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year or subject the U.S. Borrower or any of its Subsidiaries to additional Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year; and

(g)           upon written request by any Prepetition Lender through the Prepetition Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12           Customer Contracts

Promptly after becoming aware of the same, the U.S. Borrower shall give the Prepetition Administrative Agent written notice of any cancellation, termination or loss of any Contractual Obligation or other customer arrangement, from which the aggregate actual or projected revenues of the U.S. Borrower and its Subsidiaries for the then current Fiscal Year exceed $50,000,000.

Section 6.13           Other Information

The Borrowers shall provide the Prepetition Administrative Agent with such other information respecting the business, properties, condition, financial or otherwise, or operations of the U.S. Borrower or any of its Subsidiaries as the Prepetition Administrative Agent may from time to time reasonably request.

CONFORMED COMPOSITE VERSION

ARTICLE VI.A

Reporting Covenants with Respect to Dip Facilities

Each of the Borrowers and Holdings agrees with the DIP Lenders and the DIP Administrative Agent to each of the following as long as any DIP Obligation or any DIP Commitments remain outstanding and, in each case, unless the Requisite DIP Lenders otherwise consent in writing (which consent may be given with respect to definitions or portions of definition used in this Section 6.1.A).

Section 6.1.A          Financial Statements and Additional Bankruptcy-related Reporting

The Borrowers shall furnish to the DIP Administrative Agent (with sufficient copies for each of the DIP Lenders, which the DIP Administrative Agent shall provide to the DIP Lenders) each of the following:

(a)           Quarterly Reports.  On or prior to the date that is (i) For the quarter of the Fiscal Year ending immediately before the DIP Effective Date, sixty (60) days after the end of such quarter and (ii) for each quarter of each Fiscal Year thereafter, forty five (45) days after the end of such quarter, financial information regarding Holdings and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the latest Operating Forecast provided pursuant to clause (i) below for the current Fiscal Year, in each case, certified by a Responsible Officer of the U.S. Borrower as fairly presenting the Consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)           Annual Reports.  On or prior to the date that is ninety (90) days after the end of the Fiscal Year, financial information regarding Holdings and its Subsidiaries consisting of Consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such year and related statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to Holdings being a going concern by Holdings’ Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Holdings’ Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by Holdings’ Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of Holdings and its Subsidiaries such accounting firm has obtained no knowledge that a Default or

CONFORMED COMPOSITE VERSION

Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(c)           [Reserved]

(d)           Corporate Chart and Other Collateral Updates.  Together with the delivery of any financial statement pursuant to clause (a) or (b) above, a corporate organizational chart or other equivalent document, current as of the date of receipt of such chart by the DIP Administrative Agent, in form and substance reasonably acceptable to the DIP Administrative Agent and certified as true, correct and complete by a Responsible Officer of the U.S. Borrower, setting forth, for each Person that is a Loan Party, or that is a Subsidiary or Affiliate of any of them, (A) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (B) the jurisdiction of organization and organizational number (if any) of such Person, (C) the location of such Person’s chief executive office (or sole place of business) and (D) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Loan Party.  The reporting requirements set forth in this clause (d) are in addition to, and do not replace or otherwise modify, any obligation of any Loan Party under any applicable Loan Document (including other notice or reporting requirements).  Compliance with the reporting obligations in this clause (d) shall not operate to update any Schedule hereto or any schedule to any other applicable Loan Document and shall not cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any applicable Loan Document or any other Default or Event of Default.

(e)           Management Letters, Etc.  Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including Holdings’ Accountants).

(f)           Intercompany Loan Balances.  Together with each delivery of any financial statement pursuant to clause (b) above, a summary of the outstanding balance of all intercompany Indebtedness (including the Intercompany Loans) as of the last day of the fiscal month covered by such financial statement, certified by a Responsible Officer.

(g)           Monthly Financial Reports.  On or prior to the date that is (i) for the first and second calendar month after the DIP Effective Date and the last month in any Fiscal Quarter, the 40th day following the end of that month and (ii) for each other month, the 30th day following the end of such month, (x) financial information regarding Holdings and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of the preceding month and the related Consolidated unaudited statement of income for such month and that portion of the Fiscal Year ending as of the close of such month, prepared in accordance with GAAP (subject to the absence of footnote disclosure and normal ordinary course quarter-end and year-end audit adjustments) and (y) a report with respect to the progress of the Borrowers and Holdings and their respective Subsidiaries with respect to asset sales, cost savings, and facility closures.

CONFORMED COMPOSITE VERSION

(h)           Compliance Certificates.  Together with each delivery of any monthly financial report or financial statements pursuant to clauses (a), (b) and (g) above, a certificate of a Responsible Officer of the U.S. Borrower (each, a “Compliance Certificate”) (A) for each month that is not the final month of a Fiscal Quarter, showing in reasonable detail the calculations used in determining the ratios and demonstrating compliance with each of the financial covenants contained in Section 5.2 (DIP Financial Covenants) using the preliminary financial information (subject to adjustment in connection with the preparation of the final financial statements for the Fiscal Quarter) contained in the  monthly financial statements delivered pursuant to clause (g) above and (B) for each month that is the final month of a Fiscal Quarter, (i) showing in reasonable detail the calculations used in determining the ratios and demonstrating compliance with each of the financial covenants contained in Section 5.2 (DIP Financial Covenants) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the U.S. Borrower proposes to take with respect thereto.

(i)           Operating Forecast. (A) Within ten (10 days of the Interim Order Date, a business plan and projected operating budget through the end of the current fiscal year of Holdings, in form and substance acceptable to the Requisite DIP Lenders, in their sole discretion (the “Operating Forecast”), broken down by (i) the U.S. Borrower and DIP Guarantors, (ii) Foreign Subsidiary Guarantors and (iii) Foreign Subsidiaries who are not Guarantors and (B) on or before June 1, 2009, an Operating Forecast broken down by month, and on a plant by plant basis including, without limitation, income statements, balance sheets, cash flow statements, asset sales, a line item for total available liquidity for the period commencing on the date of such Operating Forecast, and which shall set forth the anticipated uses of the New Money DIP Term Loans for such period, in form and substance acceptable to the Requisite DIP Lenders, in their sole discretion. In each case the associated underlying assumptions shall be acceptable to the Requisite DIP Lenders in their sole discretion.

(j)           Operating Report. Within five (5) days of the Interim Order Date, an operating report known as of the date hereof as “Corporate Metric Ranking – YTD” for each operating plant of Holdings and its subsidiaries will be developed, in form and substance acceptable to the Requisite DIP Lenders in their sole discretion.

(k)           13-Week Budgets.  Commencing on the DIP Effective Date, and every second Friday thereafter until the Final Order Date, and after the Final Order Date, every fourth week thereafter, a 13-week rolling cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for Holdings and its Subsidiaries for the next 13 weeks, broken down by (i) the U.S. Borrower and DIP Guarantors, (ii) Foreign Subsidiary Guarantors and (iii) Foreign Subsidiaries who are not Guarantors, and by week and on a plant by plant basis, including anticipated uses of the DIP Facilities in substantially the form of Exhibit K (Form of 13-Week Budget) (a “13-Week Budget”), in each case in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion.

(l)           Weekly DIP Budget Performance Report. Commencing on the first Friday after the DIP Effective Date, and every Friday thereafter, a comparison on a consolidated basis of the actual cash flows for the most recently completed week (ending on the previous Friday) to the most recent 13-Week Budget for such week for each line item in the applicable 13-Week

CONFORMED COMPOSITE VERSION

Budget, including an explanation for all material variances from the applicable 13-Week Budget, and any other information requested by the DIP Administrative Agent to determine compliance with the financial covenant contained in Section 5.2(f) (a “Weekly DIP Budget Performance Report”), the form of which shall be satisfactory to the DIP Administrative Agent in its sole discretion, in each case certified by the Chief Financial Officer of the U.S. Borrower.

Section 6.2.A          Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the U.S. Borrower shall give the DIP Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.  Upon the request of any DIP Lender (which may be a one time request) the DIP Administrative Agent shall forward a copy of all such written notices to such DIP Lender.

Section 6.3.A          Litigation

Promptly after the commencement thereof, the U.S. Borrower shall give the DIP Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator anywhere in the world, affecting Holdings, the Borrowers or any of their Subsidiaries that is reasonably likely to be adversely determined and (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrowers, exposes the U.S. Borrower or such Subsidiary to liability in an amount aggregating $500,000 (or its Dollar Equivalent) or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4.A          Asset Sales

Prior to any Asset Sale (other than inventory sold in the ordinary course of business and receivables sold pursuant to a Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program) anticipated to generate in excess of $500,000 (or its Dollar Equivalent) in Net Cash Proceeds, the U.S. Borrower shall send the DIP Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the U.S. Borrower or any of its Subsidiaries.

Section 6.5.A          Notices under Related Documents

Promptly after the sending or filing thereof, the U.S. Borrower shall send the DIP Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document.

Section 6.6.A          SEC Filings; Press Releases

CONFORMED COMPOSITE VERSION

Promptly after the sending or filing thereof, the U.S. Borrower shall send notices to DIP Administrative Agent of (a) all reports that Holdings sends to its security holders generally, (b) all reports and registration statements that Holdings or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor; provided, however, that the U.S. Borrower shall provide copies to the DIP Administrative Agent of (i) all documents listed in clauses (a) - (d) above that are not publicly available or (ii) each document listed in clauses (a) – (d) above upon the request of the DIP Administrative Agent.

Section 6.7.A          Labor Relations

Promptly after becoming aware of the same, the Borrowers shall give the DIP Administrative Agent written notice of (a) any material labor dispute to which the Obligors or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person, (c) any material inquiry or action with respect to labor issues by a governmental or regulatory authority  and (d) a summary of discussions with respect to the foregoing.

Section 6.8.A          Tax Returns

Upon the request of the DIP Administrative Agent, the U.S. Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the U.S. Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.9.A          Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrowers shall furnish the DIP Agents with (a) a report in form and substance satisfactory to the Requisite DIP Lenders outlining all material insurance coverage maintained as of the date of such report by each Obligor and each of their Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the DIP Administrative Agent, on behalf of the Secured DIP Parties, has been named as loss payee or additional insured, as applicable.

Section 6.10.A        ERISA Matters

The U.S. Borrower shall furnish the DIP Administrative Agent each of the following:

(a)           promptly and in any event within 30 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

CONFORMED COMPOSITE VERSION

(b)           promptly and in any event within 10 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the U.S. Borrower describing such ERISA Event or waiver request and the action, if any, the U.S. Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)           simultaneously with the date that the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.11.A        Environmental Matters

(a)           The Obligors shall provide the DIP Administrative Agent promptly and in any event within 10 days after any Obligor or any of its Subsidiaries learns of any of the following, written notice of each of the following.  Upon the request of any DIP Lender (which may be a one time request) the DIP Administrative Agent shall forward a copy of all such written notices to such Lender.

(b)           a claim that any Obligor or any of its Subsidiaries is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject any such Obligor or any such Subsidiary to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(c)           the receipt by any Obligor or any of its Subsidiaries of notification that any real or personal property of any such Obligor or any such Subsidiary is or is reasonably likely to be subject to any Environmental Lien;

(d)           the receipt by the any Obligor or any of its Subsidiaries of any notice of violation of or potential liability under, or knowledge by any such Obligor or any such Subsidiary that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject such Obligor and/or such Subsidiaries collectively to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(e)           the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, if adversely determined, would have a reasonable likelihood of subjecting any Obligor or any of its Subsidiaries collectively to Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(f)           any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Obligor or any of its Subsidiaries other than those the consequences of which, in the aggregate, would not have a reasonable likelihood of subjecting such Obligor or any of its Subsidiaries collectively to Environmental Liabilities and

CONFORMED COMPOSITE VERSION

Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year;

(g)           any proposed action by any Obligor or any of its Subsidiaries or any change in Environmental Laws that, has a reasonable likelihood of requiring any Obligor or any of its Subsidiaries to make additional capital improvements to obtain compliance with Environmental Laws that would cost $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year or subject any such Obligor or any of its Subsidiaries to additional Environmental Liabilities and Costs of $1,000,000 or more individually or $5,000,000 or more in the aggregate in any Fiscal Year; and

(h)           upon written request by any DIP Lender through the DIP Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12.A         Customer Contracts

Promptly, and in any event within three (3) Business Days after (i) any material Contractual Obligation or other material customer arrangement of an Obligor or Subsidiary is terminated or amended (including the loss of payment terms with or being subject to a “new business hold” by a significant customer) on such Contractual Obligation or customer arrangement in a manner that could reasonably be expected to have a Material Adverse Effect, (ii) there is a default or event of default in respect of any material Contractual Obligation of an Obligor or Subsidiary and such default or event of default reasonably be expected to have a Material Adverse Effect and (iii) after any new material Contractual Obligation or other material customer arrangement is entered into, in each case deliver to Lenders: (A) a copy of such termination, amendment or new material Contractual Obligation, (B) with respect to a termination or amendment described in clause (i), a summary of actions being taken to limit or eliminate the Material Adverse Effect which may result from such termination or amendment and (C) with respect to a default or event of default described in clause (ii), a summary of actions being taken to limit or eliminate the Material Adverse Effect which may result from such default or event of default.

Section 6.13.A         Other Information; Bankruptcy Court filings

(a)           The Borrowers and Holdings shall deliver to the Requisite DIP Lenders and the DIP Administrative Agent (i) at least fifteen (15) days (or such shorter period as the Requisite DIP Lenders may agree) in advance of filing with the Bankruptcy Court (which must be, in each case, in form and substance satisfactory to the sole discretion of Requisite DIP Lenders) the Interim Order and the Final Order, all other proposed orders and pleadings related to the DIP Facility, any pleading related to a Sale Transaction, any pleading relating to a plan under Chapter 11 of the Bankruptcy Code, and/or any disclosure statement related to such plan and (ii) at least five Business Days (or such shorter period as the Requisite DIP Lenders may agree) prior to the filing thereof, copies of all other unredacted pleadings, reports, motions, applications, presentations, financial information and other papers and documents any Obligor will file with the Bankruptcy Court or will give to any official or unofficial creditors’ committee,

CONFORMED COMPOSITE VERSION

to the Office of the United States Trustee, any examiner or any trustee, each of which such papers and documents shall also be given to DIP Lender’s Advisors.

ARTICLE VII

Affirmative Covenants with respect to Prepetition Facilities

Each of the Borrowers and Holdings agrees with the Prepetition Lenders and the Prepetition Administrative Agent to each of the following as long as any Prepetition Obligation or any Prepetition Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1              Preservation of Corporate Existence, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, preserve and maintain their legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.3 (Investments) and 8.4 (Sale of Assets).  Notwithstanding the foregoing, the Borrowers may dissolve, or cause to be dissolved, any wholly-owned Subsidiary, so long as the dissolution or liquidation of such Subsidiary shall not have an adverse effect on the business of the U.S. Borrower and its Subsidiaries or the Liens of the Prepetition Administrative Agent or the Collateral (other than the Liens of the Prepetition Administrative Agent on the Stock of such wholly-owned Subsidiary that is dissolved).

Section 7.2              Compliance with Laws, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3              Conduct of Business

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, (a) conduct their business in the ordinary course and (b) use their reasonable efforts, in the ordinary course and consistent with past practice, to preserve their business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrowers, Holdings or any of their respective Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4              Payment of Taxes, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, timely file all federal, state, local and non-U.S. income and franchise and all other material tax returns, reports and statements, and to pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies,

CONFORMED COMPOSITE VERSION

except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the U.S. Borrower, Holdings or the appropriate Subsidiary in conformity with GAAP.

Section 7.5              Maintenance of Insurance

The Borrowers and Holdings shall (a) maintain for themselves, and cause to be maintained for each of their respective Subsidiaries, (i) insurance with the Captive Insurance Subsidiary and (ii) insurance with responsible and reputable insurance or reinsurance companies or associations (as applicable) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrowers, Holdings or such Subsidiary operates and, in any event, all insurance required by any of the Collateral Documents or the Intercompany Collateral Documents and (b) cause all such insurance (other than insurance maintained by and for any Subsidiary that is a Securitization SPV) which is material (and, if applicable, reinsurance) to the Prepetition Administrative Agent, on behalf of the Secured Parties, as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to each Agent.

Section 7.6              Access

The Borrowers and Holdings shall from time to time permit the Prepetition Administrative Agent and the Prepetition Lenders, or any agents or representatives thereof (upon two Business Days’ prior written notification for the same and at reasonable times, except that, during the continuance of an Event of Default, such restrictions shall not be applicable) to (a) examine and make copies of and abstracts from the records and books of account of the Borrowers, Holdings and each of their respective Subsidiaries, (b) visit the properties of the Borrowers, Holdings and each of their respective Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrowers, Holdings and each of their respective Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of their independent certified public accountants (including Holdings’ Accountants); provided, however, that the Borrowers shall have the right to be present at any such communication.  The Borrowers and Holdings shall authorize their independent certified public accountants (including Holdings’ Accountants) to disclose to the Prepetition Administrative Agent or any Prepetition Lender any and all financial statements and other information of any kind, as the Prepetition Administrative Agent or any Prepetition Lender reasonably requests from the Borrowers or Holdings and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the U.S. Borrower, Holdings or any of their respective Subsidiaries.

Section 7.7              Keeping of Books

The U.S. Borrower and Holdings shall, and shall cause each of their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP (or, as applicable, other local generally accepted accounting principles applicable to a Foreign Subsidiary) of all financial transactions and the assets and business of the U.S. Borrower, Holdings and each such Subsidiary.

CONFORMED COMPOSITE VERSION

Section 7.8              Maintenance of Properties, Etc.

The U.S. Borrower and Holdings shall, and shall cause each of their respective  Subsidiaries to, maintain and preserve (a) in good working order and condition all of their properties necessary in the conduct of their business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or necessary in the conduct of their business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to their business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9               Application of Proceeds

The Borrowers shall use the entire amount of the proceeds of the Prepetition Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10             Environmental

The Borrowers and Holdings shall, and shall cause all of their respective Subsidiaries to, comply in all material respects with Environmental Laws.

Section 7.11              Additional Collateral and Guaranties

To the extent not delivered to the Prepetition Administrative Agent on or before the Effective Date, each Borrower and Holdings agree to do promptly each of the following:

(a)           execute and deliver, and cause its Subsidiaries to execute and deliver, to the Prepetition Administrative Agent such supplements, amendments and joinders to the Collateral Documents as the Prepetition Administrative Agent deems necessary or advisable in order to grant to the Prepetition Administrative Agent for the benefit of the Secured Parties, a perfected first priority security interest in the Stock and Stock Equivalents and other debt Securities that are owned or held by any Borrower or any Subsidiary thereof and required to be pledged to the Prepetition Administrative Agent;

(b)           deliver to the Prepetition Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (i) in the case of such certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of such certificated debt Securities, endorsed in blank, in each case, executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(c)           in the case of any Domestic Subsidiary of any Loan Party (other than U.S. LLC, HLI Netherlands Holdings, Inc., any Subsidiary that is a Securitization SPV and the Captive Insurance Subsidiary and as otherwise agreed by the Prepetition Administrative Agent), cause such Subsidiary (i) to execute a supplement, amendment or joinder or otherwise become a party to the Guaranty and the applicable Domestic Collateral Documents and (ii) to take such actions necessary or advisable to grant to the Prepetition Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Domestic Collateral described in the Domestic Collateral Documents with respect to such Subsidiary, including the filing of UCC

CONFORMED COMPOSITE VERSION

financing statements in such jurisdictions as may be required by the Domestic Collateral Documents or by law or as may be reasonably requested by the Prepetition Administrative Agent;

(d)           in the case of any Foreign Subsidiary of any Loan Party (other than any Subsidiary that is a Securitization SPV and any Class IV Foreign Subsidiary and as otherwise agreed by the Prepetition Administrative Agent), cause such Foreign Subsidiary (i) to enter into a Foreign Subsidiary Guaranty and the applicable Foreign Collateral Documents and (ii) to take such actions necessary or advisable to grant to the Prepetition Administrative Agent for the benefit of the Secured Parties solely with respect to the Foreign Prepetition Obligations, a perfected security interest in the Foreign Collateral described in the Foreign Collateral Documents with respect to such Foreign Subsidiary, as may be reasonably requested by the Prepetition Administrative Agent;

(e)           if requested by the Prepetition Administrative Agent, deliver to the Prepetition Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Prepetition Administrative Agent;

(f)           (A) notwithstanding any provision of this Agreement or any other Prepetition Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(i)           no more than 65% of the issued and outstanding Voting Stock of (x) the Luxembourg Borrower or any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations” under Section 957 of the Code shall be pledged or similarly hypothecated to guarantee, secure or support any Domestic Secured Obligation;

(ii)           no Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations” under Section 957 of the Code shall guarantee or support any Domestic Secured Obligation;

(iii)           no security or similar interest shall be granted in the assets of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations under Section 957 of the Code (including indirectly by way of an offset or otherwise) which security or similar interests guarantees or supports any Domestic Secured Obligation;

(iv)           no Subsidiary shall guarantee or support any Obligation if such guarantee or support would contravene the Agreed Security Principles;

(v)           no Foreign Subsidiary shall guarantee or support any Foreign Secured Obligation of any Foreign Loan Party unless such Foreign Subsidiary directly owns or is owned directly by such Foreign Loan Party;

CONFORMED COMPOSITE VERSION

(vi)           no security or similar interest shall be granted in the assets of any Foreign Subsidiary (including indirectly by way of an offset or otherwise) which security or similar interest guarantees or supports any Foreign Secured Obligation of any Foreign Loan Party unless such Foreign Subsidiary directly owns or is owned directly by such Foreign Loan Party.

(g)           the parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 7.11 shall be void ab initio.

Section 7.12            Exchange Rate Fluctuations

The Borrowers shall use their reasonable best efforts, including the implementation and maintenance of internal controls to monitor the Loans and Letters of Credit hereunder, (a) to prevent the aggregate Revolving Credit Outstandings from exceeding the Available Credit at any time solely by reason of fluctuations in exchange rates and (b) to promptly identify and remedy any such circumstance.

Section 7.13           [Reserved]

Section 7.14            Classification of Jurisdictions

The Borrowers shall promptly notify the Prepetition Administrative Agent in writing of the creation or acquisition of any Foreign Subsidiary which is not incorporated under the laws of and has its principal place of business in a Class I Jurisdiction, Class II Jurisdiction, Class III Jurisdiction or Class IV Jurisdiction.  The Prepetition Administrative Agent may, and if requested by the Borrowers, shall undertake to review and evaluate the relevant laws of the jurisdiction in which such Foreign Subsidiary is organized and has its principal place of business relating to and governing the creation and enforceability of any Intercompany Loan Document or Foreign Loan Document required to be executed and delivered by such Foreign Subsidiary pursuant to Section 7.11.  Upon completion of such review the Prepetition Administrative Agent shall designate the jurisdiction as a Class I Jurisdiction, Class II Jurisdiction, Class III Jurisdiction or Class IV Jurisdiction.

Section 7.15            Compliance with Financial Covenants

Holdings shall use commercially reasonable efforts to maintain compliance with its financial covenants, including, but not limited to, reducing its outstanding Indebtedness and Interest Expense.

ARTICLE VII.A

Affirmative Covenants with respect to DIP Facilities

With respect to the DIP Obligations, each of the Borrowers and Holdings agrees with the DIP Lenders and the DIP Administrative Agent to comply with each of the following affirmative covenants as long as any DIP Obligation or any DIP Commitments remains outstanding and, in each case, unless the Requisite DIP Lenders otherwise consent in writing

CONFORMED COMPOSITE VERSION

(which consent may be given with respect to definitions or portions of definition used in this Section 7.1.A):

Section 7.1.A          Preservation of Corporate Existence, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, preserve and maintain their legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.3A (Investments) and 8.4A (Sale of Assets).

Section 7.2.A          Compliance with Laws, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3.A          Conduct of Business

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, (a) conduct their business in the ordinary course and (b) use their reasonable efforts, in the ordinary course and consistent with past practice, to preserve their business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrowers, Holdings or any of their respective Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4.A          Payment of Taxes, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, timely file all federal, state, local and non-U.S. income and franchise and all other material tax returns, reports and statements, and to pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the U.S. Borrower, Holdings or the appropriate Subsidiary in conformity with GAAP.

Section 7.5.A          Maintenance of Insurance

The Borrowers and Holdings shall (a) maintain for themselves, and cause to be maintained for each of their respective Subsidiaries, (i) insurance with the Captive Insurance Subsidiary and (ii) insurance with responsible and reputable insurance or reinsurance companies or associations (as applicable) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrowers, Holdings or such Subsidiary operates and, in any event, all insurance required by any of the Collateral Documents or the Intercompany Collateral Documents and (b) cause all such insurance (other than insurance maintained by and for any Subsidiary that is a Securitization SPV) which is material (and, if applicable, reinsurance) to the Prepetition Administrative Agent, on behalf of the Secured Parties, as additional insured or loss payee, as

CONFORMED COMPOSITE VERSION

appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to each Agent.

Section 7.6.A          Access

The Borrowers and Holdings shall from time to time permit the DIP Lenders Advisors, DIP Administrative Agent and the DIP Lenders, or any agents or representatives thereof access to personnel and such other information (including historical information) respecting the business, properties, condition, financial or otherwise, or operations of the Borrowers, Holdings and any of their Subsidiaries as the DIP Lenders Advisors, DIP Administrative Agent, the DIP Lenders and/or their respective agents or representatives may from time to time reasonably request, including without limitation, to (a) examine and make copies of and abstracts from the records and books of account of the Borrowers, Holdings and each of their respective Subsidiaries, (b) visit the properties of the Borrowers, Holdings and each of their respective Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrowers, Holdings and each of their respective Subsidiaries with any of their respective officers or directors, (d) hold regularly scheduled meetings as mutually agreed with the Borrowers’ and Holdings senior management and their advisors, and a subcommittee of the Requisite DIP Lenders and DIP Lenders Advisors, (e) have access to and attend internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities and (f) communicate directly with any of their independent certified public accountants (including Holdings’ Accountants); provided, however, that the Borrowers shall have the right to be present at any such communication.  The Borrowers and Holdings shall authorize their independent certified public accountants (including Holdings’ Accountants) to disclose to the DIP Lenders Advisors, DIP Administrative Agent or any DIP Lender any and all financial statements and other information of any kind, as any DIP Lenders Advisor, DIP Administrative Agent or any DIP Lender reasonably requests from the Borrowers or Holdings and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the U.S. Borrower, Holdings or any of their respective Subsidiaries.

Section 7.7.A          Keeping of Books

The Borrowers and Holdings shall, and shall cause each of their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP (or, as applicable, other local generally accepted accounting principles applicable to a Foreign Subsidiary) of all financial transactions and the assets and business of the Borrowers, Holdings and each such Subsidiary.

Section 7.8.A           Maintenance of Properties, Etc.

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (a) in good working order and condition all of their properties necessary in the conduct of their business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or necessary in the conduct of their business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to their business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

CONFORMED COMPOSITE VERSION

Section 7.9.A          Application of Proceeds; DIP Collateral Account

(a)           The Borrowers shall use the entire amount of the proceeds of the DIP Loans as provided in Section 4.13A (Use of Proceeds).

(b)           All proceeds of the New Money DIP Term Loans shall be deposited into the DIP Collateral Accounts and disbursed as provided in the DIP Depositary Agreement.

Section 7.10.A         Environmental, Health and Safety

(a)           The Borrowers and Holdings shall, and shall cause all of their respective Subsidiaries to, comply in all material respects with Environmental Laws.

(b)           Within forty-five (45) days of DIP Effective Date, the Borrowers shall engage a reputable international third-party consultant, reasonably acceptable to DIP Administrative Agent, to review the Obligors’ environmental, health and safety management systems and compliance programs, conduct an assessment of the Obligors’ compliance with Environmental Laws in all applicable jurisdictions, and provide recommendations on any improvements and corrections as may be necessary or appropriate to maintain compliance with good management practices and Environmental Laws.   Within ninety (90) days of the DIP Effective Date, the Obligors shall provide written satisfactory confirmation to the DIP Administrative Agent in its sole discretion describing any recommendations and developing a plan to address such recommendations. The Borrowers will use their commercially reasonable efforts to implement such recommendations.

Section 7.11.A         Additional Collateral and Guaranties

(a)            [Reserved];

(b)           [Reserved];

(c)           [Reserved];

(d)           [Reserved];

(e)           [Reserved];

(f)           (A) Notwithstanding any provision of this Agreement, any other DIP Loan Document or the Orders to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(i)           no more than 65% of the issued and outstanding Voting Stock of (x) the Luxembourg Borrower or any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations” under Section 957 of the Code shall be pledged or similarly hypothecated to guarantee, secure or support any Domestic Secured DIP Obligation;

CONFORMED COMPOSITE VERSION

(ii)           no Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations” under Section 957 of the Code shall guarantee or support any Domestic Secured DIP Obligation;

(iii)           no security or similar interest shall be granted in the assets of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Stock or Stock Equivalents in “controlled foreign corporations under Section 957 of the Code (including indirectly by way of an offset or otherwise) which security or similar interests guarantees or supports any Domestic Secured DIP Obligation;

(iv)           no Subsidiary shall guarantee or support any DIP Obligation if such guarantee or support would contravene the Agreed Security Principles;

(v)           no Foreign Subsidiary shall guarantee or support any Foreign Secured DIP Obligation of any Foreign Loan Party unless such Foreign Subsidiary directly owns or is owned directly by such Foreign Loan Party; and

(vi)           no security or similar interest shall be granted in the assets of any Foreign Subsidiary (including indirectly by way of an offset or otherwise) which security or similar interest guarantees or supports any Foreign Secured DIP Obligation of any Foreign Loan Party unless such Foreign Subsidiary directly owns or is owned directly by such Foreign Loan Party.

(g)           The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 7.11.A shall be void ab initio.

Section 7.12.A         [Reserved]

Section 7.13.A         [Reserved]

Section 7.14.A          Classification of Jurisdictions

The Borrowers shall promptly notify the DIP Administrative Agent in writing of the creation or acquisition of any Foreign Subsidiary which is not incorporated under the laws of and has its principal place of business in a Class I Jurisdiction, Class II Jurisdiction, Class III Jurisdiction or Class IV Jurisdiction.  The DIP Administrative Agent may, and if requested by the Borrowers, shall undertake to review and evaluate the relevant laws of the jurisdiction in which such Foreign Subsidiary is organized and has its principal place of business relating to and governing the creation and enforceability of any Intercompany Loan Document or Foreign Loan Document required to be executed and delivered by such Foreign Subsidiary pursuant to Section 7.11A (Additional Collateral and Guaranties).  Upon completion of such review the DIP Administrative Agent shall designate the jurisdiction as a Class I Jurisdiction, Class II Jurisdiction, Class III Jurisdiction or Class IV Jurisdiction.

Section 7.15.A          Compliance with Financial Covenants

CONFORMED COMPOSITE VERSION

The Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to maintain compliance with its financial covenants relating to the DIP Obligations.

Section 7.16.A         Additional Bankruptcy-related Covenants

(a)           No later than 40 days after the Interim Order Date, the CRO shall have furnished to the DIP Administrative Agent and the DIP Lenders his or her recommendation with respect to operating systems and internal controls of the Obligors and their subsidiaries; and the Borrowers and Holdings shall, and shall cause each of their respective Subsidiaries to diligently effect any such recommendations that are satisfactory to the Requisite DIP Lenders in their sole discretion.

(b)           The Borrowers and Holdings shall continue to retain the Borrowers’ Financial Advisor; provided, that if the engagement of the Borrowers’ Financial Advisor has been terminated, the Borrowers and Holdings (i) on or before the fifteenth (15th) day following such termination, the Debtors shall file and (ii) as soon as reasonably practicable following the Petition Date on due and proper notice, the Bankruptcy Court shall have approved a motion seeking the approval of a replacement Borrowers’ Financial Advisor satisfactory to the Requisite DIP Lenders.

(c)           (i) On or before the fifteenth (15th) day following the Petition Date, the Debtors shall file and (ii) on as soon as reasonably practicable following the Petition Date on due and proper notice, the Bankruptcy Court shall have approved a motion seeking the approval of the retention and employment of a CRO; provided, that, the CRO and the scope of such CRO’s duties shall be acceptable to the Requisite DIP Lenders; provided further, that, in the event the CRO’s engagement has been terminated, the Borrowers shall have twenty (20) days to have approved by the Bankruptcy Court a replacement chief restructuring officer satisfactory to the Requisite DIP Lenders.

(d)           The Borrowers and Holdings shall use commercially reasonable efforts to have the New Money DIP Term Loans rated by Moody’s and S&P.

(e)           Each of the Borrowers and Holdings shall use its commercially reasonable efforts to obtain the approval of the Bankruptcy Court of, and to satisfy the conditions precedent provided in, this Agreement and the other DIP Loan Documents.

(f)           Within ten (10) Business Days of the DIP Effective Date, the Borrowers shall complete, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion, each of the Schedules and Exhibits that are not complete as of the DIP Effective Date.

(g)           The Debtors shall, and shall ensure that each of their Subsidiaries shall, promptly take all commercially reasonable actions to ensure that the Orders and the transactions contemplated by the Orders and the DIP Loan Documents are consummated and remain in full force and effect in their entirety at all times, including, without limitation, promptly take all commercially reasonable actions requested by the DIP Administrative Agent with respect to the grant of perfected Liens over the Collateral for the benefit of the Secured DIP Parties, including:

CONFORMED COMPOSITE VERSION

(i)           execution and delivery of a DIP Foreign Guaranty by each DIP Foreign Subsidiary Guarantor;

(ii)           execution and delivery of all Foreign DIP Loan Documents required for the perfection of mortgages on the real property of the Foreign Subsidiary Guarantors in favor of the DIP Administrative Agent securing the DIP Foreign Guaranty, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion;

(iii)           execution and delivery of all amendments to Loan Documents that are in existence on the DIP Effective Date requested by the DIP Administrative Agent in its sole discretion to reflect the addition of the DIP Facilities to this Agreement, and the amendment and restatement of this Agreement or any other Loan Document, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion;

(iv)           execution and delivery of all additional Intercompany Loan Documents, required to reflect the transactions contemplated herein and the perfection of Liens the Intercompany Collateral securing the Intercompany Obligations for the benefit of the Intercompany Lenders (which security interests shall be subordinate to any Liens on the Intercompany Collateral of the Secured DIP Parties), in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion; and

(v)           execution and delivery of all additional DIP Loan Documents required to reflect the transactions contemplated herein and the perfection of Liens (which, to the extent possible, shall be first priority Liens) on the Collateral securing the DIP Obligations for the benefit of the Secured DIP Parties, in form and substance satisfactory to the Requisite DIP Lenders in their sole discretion, provided, however, in each case such documents shall not be required if such document would contravene the Agreed Security Principles (and whether a document would contravene the Agreed Security Principles shall be determined by the Requisite DIP Lenders in their sole discretion).

(h)           Other than the Carve-Out, the Borrowers and Holdings hereby do, and shall cause all of their respective Subsidiaries to, waive any right, pursuant to sections 364 of the Bankruptcy Code or otherwise, to grant any Lien (including any Lien securing the Prepetition Obligations) of equal or greater priority than the Liens securing the DIP Obligations, or to approve or grant a claim (including any claim in respect of the Prepetition Obligations) of equal or superior priority than the DIP Obligations.

(i)           On each Subsequent Petition Date, the Borrowers and Holdings shall cause each applicable Subsequent Debtor to execute and deliver to the DIP Administrative Agent a DIP Subsidiary Consent.

Section 7.17.A         Sale Process

(a)           On or before the tenth (10th) day following the Petition Date, Borrowers and Holdings shall ensure that Borrowers’ Financial Advisor (A) shall provide a milestone schedule satisfactory to the Requisite DIP Lenders regarding the efforts of the Obligors to

CONFORMED COMPOSITE VERSION

effectuate a sale or all of substantially all of the assets of the Obligors under Chapter 11 of the Bankruptcy Code, whether pursuant to one or more sale(s) under Section 363 of the Bankruptcy Code, a plan of reorganization, liquidation or any other change in control transaction (whether pursuant to the jurisdiction of the Bankruptcy Court or otherwise), in each case satisfactory to the Requisite DIP Lenders (collectively, “Sale Transactions”) and (B) shall, if requested, provide weekly updates to the DIP Lenders and their advisors regarding the progress of the Debtors towards meeting the sale transaction milestones and facilitating a Sale Transaction.

(b)           Holdings shall simultaneously pursue both the transactions contemplated by the Plan Term Sheet and the Sales Transactions which shall include the active marketing of the assets of the Obligors and other subsidiaries of Holdings (“Sale Assets”) by the Borrower’s Financial Advisor to such potential financial and strategic purchasers as are agreed upon by the Requisite DIP Lenders and the Borrower’s Financial Advisor.  The Obligors will provide Borrower’s Financial Advisor and the Requisite DIP Lenders with complete access to information regarding the status of both the Plan and the Sales Transactions.  The Debtors shall file all documents related to the transactions contemplated by the Plan Term Sheet, including one or more chapter 11 plans and related disclosure statement in accordance with this Agreement and the Plan Term Sheet, which in each case shall be acceptable to the Requisite DIP Lenders in their sole discretion.

(c)           No later than two (2) Business Days prior to the Disclosure Statement Hearing, the DIP Administrative Agent (at the direction of the Requisite DIP Lenders) shall notify the Debtors whether the Requisite DIP Lenders have elected, in their sole discretion, that the Debtors pursue the transactions contemplated by the Plan Term Sheet or the Sales Transactions.  If the Requisite DIP Lenders elect the transactions contemplated by the Plan Term Sheet, the Debtors shall immediately suspend all efforts concerning the Sale Process and proceed solely with the transactions contemplated by the Plan Term Sheet, unless the Debtors, in exercise of their fiduciary duties (as advised by their legal advisor and the Borrowers’ Financial Advisor) determine that proceeding with the Sales Transactions maximizes the value of the Debtors’ estates (such exercise, a “Sales Transactions Fiduciary Event”).   If the Requisite DIP Lenders elect the Sales Transactions, the Debtors shall immediately suspend all efforts concerning transactions contemplated by the Plan Term Sheet (and withdraw any pleadings or documents filed with the Bankruptcy Court or any Governmental Authority in connection therewith), and proceed solely with the Sales Transactions, unless the Debtors, in exercise of their fiduciary duties (as advised by their legal advisor and the Borrowers’ Financial Advisor) determine that proceeding with the transactions contemplated by the Plan Term Sheet maximizes the value of the Debtors’ estates (such exercise, a “Plan Term Sheet Fiduciary Event”).  For avoidance of doubt, in connection with the Sales Transaction, the Requisite DIP Lenders and/or DIP Lenders may “credit bid” their claims hereunder to serve as a “stalking horse bid” and the Pre-Petition Lenders, in conjunction (if allowed by the Requisite DIP Lenders) with the DIP Lenders, may “credit bid” their claims under the Prepetition Facility for some or all of the assets of one or more of the Obligors and serve together as a “stalking horse bidder” for such assets.

(d)           Notwithstanding the foregoing, prior to entering into a definitive agreement for a Sales Transaction as contemplated in Section 7.17A(c), for all or substantially all of Sale Assets on a going concern basis (“Sales Offer”), Debtors must first offer each of the Consenting Lenders 10 (ten) Business Days prior notice of the terms and conditions for such

CONFORMED COMPOSITE VERSION

Sales Offer before entering into a binding commitment to consummate the Sales Transaction.  The Debtors must accept, subject to a Sales Transaction Fiduciary Event, a competing proposal from one of more Consenting Lenders, during such 10 (ten) Business Day period, which is in excess of the Sales Offer on terms and conditions substantially similar to the Sales Offer other than 90% of the consideration for any such Sales Transaction shall be payable in cash (without “credit bids” by any of the Consenting Lenders for any portion of the purchase price).

(e)           If Sale Transaction is pursued pursuant to clause (c) above, (i) the 13-Week Budget shall be modified by the CRO to account for the Sale Process and (ii) with respect to the Obligors, any incurrence of Indebtedness, extensions of intercompany loans, incurrence of Liens, Investments, prepayments of Indebtedness and making of Restricted Payments shall be subject to review and approval by the CRO.

ARTICLE VIII

Negative Covenants with respect to the Prepetition Facilities

Each of the Borrowers and Holdings agrees with the Prepetition Lenders and the Prepetition Administrative Agent to each of the following, as long as any Prepetition Obligation or any Prepetition Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1              Indebtedness

Neither Holdings nor the U.S. Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)           the Secured Obligations;

(b)           Indebtedness existing on the Effective Date and disclosed on Schedule 8.1 (Existing Indebtedness);

(c)           Guaranty Obligations incurred by the Borrowers, any Guarantor or any Foreign Subsidiary; provided, however, that all such Guaranty Obligations incurred by the Borrowers or any Guarantor shall be with respect to Indebtedness of the Borrowers or any Guarantor that is permitted by this Section 8.1; and provided, further, that the aggregate outstanding amount of all such Guaranty Obligations incurred by the Foreign Subsidiaries, with respect to Foreign Receivables Purchase Programs, shall not exceed $15,000,000;

(d)           Capital Lease Obligations, purchase money Indebtedness and Indebtedness arising under synthetic leases incurred by the Borrowers or a Subsidiary Guarantor to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.1(c)(Financial Covenants) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness and the present value of all future rental payments under all such synthetic leases shall not exceed $50,000,000 at any time;

CONFORMED COMPOSITE VERSION

(e)           Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (d) above, this clause (e) or clause (l) below; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms (subject to market rates) no less favorable to the Borrowers, such Subsidiary, the Prepetition Administrative Agent, the Prepetition Lenders or the Issuers, including as to weighted average maturity as reasonably determined by the Prepetition Administrative Agent, than the Indebtedness being renewed, extended, refinanced or refunded;

(f)           Indebtedness arising from intercompany loans (i) from any Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to any Borrower or any other Subsidiary Guarantor, (iii) from the Luxembourg Borrower to the U.S. Borrower in an amount not to exceed $100,000,000, (iv) principal amount of preferred equity certificates issued by Lux Subsidiary and held by the Luxembourg Borrower on the Effective Date (if any) (v) from the U.S. Borrower to the Luxembourg Borrower in an amount not to exceed $500,000,000 and (vi) other intercompany Indebtedness among the U.S. Borrower or any Subsidiary of Holdings described on Exhibit K (2007 Corporate Restructuring);

(g)           Indebtedness arising from intercompany loans (including Guaranty Obligations incurred by any Foreign Subsidiary of any Borrower with respect thereto under the Intercompany Guaranties); provided, however, that such intercompany loans are permitted (i) under Section 8.3(e) or Section 8.3(f) (Investments) and (ii) other intercompany Indebtedness incurred by any Foreign Subsidiary described on Exhibit K (2007 Corporate Restructuring);

(h)           Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(i)           Indebtedness arising under the Senior Notes in an original principal amount not exceeding €130,000,000;

(j)           Indebtedness (other than the Guaranty Obligations and reimbursement obligations permitted under clause (k) below) of any Foreign Subsidiary owed to a Person other than an Affiliate of such Foreign Subsidiary; provided, however, that the Dollar Equivalent (as determined at the time of incurrence) of the aggregate outstanding principal amount of all such Indebtedness (including any Indebtedness permitted under clause (b) and clause (e) above) of all such Foreign Subsidiaries shall not exceed at any time an amount equal to (i) $40,000,000 plus (ii) the lower of (x) $20,000,000 and (y) the difference between $50,000,000 and the aggregate amount of Guaranty Obligations and reimbursement obligations outstanding under clause (k) below at such time; and

(k)           Guaranty Obligations in respect of trade payables of Foreign Subsidiaries that are not Foreign Subsidiary Guarantors not constituting Indebtedness and reimbursement obligations owed to issuers of credit insurance or bank guaranties covering such trade payables; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Guaranty Obligations and reimbursement obligations shall not exceed at any time $50,000,000;

CONFORMED COMPOSITE VERSION

(l)           subject to Section 8.16 (No Speculative Transactions), unsecured Indebtedness of any Borrower in respect of Hedging Contracts;

(m)           Indebtedness (i) arising under any Securitization Program or Foreign Receivables Purchase Program; provided, however, that the aggregate outstanding amount of all such Indebtedness arising under any such Securitization Program (not including any amount described in clause (iii) of this Section 8.1(m)) shall not exceed $125,000,000 (regardless of the amount of accounts receivable sold, securitized or collateralized thereunder), (ii) arising from intercompany loans from any Borrower or any of its respective Subsidiaries that sells Receivables Assets to a Securitization SPV and (iii) consisting of renewals, extensions, refinancings, replacements and refundings of Indebtedness permitted by this Section 8.1(m); provided, however, that any such renewal, extension, refinancing, replacement or refunding is on market terms and is in an aggregate outstanding principal amount not to exceed the amount set forth in the preceding clause (i) of this Section 8.1(m); or

(n)           secured or unsecured Indebtedness of the Borrowers or any Subsidiary Guarantor (including, without limitation, any New Second Lien Notes) not otherwise permitted under this Section 8.1; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $100,000,000 at any time; provided, further, that the terms and provisions of any intercreditor and subordination agreement to be entered into between the Prepetition Administrative Agent and the agent for the lenders under such Indebtedness shall be reasonably satisfactory to the Requisite Lenders.

Section 8.2              Liens, Etc.

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a)           Liens created pursuant to the Loan Documents or the Intercompany Loan Documents;

(b)           Liens existing on the Effective Date and disclosed on Schedule 8.2 (Existing Liens);

(c)           Customary Permitted Liens of Holdings, the Borrowers and their respective Subsidiaries;

(d)           purchase money Liens granted by the Borrowers or any Subsidiary of the Borrowers (including the interest of a lessor under a Capital Lease or synthetic lease and purchase money Liens to which any property is subject at the time, on or after the Effective Date, of the Borrowers’ or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease or synthetic lease;

CONFORMED COMPOSITE VERSION

(e)           any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1 (Indebtedness);

(f)           Liens in favor of lessors securing operating leases permitted hereunder;

(g)           Liens securing any Indebtedness permitted by Section 8.1(k) (Indebtedness) and, to the extent not guaranteed as permitted by Section 8.1(k), Liens created on the assets of a Foreign Subsidiary to secure any trade payables not constituting Indebtedness of such Subsidiary; provided, however, the aggregate outstanding amount of all such Indebtedness secured pursuant to this clause (g) shall not exceed $50,000,000;

(h)           Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $10,000,000 at any time;

(i)           Liens arising pursuant to, or assignments in connection with, any Securitization Program or Foreign Receivables Purchase Program solely with respect to Receivables Assets securitized or sold, as the case may be, thereunder; and

(j)           Liens incurred by Holdings, any Borrower or any of its respective Subsidiaries securing any Indebtedness permitted by Section 8.1(n) (Indebtedness); provided, however, that such Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain junior and subordinate in all respects to any Lien created by such, as applicable, pursuant to the Loan Documents and the Intercompany Loan Documents.

Section 8.3              Investments

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a)           Investments existing on the Effective Date and disclosed on Schedule 8.3(a) (Existing Investments);

(b)           (i) Investments in cash and Cash Equivalents held in a Deposit Account or a Control Account with respect to which the Prepetition Administrative Agent for the benefit of the Secured Parties has a first priority perfected Lien (ii) Investments in cash and Cash Equivalents held in a Deposit Account or Control Account in the name of U.S. LLC at Citibank, N.A. or another financial institution selected or approved by the Administrative Agent with respect to which Dutch FinCo has a first priority perfected Lien, (iii) Investments in cash and Cash Equivalents held in a Deposit Account or Control Account in the name of the Luxembourg Borrower at Citibank, N.A. or another financial institutions selected or approved by the Prepetition Administrative Agent with respect to which the Prepetition Administrative Agent has

CONFORMED COMPOSITE VERSION

a first priority perfected lien, and (iv) Investments in cash and Cash Equivalents by Classified Foreign Subsidiaries in an amount not to exceed $30,000,000 at any time;

(c)           Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the U.S. Borrower and its Subsidiaries;

(d)           Investments received in settlement of amounts due to the U.S. Borrower or any Subsidiary of the U.S. Borrower effected in the ordinary course of business;

(e)           Investments by (i) Holdings in the Parent, the Parent in the U.S. Borrower, the U.S. Borrower in the Luxembourg Borrower, the Luxembourg Borrower in the U.S. Borrower, any Borrower in any Subsidiary Guarantor or by any Subsidiary Guarantor in any Borrower or any other Subsidiary Guarantor, (ii) a Subsidiary of any Borrower that is not a Subsidiary Guarantor in any Borrower or any Subsidiary Guarantor or any other Subsidiary of Holdings or (iii) any Loan Party in a Subsidiary of Holdings pursuant to the 2007 Corporate Restructuring;

(f)           (i) until the Triggering Date, Intercompany Loans from the Luxembourg Borrower to Spanish Holdings; provided, however, that (A) such Intercompany Loans shall be evidenced by one or more Intercompany Notes, (B) Spanish Holdings shall have satisfied each of the conditions precedent set forth on Schedule 8.3(f), (C) the aggregate outstanding amount of all Investments permitted pursuant to this clause (i) shall not exceed $150,000,000 at any time and (D) 100% of the proceeds of such Investments shall be used solely for Investments permitted in clauses (ii) and (iii) below;

(i)           until the Triggering Date, capital contributions by Spanish Holdings to U.S. LLC; provided, however, that (A) U.S. LLC shall have satisfied each of the conditions precedent set forth on Schedule 8.3(f), (B) the aggregate outstanding amount of all Investments permitted pursuant to this clause (ii) shall not exceed at any time $350,000,000 less the outstanding amount of any Intercompany Note permitted by clause (iv) below and (C) 100% of the proceeds of such Investments shall be used solely for Investments permitted in clause (iii) below;

(ii)           Intercompany Loans from Spanish Holdings to any of its direct or indirect Subsidiaries incorporated under the laws of and having its principal place of business in Spain; provided, however, that (A) such Intercompany Loans shall be evidenced by one or more Intercompany Notes, (B) such Subsidiary shall have satisfied each of the conditions precedent set forth on Schedule 8.3(f), and (C) the aggregate outstanding amount of all Investments permitted into under this clause (iii) will not exceed $60,000,000 at any time;

(iii)           Intercompany Loans to any other Foreign Subsidiaries, provided, however, that (A) such Intercompany Loans shall be evidenced by one or more Intercompany Notes, (B) such Subsidiary shall have satisfied each of the conditions precedent set forth on Schedule 8.3(f) and (C) the aggregate outstanding amount of all Investments permitted pursuant to this clause (iv) made to all Foreign Subsidiaries shall

CONFORMED COMPOSITE VERSION

not exceed at any time $350,000,000 minus the outstanding amount of Investments permitted by clause (iii) above; provided, however, that the aggregate outstanding amount permitted under this subclause (C) shall be not exceed $50,000,000 at any time upon and after the Triggering Date; and

(iv)           intercompany loans made to Class IV Foreign Subsidiaries; provided, however, that the aggregate outstanding amount permitted under this clause (v) shall not exceed $20,000,000 at any time;

(g)           loans or advances to employees of any Borrower or to employees of any of its Subsidiaries in the ordinary course of business consistent with past practice; provided, however, that the aggregate principal amount of all such loans and advances shall not exceed $1,000,000 at any time;

(h)           Investments constituting Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(i)           [reserved];

(j)           Investments in promissory notes received as partial consideration for Asset Sales permitted under Section 8.4(g) (Sale of Assets);

(k)           Investments in the Captive Insurance Subsidiary;

(l)           contributions or transfers of assets by any Loan Party to any Foreign Subsidiary; provided, however, that the book value of such assets shall not exceed $20,000,000 in the aggregate;

(m)           Investments in additional Stock of Jantas Jant Sanayi ve Ticaret A.S.; provided, however, that the aggregate amount of all such Investments shall not exceed $15,000,000;

(n)           Investments by any Borrower and any of its respective Subsidiaries in a Securitization SPV pursuant to a permitted Securitization Program consisting of Receivables Assets, intercompany loans permitted under Section 8.1(m) and cash solely to the extent such cash Investment is permitted by clause (o) below; and

(o)           Investments not otherwise permitted hereby; provided, however, that the aggregate amount of all such Investments shall not exceed $50,000,000.

Except with respect to Intercompany Indebtedness under clause (f) above existing as of the Effective Date, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, in each case arising after the Effective Date, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less any reductions by way of cash repayments of principal or cash returns of capital (at the time of such repayment or return).

Section 8.4              Sale of Assets

CONFORMED COMPOSITE VERSION

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any account and a sale/leaseback described in Section 8.15 (Sale/Leasebacks) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition, not including any Tax Planning Transactions, being an “Asset Sale”), except for the following:

(a)           the sale or disposition of inventory in the ordinary course of business;

(b)           the sale or disposition of any asset with a Fair Market Value of less than $500,000; provided, however, that the aggregate Fair Market Value of all such assets disposed of in any Fiscal Year shall not exceed $3,000,000;

(c)           the sale or disposition of equipment that has become damaged, obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such equipment disposed of in any Fiscal Year shall not exceed $2,000,000;

(d)           the sale or disposition of equipment that has become damaged, obsolete or is replaced in the ordinary course of business not permitted under clause (c) above; provided, however, that (i) 80% of the consideration for any such Asset Sale shall be payable in cash upon such sale and (ii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by, Section 2.10 (Mandatory Prepayments);

(e)           the lease, license, occupancy or sublease of real property or equipment not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement and sales and leasebacks permitted by Section 8.15 (Sale/Leasebacks);

(f)           assignments and licenses of intellectual property of the any Borrower and its Subsidiaries in the ordinary course of business;

(g)           any Asset Sale to any Borrower or any Subsidiary Guarantor;

(h)           Asset Sales by a Foreign Subsidiary to another Foreign Subsidiary for consideration equal to the Fair Market Value of the assets sold; provided, however, that (i) Asset Sales by a Foreign Subsidiary Guarantor to a non-Foreign Subsidiary Guarantor shall be for cash consideration equal to the Fair Market Value of the assets sold and (ii) any such Asset Sale by a Foreign Subsidiary Guarantor to a non-Foreign Subsidiary Guarantor shall be subject to the reasonable consent of the Administrative Agent;

(i)           sales, leases, subleases, transfer or conveyance of Receivables Assets (or interests therein) pursuant to a Securitization Program or Foreign Receivables Purchase Program to the extent permitted under Section 8.1(m) (Indebtedness);

(j)           as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value; provided, however, that (i) 90% of the consideration for any such Asset Sale shall be payable in cash upon such sale and (ii) the

CONFORMED COMPOSITE VERSION

aggregate consideration received during any Fiscal Year for all such Asset Sales, together with the Asset Sales permitted under clause (b) above, shall not exceed $25,000,000 and (iii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by, Section 2.10 (Mandatory Prepayments); and

(k)           as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Non-Wheel Businesses for Fair Market Value; provided, however, that (i) 90% of the consideration for any such Asset Sale shall be payable in cash upon such sale, (ii) the aggregate consideration received for all such Asset Sales shall not exceed $100,000,000, and (iii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by Section 2.10 (Mandatory Prepayments).

Section 8.5              Restricted Payments

Neither Holdings nor the U.S. Borrower shall nor shall the U.S. Borrower permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by any Subsidiary of the U.S. Borrower to the U.S. Borrower or any other Subsidiary of the U.S. Borrower (or, where any Subsidiary is a joint venture with another Person, Restricted Payments by such Subsidiary to another Subsidiary and such other Person in accordance with their respective equity interests in such joint venture Subsidiary);

(b)           dividends and distributions declared and paid on the common Stock of the U.S. Borrower and payable only in common Stock of the U.S. Borrower;

(c)           dividends and distributions declared and paid on the Series A Preferred Stock of the U.S. Borrower and payable only in Series A Preferred Stock of the U.S. Borrower if permitted by the Certificate of Designation for such Stock in effect on the Effective Date;

(d)           cash dividends on (x) the Stock of the U.S. Borrower to the Parent or (y) the Stock of the Parent to Holdings, paid and declared in any Fiscal Year solely for the purpose of funding the following:

(i)           ordinary and reasonable operating expenses of the Parent or Holdings not in excess of $3,000,000 in the aggregate in any Fiscal Year; and

(ii)           payments by Holdings in respect of foreign, federal, state or local taxes owing by Holdings in respect of the U.S. Borrower and its Subsidiaries, but not greater than the amount that would be payable by the U.S. Borrower, on a consolidated basis, if the U.S. Borrower were the taxpayer;

provided, however, that the Restricted Payments described in this clause (d) shall not be permitted if (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Prepetition Obligations) of the U.S. Borrower or any of its Subsidiaries.

CONFORMED COMPOSITE VERSION

Section 8.6              Prepayment and Cancellation of Indebtedness

(a)           Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, cancel any claim or Indebtedness owed to any of them except in the ordinary course of business consistent with past practice.

(b)           Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that the Borrowers and their respective Subsidiaries may (i) prepay the Prepetition Obligations in accordance with the terms of this Agreement, provided, that neither Borrower shall deliver any notice of prepayment of an Revolving Loans, or prepay any Revolving Loans, in accordance with Section 2.9(a) (Optional Prepayments) unless (A) EBITDA for the twelve full calendar months preceding the date of the notice of such prepayment (and the date of the prepayment) exceeds $200,000,000 and (B) such notice of prepayment is accompanied by a certificate of Responsible Officer of the U.S. Borrower showing in reasonable detail the calculations in determining EBITDA on such dates, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness permitted pursuant to Section 8.1(b), (iii) prepay any Indebtedness payable to any Borrower by any of its Subsidiaries, (iv) prepay any Intercompany Obligations and any other intercompany Indebtedness, (v) renew, extend, refinance and refund Indebtedness, so long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness), (vi) make payments in connection with the termination of Hedging Contracts in the ordinary course of business, (vii) prepay Indebtedness secured by an asset upon its sale in compliance with Section 8.4 (Sale of Assets), (viii) prepay Indebtedness of Foreign Subsidiaries (other than the Senior Notes or the New Second Lien Notes), (ix) prepay, redeem or purchase up to €45,500,000 of the Senior Notes from the Net Cash Proceeds of an Equity Issuance, (x) solely from proceeds of Receivables Assets, prepay any Indebtedness incurred pursuant to a Securitization Program or Foreign Receivables Purchase Program in the ordinary course or upon the acceleration of such Indebtedness, (xi) solely in connection with a permitted renewal, extension, refinancing, replacement or refunding permitted by Section 8.1(m), otherwise prepay any Indebtedness incurred pursuant to a Securitization Program or Foreign Receivables Purchase Program with the proceeds from such renewal, extension, refinancing, replacement or refunding, (xii) convert any Senior Notes to common Stock of Holdings, and (xiii) exchange all or a portion of the Senior Notes for new notes or loans (the “New Second Lien Notes”), provided, however, that (1) the aggregate principal amount of New Second Lien Notes shall not exceed the aggregate principal amount of the Senior Notes, (2) the maturity date of any New Second Lien Notes shall not be earlier than the maturity date of the Senior Notes, (3) any Liens securing the New Second Lien Notes shall be permitted under Section 8.2(j), (4) any such transaction or series of transactions pursuant to this clause (xiii) shall not increase the Cash Interest Expense of Holdings, and (5) the other terms and provisions of the New Second Lien Notes shall be reasonably satisfactory to the Prepetition Administrative Agent.

(c)           Notwithstanding anything in this Section 8.6 to the contrary, any Securitization Program or Foreign Receivables Purchase Program may be terminated or reduced in accordance with its terms by Holdings, the U.S. Borrower or any of their respective Subsidiaries.

CONFORMED COMPOSITE VERSION

Section 8.7              Restriction on Fundamental Changes; Permitted Acquisitions

(a)           Except in connection with the 2007 Corporate Restructuring or a Permitted Acquisition, neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Domestic Subsidiaries to, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (v) enter into any joint venture or partnership with any Person or (vi) acquire or create any Subsidiary unless, in case of subclause (vi), after giving effect to such acquisition or creation, such Subsidiary is a Wholly-Owned Subsidiary of such Borrower, such Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3 (Investments).  Notwithstanding the foregoing, the restrictions in clauses (i) – (v) above shall not apply to transactions between or among (x) any Borrower and a Wholly-Owned Subsidiary of such Borrower and (y) one Wholly-Owned Subsidiary of any Borrower with another Wholly-Owned Subsidiary of such Borrower; provided, however, that such Borrower or such Wholly-Owned Subsidiary is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment is permitted under Section 8.3 (Investments).

(b)           Except in connection with the 2007 Corporate Restructuring or a Permitted Acquisition, neither Holdings nor the U.S. Borrower shall, nor shall they permit any of their respective Foreign Subsidiaries to, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (v) enter into any joint venture or partnership with any Person or (vi) acquire or create any Subsidiary unless, in case of subclause (vi), after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Luxembourg Borrower, the Luxembourg Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3 (Investments); provided, however, with the prior written consent of the Prepetition Administrative Agent (not to be unreasonably withheld) any such Foreign Subsidiary may merge or consolidate with, acquire all or substantially all of the Stock or Stock Equivalents or assets of, another Foreign Subsidiary of the U.S. Borrower.

Section 8.8              Change in Nature of Business

(a)           The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the Effective Date, whether in connection with a Permitted Acquisition or otherwise; provided, however, that the Borrowers and their respective Subsidiaries may engage in a Related Business.

(b)           Holdings and the Parent shall not engage in any business or activity other than (i) holding shares in the Stock of the Parent and the U.S. Borrower, respectively, (ii) paying taxes and ordinary operating expenses permitted under Section 8.5(d)(i) and (ii), (iii) preparing reports to Governmental Authorities and to its shareholders, (iv) holding directors and

CONFORMED COMPOSITE VERSION

shareholders meetings and (v) preparing corporate records and other corporate activities required to maintain its separate corporate structure and (vi) entering into contracts or similar agreements for the benefit of and relating to the business of any of its respective Subsidiaries.

(c)           Until the Triggering Date or as otherwise permitted under this Agreement, Delaware LuxCo, Lux Subsidiary, Dutch FinCo, Spanish Holdings, the U.S. LLC, HLI Netherlands Holdings, Inc. and Luxembourg Borrower shall not engage in any business or activity other than (i) (A) in the case of Lux Subsidiary, holding shares in the Stock of Spanish Holdings and the U.S. LLC, (B) in the case of Spanish Holdings, holding shares in the Stock of its Foreign Subsidiaries and the U.S. LLC (C) in the case of Delaware LuxCo, holding shares in the Stock of the Luxembourg Borrower and (D) in the case of HLI Netherlands Holdings, Inc., holding shares in the Stock of CMI – Europe Netherlands Holdings, B.V. and Hayes Lemmerz Immobilien GmbH & Co. KG Partnership, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders, (iv) holding directors and shareholders meetings, (v) preparing corporate records and other corporate activities required to maintain its separate corporate structure and (vi) except in the case of HLI Netherlands Holdings, Inc., incurring Indebtedness and making Investments as permitted in Section 8.3(f) and performing their respective obligations and exercising their respective rights under the applicable Intercompany Loan Documents.

Section 8.9              Transactions with Affiliates

Holdings shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly permitted in this Agreement, do any of the following: (a) make any Investment in an Affiliate of Holdings that is not a Subsidiary of Holdings, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of Holdings that is not a Subsidiary of Holdings, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of Holdings that is not a Subsidiary of Holdings, (d) repay any Indebtedness to any Affiliate of  Holdings that is not a Subsidiary of Holdings or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of Holdings that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to Holdings or such Guarantor as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (ii) salaries and other director or employee compensation to officers or directors of Holdings or any of its Subsidiaries commensurate with current compensation levels; provided, however, that the foregoing shall not prohibit transactions with any Securitization SPV in connection with a Securitization Program, to the extent not prohibited by the terms of this Agreement.

Section 8.10            Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents, any agreements entered into in connection with a permitted Securitization Program or Foreign Receivables Purchase Program, the Indenture, any refinancing of the Senior Notes permitted hereunder, and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b) or Section 8.1(d) (Indebtedness) (in which latter case, any prohibition or limitation shall

CONFORMED COMPOSITE VERSION

only be effective against the assets financed thereby), the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the U.S. Borrower or any Subsidiary of the U.S. Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrowers or any of their respective Subsidiaries, except any as set forth on Schedule 8.10, to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Prepetition Obligations or the Intercompany Obligations.

Section 8.11            Modification of Constituent Documents

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments in connection with the 2007 Corporate Restructuring and that do not materially affect the rights and privileges of Holdings, the U.S. Borrower or any of their respective Subsidiaries and do not materially affect the interests of the Prepetition Administrative Agent, the Prepetition Lenders and the Issuers under the Prepetition Loan Documents or in the Collateral; provided, however, that, upon prior written notice to the Administrative Agent, any of the Domestic Subsidiaries shall be permitted to amend its Constituent Documents to convert such Domestic Subsidiary from a corporation to a limited liability company.

Section 8.12            Modification of Related Documents

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, change or amend the terms of the Senior Notes or any Related Document if the effect of such amendment is to (i) increase the interest rate on the Senior Notes, (ii) change the dates upon which payments of principal or interest are due on the Senior Notes other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to the Senior Notes, (iv) change the redemption or prepayment provisions of the Senior Notes other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights upon the holder of the Senior Notes in a manner adverse to Holdings, the Borrowers, any of their respective Subsidiaries, the Prepetition Administrative Agent, any Prepetition Lender or any Issuer.

Section 8.13             Accounting Changes; Fiscal Year

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, (a) change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Prepetition Administrative Agent or (b) from and after the Effective Date, change its Fiscal Year unless such change is to a Fiscal Year ending on January 31.

CONFORMED COMPOSITE VERSION

Section 8.14            Margin Regulations

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 8.15             Sale/Leasebacks

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, enter into any sale and leaseback transaction (except for any transaction pursuant to which the lease is entered into no later than 90 days following the date of the sale of the assets subject to such lease) if, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $30,000,000.

Section 8.16             No Speculative Transactions

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 8.17             Compliance with ERISA

Neither Holdings nor the U.S. Borrower shall cause or permit to occur, nor shall they permit any of their respective Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Sections 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE VIII.A

Negative Covenants with Respect to DIP Facilities

With respect to the DIP Facilities, each of the Borrowers and Holdings agrees with the DIP Lenders and the DIP Administrative Agent to each of the following, as long as any DIP Obligation or any DIP Commitment remains outstanding and, in each case, unless the Requisite DIP Lenders otherwise consent in writing (which consent may be given with respect to definitions or portions of definition used in this Section 8.1.A):

Section 8.1.A            Indebtedness

Neither Holdings nor the U.S. Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)           the Secured Obligations;

CONFORMED COMPOSITE VERSION

(b)           Indebtedness existing on the DIP Effective Date and disclosed on (i) prior to the delivery of Schedule 8.1A (Existing Indebtedness – DIP Effective Date) pursuant to Section 7.16A(f), Schedule 8.1 (Existing Indebtedness) and (ii) at all other times, Schedule 8.1A (Existing Indebtedness – DIP Effective Date);

(c)           Guaranty Obligations incurred by the Borrowers, any Guarantor or any Foreign Subsidiary with respect to the Borrowers or any Guarantor, Indebtedness of the Borrowers or any Guarantor that is permitted by this Section 8.1A; provided, however, that the aggregate outstanding amount of all such Guaranty Obligations incurred by the Foreign Subsidiaries, with respect to Foreign Receivables Purchase Programs, shall not exceed $10,000,000;

(d)           Capital Lease Obligations and purchase money Indebtedness incurred by the Borrowers or a Subsidiary Guarantor to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.2(Financial Covenants) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $15,000,000 at any time;

(e)           Renewals, extensions, refinancings, replacements and refundings of Indebtedness permitted by clause (b) and (d) above, this clause (e) or clause (l) below; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms (subject to market rates) no less favorable to the Borrowers, such Subsidiary, the DIP Administrative Agent or the DIP Lenders, including as to weighted average maturity as reasonably determined by the DIP Administrative Agent (at the direction of the Requisite DIP Lenders), than the Indebtedness being renewed, extended, refinanced or refunded;

(f)           Indebtedness arising from intercompany loans (i) from any Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to any Borrower or any other Subsidiary Guarantor, (iii) from the Luxembourg Borrower to the U.S. Borrower in an amount not to exceed $50,000,000, (iv) principal amount of preferred equity certificates issued by Lux Subsidiary and held by the Luxembourg Borrower on the Effective Date (if any) and (v) from the U.S. Borrower to the Luxembourg Borrower that are existing on the DIP Effective Date and disclosed pursuant to Section 8.1A(b) or otherwise in an amount not to exceed $25,000,000; provided, that, each such intercompany loan (A) shall comply with the principles set forth in Section 7.11A(f)(A) and the DIP Intercompany Loan Limits, and (B) will be evidenced by an Intercompany Note, in each case, to be secured pursuant to Section 7.16A(g);

(g)           Indebtedness arising from intercompany loans (including Guaranty Obligations incurred by any Foreign Subsidiary of any Borrower with respect thereto under the Intercompany Guaranties); provided, however, that such intercompany loans are permitted (i) under Section 8.3A(e) or Section 8.3A(f) (Investments); provided further, that, each such intercompany loan (A) shall comply with the principles set forth in Section 7.11A(f)(A) and the DIP Intercompany Loan Limits, and (B) will be evidenced by an Intercompany Note, in each case, to be secured pursuant to Section 7.16A(g);

CONFORMED COMPOSITE VERSION

(h)           Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(i)           Indebtedness arising under the Senior Notes in an original principal amount not exceeding €130,000,000;

(j)           Indebtedness (other than the Guaranty Obligations and reimbursement obligations permitted under clause (k) below) of any Foreign Subsidiary owed to a Person other than an Affiliate of such Foreign Subsidiary; provided, however, that the Dollar Equivalent (as determined at the time of incurrence) of the aggregate outstanding principal amount of all such Indebtedness of all such Foreign Subsidiaries shall not exceed at any time an amount equal to $10,000,000; and

(k)           Guaranty Obligations in respect of trade payables of Foreign Subsidiaries that are not Foreign Subsidiary Guarantors not constituting Indebtedness and reimbursement obligations owed to issuers of credit insurance or bank guaranties covering such trade payables; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Guaranty Obligations and reimbursement obligations shall not exceed at any time $25,000,000;

(l)           subject to Section 8.16A (No Speculative Transactions), unsecured Indebtedness in respect of Hedging Contracts that are either (i) existing as of the DIP Effective Date and disclosed on Schedule 8.1A(l) or (ii) commodity or currency Hedging Contracts entered into and maintained after the DIP Effective Date in the ordinary course of business;

(m)           Indebtedness (i) arising under any Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program; provided, however, that either (A) such Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program shall be existing as of the DIP Effective Date and disclosed on Schedule 8.1A(m) or (B) the aggregate outstanding amount of all such Indebtedness arising under any such Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program entered into after the DIP Effective Date shall not exceed $10,000,000 or such greater amount pursuant to the consent of the Requisite DIP Lenders (regardless of the amount of accounts receivable sold, securitized or collateralized thereunder), and (ii) arising from intercompany loans from any Borrower or any of its respective Subsidiaries that sells Receivables Assets to a Securitization SPV; or

(n)           secured or unsecured Indebtedness of the Borrowers or any Subsidiary Guarantor not otherwise permitted under this Section 8.1; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time; provided, further, that the terms and provisions of any intercreditor and subordination agreement to be entered into between the DIP Administrative Agent and the agent for the lenders under such Indebtedness shall be reasonably satisfactory to the Requisite DIP Lenders.

Section 8.2.A            Liens, Etc.

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their

CONFORMED COMPOSITE VERSION

respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a)           Liens created pursuant to the DIP Loan Documents, the Prepetition Loan Documents (except to the extent such Liens are released by the Orders or the DIP Loan Documents or by the transactions contemplated hereby or thereby) or the Intercompany Loan Documents;

(b)           Liens existing on the DIP Effective Date and disclosed on (i) prior to the delivery of Schedule 8.2A (Existing Liens – DIP Effective Date) pursuant to Section 7.16A(f), Schedule 8.2 (Existing Liens) and (ii) at all other times, Schedule 8.2A (Existing Liens – DIP Effective Date) provided, however, that such Liens in respect of Domestic DIP Collateral and any other DIP Collateral over which the Loan Parties have delivered a first priority perfected Lien in favor of the Secured DIP Parties pursuant to the DIP Loan Documents, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain junior and subordinate in all respects to any Lien created pursuant to the DIP Loan Documents and the Intercompany Loan Documents;

(c)           Customary Permitted Liens of Holdings, the Borrowers and their respective Subsidiaries;

(d)           purchase money Liens granted by the Borrowers or any Subsidiary of the Borrowers (including the interest of a lessor under a Capital Lease or synthetic lease and purchase money Liens to which any property is subject at the time, on or after the DIP Effective Date, of the Borrowers’ or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease or synthetic lease;

(e)           any Lien securing the renewal, extension, refinancing, replacement or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1 (Indebtedness);

(f)           Liens in favor of lessors securing operating leases permitted hereunder; and

(g)           Liens securing any Indebtedness permitted by Section 8.1A(k) (Indebtedness) and, to the extent not guaranteed as permitted by Section 8.1A(k) (Indebtedness), Liens created on the assets of a Foreign Subsidiary to secure any trade payables not constituting Indebtedness of such Subsidiary; provided, however, the aggregate outstanding amount of all such Indebtedness secured pursuant to this clause (g) shall not exceed $10,000,000; and

(h)           Liens not otherwise permitted by the foregoing clauses of this Section 8.2A securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $5,000,000 at any time; and

CONFORMED COMPOSITE VERSION

(i)           Liens arising pursuant to, or assignments in connection with, any Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program solely with respect to Receivables Assets securitized or sold, as the case may be, thereunder; and

(j)           Liens incurred by Holdings, any Borrower or any of its respective Subsidiaries securing any Indebtedness permitted by Section 8.1A(n) (Indebtedness); provided, however, that such Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain junior and subordinate in all respects to any Lien created pursuant to the DIP Loan Documents and the Intercompany Loan Documents.

Section 8.3.A          Investments

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a)           Investments existing on the DIP Effective Date and disclosed on (i) prior to the delivery of Schedule 8.3A(a) (Existing Investments – DIP Effective Date) pursuant to Section 7.16A(f), Schedule 8.3(a) (Existing Investments) and (ii) at all other times, Schedule 8.3A(a) (Existing Investments);

(b)           (i) Investments in cash and Cash Equivalents held in a Deposit Account or a Control Account or the DIP Collateral Accounts  with respect to which the DIP Administrative Agent for the benefit of the Secured DIP Parties has a first priority perfected Lien (ii) Investments in cash and Cash Equivalents held in a Deposit Account or Control Account in the name of U.S. LLC at Citibank, N.A or another financial institution selected or approved by the DIP Administrative Agent with respect to which Dutch FinCo has a first priority perfected Lien, (iii) Investments in cash and Cash Equivalents held in a Deposit Account or Control Account in the name of the Luxembourg Borrower at Citibank, N.A. or another financial institutions selected or approved by the DIP Administrative Agent with respect to which the DIP Administrative Agent has a first priority perfected Lien, (iv) Investments in cash and Cash Equivalents by Foreign Subsidiary Guarantors provided, however, that the aggregate principal amount of all such loans and advances shall not exceed $30,000,000 at any time, and (iv) Investments in cash and Cash Equivalents by Foreign Subsidiaries that are a joint venture with a third party;

(c)           Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the U.S. Borrower and its Subsidiaries;

(d)           Investments received in settlement of amounts due to the U.S. Borrower or any Subsidiary of the U.S. Borrower effected in the ordinary course of business;

(e)           Investments by (i) Holdings in the Parent, the Parent in the U.S. Borrower, the U.S. Borrower in the Luxembourg Borrower, the Luxembourg Borrower in the U.S. Borrower, any Borrower in any Subsidiary Guarantor or by any Subsidiary Guarantor in any Borrower or any other Subsidiary Guarantor, or (ii) a Subsidiary of any Borrower that is not a Subsidiary Guarantor in any

CONFORMED COMPOSITE VERSION

Borrower or any Subsidiary Guarantor;

(f)           Intercompany Loans to any Foreign Subsidiaries permitted pursuant to Section 8.1A(f) or (g).

(g)           loans or advances to employees of any Borrower or to employees of any of its Subsidiaries in the ordinary course of business consistent with past practice; provided, however, that the aggregate principal amount of all such loans and advances shall not exceed $150,000 at any time;

(h)           Investments constituting Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(i)           Investments constituting Permitted Acquisitions;

(j)           [reserved];

(k)           Investments in the Captive Insurance Subsidiary;

(l)           contributions or transfers of assets by any Loan Party to any Foreign Guarantor; provided, however, that the book value of such assets shall not exceed $2,500,000 in the aggregate;

(m)           [reserved];

(n)           Investments by any Borrower and any of its respective Subsidiaries in a Securitization SPV pursuant to a permitted Securitization Program consisting of Receivables Assets, intercompany loans permitted under Section 8.1(m) and cash solely to the extent such cash Investment is permitted by clause (o) below;

(o)           Investments not otherwise permitted hereby; provided, however, that the aggregate amount of all such Investments shall not exceed $10,000,000.

Except with respect to Intercompany Loans under clause (f) above existing as of the DIP Effective Date, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, in each case arising after the DIP Effective Date, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less any reductions by way of cash repayments of principal or cash returns of capital (at the time of such repayment or return).

Section 8.4.A          Sale of Assets

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any account and a sale/leaseback described in Section 8.15 (Sale/Leasebacks) to any Person and any disposition under Section 363 of the Bankruptcy Code), or permit or suffer any other

CONFORMED COMPOSITE VERSION

Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition, not including any Tax Planning Transactions, being an “Asset Sale”), except for the following:

(a)           the sale or disposition of inventory in the ordinary course of business;

(b)           the sale or disposition of any asset with a Fair Market Value of less than $500,000; provided, however, that the aggregate Fair Market Value of all such assets disposed of in any Fiscal Year shall not exceed $1,500,000;

(c)           the sale or disposition of equipment that has become damaged, obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such equipment disposed of in any Fiscal Year shall not exceed $1,000,000;

(d)           the sale or disposition of equipment that has become damaged, obsolete or is replaced in the ordinary course of business not permitted under clause (c) above; provided, however, that (i) 80% of the consideration for any such Asset Sale shall be payable in cash upon such sale and (ii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by, Section 2.10A (Mandatory Prepayments);

(e)           the lease, license, occupancy or sublease of real property or equipment not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement and sales and leasebacks permitted by Section 8.15 (Sale/Leasebacks);

(f)           assignments and licenses of intellectual property of the any Borrower and its Subsidiaries in the ordinary course of business;

(g)           any Asset Sale to any Borrower or any Subsidiary Guarantor;

(h)           Asset Sales by a Foreign Subsidiary to another Foreign Subsidiary for consideration equal to the Fair Market Value of the assets sold; provided, however, that (i) Asset Sales by a Foreign Subsidiary Guarantor to a non-Foreign Subsidiary Guarantor shall be for cash consideration equal to the Fair Market Value of the assets sold and (ii) any such Asset Sale by a Foreign Subsidiary Guarantor to a non-Foreign Subsidiary Guarantor shall be subject to the reasonable consent of the DIP Administrative Agent;

(i)           sales, leases, subleases, transfer or conveyance of Receivables Assets (or interests therein) pursuant to a Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program to the extent permitted under Section 8.1A(m) (Indebtedness);

(j)           as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value; provided, however, that (i) 90% of the consideration for any such Asset Sale shall be payable in cash upon such sale and (ii) the aggregate consideration received during any Fiscal Year for all such Asset Sales, together with the Asset Sales permitted under clause (b) above, shall not exceed $5,000,000 and (iii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by, Section 2.10A (Mandatory Prepayments);

CONFORMED COMPOSITE VERSION

(k)           as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Non-Wheel Businesses identified on Schedule 8.4A(k) for Fair Market Value; provided, however, that (i) 90% of the consideration for any such Asset Sale shall be payable in cash upon such sale and (ii) all Net Cash Proceeds of such Asset Sale are applied as set forth in, and to the extent required by Section 2.10A (Mandatory Prepayments); and

(l)           Sales of assets identified on Schedule 8.4.A(l), pursuant to terms, conditions and documentation satisfactory to the Request DIP Lenders in their sole discretion,

provided, that the foregoing limitations are not intended to prevent such Loan Party, with the consent of the DIP Administrative Agent and the Requisite DIP Lenders, from (i) rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the Cases (in a manner that otherwise complies with this Agreement) or (ii) entering into a Sales Transaction as set forth in Section 7.17.A pursuant to terms, conditions and documentation satisfactory to the Requisite DIP Lenders in the sole discretion.

Section 8.5.A          Restricted Payments

Neither Holdings nor the Borrowers shall nor shall they permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by any Subsidiary of the U.S. Borrower to the U.S. Borrower or any other Subsidiary of the U.S. Borrower (or, where any Subsidiary is a joint venture with another Person, Restricted Payments by such Subsidiary to another Subsidiary and such other Person in accordance with their respective equity interests in such joint venture Subsidiary); and

(b)           [Reserved]

(c)           [Reserved]

(d)           cash dividends on (x) the Stock of the U.S. Borrower to the Parent or (y) the Stock of the Parent to Holdings, paid and declared in any Fiscal Year solely for the purpose of funding the following:

(i)           ordinary and reasonable operating expenses of the Parent or Holdings not in excess of $1,500,000 in the aggregate in any Fiscal Year; and

(ii)           payments by Holdings in respect of foreign, federal, state or local taxes owing by Holdings in respect of the U.S. Borrower and its Subsidiaries, but not greater than the amount that would be payable by the U.S. Borrower, on a consolidated basis, if the U.S. Borrower were the taxpayer;

provided, however, that the Restricted Payments described in this clause 8.5A shall not be permitted if (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such

CONFORMED COMPOSITE VERSION

Restricted Payment is prohibited under the terms of any Indebtedness (other than the DIP Obligations) of the U.S. Borrower or any of its Subsidiaries.

Section 8.6.A          Prepayment and Cancellation of Indebtedness

(a)           Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, cancel any claim or Indebtedness owed to any of them except as may be approved by the Requisite DIP Lenders.

(b)           Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries (except for Subsidiaries and joint ventures of Holdings or its Subsidiaries who are not Obligors) to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, provided, however, that the Borrowers and their respective Subsidiaries may, in each case as provided for in the 13-Week Budget or as may be approved by the Bankruptcy Court: (i)  prepay any Indebtedness payable to any Borrower by any of its Subsidiaries, (ii) make payments in connection with the termination of Hedging Contracts in the ordinary course of business, provided that such Hedging Contracts are in compliance with Section 8.1A(l) (Indebtedness), (iii) prepay Indebtedness secured by an asset upon its sale in compliance with Section 8.4A (Sale of Assets), (iv) solely from proceeds of Receivables Assets, prepay any Indebtedness incurred pursuant to a Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program in the ordinary course or upon the acceleration of such Indebtedness and (v) solely in connection with a permitted renewal, extension, refinancing, replacement or refunding permitted by Section 8.1A(m) (Indebtedness), otherwise prepay any Indebtedness incurred pursuant to a Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program with the proceeds from such renewal, extension, refinancing, replacement or refunding.

(c)           Notwithstanding anything in this Section 8.6A to the contrary, any Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program may be terminated or reduced in accordance with its terms by Holdings, the U.S. Borrower or any of their respective Subsidiaries.

Section 8.7.A          Restriction on Fundamental Changes; Permitted Acquisitions

(a)           Except in connection with the 2007 Corporate Restructuring or a Permitted Acquisition, neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Domestic Subsidiaries to, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (v) enter into any joint venture or partnership with any Person or (vi) acquire or create any Subsidiary.

(b)           Except in connection with the 2007 Corporate Restructuring or a Permitted Acquisition, neither Holdings nor the U.S. Borrower shall, nor shall they permit any of their respective Foreign Subsidiaries to, (i) merge with any Person, (ii) consolidate with any

CONFORMED COMPOSITE VERSION

Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (v) enter into any joint venture or partnership with any Person or (vi) acquire or create any Subsidiary

Section 8.8.A           Change in Nature of Business

(a)           The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the DIP Effective Date, whether in connection with a Permitted Acquisition or otherwise, except as required by the Bankruptcy Code in connection with the Cases; provided, however, that the Borrowers and their respective Subsidiaries may engage in a Related Business.

(b)           Holdings and the Parent shall not engage in any business or activity other than (i) holding shares in the Stock of the Parent and the U.S. Borrower, respectively, (ii) paying taxes and ordinary operating expenses permitted under Section 8.5(d)(i) and (ii), (iii) preparing reports to Governmental Authorities and to its shareholders, (iv) holding directors and shareholders meetings and (v) preparing corporate records and other corporate activities required to maintain its separate corporate structure and (vi) entering into contracts or similar agreements for the benefit of and relating to the business of any of its respective Subsidiaries; in each case, except as required by the Bankruptcy Code in connection with the Cases.

Section 8.9.A           Transactions with Affiliates

Holdings shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly permitted in this Agreement and the then-applicable 13-Week Budget, do any of the following: (a) make any Investment in an Affiliate of Holdings that is not a Subsidiary of Holdings, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of Holdings that is not a Subsidiary of Holdings, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of Holdings that is not a Subsidiary of Holdings, (d) repay any Indebtedness to any Affiliate of  Holdings that is not a Subsidiary of Holdings or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of Holdings that is not a DIP Guarantor or DIP Foreign Subsidiary Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to Holdings or such DIP Guarantor or DIP Foreign Subsidiary Guarantor as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (ii) salaries and other director or employee compensation to officers or directors of Holdings or any of its Subsidiaries commensurate with current compensation levels; provided, however, that the foregoing shall not prohibit transactions with any Securitization SPV in connection with a Securitization Program, to the extent not prohibited by the terms of this Agreement.

Section 8.10.A         Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

CONFORMED COMPOSITE VERSION

Except as expressly permitted pursuant to the DIP Loan Documents and the then-applicable 13-Week Budget, any agreements entered into in connection with a permitted Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program, the Indenture, and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b) or Section 8.1(d) (Indebtedness) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the U.S. Borrower or any Subsidiary of the U.S. Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrowers or any of their respective Subsidiaries, except any as set forth on Schedule 8.10A, to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the DIP Obligations or the Intercompany Obligations.

Section 8.11.A         Modification of Constituent Documents

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except as required by the Bankruptcy Code in connection with the Cases; provided, however, that, upon prior written notice to the DIP Administrative Agent, any of the Domestic Subsidiaries shall be permitted to amend its Constituent Documents to convert such Domestic Subsidiary from a corporation to a limited liability company.

Section 8.12.A         Modification of Related Documents

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, change or amend the terms of the Senior Notes or any Related Document (except for modifications made pursuant to the Plan) if the effect of such amendment is to (i) increase the interest rate on the Senior Notes, (ii) change the dates upon which payments of principal or interest are due on the Senior Notes other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to the Senior Notes, (iv) change the redemption or prepayment provisions of the Senior Notes other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights upon the holder of the Senior Notes in a manner adverse to Holdings, the Borrowers, any of their respective Subsidiaries, the DIP Administrative Agent or any DIP Lender.

Section 8.13.A         Accounting Changes; Fiscal Year

CONFORMED COMPOSITE VERSION

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, (a) change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) from and after the Effective Date, change its Fiscal Year unless such change is to a Fiscal Year ending on January 31.

Section 8.14.A          Margin Regulations

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 8.15.A         Sale/Leasebacks

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, enter into any sale and leaseback transaction.

Section 8.16.A          No Speculative Transactions

Neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required for the sole purpose of hedging in the normal course of business and consistent with industry practices; provided that, after the DIP Effective Date, neither Holdings nor the Borrowers shall, nor shall they permit any of their respective Subsidiaries to enter into any Hedging Contract except for commodity or currency Hedging Contracts.

Section 8.17.A          Compliance with ERISA

Neither Holdings nor the U.S. Borrower shall cause or permit to occur, nor shall they permit any of their respective Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Sections 302 or 4068 of ERISA or (b) ERISA Events (other than the Cases) that would have a Material Adverse Effect in the aggregate.

Section 8.18.A          Chapter 11 Claims

Unless the Requisite DIP Lenders consent (which consent may be given or withheld in their sole discretion) and except as expressly provided in the Orders, the Debtors shall not, and shall not permit any of their Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other super-priority claim or lien (including any administrative expense, unsecured claim, or other super-priority claim or lien in respect of the Prepetition Obligations) which is pari passu with or senior to the claims of the Secured DIP Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out or (b) the extension of any existing adequate protection or the grant of further adequate protection or apply to the Bankruptcy Court for authority to do so (including any extension, grant or application in respect of the Prepetition

CONFORMED COMPOSITE VERSION

Obligations) or (c) the commencement of any Subsequent Case with respect to any Subsequent Debtor.

Section 8.19.A         The Orders

The Debtors shall not, and shall not permit any of their respective Subsidiaries to, make or seek any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order without the prior written consent of the Requisite DIP Lenders to be given or withheld in their sole discretion.

Section 8.20.A          No Right of Subrogation

No Loan Party shall, and shall not permit any of its Subsidiaries to, assert any right of subrogation or contribution against any other Loan Party or any of their Subsidiaries as long as any DIP Obligation or any DIP Commitment remains outstanding.

ARTICLE IX

Events of Default with respect to Prepetition Facilities

Section 9.1               Events of Default

Each of the following events shall be an Event of Default:

(a)           any Borrower shall fail to pay any principal of any Prepetition Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)           any Borrower shall fail to pay any interest on any Prepetition Loan, any fee under any of the Prepetition Loan Documents or any other Prepetition Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)           any representation or warranty made or deemed made by any Loan Party in any Prepetition Loan Document or by any Loan Party (or any of its officers) in connection with any Prepetition Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)           any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.1 (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), or Article VIII (Negative Covenants); or (ii) any other term, covenant or agreement contained in this Agreement or in any other Prepetition Loan Documents if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrowers becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrowers by the Prepetition Administrative Agent or any Prepetition Lender; or

CONFORMED COMPOSITE VERSION

(e)           (i) any Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Borrowers or any such Subsidiary (other than the Prepetition Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $17,500,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)           (i) any Borrower or any of its respective Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors (except to the extent necessary in connection with the dissolution of any of its Subsidiaries otherwise permitted hereunder), (ii) any proceeding shall be instituted by or against any Borrower or any of its respective Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Borrower or any of its respective Subsidiaries (but not instituted by any Borrower or any of its respective Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Borrower or any of its respective Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)           one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $10,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $2,000,000 in the aggregate; or

(i)           any provision of any Collateral Document or the Guaranty after delivery thereof pursuant to this Agreement or any other Prepetition Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

CONFORMED COMPOSITE VERSION

(j)           any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral purported to be covered thereby or, except as permitted by the Prepetition Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(k)           there shall occur any Change of Control; or

(l)           [Reserved];

(m)           one or more of the Borrowers and their respective Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrowers and their respective Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrowers and their respective Subsidiaries are likely to incur Environmental Liabilities and Costs in excess of $1,000,000 individually or $5,000,000 in the aggregate that were not budgeted for any Fiscal Year or that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements);

(n)           an event of termination or event of default in connection with any Securitization Program or Foreign Receivables Purchase Program, including, without limitation, under any of the related documentation entered into in connection therewith, shall have occurred and be continuing without waiver or cure thereof; or

(o)           the Borrowers and their respective Subsidiaries shall fail to comply with the conditions subsequent set forth on (i) Schedule 7.13(a) before 5:00 p.m. (New York time) on Monday, June 4, 2007 and (ii) Schedule 7.13(b) within 90 days after the Effective Date; provided, however, that the Administrative Agent may, in its reasonable discretion, extend such period up to two (2) additional 30 day concurrent periods for conditions subsequent set forth on Schedule 7.13(b).

ARTICLE IX.A

Events of Default with respect to DIP Facilities

Section 9.1.A           Events of Default with respect to DIP Facilities

Notwithstanding the foregoing, each of the following events shall be an Event of Default with respect to the DIP Facilities as long as any DIP Obligation or any DIP Commitment remains outstanding, unless, in each case, such Event of Default under this Section 9.1.A shall have been waived by the Requisite DIP Lenders in their sole discretion (which consent may be given with respect to definitions or portions of definition used in this Section 9.1.A):

(a)           any Borrower shall fail to pay any principal of any DIP Loan when the same becomes due and payable; or

CONFORMED COMPOSITE VERSION

(b)           any Borrower shall fail to pay any interest on any DIP Loan, any fee under any of the DIP Loan Documents or any other DIP Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)           any representation or warranty made or deemed made by any Loan Party in any DIP Loan Document or by any Loan Party (or any of its officers) in connection with any DIP Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)           any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.2 (Financial Covenants), Section 6.1A (Financial Statements), Section 6.2A (Default Notices), 7.1A (Preservation of Corporate Existence, Etc.), 7.6A (Access), 7.9A (Application of Proceeds), 7.11A(Additional Collateral and Guaranties), 7.16A, 7.17A or Article VIII.A (Negative Covenants); or (ii) any other term, covenant or agreement contained in this Agreement relating to the DIP Obligations or in any other DIP Loan Documents if such failure under this clause (ii) shall remain unremedied for fifteen (15) days after the earlier of (A) the date on which a Responsible Officer of the Borrowers becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrowers by the DIP Administrative Agent or any DIP Lender; or

(e)           (i) any Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness (other than Indebtedness of any Debtor outstanding on the Petition Date) of the Borrowers or any such Subsidiary having a principal amount of $500,000 or more (other than the DIP Obligations) or any Guaranty Obligation in respect of Indebtedness having a principal amount of $500,000 or more (other than Indebtedness of any Debtor outstanding on the Petition Date) of any other Person, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)           (i) With respect to any Obligor or Material Subsidiary that is not a Debtor in the Cases:

(w) such Obligor or Material Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors (except to the extent necessary in connection with the dissolution of any of its Subsidiaries otherwise permitted hereunder);

(x)                 the appointment of a receiver, trustee, sequestrator, conservator, liquidator, provisional liquidator, rehabilitator, examiner with expanded powers under the Bankruptcy Code, responsible officer, or any similar party or officer under any Bankruptcy Law;

CONFORMED COMPOSITE VERSION

(y) any proceeding (other than the Cases) shall be instituted by or against any such Obligor or Material Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Bankruptcy Law, provided, however, that, in the case of any such proceedings instituted against any Obligor or any Material Subsidiary (but not instituted by any Obligor or Material Subsidiary), either any action sought in such proceedings shall occur or such proceedings shall continue for a period of ten (10) days without having been dismissed, withdrawn, stayed, enjoined, held in abeyance via abstention or otherwise resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion; or

(z) any such Obligor or Material Subsidiary shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above;

(i)           With respect to any Obligor or Material Subsidiary, irrespective of its status as a Debtor in the Cases:

(x)                 the appointment of a receiver, trustee, sequestrator, conservator, liquidator, provisional liquidator, rehabilitator, examiner with expanded powers under the Bankruptcy Code, responsible officer, or any similar party or officer under any Bankruptcy Law;

(y) any proceeding shall be instituted by or against any such Obligor or Material Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Bankruptcy Law, provided, however, that, in the case of any such proceedings instituted against any Obligor or any Material Subsidiary (but not instituted by any Obligor or Material Subsidiary), either any action sought in such proceedings shall occur or such proceedings shall continue for a period of five (5) days without having been dismissed, withdrawn, stayed enjoined, held in abeyance via abstention or otherwise resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion; or

(g)           Any pleading, complaint, summons, opening or other filing or similar document or act is made that results in the commencement of a proceeding before a Governmental Authority anywhere in the world and not dismissed, stayed, withdrawn, enjoined, held in abeyance via abstention or otherwise resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion within five (5) days after such proceeding is commenced seeking to (i) amend, vacate, nullify, or otherwise challenge any provision of the Orders (whether in whole or in part), or any of the transactions required to effectuate the DIP Facilities (or any document related to such transactions), (ii) amend, release, subordinate, nullify, or otherwise challenge any lien, charge or similar security securing the DIP Facilities or the Prepetition Facilities, (iii) prohibit the DIP Administrative Agent, the Prepetition Administrative Agent, the DIP Lenders, or the Prepetition Lenders from acting in accordance with this Agreement or the Orders, (iv) apply or require the DIP Administrative Agent or Prepetition Administrative Agent to apply the proceeds of any collateral securing the DIP Obligations or the Prepetition Obligations except in the manner and in the order set forth in this Agreement and the Orders, (v)

CONFORMED COMPOSITE VERSION

foreclose or otherwise act against any collateral securing the DIP Obligations or the Prepetition Obligations wherever located anywhere in the world, or (vi) reduce the percentage ownership of any Obligor or Material Subsidiary of Holdings in any entity, and in each case such pleading, complaint, summons, opening or other filing or similar document or act is not denied or otherwise adjudicated in favor of the applicable Obligor or other Subsidiary of Holdings to the satisfaction of the Requisite DIP Lenders in their sole discretion ;

(h)           Any party files a motion or other pleading (i) seeking dismissal of any of the Cases, (ii) challenging the jurisdiction of the Bankruptcy Court over any of the Debtors, or (iii) seeking to have the Bankruptcy Court abstain from asserting jurisdiction over any of the Debtors; or

(i)           [reserved]; or

(j)           An ERISA Event (other than in connection with the Cases or as a result of the relief granted therein, in each case as consented to by the Requisite DIP Lenders) shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $2,000,000 in the aggregate; or

(k)           Any provision of any DIP Collateral Document or the DIP Guaranty after delivery thereof pursuant to this Agreement or any other DIP Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party thereto, or any Loan Party shall so state in a writing; or

(l)           Any DIP Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral purported to be covered thereby or, except as permitted by the DIP Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in a writing; or

(m)           There shall occur any Change of Control; or

(n)           One or more of the Borrowers and their respective Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrowers and their respective Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrowers and their respective Subsidiaries are likely to incur Environmental Liabilities and Costs in excess of $1,000,000 individually or $5,000,000 in the aggregate that were not budgeted for any Fiscal Year or that were not reflected in the Operating Forecast or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements); or

(o)           An event of termination or event of default (other than solely as a result of the filing of the Cases) in connection with any Securitization Program, Domestic Receivables Purchase Program or Foreign Receivables Purchase Program, including, without limitation, under any of the related documentation entered into in connection therewith, shall have occurred and be continuing without waiver or cure thereof; or

CONFORMED COMPOSITE VERSION

(p)           The Final Order Date shall not have occurred by the date that is 40 days after the Interim Order Date; or

(q)           The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any party in interest, including without limitation any holder or holders of any security interest:

(i)           to permit foreclosure, the granting of a deed in lieu of foreclosure, or any similar action on any assets of the Debtors having an aggregate book value in excess of $500,000; or

(ii)           to permit any other action or actions that would, either singly or in the aggregate, have a Material Adverse Effect on the Debtors or their estates or the value of the Collateral or the interests of any DIP Lender in the Collateral; or

(r)           An order shall be entered by any Governmental Authority anywhere in the world reversing, amending, supplementing, staying (for more than five (5) Business Days), vacating, enjoining, prohibiting, limiting, overturning or otherwise modifying or alleviating the Interim Order or the Final Order or any of the transactions, actions, terms or conditions set forth in such Order or the DIP Loan Documents (in each case, in whole or in part), or any of the Obligors or any of their affiliates shall apply for authority to do so, without the prior written consent of the Requisite DIP Lenders (in their sole discretion), or the Interim Order or Final Order or any of the transactions, actions, terms or conditions set forth in such Order or the DIP Loan Documents (in each case, in whole or in part) shall cease to be in full force and in effect,  shall have been reversed, modified, amended, stayed (for more than five (5) Business Days), vacated, enjoined, prohibited, limited, overturned, appealed or subject to a stay pending appeal or otherwise subject to any pending or threatened challenge in any jurisdiction anywhere in the world; or

(s)           Any judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $500,000 as to any obligation incurred after the Petition Date shall be rendered against the Debtors or other Obligors or their respective Material Subsidiaries and (i) the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants) or (ii) there shall be rendered against the Debtors or other Obligors or their respective Material Subsidiaries a non-monetary judgment with respect to any event which causes or would reasonably be expected to cause a Material Adverse Effect; or

(t)           Any plan under Chapter 11 of the Bankruptcy Code shall be confirmed in any of the Cases that does not provide for the treatment set forth on the Plan Term Sheet and implement the transactions set forth therein, and that is not otherwise in form and substance satisfactory the Requisite DIP Lenders in their sole discretion, or any of the Obligors or their Affiliates shall seek, support, or, in the case of the Debtors, fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

(u)           Any provision of any DIP Loan Document (i) shall cease to be effective or (ii) shall be contested by any party in any jurisdiction anywhere in the world, and such contest

CONFORMED COMPOSITE VERSION

has not been dismissed, withdrawn, permanently enjoined, stayed, held in abeyance via abstention or otherwise resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion within five (5) Business Days of commencement; or

(v)           Any of the Debtors shall fail to comply with the Interim Order or Final Order in any respect; or

(w)           The filing of a motion, pleading or proceeding by any of the Borrowers or their Affiliates which could reasonably be expected to result in a impairment of the rights or interests of the DIP Lenders or a determination by a court with respect to any motion, pleading or proceeding brought by another party which results in an impairment; or

(x)           Any Obligor thereof enters into or authorizes the execution of (or, in the case of any Domestic Loan Party) assumes pursuant to Section 365 of the Bankruptcy Code) any management incentive plans, pension plans or pension plan modifications, union contracts or collective bargaining agreements, key employee retention plans, incentive plans, bonus distributions or plans, indemnification agreements with employees or directors, employee contracts or similar employment arrangements, in each case having a value of more than $150,000, other than certain contracts acceptable to the Requisite DIP Lenders, without the prior approval of the Requisite DIP Lenders; or

(y)           There shall occur any Sales Transactions Fiduciary Event or any Plan Term Sheet Fiduciary Event; or

(z)           A lawsuit or other proceeding to enforce claims in respect of the Prepetition Obligations or the Senior Notes is commenced in any jurisdiction or venue anywhere in the world and such lawsuit or proceeding has not been dismissed, withdrawn, permanently enjoined, stayed, held in abeyance via abstention or otherwise resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion within five (5) Business Days of commencement; or

(aa)           A motion seeking approval of the Disclosure Statement, in form and substance acceptable to the Requisite DIP Lenders in their sole discretion, has not been filed with the Bankruptcy Court by the 105th day following the Petition Date; or

(bb)           One or more Chapter 11 plans of reorganization that effectuate the terms and conditions of the Plan Term Sheet and that shall be on terms and conditions acceptable to the Requisite DIP Lenders, in their sole discretion (which shall in any case comply with the terms set forth in the Plan Term Sheet) (together, the “Plan of Reorganization”) shall have not been confirmed before or one or more Sale Transactions acceptable to the Requisite DIP Lenders, in their sole discretion, shall not have been consummated before the 150th day following the Petition Date; or

(cc)           The Plan of Reorganization shall not have become effective, and all other actions, transactions and other proceedings under any Bankruptcy Law as may be required to effectuate the terms and conditions of the Plan Term Sheet shall not have been consummated or become effective, in each case on or before the DIP Loan Maturity Date; or

CONFORMED COMPOSITE VERSION

(dd)           Any of the Cases shall be dismissed or converted to a Chapter 7 Case or a Chapter 11 plan of liquidation shall have been filed for any of the Cases; a trustee, receiver, interim receiver or receiver and manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)); or any other superpriority administrative expense claim or lien (other than the Carve-Out) which is pari passu with or senior to the claims or liens of the Lenders under the DIP Facilities shall be granted in any of the Cases without the consent of the Requisite DIP Lenders, in their sole discretion; or

(ee)           An application shall be made by any Debtor, or any Subsidiary of  Holdings seeking an order by the Bankruptcy Court, or an order shall be entered by the Bankruptcy Court, approving a Disclosure Statement in any of the Cases that is not satisfactory, to the Requisite DIP Lenders, in all respects, in their sole discretion; or

(ff)           Any of the Debtors have moved for, or the Bankruptcy Court shall have entered, an order authorizing or directing such Debtor to assume or reject an executory contract or unexpired lease under which such Debtors have cumulative obligations that would be required to be satisfied (assuming an assumption) on an administrative expense basis in an amount in excess of $100,000 without the consent of the Requisite DIP Lenders, in their sole discretion; the filing of any motion under section 1113 or 114 of the Bankruptcy Code without consent of the Requisite DIP Lenders, in their sole discretion; or

(gg)           Any of the Debtors shall cease to have the exclusive right pursuant to Section 1121 of the Bankruptcy Code to file a plan of reorganization; or

(hh)           Any Obligor shall enter into any engagement letter or retention application (or amend or otherwise modify any existing engagement letter or approved retention application) with AlixPartners, the Borrower’s Financial Advisor, any CRO, or any other financial, restructuring or crisis advisor that will be retained under sections 327(a), 327(e), 328 or 363 of the Bankruptcy Code that is not in form and substance acceptable to the Requisite DIP Lenders, or any such Debtor files a motion seeking to retain such an advisor upon terms and conditions that are not in form and substance acceptable to the Requisite DIP Lenders.

Section 9.2              Remedies

Subject to Section 2.19, during the continuance of any Event of Default pursuant to Article IX, the Prepetition Administrative Agent (i) may, and at the request of the Requisite Lenders shall, by notice to the Borrowers declare that all or any portion of the Prepetition Commitments be terminated, whereupon the obligation of each Prepetition Lender to make any Prepetition Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (ii) may, and at the request of the Requisite Lenders shall, by notice to the Borrowers, declare the Prepetition Loans, all interest thereon and all other amounts and Prepetition Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Prepetition Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default) with respect to any Loan Party, (x) the Prepetition

CONFORMED COMPOSITE VERSION

Commitments of each Prepetition Lender to make Prepetition Loans and the commitments of each Prepetition Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Prepetition Loans, all such interest and all such amounts and Prepetition Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.  In addition to the remedies set forth above, the Prepetition Administrative Agent may, and at the request of the Requisite Lenders shall, direct the Prepetition Administrative Agent to exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.2.A           Remedies

During the continuance of any Event of Default pursuant to Article IX.A, the DIP Administrative Agent (i) may, and at the request of the Requisite DIP Lenders shall, by advance written notice to the Borrowers that is also filed with the Bankruptcy Court declare that all or any portion of the DIP Commitments be terminated, whereupon the obligation of each DIP Lender to make any New Money DIP Term Loan shall immediately terminate and (ii) may, and at the request of the Requisite DIP Lenders shall, by advance written notice to the Borrowers that is also filed with the Bankruptcy Court, declare the DIP Loans, all interest thereon and all other amounts and DIP Obligations payable under this Agreement to be forthwith due and payable, whereupon the DIP Loans, all such interest and all such amounts and DIP Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;.  In addition, subject solely to any requirement of the giving of notice, if any, by the terms of the Interim Order or the Final Order, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, the DIP Administrative Agent and the DIP Lenders shall be entitled to exercise all of their respective rights and remedies under the DIP Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral, the Guarantors, the DIP Guarantors and the DIP Foreign Subsidiary Guarantor.  In addition to the remedies set forth above, the DIP Administrative Agent may, and at the request of the Requisite DIP Lenders shall, direct the DIP Administrative Agent to exercise any remedies provided for by the DIP Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3               Actions in Respect of Revolving Letters of Credit

At any time (i) as may be required by Section 2.10(c) or (d) (Mandatory Prepayments), (ii) upon the Revolving Credit Termination Date and (iii) after the Revolving Credit Termination Date when the funds in a Cash Collateral Account shall be less than 105% of the Revolving Letter of Credit Obligations, the Borrowers shall pay to the Prepetition Administrative Agent in immediately available funds at the Prepetition Administrative Agent’s office referred to in Section 11.9 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required by  Section 2.10(c) or (d) (Mandatory Prepayments), as applicable, and (y) in the case of clauses (ii) and (iii) above, the amount required that, after such payment, the aggregate funds on deposit in such Cash Collateral Account equals or exceeds 105% of the sum of all outstanding Revolving Letter of Credit Obligations.  The Prepetition Administrative Agent may, from time to time after funds are

CONFORMED COMPOSITE VERSION

deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Revolving Letter of Credit Obligations in accordance with Section 2.14 (Payments and Computations).  The Prepetition Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.  Subject to Section 2.10(c)(iii) (Mandatory Prepayments) and Section 2.14 (Payments and Computations), upon written notice to the Prepetition Administrative Agent that the Borrowers shall within five Business Days apply the Reinvestment Deferred Amount in accordance with the corresponding Reinvestment Notice, the Prepetition Administrative Agent release the amount corresponding to such Reinvestment Notice deposited in such Cash Collateral Account pursuant to Section 2.10(c)(ii) (Mandatory Prepayments).  To the extent that the Prepetition Loans have been paid in full, the Revolving Credit Commitments have been terminated or permanently reduced to zero and the Revolving Letter of Credit Obligations are the only remaining Prepetition Obligations under this Agreement, the Prepetition Administrative Agent shall release from time to time, upon the request of the Borrowers, any amount in the Cash Collateral Account in excess of 105% of the sum of all outstanding Revolving Letter of Credit Obligations at such time.

Section 9.4              Rescission

At any time after termination of the Prepetition Commitments or acceleration of the maturity of the Prepetition Loans, (a) if the Borrowers shall pay all arrears of interest and all payments on account of principal of the Prepetition Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Prepetition Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of the Prepetition Commitments or the acceleration and their consequences may be rescinded and annulled and (b) in the case of such remedies exercised under Section 9.2(i) (Remedies), (i) upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of the Prepetition Commitments or the acceleration and their consequences applicable to the Prepetition Lenders may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Prepetition Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Prepetition Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9.4.A           Rescission

At any time after termination of the DIP Commitments or acceleration of the maturity of the DIP Loans, (a) if the Borrowers shall pay all arrears of interest and all payments on account of principal of the DIP Loans and other DIP Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on

CONFORMED COMPOSITE VERSION

overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the DIP Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1A (Amendments, Waivers, Etc.), then upon the written consent of the Requisite DIP Lenders and written notice to the Borrowers, the termination of the DIP Commitments or the acceleration and their consequences may be rescinded and annulled and (b) in the case of such remedies exercised under Section 9.2A(i) (Remedies), (i) upon the written consent of the Requisite DIP Lenders and written notice to the Borrowers, the termination of the DIP Commitments or the acceleration and their consequences applicable to the DIP Lenders may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the DIP Lenders and the Issuers to a decision that may be made at the election of the Requisite DIP Lenders, and such provisions are not intended to benefit the Borrowers and do not give the Borrowers the right to require the DIP Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

The Agents

Section 10.1             Authorization and Action

(a)           Each Prepetition Lender and each Issuer hereby appoints CNAI as the Prepetition Administrative Agent hereunder, and each Prepetition Lender and each Issuer authorizes the Prepetition Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Prepetition Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Prepetition Lender hereby authorizes the Prepetition Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Prepetition Administrative Agent is a party, to exercise all rights, powers and remedies that the Prepetition Administrative Agent may have under such Loan Documents.

(b)           Each DIP Lender appoints Deutsche Bank Trust Companies America as the DIP Administrative Agent hereunder, and each DIP Lender authorizes the DIP Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the DIP Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each DIP Lender hereby authorizes the DIP Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the DIP Administrative Agent is a party, to exercise all rights, powers and remedies that the DIP Administrative Agent may have under such Loan Documents.

(c)           As to any matters not expressly provided for by this Agreement and the other Loan Documents, (including enforcement or collection), the Agents shall not be required to

CONFORMED COMPOSITE VERSION

exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions in the case of the Administrative Agent, the Requisite Lenders or the Requisite DIP Lenders, as applicable (or, where required by the express terms of this Agreement, a greater proportion of the Requisite Lenders or the Requisite DIP Lenders, as applicable), and such instructions shall be binding upon all applicable Lenders; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the applicable Lenders and, if applicable, the Issuers with respect to such action or (ii) is contrary to this Agreement or any applicable Requirement of Law.  Each Agent agrees to give to each applicable Lender and, if applicable, the Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other applicable Loan Documents.

(d)           In performing its functions and duties hereunder and under the other applicable Loan Documents, each Agent is acting solely on behalf of (ii) in the case of the Prepetition Administrative Agent, the Issuers and the applicable Secured Prepetition Parties and (iii) in the case of the DIP Administrative Agent, the applicable Secured DIP Parties.  No Agent assumes, or shall be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer, Secured Party or holder of any other Obligation.  Each Agent may perform any of their duties under any Loan Document by or through their agents or employees.

(e)           Duties of the Prepetition Syndication Agent.  Notwithstanding anything to the contrary contained in this Agreement, the Prepetition Syndication Agent is a Lender designated as “Prepetition Syndication Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

(f)           Duties of the Prepetition Documentation Agent.  Notwithstanding anything to the contrary contained in this Agreement, the Prepetition Documentation Agent is a Lender designated as “Prepetition Documentation Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

(g)           Duties of the DIP Documentation Agent.  Notwithstanding anything to the contrary contained in this Agreement, the DIP Documentation Agent is a Lender designated as “DIP Documentation Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

(h)           Duties of the DIP Lead Arrangers.  Notwithstanding anything to the contrary contained in this Agreement, the DIP Lead Arrangers are a Lenders designated as “Joint Lead Arrangers”, “Joint Book-Running Lead Managers”, or “Syndication Agents” for title

CONFORMED COMPOSITE VERSION

purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 10.2             Agent’s Reliance, Etc.

None of the Agents, any of their Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct.  Without limiting the foregoing, each of the Agents (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations)), (c) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any of the Borrowers or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3             Posting of Approved Electronic Communications

(a)           Each of the Lenders, the Issuers, Holdings and the Borrowers agrees, and Holdings and the Borrowers shall cause each of their Subsidiaries to agree, that each Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the applicable Lenders and Issuers by posting such Approved Electronic Communications on “e-Disclosure,” such Agents’ internet delivery system that is part of Fixed Income Direct, Global Fixed Income’s primary web portal, Intralinks™ or any successor electronic platform chosen by such Agent to be its internet delivery system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the applicable Agent from time to time (including, as of the Effective Date, a dual firewall and a

CONFORMED COMPOSITE VERSION

User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, Holdings and the Borrowers acknowledges and agrees, and Holdings and the Borrowers shall cause each of their Subsidiaries to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, Holdings and the Borrowers hereby approves, and Holdings and the Borrowers shall cause each of their Subsidiaries to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and Holdings and the Borrowers shall cause each of their Subsidiaries to understand and assume, the risks of such distribution; provided, however, that such understanding and assumption of risk shall not relieve any Agent of liability for its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

(c)           The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”.  None Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d)           Each of the Lenders, the Issuers, Holdings and the Borrowers agrees, and Holdings and the Borrowers shall cause each of their Subsidiaries to agree, that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with such Agent’s generally-applicable document retention procedures and policies.

Section 10.4            The Agents Individually

With respect to its Ratable Portion, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders”, “Requisite Lenders”, “Requisite Revolving Credit Lenders”, “Synthetic L/C Lenders”, “DIP Lenders”, “Requisite DIP Lenders”, “New Money DIP Lenders”, “Senior Roll-Up Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, Revolving Credit Lender, Term Loan Lender, Synthetic L/C Lender, DIP Lender, Senior Roll-Up Lender, or as one of the Requisite Lenders, Requisite Revolving Credit Lenders, Requisite

CONFORMED COMPOSITE VERSION

Term Loan Lenders, Requisite Synthetic L/C Lenders or Requisite DIP Lenders.  Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as an Agent.

Section 10.5             Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrowers and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit.  Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.  Except for the documents expressly required by any Loan Document to be transmitted by an Administrative Agent to the Lenders or the Issuers, the applicable Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of such Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6             Indemnification

(a)           Each Prepetition Lender agrees to indemnify each Prepetition Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Prepetition Lender’s aggregate Ratable Portion of the applicable Prepetition Facilities of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Prepetition Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Prepetition Loan Documents or any action taken or omitted by such Prepetition Agent under this Agreement or the other Prepetition Loan Documents; provided, however, that no Prepetition Lender shall be liable for that portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Prepetition Agent’s or such Affiliate’s gross negligence or willful misconduct.  Without limiting the foregoing, each applicable Prepetition Lender agrees to reimburse each Prepetition Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Prepetition Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Prepetition Loan Documents, to the extent that such Prepetition Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.

CONFORMED COMPOSITE VERSION

(b)           Each DIP Lender agrees to indemnify each DIP Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such DIP Lender’s aggregate Ratable Portion of the applicable DIP Facilities of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such DIP Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other DIP Loan Documents or any action taken or omitted by such DIP Agent under this Agreement or the other DIP Loan Documents; provided, however, that no DIP Lender shall be liable for that portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such DIP Agent’s or such Affiliate’s gross negligence or willful misconduct.  Without limiting the foregoing, each applicable DIP Lender agrees to reimburse each DIP Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such DIP Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other DIP Loan Documents, to the extent that such DIP Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.

Section 10.7            Successor Administrative Agent

(a)           The Prepetition Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Prepetition Administrative Agent.  If no successor Prepetition Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Prepetition Administrative Agent’s giving of notice of resignation, then the retiring Prepetition Administrative Agent may, on behalf of the Prepetition Lenders, appoint a successor Prepetition Administrative Agent, selected from among the Prepetition Lenders.  In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).  Upon the acceptance of any appointment as Prepetition Administrative Agent by a successor Prepetition Administrative Agent, such successor Prepetition Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Prepetition Administrative Agent, and the retiring Prepetition Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring Prepetition Administrative Agent’s resignation hereunder as Prepetition Administrative Agent, the retiring Prepetition Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Prepetition Administrative Agent its rights as Prepetition Administrative Agent under the Loan Documents.  After such resignation, the retiring Prepetition Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Prepetition Administrative Agent under this Agreement and the other Loan Documents.

CONFORMED COMPOSITE VERSION

(b)           The DIP Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Requisite DIP Lenders shall have the right to appoint a successor DIP Administrative Agent.  If no successor DIP Administrative Agent shall have been so appointed by the Requisite DIP Lenders, and shall have accepted such appointment, within 30 days after the retiring DIP Administrative Agent’s giving of notice of resignation, then the retiring DIP Administrative Agent may, on behalf of the DIP Lenders, appoint a successor DIP Administrative Agent, selected from among the DIP Lenders.  In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).  Upon the acceptance of any appointment as DIP Administrative Agent by a successor DIP Administrative Agent, such successor DIP Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring DIP Administrative Agent, and the retiring DIP Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring DIP Administrative Agent’s resignation hereunder as DIP Administrative Agent, the retiring DIP Administrative Agent shall take such action as may be reasonably necessary to assign to the successor DIP Administrative Agent its rights as DIP Administrative Agent under the Loan Documents.  After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was DIP Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8            Concerning the Collateral and the Collateral Documents – Prepetition Facilities

(a)           Each Prepetition Lender and each Issuer agrees that any action taken by the Prepetition Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Requisite Lenders) in accordance with the provisions of this Agreement or of the other Prepetition Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion of Requisite Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Prepetition Lenders.  Each Prepetition Lender and each Issuer agrees that any action taken by the Prepetition Administrative Agent in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Prepetition Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Prepetition Lenders, the Issuers and the other Secured Prepetition Parties.  Without limiting the generality of the foregoing, the Prepetition Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Prepetition Lenders and the Issuers with respect to all payments and collections arising in connection with the Prepetition Collateral and with the Prepetition Collateral Documents, (ii) execute and deliver each Prepetition Collateral Document and accept delivery of each such agreement delivered by each of the Borrowers or any of its Subsidiaries, (iii) act as collateral agent for the Prepetition Lenders, the Issuers and the other Secured Prepetition Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Prepetition Administrative Agent hereby appoints, authorizes and directs each other Prepetition

CONFORMED COMPOSITE VERSION

Agent and each Prepetition Lender and Issuer to act as collateral sub-agent for the Prepetition Agents, the Prepetition Lenders, the Issuers and the other Secured Prepetition Parties for purposes of the perfection of all security interests and Liens with respect to the Borrowers’ and their respective Subsidiaries’ respective Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Prepetition Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Prepetition Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Prepetition Loan Document, exercise all remedies given to the Prepetition Agents, the Prepetition Lenders, the Issuers and the other Secured Prepetition Parties with respect to the Prepetition Collateral under the Prepetition Loan Documents relating thereto, applicable law or otherwise.

(b)           Each of the Prepetition Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Prepetition Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Prepetition Administrative Agent for the benefit of the Prepetition Lenders and the Issuers against any of the following:

(i)           all of the Prepetition Collateral and all Prepetition Loan Parties, upon termination of the Prepetition Commitments and payment and satisfaction in full of all Prepetition Loans, all Reimbursement Obligations and all other Prepetition Obligations that the Prepetition Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Revolving Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Prepetition Administrative Agent and the applicable Issuers);

(ii)           any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

(iii)           any part of the Prepetition Collateral sold or disposed of by a Prepetition Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Section 10.8.A          Concerning the Collateral and the Collateral Documents – DIP Facilities

(a)           Each DIP Lender agrees that any action taken by the DIP Administrative Agent or the Requisite DIP Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Requisite DIP Lenders) in accordance with the provisions of this Agreement or of the other DIP Loan Documents, and the exercise by the DIP Administrative Agent or the Requisite DIP Lenders (or, where so required, such greater proportion of Requisite DIP Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the DIP Lenders.  Each DIP Lender agrees that any action taken by the DIP Administrative Agent in accordance with the

CONFORMED COMPOSITE VERSION

provisions of this Agreement or of the other DIP Loan Documents, and the exercise by the DIP Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the DIP Lenders and the other Secured DIP Parties.  Without limiting the generality of the foregoing, the DIP Administrative Agent shall have the sole and exclusive right and authority to (i) act as (or direct the agent acting as) the disbursing and collecting agent for the DIP Lenders with respect to all payments and collections arising in connection with the DIP Collateral and with the DIP Collateral Documents, (ii) execute and deliver (or direct the execution and delivery of) each DIP Collateral Document and accept delivery of each such agreement delivered by each of the Debtors or any of its Subsidiaries, (iii) act as collateral agent for the DIP Lenders and the other Secured DIP Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the DIP Administrative Agent hereby appoints, authorizes and directs each other DIP Agent and each DIP Lender to act as collateral sub-agent for the DIP Agents, the DIP Lenders, and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Debtors’ and their respective Subsidiaries’ respective Deposit Accounts maintained with, and cash and Cash Equivalents held by, such DIP Lender, (iv) manage, supervise and otherwise deal with the DIP Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the DIP Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other DIP Loan Document, exercise (or direct the exercise of) all remedies given to the DIP Agents, the DIP Lenders and the other Secured Parties with respect to the DIP Collateral under the DIP Loan Documents relating thereto, applicable law or otherwise.

(b)           Each of the DIP Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the DIP Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the DIP Administrative Agent for the benefit of the DIP Lenders against any of the following:

(i)           all of the DIP Collateral and all DIP Loan Parties, upon termination of the DIP Commitments and payment and satisfaction in full of all DIP Loans and all other DIP Obligations that the DIP Administrative Agent has been notified in writing are then due and payable;

(ii)           any assets that are subject to a Lien permitted by Section 8.2A(d) or (e) (Liens, Etc.); and

(iii)           any part of the DIP Collateral sold or disposed of by a DIP Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Section 10.9             Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any applicable Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Agents, the Lenders and the Issuers (collectively,

CONFORMED COMPOSITE VERSION

“Related Obligations”) solely on the condition and understanding, as among the Agents and all applicable Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the applicable Loan Documents and the applicable Collateral to the extent expressly set forth in this Agreement and the other applicable Loan Documents and to such extent the Prepetition Administrative Agent shall hold, and have the right and power to act with respect to, the applicable Guaranty, DIP Guaranty or DIP Foreign Guaranty and the applicable Collateral on behalf of and as agent for the holders of the Related Obligations, but the Prepetition Administrative Agent is otherwise acting solely as agent for the applicable Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the applicable Guaranty, DIP Guaranty or DIP Foreign Guaranty, the applicable Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other applicable Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any applicable Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other applicable Loan Documents, by the applicable Administrative Agent and the Requisite Lenders or Requisite DIP Lenders, as applicable (or such lower or higher proportion of applicable Lenders as required hereby), each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the  applicable Loans, Letter of Credit Obligations and other applicable Obligations to it arising under this Agreement or the other applicable Loan Documents, without any duty or liability to any other applicable Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the applicable Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Agents, the applicable Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the applicable Collateral or under this Agreement or the applicable Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 11.7 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.8 (Sharing of Payments, Etc.).

ARTICLE XI

Miscellaneous

Section 11.1             Amendments, Waivers, Etc. – Prepetition Facilities

(a)           Except as expressly provided otherwise in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing

CONFORMED COMPOSITE VERSION

and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)           waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii)           increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)           extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.10 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv)           reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v)           reduce the rate of interest on any Loan or Reimbursement Obligation outstanding to such Lender or any fee or premium payable to such Lender;

(vi)           postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii)           change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii)           release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrowers from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(ix)           expressly subordinate any of the Secured Obligations or any Liens securing any of the Secured Obligations, except in accordance with this Agreement;

(x)            amend the Collateral Sharing Agreement, Section 10.8(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1, Section 11.8 (Sharing of Payments, Etc.) or the definition of the terms “Requisite Lenders,” “Requisite Revolving Credit Lenders,” or “Ratable Portion”;

CONFORMED COMPOSITE VERSION

(xi)           amend the provisions of Section 2.14(f) or Section 2.14(g) (Payments and Computations);

and provided, further, that (A) no amendment, supplement or modification of the application of payments to the Term Loan pursuant to Section 2.10 (Mandatory Prepayments) shall be effective without the consent of the Requisite Term Loan Lenders, (B) no amendment, supplement or modification of the application of payments to the Revolving Loans pursuant to Section 2.10 (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.6(b) shall be effective without the consent of the Requisite Revolving Credit Lenders, (C) no amendment, supplement or modification of the application of payments to the Synthetic Letters of Credit pursuant to Section 2.10 (Mandatory Prepayments) shall be effective without the consent of the Requisite Synthetic L/C Lenders, (D) no amendment, supplement or modification of, or waiver or consent under, any of the Collateral Documents to which the Administrative Agent is a party shall be effective unless in writing and signed by the Administrative Agent in addition to the Agents and Lenders required above to take such action, (E) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2 (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, and (F) no amendment, waiver or consent shall, unless in writing and signed by any Agent, Swing Loan Lender or Issuer in addition to the Lenders required above to take such action, affect the rights or duties of such Agent, Swing Loan Lender or Issuer in such capacity, respectively, under this Agreement or the other Loan Documents.  Notwithstanding anything to the contrary set forth herein, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document to cure any ambiguity, typographical error, defect or inconsistency.

(b)           The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c)           To the extent (a) the consent of any Lender in its capacity as a Lender, a Revolving Credit Lender, a Term Loan Lender or a Synthetic L/C Lender, as the case may be, is required, but not obtained (any such Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”) in connection with any proposed amendment, modification, supplement or waiver (a “Proposed Change”) and (b) the Administrative Agent shall have consented to such Proposed Change, at the request of the Borrowers and with the consent of the Administrative Agent (in its sole discretion exercised reasonably), one or more Eligible Assignees reasonably acceptable to the Administrative Agent (which Eligible Assignee may be the Lender acting as the Administrative Agent and shall have consented to such Proposed Change) shall have the right (but not the obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender shall, upon the request of the Administrative Agent, sell and assign to such Eligible Assignee all of the applicable Commitments, Loans, Revolving Credit Outstandings and Credit-Linked Deposit of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans,

CONFORMED COMPOSITE VERSION

Revolving Credit Outstandings and Credit-Linked Deposits held by such Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of such sale and purchase (the “Purchase Amount”); provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrowers whereby such Eligible Assignee shall agree to be bound by the terms hereof and (B) such Non-Consenting Lender shall have received the Purchase Amount from such Eligible Assignee.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance to evidence such sale and assignment and (y) to the extent the Commitments and Loans subject to such Assignment and Acceptance are evidenced by a Note or Notes, such Note or Notes; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance or deliver such Note or Notes shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 11.1.A         Amendments, Waivers, Etc. – DIP Facilities

(a)           Except as expressly provided otherwise in this Agreement, and as provided in Amendment No. 2, no amendment or waiver of any provision of this Agreement or any other DIP Loan Document nor consent to any departure by any DIP Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite DIP Lenders (or by the DIP Administrative Agent with the consent of the Requisite DIP Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each DIP Lender directly affected thereby, in addition to the Requisite DIP Lenders (or the DIP Administrative Agent with the consent thereof), do any of the following:

(i)           increase the DIP Commitment of such DIP Lender or subject such DIP Lender to any additional obligation;

(ii)           extend the scheduled final maturity of any DIP Loan owing to such DIP Lender (except as allowed under Section 2.22A), or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such DIP Loan (it being understood that Section 2.10.A (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such DIP Lender’s DIP Commitment;

(iii)           reduce the principal amount of any DIP Loan owing to such DIP Lender (other than by the payment or prepayment thereof);

(iv)           reduce the rate of interest on any DIP Loan outstanding to such DIP Lender or any fee or premium payable to such DIP Lender;

(v)           postpone any scheduled date fixed for payment of such interest or fees owing to such DIP Lender;

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(vi)           change the aggregate Ratable Portions of DIP Lenders required for any or all DIP Lenders to take any action hereunder;

(vii)           release all or substantially all of the Collateral except as provided in Section 10.8A(b) (Concerning the Collateral and the Collateral Documents) or release any Borrower from its payment obligation to such DIP Lender under this Agreement or the DIP Notes owing to such DIP Lender (if any) or release any DIP Guarantor or DIP Foreign Subsidiary Guarantor from its obligations under the DIP Guaranty or DIP Foreign Guaranty (as applicable) except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(viii)          expressly subordinate any of the DIP Obligations or any Liens securing any of the DIP Obligations, except in accordance with this Agreement or the Orders;

(ix)           amend Section 10.8A(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1.A, Section 11.8A (Sharing of Payments, Etc.) or the definition of the terms “Requisite Lenders”, “Requisite DIP Lenders,” “Requisite Supermajority DIP Lenders”, or “Ratable Portion” (so far as it relates to the DIP Lenders); or

(x)           amend the provisions of Section 2.14.A(f) or Section 2.14.A(g) or Section 2.14(h) (which amendment shall not require consent of any Debtor);

and provided, further, that (A) no amendment, supplement or modification of, or waiver or consent under, any of the Collateral Documents to which the DIP Administrative Agent is a party shall be effective unless in writing and signed by the DIP Administrative Agent in addition to the Agents and DIP Lenders required above to take such action, (B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2 (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (C) no amendment, supplement or modification of, or waiver or consent under, any of the provisions of Section 5.2 (DIP Financial Covenants) shall be effective unless in writing and signed by signed by the Requisite Supermajority DIP Lenders and (D) no amendment, waiver or consent shall, unless in writing and signed by any DIP Agent in addition to the DIP Lenders required above to take such action, affect the rights or duties of such DIP Agent under this Agreement or the other DIP Loan Documents.  Notwithstanding anything to the contrary set forth herein, the DIP Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any DIP Loan Document to cure any ambiguity, typographical error, defect or inconsistency.

(b)           The DIP Administrative Agent may, but shall have no obligation to, with the written concurrence of any DIP Lender, execute amendments, modifications, waivers or consents on behalf of such DIP Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on

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the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c)           To the extent (a) the consent of any DIP Lender in its capacity as a DIP Lender is required, but not obtained (any such DIP Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting DIP Lender”) in connection with any proposed amendment, modification, supplement or waiver (a “Proposed DIP Change”) and (b) the Requisite DIP Lenders, in their sole discretion, shall have consented to such Proposed DIP Change, at the request of the Borrowers and with the consent of the DIP Administrative Agent (in its sole discretion exercised reasonably), one or more Eligible Assignees reasonably acceptable to the DIP Administrative Agent (which Eligible Assignee may be the DIP Lender acting as the DIP Administrative Agent and shall have consented to such Proposed DIP Change) shall have the right (but not the obligation) to purchase from such Non-Consenting DIP Lender, and such Non-Consenting DIP Lender shall, upon the request of the DIP Administrative Agent, sell and assign to such Eligible Assignee all of the applicable DIP Commitments and DIP Loans of such Non-Consenting DIP Lender for an amount equal to the principal balance of all applicable DIP Loans held by such Non-Consenting DIP Lender and all accrued and unpaid interest and fees with respect thereto through the date of such sale and purchase (the “Purchase Amount”); provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) the DIP Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the DIP Administrative Agent and the Borrowers whereby such Eligible Assignee shall agree to be bound by the terms hereof and (B) such Non-Consenting DIP Lender shall have received the Purchase Amount from such Eligible Assignee.  Each DIP Lender agrees that, if it becomes a Non-Consenting DIP Lender, it shall execute and deliver to the DIP Administrative Agent (x) an Assignment and Acceptance to evidence such sale and assignment and (y) to the extent the Commitments and DIP Loans subject to such Assignment and Acceptance are evidenced by a Note or Notes, such Note or Notes; provided, however, that the failure of any Non-Consenting DIP Lender to execute an Assignment and Acceptance or deliver such Note or Notes shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 11.2             Assignments and Participations

(a)           Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the DIP Loans, Term Loan, the Revolving Loans, the Swing Loans and the Synthetic Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, (B) if any such assignment shall be of the assigning Lender’s Term Loan and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loan and Term Loan Commitment and shall be made pro rata among the Term Loan Facility and the Synthetic L/C Facility or (C) if any such assignment shall be of the assigning DIP Lender’s DIP Loan and DIP Commitment, such assignment shall cover the same percentage of such DIP Lender’s DIP Loan and DIP Commitment, (ii) if any such assignment shall be of a Prepetition Loan by a Consenting Prepetition Lender, such Prepetition Loan shall be assigned together with an equivalent portion

CONFORMED COMPOSITE VERSION

of any Consent Fee Entitlement of such Consenting Prepetition Lender in connection with such Prepetition Loans (and Consent Fee Entitlements shall not be separately assignable from their corresponding Prepetition Loans), (iii) if any such assignment shall be of a Prepetition Loan by a Senior Roll-Up Lender with a Senior-Roll Up Entitlement, such Prepetition Loan shall be assigned together with an equivalent portion of any Senior-Roll Up Entitlement of such Senior Roll-Up Lender in connection with such Prepetition Loans (and Senior-Roll Up Entitlements shall not be separately assignable from their corresponding Prepetition Loans) (iv) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrowers  and the applicable Administrative Agent (except that consent of the Borrowers or the DIP Administrative Agent shall not be required for an assignment of a DIP Loan) or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (v) in the case of an assignment with respect to a Revolving Loan, if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Prepetition Administrative Agent and the Borrowers (which consent shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrowers shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by an Affiliate of the Prepetition Administrative Agent made within 15 Business Days after the Effective Date of its Commitments held on the Effective Date.  Any such assignment need not be ratable as among the Prepetition Facilities or DIP Facilities, as applicable.

(b)           The parties to each such assignment shall execute and deliver to the applicable Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment.  Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.18 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the applicable Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the applicable Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the applicable Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the applicable Loan Documents, such Lender shall cease to be a party hereto).

(c)           Each Administrative Agent shall maintain at its address referred to in Section 11.9 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and

CONFORMED COMPOSITE VERSION

accepted by it and a register for the recording of the names and addresses of the applicable Lenders and the Issuers and the Commitments of and principal amount of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations) owing to each Lender and each Issuer from time to time (each, a “Register”).  Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the applicable Register.  For tax purposes only, each Administrative Agent shall act as the Borrowers’ agent for purposes of maintaining the applicable Register and such notations of assignment in such Register, subject to the standard of care set forth in the first sentence of Section 10.2 (Agent’s Reliance, Etc.).  The entries in each Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agents, the Lenders and the Issuers shall treat each Person whose name is recorded in each Register as a Lender or as an Issuer, as the case may be, for all purposes of this Agreement.  Each Register shall be available for inspection by the Borrowers, any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the applicable Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the applicable Register and (iii) give prompt notice thereof to the Borrowers.  Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the applicable Administrative Agent new Notes to the order of such assignee in an amount equal to the applicable Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained the applicable Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder.  Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note), Exhibit B-2 (Form of Term Loan Note) or Exhibit B-3 (Form of New Money DIP Term Loan Note) or Exhibit B-4 (Form of Roll-Up Note), as applicable.

(e)           In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i)           grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

CONFORMED COMPOSITE VERSION

(ii)           assign, as collateral any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the applicable Administrative Agent or the Borrowers, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the applicable Administrative Agent or the Borrowers, (1) any holder of, or trustee for the benefit of, the holders of such Revolving Credit Lender’s Securities and (2) any Special Purpose Vehicle to which such Revolving Credit Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Revolving Credit Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below.  Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).  The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrowers from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the applicable Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest.  Each Special Purpose Vehicle shall be subject to the provisions of Section 2.16 and Section 2.17 and of Section 2.15(d) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.16, Section 2.17 or Section 2.14 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount such Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against such Borrower, the applicable Administrative Agent or the other Lenders.

(f)           Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the applicable Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans, Letters of Credit and DIP Loans, as applicable).  The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the applicable Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce

CONFORMED COMPOSITE VERSION

the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the applicable Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(c) or 10.8A(c).  In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the applicable Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such applicable Obligations for all purposes of this Agreement and (z) the Borrowers, the applicable Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each participant shall be subject to the provisions of Section 2.16 and Section 2.17 and of Section 2.15(d) or Section 2.12.A and Section 2.13.A and of Section 2.11.A(d), as applicable, as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.16 (Capital Adequacy)and Section 2.17 (Taxes) or Section 2.15(d) (Illegality), Section 2.12.A (Capital Adequacy) and Section 2.13.A (Taxes) or Section 2.11.A (Illegality), as applicable, to the participants in the rights and obligations of any applicable Lender (together with such applicable Lender) any payment in excess of the amount such Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the applicable Agents or the other applicable Lenders.

(g)           Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrowers, the Prepetition Administrative Agent, such Issuer and such Lender, subject to the provisions under Section 11.2(c) relating to notations of transfer in the Register.  If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(h)           For purposes of this Section 11.2, with respect to each Letter of Credit, if an Issuer transfer its rights with respect to the Borrowers’ Reimbursement Obligation with respect to a Letter of Credit, such Issuer shall give notice of such transfer to the Prepetition Administrative Agent for notation in the Register.

Section 11.3             German Parallel Debt to the Administrative Agent

(a)           Each of the Loan Parties (for the purpose of this Section 11.3, the “Obligors”) hereby agree and covenant with the Prepetition Administrative Agent by way of an abstract acknowledgement of debt that each of them shall pay to the Prepetition Administrative Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party under any applicable Loan Document (for the purpose of this Section 11.3, the “Principal Obligations”) as and when the same fall due for payment under the relevant Loan Document (for the purpose of this Section 11.3, the “Parallel Obligations”).

CONFORMED COMPOSITE VERSION

(b)           The Prepetition Administrative Agent shall have its own independent right to demand payment of the Parallel Obligations by the Obligors.  The rights of the Secured Parties to receive payment of the Principal Obligations are several from the rights of the Prepetition Administrative Agent to receive the Parallel Obligations provided that the payment by an Obligor of its Parallel Obligations to the Prepetition Administrative Agent in accordance with this Section 11.3 shall be a good discharge of the corresponding Principal Obligations and the payment by an Obligor of its corresponding Principal Obligations in accordance with the provisions of the applicable Loan Documents shall be a valid discharge of the relevant Parallel Obligations.  In the event of a valid discharge of the Principal Obligations, the Prepetition Administrative Agent shall not be entitled to further demand payment of the corresponding Parallel Obligations and such Parallel Obligations shall cease to exist.  This shall apply accordingly in the event of a valid discharge of the Parallel Obligations to the corresponding Principal Obligations.

(c)           Despite the foregoing, any payment under the Loan Documents shall be made as provided in and in accordance with this Agreement.

Section 11.3.A          German Parallel Debt to the DIP Administrative Agent

(a)           Each of the DIP Loan Parties (for the purpose of this Section 11.3.A, the “Obligors”) hereby agree and covenant with the DIP Administrative Agent by way of an abstract acknowledgement of debt that each of them shall pay to the DIP Administrative Agent sums equal to, and in the currency of, any sums owing by it to a Secured DIP Party under any applicable DIP Loan Document (for the purpose of this Section 11.3.A, the “Principal DIP Obligations”) as and when the same fall due for payment under the relevant DIP Loan Document (for the purpose of this Section 11.3.A, the “Parallel DIP Obligations”).

(b)           The DIP Administrative Agent shall have its own independent right to demand payment of the Parallel DIP Obligations by the Obligors.  The rights of the Secured DIP Parties to receive payment of the Principal DIP Obligations are several from the rights of the DIP Administrative Agent to receive the Parallel DIP Obligations provided that the payment by an Obligor of its Parallel DIP Obligations to the DIP Administrative Agent in accordance with this Section 11.3.A shall be a good discharge of the corresponding Principal DIP Obligations and the payment by an Obligor of its corresponding Principal DIP Obligations in accordance with the provisions of the applicable DIP Loan Documents shall be a valid discharge of the relevant Parallel DIP Obligations.  In the event of a valid discharge of the Principal DIP Obligations, the DIP Administrative Agent shall not be entitled to further demand payment of the corresponding Parallel DIP Obligations and such Parallel DIP Obligations shall cease to exist.  This shall apply accordingly in the event of a valid discharge of the Parallel DIP Obligations to the corresponding Principal DIP Obligations.

(c)           Despite the foregoing, any payment under the DIP Loan Documents shall be made as provided in and in accordance with this Agreement.

Section 11.4              Costs and Expenses

CONFORMED COMPOSITE VERSION

(a)           The U.S. Borrower agrees upon demand to pay, or reimburse each Prepetition Agent for (and, to the extent directly attributable to the Prepetition Loans provided to the Luxembourg Borrower, the Luxembourg Borrower shall jointly and severally with the U.S. Borrower be obligated to pay), all of such Prepetition Agent’s reasonable and documented out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable and documented costs and expenses of every type and nature (including, without limitation, internal costs of such Prepetition Agent incurred on a per diem basis, the reasonable fees, expenses and disbursements of the Prepetition Agents’ counsel, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such Prepetition Agent in connection with any of the following: (i) the Prepetition Administrative Agent’s audit and investigation of the U.S. Borrower or any of its Subsidiaries in connection with the preparation, negotiation or execution of any Prepetition Loan Document or the Prepetition Administrative Agent’s periodic audits of the U.S. Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit), any applicable Prepetition Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Prepetition Loans hereunder, (iii) the creation, perfection or protection of the Liens under any applicable Prepetition Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Prepetition Loans, including consultation with attorneys in connection therewith and with respect to each Prepetition Agent’s rights and responsibilities hereunder and under the other applicable Prepetition Loan Documents, (v) the protection, collection or enforcement of any Prepetition Obligation or the enforcement of any Prepetition Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Prepetition Obligations, any Prepetition Loan Party, any of the U.S. Borrower’s Subsidiaries, the Related Documents, this Agreement or any other Prepetition Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Prepetition Agent is served or deposition or other proceeding in which such Prepetition Agent is called to testify, in each case, relating in any way to the Prepetition Obligations, any Prepetition Loan Party, any of the U.S. Borrower’s Subsidiaries, the Related Documents, this Agreement or any other Prepetition Loan Document, (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Prepetition Loan Document or the preparation, negotiation, and execution of the same or (ix) hedging contracts or contracts set forth in Section 2.13(e) (Fees).

(b)           The U.S. Borrower further agrees to pay or reimburse each Prepetition Agent (and, to the extent directly attributable to the Prepetition Loans provided to the Luxembourg Borrower, the Luxembourg Borrower shall jointly and severally with the U.S. be obligated to pay), Prepetition Lender and Issuer upon demand for all reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Prepetition Agent, Prepetition Lender or Issuer in connection with any of the following:  (i) in enforcing any Prepetition Loan Document or Prepetition Obligation or any security therefore or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided

CONFORMED COMPOSITE VERSION

hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Prepetition Obligations, any Prepetition Loan Party, any of the Borrowers’ Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Prepetition Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4.A                                Costs and Expenses

(a)           The Borrowers agree upon demand to pay, or reimburse each DIP Agent for, all of such DIP Agent’s reasonable and documented out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable and documented (pursuant to summary form invoices which may be redacted for privileged information) costs and expenses of every type and nature (including internal costs of such DIP Agent incurred on a per diem basis, the reasonable fees, expenses and disbursements of the DIP Lenders Advisors, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such DIP Agent in connection with any of the following: (i) the DIP Administrative Agent’s audit and investigation of the Debtors or any of their Subsidiaries in connection with the preparation, negotiation or execution of any DIP Loan Document or the DIP Administrative Agent’s periodic audits of the Debtors or any of their Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Sections 3.4 through 3.7), any applicable DIP Loan Document, any applicable Prepetition Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the DIP Loans hereunder, (iii) the creation, perfection or protection of the Liens under any applicable DIP Loan Document or any Prepetition Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the DIP Loans, including consultation with attorneys in connection therewith and with respect to each DIP Agent’s rights and responsibilities hereunder and under the other applicable DIP Loan Documents, (v) the protection, collection or enforcement of any DIP Obligation or the enforcement of any DIP Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the DIP Obligations, any DIP Loan Party, any of the Debtors’ Subsidiaries, the Related Documents, this Agreement or any other DIP Loan Document or any Prepetition Loan Document (including the Cases), (vii) the response to, and preparation for, any subpoena or request for document production with which any DIP Agent is served or deposition or other proceeding in which such DIP Agent is called to testify, in each case, relating in any way to the DIP Obligations, any DIP Loan Party, any of the Debtors’ Subsidiaries, the Related Documents, this Agreement or any other DIP Loan Document, any Prepetition Loan Document or the Cases, or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any DIP Loan Document or any Prepetition Loan Document or the preparation, negotiation, and execution of the same or (ix) hedging contracts or contracts set forth in Section 2.13.A (e) (Fees) .

(b)           The Borrowers further agree to pay or reimburse each DIP Agent and DIP Lender upon demand for all reasonable and documented (pursuant to summary form invoices

CONFORMED COMPOSITE VERSION

which may be redacted for privileged information) out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such DIP Agent or DIP Lender in connection with any of the following:  (i) in enforcing any DIP Loan Document or DIP Obligation or any security therefore or exercising or enforcing any other right or remedy available by reason of a Default or Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the DIP Obligations, any DIP Loan Party, any of the Debtors’ Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other DIP Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above (including the Cases).

Section 11.5            Indemnities

(a)           The U.S. Borrower agrees to indemnify and hold harmless each Prepetition Agent,  Arranger, Prepetition Lender and Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Prepetition Loan Document, any Prepetition Obligation, any Letter of Credit, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Prepetition Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.5A to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrowers or any of their respective Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response,

CONFORMED COMPOSITE VERSION

Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrowers or any of their respective Subsidiaries, or the owner, lessee or operator of any property of any Borrower or any of their respective Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by any Prepetition Agent, any Prepetition Lender or any Issuer, or any Prepetition Agent, any Prepetition Lender or any Issuer having become the successor in interest to the Borrowers or any of their respective Subsidiaries and (y) attributable solely to acts of such Prepetition Agent, such Prepetition Lender or such Issuer or any agent on behalf of such Prepetition Agent, such Prepetition Lender or such Issuer.

(b)           The U.S. Borrower shall indemnify each Prepetition Agent, the Prepetition Lenders and each Issuer for, and hold each Prepetition Agent, the Prepetition Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Prepetition Agents, the Prepetition Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Prepetition Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)           The U.S. Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action with legal counsel of the U.S. Borrower’s choice (which counsel shall be reasonably satisfactory to such Indemnitee), and the U.S. Borrower, in any event, may participate in the defense thereof with legal counsel of the U.S. Borrower’s choice.  In the event that such Indemnitee requests the U.S. Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the U.S. Borrower shall promptly do so and, at such Indemnitee’s expense, such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the U.S. Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)           The U.S. Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to the Existing Credit Agreement (including pursuant to Section 11.5 thereof) or any other Prepetition Loan Document (as defined in the Existing Credit Agreement and each an “Existing Loan Document”) shall survive the effectiveness of this Agreement and any indemnification or other protection provided to any Indemnitee pursuant to the Existing Credit Agreement, any other Existing Loan Document, this Agreement (including pursuant to this Section 11.5) or any other Prepetition Loan Document shall (i) survive payment in full of the Prepetition Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under the Existing Credit Agreement, any other Existing Prepetition Loan Document, this Agreement or any other Prepetition Loan Document.

Section 11.5.A         Indemnities – DIP Facilities

CONFORMED COMPOSITE VERSION

(a)           Holdings and the Borrowers agree to indemnify and hold harmless each DIP Agent, DIP Lead Arranger and DIP Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other DIP Loan Document, any DIP Obligation, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the DIP Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.5 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Obligors or any of their respective Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Obligor or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Obligor or any of their respective Subsidiaries, or the owner, lessee or operator of any property of any Obligor or any of their respective Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by any DIP Agent, any DIP Lender, or any DIP Agent or any DIP Lender having become the successor in interest to any Obligor or any of their respective Subsidiaries and (y) attributable solely to acts of such DIP Agent or such DIP Lender or any agent on behalf of such DIP Agent or such DIP Lender.

(b)           Holdings and the Borrowers shall indemnify each DIP Agent and the DIP Lenders for, and hold each DIP Agent and the DIP Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the DIP Agents and the DIP Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Debtor or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

CONFORMED COMPOSITE VERSION

(c)           Holdings and the Borrowers, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action with legal counsel of the Debtor’s choice (which counsel shall be reasonably satisfactory to such Indemnitee), and the Debtor, in any event, may participate in the defense thereof with legal counsel of the Debtor’s choice.  In the event that such Indemnitee requests the Debtor to defend against such investigation, litigation or proceeding or requested Remedial Action, the Debtor shall promptly do so and, at such Indemnitee’s expense, such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Debtors’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)           Holdings and the Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to the Existing Credit Agreement (including pursuant to Section 11.5A thereof) or any other DIP Loan Document (as defined in the Existing Credit Agreement and each an “Existing Loan Document”) shall survive the effectiveness of this Agreement and any indemnification or other protection provided to any Indemnitee pursuant to the Existing Credit Agreement, any other Existing Loan Document, this Agreement (including pursuant to this Section 11.5A) or any other DIP Loan Document shall (i) survive payment in full of the DIP Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under the Existing Credit Agreement, any other Existing DIP Loan Document, this Agreement or any other DIP Loan Document.

Section 11.6             Limitation of Liability

(a)           The Borrowers agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent any direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. Each of Holdings and the Borrowers hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)           IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY

CONFORMED COMPOSITE VERSION

FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.7            Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of a Borrower against any and all of the Obligations owing by such Borrower now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured.  Each Lender agrees promptly to notify such Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 11.7 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.8            Sharing of Payments, Etc.

(a)           Subject to the Collateral Sharing Agreement, if any Prepetition Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it (other than a payment pursuant to Section 2.1A(b)), any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.4 (Costs and Expenses) or 11.5 (Indemnities) (other than payments pursuant to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loan), 2.16 (Capital Adequacy) or 2.17 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.15) or Section 2.17) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.7 (Right of Set-off) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Prepetition Lenders (each, a “Selling Lender”) such participations in their Prepetition Loans or other Prepetition Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them. For the avoidance of doubt, after the Roll-Up Loan Elevation Date, the Roll-Up Loans shall not be included in the Prepetition Loans for the purposes of this Section 11.8.

(b)           If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)           The applicable Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.8 may, to the fullest extent

CONFORMED COMPOSITE VERSION

permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 11.9             Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)            if to the Borrowers:

    Hayes-Lemmerz International, Inc.
    15300 Centennial Drive
    Northville, Michigan 48168
    Attention:  General Counsel
    Telecopy no:  (734) 737-2069
    E-Mail Address:  pcauley@hayes-lemmerz.com

(b)           if to any other Debtor, as specified on the signature page to such Debtor’s DIP Subsidiary Consent;

(c)            if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lender Offices and Addresses for Notice) or on the signature page of any applicable Assignment and Acceptance;

(d)           if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lender Offices and Addresses for Notice);

(e)           if to the Prepetition Administrative Agent or the Swing Loan Lender:

    Citicorp North America, Inc.
    388 Greenwich Street, 19th Floor
    New York, New York 10013
    Attention: Keith Gerding
    Telecopy no: (212) 816-2513
    E-Mail Address: keith.r.gerding@citigroup.com
    with a copy to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York  10153-0119
    Attention:  Douglas Urquhart, Esq.
    Telecopy no:  (212) 310-8007
    E-Mail Address: douglas.urquhart@weil.com

(f)            if to the DIP Administrative Agent:

CONFORMED COMPOSITE VERSION

    Deutsche Bank AG New York Branch
    60 Wall Street
    Mailstop 2710
    New York, New York 10005
    Attention:  Erin Morrissey
    Telephone no.  (212) 250-1765
    Telecopy no.:   (212) 797-5690
    E-Mail Address:  erin.morrissey@db.com
    Attention:  Michael Meagher
    Telephone no.  (212) 250-2178
    Telecopy no.:   (212) 797-5695
    E-Mail Address:  michael.meagher@db.com

with a copy to:

    Milbank, Tweed, Hadley & McCloy LLP
    Attention: L. Douglas Harris
    Telecopy no: (212) 530-5144
    E-Mail Address: lharris@milbank.com

or at such other address as shall be notified in writing (x) in the case of the Borrowers, the Agents and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrowers and the Agents.  All notices, demands, requests, consents and other communications described in this Section 11.9 shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in this Section 11.9; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The ) or Article X (The Agents) shall not be effective until received by the Administrative Agent

(g)           Use of Electronic Platform.  Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties

CONFORMED COMPOSITE VERSION

shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers.  Nothing in this clause (g) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 11.10          No Waiver; Remedies

No failure on the part of any Lender, Issuer or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.11          Amendment No. 2; Binding Effect

(a)           The terms and conditions of this Agreement and the Agents’, the Lenders’ and the Issuers’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement and the Notes issued thereunder.

(b)           On and after the Amendment No. 2 Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended by Amendment No. 2, (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Amendment No 2 Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement, as amended by Amendment No. 2.

Section 11.12          Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without application of conflict of law principles that would require the application of the laws of another jurisdiction, except to the extent New York law is superseded by the Bankruptcy Code.

Section 11.13           Submission to Jurisdiction; Service of Process

(a)           Prior to the closing or dismissal of all of the Cases, the Bankruptcy Court shall have exclusive jurisdiction over any legal action or proceeding involving, related to or arising out of this Agreement or any other Loan Document or, if the Bankruptcy Court does not

CONFORMED COMPOSITE VERSION

have or exercise jurisdiction, then such legal action or proceeding may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrowers hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)           The Holdings and the Borrowers hereby irrevocably consent (and shall ensure that their Subsidiaries consent) to the service of any and all legal process, summons, notices and documents in any action or proceeding arising out of or in connection with this Agreement or any Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the applicable Debtors (or Subsidiaries) at their addresses specified in Section 11.9 (Notices, Etc.)  The Debtors agree (and shall ensure that their Subsidiaries agree) that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing contained in this Section 11.13 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Debtor or any Subsidiary thereof in any other jurisdiction.

(d)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by such Agent at 12:00 p.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.14           Waiver of Jury Trial

Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

Section 11.15           Marshaling; Payments Set Aside

None of the Agents, Lenders, Issuers or any other Secured Parties shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations.  To the extent that the Obligors make a payment or payments to any Agent, Lender, Issuer or any other Secured Party or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part

CONFORMED COMPOSITE VERSION

thereof originally intended to be satisfied, and all Liens, right and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.16          Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.  If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.17           Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Agents.

Section 11.18           Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.19           Confidentiality

Each Lender and each Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or such Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or such Agent’s, as the case may be, employees, representatives, agents and Affiliates that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or such Agent, as the case may be, on a non-confidential basis from a source other than the Borrowers, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 11.2(f) (Assignments and Participations), in each case, to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 11.19.  Notwithstanding any other provision in this Agreement, the Borrowers, Holdings and the Agents hereby agree that the Borrowers, Holdings and the Agents (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Prepetition Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them  relating to such U.S. tax treatment and U.S. tax structure.

Section 11.20           Patriot Act Notice.

Each Lender subject to the Patriot Act hereby notifies the Borrowers that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, including the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 11.21           Effect of this Agreement.

Nothing in this Agreement limits or shall be construed as a waiver of the Lender’s rights under any Order of the Bankruptcy Court and in the case of any conflict between the express terms and provisions of this Agreement and the express terms and provisions of any Order of the Bankruptcy Court, unless such term or provision in the Bankruptcy Court Order is phrased as “as defined in” or “as more fully described in” this Agreement, the terms and provisions of the Order of the Bankruptcy Court shall govern.  Subject to the foregoing, any extension of credit outstanding pursuant to an Order of the Bankruptcy Court on the DIP Effective Date shall be subject to the terms and conditions hereof and deemed as a DIP Loan hereunder.

[Signature Pages Follow]

CONFORMED COMPOSITE VERSION

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as the date first above written.

HLI Operating Company, Inc., as U.S. Borrower
By:
Name:
Title:

Hayes Lemmerz Finance LLC–Luxembourg S.C.A., as Luxembourg Borrower
By:
Name:
Title:

Hayes Lemmerz International, INC., as Holdings
By:
Name:
Title:

[Signature page to third amended and restated secured super-priority
Debtor in possession credit agreement]

Citicorp North America, INC., as Agent, Swing Loan Lender, Lender and Issuer
By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

General Electric Capital Corporation, as Lender
By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

UBS Loan Finance LLC as Lender
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

Deutsche Bank AG New York. Branch, as Lender
By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

Deutsche Bank Securities INC. as Syndication Agent
By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]